As filed with the U.S. Securities and Exchange Commission on March 7, 2023

Registration No. 333-269681

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Haoxin Holdings Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	4210	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS. Employer Identification Number)

Room 329-1, 329-2, No.1 Xingye Yi Road

Ningbo Free Trade Zone

Ningbo, Zhejiang Province 315807

People’s Republic of China

+86 574-87865995

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

William S. Rosenstadt, Esq. Mengyi “Jason” Ye, Esq. Ortoli Rosenstadt LLP 366 Madison Avenue, 3rd Floor New York, NY 10017 212-588-0022	Spencer G. Feldman, Esq. Kenneth A. Schlesinger, Esq. Olshan Frome Wolosky LLP 1325 Avenue of the Americas, 15th Floor New York, New York 10019 Tel: (212) 451-2300

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with US GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and we are not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

SUBJECT TO COMPLETION	PRELIMINARY PROSPECTUS DATED MARCH 7, 2023

3,000,000 Class A Ordinary Shares

Haoxin Holdings Limited

This is the initial public offering of our Class A ordinary shares of Haoxin Holdings Limited, a Cayman Islands exempted company, and we are offering Class A ordinary shares, par value $0.0001 per share. The offering price of our ordinary shares in this offering will be between $4 and $6 per share. Prior to this offering, there has been no public market for our ordinary shares.

We plan to list our Class A ordinary shares on the Nasdaq Capital Market, or Nasdaq, under the symbol “HXHX” Nasdaq might not approve such application, and if our application is not approved, this offering cannot be completed.

Our issued and outstanding share capital is a dual class structure consisting of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of the Company and have the same rights except each Class A Ordinary Share is entitled to one (1) vote and each Class B ordinary share is entitled to twenty (20) votes. Also, each Class B ordinary share is convertible into one (1) Class A ordinary share at any time at the option of the holder thereof but Class A ordinary shares are not convertible into Class B ordinary shares.

Investing in our Class A ordinary shares involves a high degree of risk. Before buying any Class A ordinary shares, you should carefully read the discussion of material risks of investing in our Class A ordinary shares in “Risk Factors” beginning on page 24 of this prospectus.

Throughout this prospectus, unless the context indicates otherwise, references to “Haoxin Cayman” refer to Haoxin Holdings Limited, a Cayman Islands holding company. References to “we,” “us,” the “Company,” or “our company” refer to Haoxin Cayman and its subsidiaries. References to “PRC subsidiaries” refer to Haoxin Cayman’s subsidiaries established under the laws of the People’s Republic of China, or the PRC or China.

Haoxin Holdings Limited, or Haoxin Cayman, is a holding company incorporated in Cayman Islands. As a holding company with no material operations, Haoxin Cayman conducts a substantial majority of its operations through its subsidiaries established in the PRC. Investors in our ordinary shares should be aware that they will not and may never directly hold equity interests in the PRC operating entities, but rather purchasing equity solely in Haoxin Cayman, our Cayman Islands holding company. Haoxin Holdings Limited controls and receives the economic benefits of its PRC subsidiaries’ business operation, if any, through equity ownership. We do not use a Variable Interest Entity (“VIE”) structure. Furthermore, shareholders may face difficulties enforcing their legal rights under United States securities laws against us or our directors and officers who are located outside of the United States. See “Risk Factors – Risks Related to Doing Business in China – Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us” on page 36 and “Risk Factors – Risks Related to Our Business and Industry – You may have difficulty in effecting service of legal process, enforcing judgments or bringing actions in China against us or our directors and officers named in the prospectus based on foreign laws” and “Risk Factors – Risks Related to Our Business and Industry – You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our directors and officers named in this prospectus based on Hong Kong laws” on page 51.

Because our operations are primarily located in the PRC through our subsidiaries, we are subject to certain legal and operational risks associated with our operations in China, including changes in the legal, political and economic policies of the Chinese government, the relations between China and the United States, or Chinese or United States regulations may materially and adversely affect our business, financial condition and results of operations. PRC laws and regulations governing our current business operations are sometimes vague and uncertain, and therefore, these risks may result in a material change in our operations and the value of our ordinary shares, or could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors and cause the value of such securities to significantly decline or be worthless. Recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.  As confirmed by our PRC counsel, PacGate Law Group, we will not be subject to cybersecurity review with the Cyberspace Administration of China, or the “CAC,” after the Cybersecurity Review Measures became effective on February 15, 2022, since we are not an online platform operator or a critical information infrastructure operator (as defined in the Cybersecurity Review Measures) carrying out data processing activities that affect or may affect national security, and currently do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future, which we understand might otherwise subject us to the Cybersecurity Review Measures; we are also not subject to network data security review by the CAC if the Draft Regulations on the Network Data Security Administration are enacted as proposed, since we currently do not have over one million users’ personal information and do not collect data that affects or may affect national security and we do not anticipate that we will be collecting over one million users’ personal information or data that affects or may affect national security in the foreseeable future, which we understand might otherwise subject us to the Security Administration Draft. As of the date of this prospectus, no currently effective laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission, or CSRC, or any other PRC governmental authorities for our overseas listing plan, nor have we received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities. However, on February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which will come into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC. Since the Trial Measures was newly promulgated, its interpretation, application and enforcement remain unclear. If the filing procedure with the CSRC under the Trial Measures is required for this offering and any future offerings, listing or any other capital raising activities by us, it is uncertain whether we could complete the filing procedure in a timely manner, or at all. There also remains significant uncertainty as to the enactment, interpretation and implementation of other regulatory requirements related to overseas securities offerings and other capital markets activities; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such filings, permissions or approvals required by the PRC government, (ii) inadvertently conclude that such filings, permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such filings, permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over, and may intervene at any time in, the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors” on page 24. According to PacGate Law Group, aside from the future filing requirements in connection with this offering and any subsequent offering required under the Trial Measures when it comes into effect on March 31, 2023, no relevant laws or regulations in the PRC explicitly require us to seek approval from the China Securities Regulatory Commission for our overseas listing plan. As of the date of this prospectus, we and our PRC subsidiaries have not received any inquiry, notice, warning, or sanctions regarding our planned overseas listing from the China Securities Regulatory Commission or any other PRC governmental authorities. However, since these statements and regulatory actions by the PRC government are newly published and official guidance and related implementation rules have not been issued, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on a U.S. or other foreign exchange. In addition to the Trial Measures, the Standing Committee of the National People’s Congress, or the SCNPC, or other PRC regulatory authorities may in the future promulgate laws, regulations or implementing rules that requires our company or any of our subsidiaries to obtain regulatory approval from Chinese authorities before offering in the U.S. In other words, although the Company is currently not required to obtain permission from any of the PRC central or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly; our ability to offer, or continue to offer, securities to investors would be potentially hindered and the value of our securities might significantly decline or be worthless, by existing or future laws and regulations relating to its business or industry or by intervene or interruption by PRC governmental authorities, if we or our subsidiaries (i) do not receive or maintain such permissions or approvals, (ii) inadvertently conclude that such permissions or approvals are not required, (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, or (iv) any intervention or interruption by PRC governmental with little advance notice.

Our Hong Kong subsidiary, Haoxin HK, is a holding company and currently does not conduct and is not expected to conduct in the future any business. Hong Kong is currently a separate jurisdiction from mainland China. Pursuant to the Basic Law of the Hong Kong Special Administrative Region, or the “Basic Law,” which is a national law of the PRC and the constitutional document for Hong Kong, national laws and regulations of the PRC shall not apply to Hong Kong except for those listed in Annex III of the Basic Law (which is limited to laws relating to defense and foreign affairs, as well as other matters outside the autonomy of Hong Kong). Although, we do not believe there will be material effects on our Hong Kong subsidiary resulting from the legal and operational risks relating to the PRC regulations, all the operational risks associated with being based in and having operations in mainland China as discussed in relevant risk factor sections also apply to operations in Hong Kong, to the extent applicable, and the legal risks associated with being based in and having operations in China could also apply to a company’s operations in Hong Kong, if the laws applicable to China become applicable to entities and business in Hong Kong in the future. There is no assurance that (1) the Basic Law will not be further amended to apply more PRC laws and regulations in Hong Kong, or (2) the PRC and/or Hong Kong government will not take other actions to promote the integration of Hong Kong legal system into the PRC legal system. Our Hong Kong subsidiary could be subject to more influence and/or control of the PRC government or even direct oversight or intervention thereof if the Hong Kong legal system becomes more integrated into the PRC legal system. As such, there remains regulatory uncertainty with respect to the implementation and interpretation of laws in China. We are subject to the risks of uncertainty about any future actions the Chinese government or authorities in Hong Kong may take in this regard and the PRC government may exert its significant authority to intervene or influence our Hong Kong subsidiary at any time, which could result in a material adverse change to our business, prospects, financial condition, results of operations, and the value of our securities.

The audit report for the years ended December 31, 2021 and 2020 included in this prospectus was issued by Friedman LLP, or Friedman (our former auditor), a U.S.-based accounting firm that is registered with the Public Company Accounting Oversight Board, or the PCAOB, and Marcum Asia CPAs LLP (formerly known as Marcum Bernstein & Pinchuk LLP), or Marcum Asia (our current auditor), a U.S.-based accounting firm that is registered with the PCAOB, can both be inspected by the PCAOB, which historically adopts rule implementing the Holding Foreign Companies Accountable Act, or HFCAA. Therefore, the company is subject to regulations under the HCFAA. Pursuant to the HFCAA, if the PCAOB, is unable to inspect an issuer’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. The PCAOB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. Furthermore, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.  On June 22, 2021, United States Senate has passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years. As of the date of the prospectus, Friedman and Marcum Asia are not subject to the determinations as to inability to inspect or investigate completely as announced by the PCAOB on December 16, 2021. Friedman and Marcum Asia are based in the U.S. and are registered with PCAOB and subject to PCAOB inspection. Therefore, the Company is not currently affected by the HFCAA and related regulations. However, recently developments with respect to audits of China-based companies, create uncertainty about the ability of Friedman and Marcum Asia to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA, and ultimately result in a determination by a securities exchange to delist the Company’s securities. On August 26, 2022, the PCAOB announced that it had signed a Statement of Protocol (the “Protocol”) with the China Securities Regulatory Commission and the Ministry of Finance of China. The Protocol, together with two protocol agreements governing inspections and investigations (together, the “Protocol Agreement”), establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. On February 24, 2023, the CSRC, the Ministry of Finance, the State Secrecy Administration, and the State Archives Bureau jointly issued the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Provisions, which aim to standardize confidentiality and archives administration in respect of direct or indirect overseas issuance of securities by domestic enterprises of the PRC and will come into effect on March 31, 2023. The Provisions provide the following requirements: (a) working papers formed within the territory of China by the securities companies and securities service agencies that provide corresponding services for the overseas issuance and listing of domestic enterprises shall be stored within the territory of China. Those that need to transmit working papers outbound shall go through examination and approval formalities in accordance with the relevant provisions of the State, and (b) the relevant domestic enterprise, securities companies and securities service agencies shall obtain the consent of the CSRC or the relevant administrative authorities prior to cooperating in the inspection or investigation carried out by the overseas securities regulator or relevant administrative authorities or providing documents and materials for cooperating in the inspection or investigation. The Provisions further provide that, where the overseas securities regulator and the relevant competent authorities request to conduct inspection or investigation to collect evidence from a domestic enterprise and the domestic securities companies and securities service agencies providing corresponding services regarding the overseas offering and listing activities of the domestic enterprise, the inspection or investigation shall be carried out under the cross-border regulatory cooperation mechanism, and the CSRC or the relevant authorities shall provide the requisite assistance pursuant to the bilateral and multilateral cooperation mechanism. Given the recency of the Protocol and the Provisions and the fact that official guidance and related implementation rules have not been issued and the Provisions may be subject to further clarifications during subsequent implementation, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. See “Risk Factors – Risks Related to Doing Business in China – The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 35.

The structure of cash flows within our organization, see “Summary of Financial Position and Cash Flows of Haoxin Cayman and its Subsidiaries” on page 6 and “Consolidated Financial Statements” on page F-1 and as summary of the applicable regulations, is as follows:

1. Our equity structure is a direct holding structure, that is, the overseas entity to be listed in the U.S., Haoxin Cayman, directly controls Ningbo Haoxin, or Haoxin WFOE, and other domestic operating entities through the Hong Kong company, Haoxin HK. See “Corporate Structure” on page 3 for additional details.

2. Within our direct holding structure, the cross-border transfer of funds within our corporate group is legal and compliant with the laws and regulations of the PRC. After foreign investors’ funds enter Haoxin Cayman at the close of this offering, the funds can be directly transferred to Haoxin BVI and then Haoxin HK, and then transferred to subordinate operating entities through Haoxin WFOE.

If the Company intends to distribute dividends, Zhejiang Haoxin and Haiyue will transfer the dividends to Haoxin WFOE, which then will transfer the dividends to Haoxin HK in accordance with the laws and regulations of the PRC, and then Haoxin HK will transfer the dividends to Haoxin BVI, which will transfer the dividends to Haoxin Cayman, and the dividends will be distributed from Haoxin Cayman to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions.

3. In the reporting periods presented in this prospectus, no transfers, dividends, or distributions have been made to date between the holding company and its subsidiaries, or to investors. For the foreseeable future, the Company intends to use the earnings for research and development, to develop new products and to expand its operations. As a result, we do not expect to pay any cash dividends. Also, as of the date of this prospectus, no cash generated from one subsidiary is used to fund another subsidiary’s operations and we do not anticipate any difficulties or limitations on our ability to transfer cash between subsidiaries. We have not installed any cash management policies that dictate the amount of such funding.

4. Our PRC subsidiaries’ ability to distribute dividends is based upon their distributable earnings. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of each of their registered capitals. These reserves are not distributable as cash dividends. See “Regulations Relating to Dividend Distributions” on page 126 for more information.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” on page 21 for additional information.

Our issued and outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. Mr. Zhengjun Tao, our chairman of the board of directors and our chief executive officer, will beneficially own approximately 5.18% of our total issued and outstanding Class A ordinary shares and 100% of our total issued and outstanding Class B ordinary shares, representing 90.9% of our total voting power, assuming that the underwriters do not exercise their over-allotment option. As a result, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules. As a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting, transfer and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to twenty votes and is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	PER SHARE	TOTAL(4)
Initial public offering price(1)	$5.00	$15,000,000
Underwriting Discounts and Commissions(2)	$0.35	$1,050,000
Proceeds to us, before expenses(3)	$4.65	$13,950,000

(1)	Initial public offering price per share is assumed as $5 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

(2)	We have agreed to pay the underwriters a discount equal to 7% of the gross proceeds of the offering. We will also pay to the representative of the underwriters non-accountable expenses equal to 1% of the gross proceeds of the offering. We have also agreed to reimburse certain accountable expenses to the representative, including the Representative’s legal fees, background check expenses and all other expenses related to the offering. For a description of the other compensation to be received by the Underwriter, see “Underwriting” beginning on page 174.

(3)	Excludes fees and expenses payable to the Underwriter. The total amount of Underwriter’s expenses related to this offering is set forth in the section entitled “Underwriting.”

(4)	Assumes that the Underwriter does not exercise any portion of their 45-day option to purchase up to an additional 450,000 Class A ordinary shares (equal to 15% of the Class A ordinary shares sold in the offering), solely to cover over-allotments, at the public offering price less the underwriting discounts.

We expect our total cash expenses for this offering to be approximately $1.26 million, exclusive of the above discounts and expenses payable to the underwriters. In addition, we will pay additional items of value in connection with this offering that are viewed by the Financial Industry Regulatory Authority, or FINRA, as underwriting compensation. These payments will further reduce proceeds available to us before expenses. See “Underwriting” beginning on page 174.

This offering is being conducted on a firm commitment basis. The underwriters have agreed to purchase and pay for all of the Class A ordinary shares offered by this prospectus if they purchase any Class A ordinary shares.

If we complete this offering, net proceeds will be delivered to us on the applicable closing date. We will not be able to use such proceeds in China, however, until we complete capital contribution procedures that require prior approval from each of the respective local counterparts of China’s Ministry of Commerce, the State Administration for Market Regulations, and the State Administration of Foreign Exchange. See remittance procedures described at page 26 in the risk factor, “We must remit the offering proceeds to PRC before they may be used to benefit our business in the PRC, and this process may take several months.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Underwriter expects to deliver the Class A ordinary shares against payment as set forth under “Underwriting”, on page 174.

Prospectus dated   , 2023.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of our ordinary share only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our Class A ordinary shares. Our business, financial condition, results of operations, and prospects may have changed since that date.

i

PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Class A ordinary shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Prospectus Conventions

Throughout this prospectus, unless the context indicates otherwise, references to “Haoxin Cayman”, “we,” “us,” the “Company,” “our company” refer to Haoxin Holdings Limited, a holding company. References to “PRC subsidiaries” refer to the Haoxin Holdings Limited’s subsidiaries established under the laws of the People’s Republic of China. Unless otherwise indicated, in this prospectus, references to:

●	“China” or the “PRC” refer to the People’s Republic of China, excluding Taiwan and the special administrative regions of Hong Kong and Macau for the purposes of this prospectus only;

●	“Class A ordinary shares” refer to a class of shares of Haoxin Cayman (as defined below) with par value $0.0001 per share;

●	“Class B ordinary shares” refer to a class of shares of Haoxin Cayman (as defined below) with par value $0.0001 per share;

●	“Haoxin Cayman” or the “Company” refer to Haoxin Holdings Limited, a Cayman Islands exempted company;

●	“Haoxin BVI” refers to Haoxin (BVI) Limited, a British Virgin Islands company and a wholly-owned subsidiary of Haoxin Cayman;

●	“Haoxin HK” refers to Haoxin HongKong Limited, a Hong Kong company and a wholly-owned subsidiary or Haoxin BVI;

●	“Haoxin WFOE” or “Ningbo Haoxin” refer to Ningbo Haoxin International Logistics Co., Ltd., a wholly foreign-owned enterprise (“WFOE”) incorporated in the PRC and a wholly-owned subsidiary of Haoxin HK;

●	“Zhejiang Haoxin” refers to Zhejiang Haoxin Logistics Co., Ltd., a PRC company and a wholly-owned subsidiary of Haoxin WFOE;
●	“Haiyue” refers to Shenzhen Haiyue Freight Co., Ltd., a PRC company and a wholly-owned subsidiary of Haoxin WFOE.

●	“Longanda” refers to Shenzhen Longanda Freight Co., Ltd., a PRC company and a wholly-owned subsidiary of Haiyue.
●	“RMB” refers to Renminbi, or the legal currency of the PRC;
●	“HKD” refers to the official currency of Hong Kong;

This prospectus contains translations of certain RMB amounts into US dollar amounts at specified rates solely for the convenience of the reader. All reference to “US dollars”, “USD”, “US$” or “$” are to United States dollars. The relevant exchange rates are listed below:

	June 30,	December 31,	December 31,
	2022	2021	2020

Period Ended RMB: USD exchange rate	6.6981	6.3726	6.5250
Period Average RMB: USD exchange rate	6.4791	6.4508	6.9042

We have relied on statistics provided by a variety of publicly available sources regarding China’s expectations of growth. We did not directly or indirectly sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

We are a provider of temperature-controlled truckload service and urban delivery services in China with over 19 years of experience in the transportation industry. We started our urban delivery service business in 2003 and started expanding our business into temperature-controlled truckload service in 2016. We currently conduct all of our operations through our subsidiaries, Ningbo Haoxin, Zhejiang Haoxin, Longanda and Haiyue, and have experienced a steady growth in our business in recent years. The goods we take charge of transporting focus on factory logistics, which include electronic devices, chemicals, fruit, food and commercial goods. After continuous development, we have been recognized and accredited by the China Federation of Logistics and Purchasing as a 3A-Grade transportation service provider.

As of the date of this prospectus, we operate a truckload fleet with 70 tractors, 152 trailers and 57 vans, none of which are under capital lease. We do not use vehicles under rental arrangement to conduct our services and we prefer to acquire new vehicles via capital lease rather than one-off cash payment. See “Note 9 – Leases” on page F-23 for more details on capital leases. Given the large scale of our fleet, we offer both network density and broad geographic coverage to meet our customers’ diverse transportation needs within the PRC. Our business has created a successful business model that has allowed us to expand our customer base and market coverage whilst maintaining good relationships with our existing customers.

We mainly provide transportation services with our large and medium-sized temperature-controlled logistics transportation vehicles, and charge our customers based on mileage. In addition to temperature-controlled truckload services, we also provide urban delivery services with our medium-sized vans to customers who have short-distance, intra-city delivery needs. The sales revenue generated from temperature-controlled truckload service accounts for about 80.3% and the urban delivery service accounts for approximate 19.7% out of our total sales revenue in June 30, 2022. The sales revenue generated from temperature-controlled truckload service accounts for about 75.5% and the urban delivery service accounts for approximate 24.5% out of our total sales revenue in 2021. We optimize the loading of the vehicles on the forward and return journeys to reduce costs.

We adopt high standards for our own services and provide customers with high-quality, safe and standardized services. We also use a digitized management system in which temperature control can be accessed throughout the whole transportation process through advanced vehicle GPS positioning and real-time temperature monitoring system. We also pay special attention to safe operation and conduct regular safety training and emergency drills to enhance our drivers’ safety awareness. Additionally, we have installed safety systems and warning systems on each vehicle to reduce likelihood of accident.

We plan on consolidating the products that we transport and build cold temperature warehouses to reduce costs. We also plan to obtain relevant qualifications for pharmaceuticals and incorporate medicine transportation into our daily business. We will aim to strengthen informatization construction to integrate the existing vehicle dispatching system and temperature control to build a system to improve efficiency.

Our mission is to become the most reliable and sustainable transportation company that specialize in temperature-controlled truckload services in China by offering punctual, cost-effective, capable and intelligent transportation services, while maintaining a sizeable fleet of transportation vehicles of our own as well as reliable subcontracting arrangements. Given that the transportation industry in many regions of China is still underrepresented, we aim to capture additional market share by leveraging our strengths we have developed during the past 19 years and continue to grow our business by implementing a number of strategies as described in “Our Strategies” below.

Corporate Structure

Below is a chart illustrating our current corporate structure:

Our Services

We are a provider of temperature-controlled truckload services and urban delivery services within China. We started to operate urban delivery services in 2003. As of the date of this prospectus, we own 70 tractors, 152 trailers and 57 vans, none of which are under capital lease. We do not use vehicles under rental arrangement to conduct our services and we prefer to acquire new vehicles via capital lease rather than one-off cash payment. See “Note 9 – Leases” on page F-23 for more details on capital leases. This fleet enables us to establish a nationwide transportation network to meet the transportation needs of customers across the country. We transport and deliver a diverse range of products, such as electronic devices, chemicals, food, among others, from our customers’ designated pick-up locations to their designated destinations. We also outsource vehicles when there is a high demand.

To ensure high quality service and safety, our fleet utilizes a smart system that monitors real-time locations of the vehicles and temperatures. We also maximize usage of our vehicles by striving to fully load both the outbound and inbound trips.

Our Competitive Strengths

 We believe that the following competitive strengths are the key factors that have contributed to our success to date:

●	We have built a sizeable fleet and established solid reputation in the temperature-controlled logistics industry in East China to provide a sustainable, quality and reliable truckload services.

●	Our operation is digitized.

●	We have established well-functioned network.

●	Our executive directors and senior management personnel possess extensive industry expertise and strong execution capability.

●	Long-standing relationship with our sizeable and reputable customers in the PRC.

●	We value safety awareness and take effective measures to ensure the safety operation of the fleet.

●	We ensure that our high standard of quality control can be achieved.

Our Business Strategies

Our principal objectives are to sustain the continuous growth of our business and maintain our competitive advantages such that we can be positioned as a leading player in the transportation industry in the PRC. We plan to implement the following strategies to further develop our transportation business and reputation in the PRC.

●	Expand and upgrade our fleet size

●	Install urban delivery services

●	Expand our business in the cold chain industry

●	Establish cold storage and warehouse

●	Establish a platform of logistics supply chain management system

●	Provide supply chain financial services

●	Strengthen our information technology systems

●	Continue to attract, train and retain skilled employees to support future growth and expansion

●	Further expansion into new markets by enhancing our sales and marketing efforts

●	Maintain stable relationships with our major customers and suppliers and expand our customer base

●	Acquire and invest in strategic entities

Coronavirus (COVID-19) Update

Recently, an ongoing outbreak of a novel strain of coronavirus (COVID-19) was first identified in China and has since spread rapidly globally. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities globally for the past two years. In March 2020, the World Health Organization declared the COVID-19 as a pandemic. Furthermore, the effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments, may have the effect of increasing the already-existing supply chain problems or slowing our sales. Moreover, China’s policy of effecting closures to avoid infections, including the recent lockdown in many provinces and municipalities in China, could affect our results of operations.

Given the rapidly expanding nature of the COVID-19 pandemic, and because substantially all of our business operations and workforce are in China, we believe there is a risk that our business, operations, and financial condition will be adversely affected. Potential impact to our results of operations will depend on future developments and new information that may emerge regarding the duration and severity of the COVID-19 and the actions taken by government authorities and other entities to contain the COVID-19 or mitigate its impact, almost all of which are beyond our control.

The impact of COVID-19 and a subvariant of the Omicron variant of COVID-19 on our business, financial condition, and results of operations include, but is not limited to, the following:

●	Temporary office closures and travel restrictions. In order to comply with government health emergency rules and to coincide with the Chinese New Year holiday, we were closed from January 30, 2022 to February 7, 2022. Our offices have been fully operational since February 8, 2022. Due to the nature of our business, the impact of the closure was not significant as most of our employees could continue to work off-site.

●

Reduced customer demand. Our customers have been negatively impacted by the ongoing impact of COVID-19, with revenue generated from our top 10 customers reduced by $1,516,035 or 21.5% for the six months ended June 30, 2022. However, we generated $1,817,178 from 49 new customers for the six months ended June 30, 2022. Our total revenues increased by $1,382,999, or 13.3%, to $11,809,268 for the six months ended June 30, 2022 as compared to $10,426,269 for the six months ended June 30, 2021. No customer contract has been terminated due to COVID-19. While our subcontractors have been negatively impacted by the COVID-19 pandemic, the vehicles provided by our subcontractors are still able to satisfy the needs required.

●

Extended Collection Time and Increase in Bad Debts. Our customers may require additional time to pay us or fail to pay us which may require us to record additional allowances. In order to faithfully reflect the performance and condition of the Company, we had temporally revised our policy of allowance for doubtful accounts with additional allowances recorded in anticipation of any occurrence of extended collection time and bad debts. Our allowance for doubtful accounts increased by $258,161, or 1,142.1%, to $280,766 for the six months ended June 30, 2022 as compared to $22,605 for the six months ended June 30, 2021. However, we are currently working with our customers for payments and have not experienced significant collection issues as of the date of this prospectus. We will monitor our collection closely in the future.

●

Our workforce remains stable during 2020, 2021 and the first half of 2022. The implementation of various safety measures has increased the total cost of our operation. We are required to provide our employees with protective gear and regularly monitor and trace their health condition. Starting from the issue of Notice on Further Optimizing and Implementing the Prevention and Control Measures of COVID-19 on December 7, 2022 by the Comprehensive Team for Joint Prevention and Control Mechanism for COVID-19 under State Counsel, the Chinese authorities had eased the strict management on COVID-19, including the removal of quarantine rule for inbound travelers. The policy may lead to a nationwide wave of infections and may affect the health condition of our employees. Consequently, we experienced a short period of workforce shortage as some of our drivers had been infected during the last week of December 2022. With the support of our subcontractors, there are no material losses observed during the period. As of the date of this prospectus, all of our drivers are in duty. The uncertainty of the development of COVID-19 may cause negative impact on our workforce and hence our financial results, we will continue to monitor and take proper measures.

Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time. For a detailed description of the risks associated with the novel coronavirus, see “Risk Factors—Risks Related to Our Business and Industry—Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.”

In response to COVID-19, we have timely implemented corresponding and comprehensive measures as follows:

●	When returning personnel arrive at the Company for the first time, we implement necessary quarantine and observation and restrict contact among employees;

●	For personnel who enter and exit our sites daily, we require each person to have his or her body temperature taken and disclose information relevant for contact tracing;

●	We ensure that we have available pandemic prevention materials (such as masks, gloves, hand sanitizers and cleaning products) and monitoring sites for quarantine;

●	We take necessary control measures according to governmental guidelines and regulations;

●	We have implemented a more efficient and streamlined administrative and business system to reduce human contact and reduce the chance of virus transmission;

●	We have implemented administrative measure for work-from-home during quarantine or lock down.

There has been no outbreak of coronavirus cases within the Company.

Due to the outbreak of the pandemic overseas between February and May 2020, our sales abroad had been significantly adversely affected because of the blockage in the cooperating businesses’ logistics and operations. A large number of planned orders were postponed as a result. Beginning in June 2020, as the pandemic in mainland China and Europe was brought under control, previously delayed orders were eventually fulfilled due to advanced planning. However, the transportation of our goods is still unpredictable and orders recently placed still face months-long delays.

Summary of Financial Position and Cash Flows of Haoxin Cayman and its Subsidiaries

The audited financial statements included in this prospectus reflect financial position, and cash flows of the Haoxin Cayman, together with those of its subsidiaries operated in China, on a consolidated basis. The tables below are condensed consolidating schedules summarizing separately the financial position, operation results and cash flows of the Haoxin Cayman (“Parent Company” in the tables below), and its subsidiaries operated in China (“Subsidiaries” in the tables below), together with eliminating adjustments.

	As of June 30, 2022					As of December 31, 2021
	Parent Company	Subsidiaries	Subtotal	Elimination	Consolidated	Parent Company	Subsidiaries	Subtotal	Elimination	Consolidated
	USD	USD	USD	USD	USD	USD	USD	USD	USD	USD
ASSETS
CURRENT ASSETS
Cash	$-	$741,395	$741,395	$-	$741,395	$-	$776,892	$776,892	$-	$776,892
Restricted cash	-	3,650	3,650	-	3,650	-	3,836	3,836	-	3,836
Accounts receivable, net	-	12,260,424	12,260,424	-	12,260,424	-	14,065,688	14,065,688	-	14,065,688
Prepayments	-	5,051,020	5,051,020	-	5,051,020	-	1,599,822	1,599,822	-	1,599,822
Other receivables	-	72,370	72,370	-	72,370	-	48,447	48,447	-	48,447
Amount due from related parties	-	88,240	88,240	-	88,240	-	971,980	971,980	-	971,980
Total Current Assets	-	18,217,099	18,217,099	-	18,217,099	-	17,466,665	17,466,665	-	17,466,665
						-			-
PROPERTY AND EQUIPMENT, NET	-	1,902,139	1,902,139	-	1,902,139	-	2,513,404	2,513,404	-	2,513,404

OTHER ASSETS
Deferred tax assets	-	82,722	82,722	-	82,722	-	21,338	21,338	-	21,338
Deposits	-	322,115	322,115	-	322,115	-	392,006	392,006	-	392,006
Deferred offering costs	133,557	17,916	151,473	-	151,473	-	-	-	-	-
Investment in subsidiaries	10,007,155	-	10,007,155	(10,007,155)	-	8,894,042	-	8,894,042	(8,894,042)	-
Total other assets	10,140,712	422,753	10,563,465	(10,007,155)	556,310	8,894,042	413,344	9,307,386	(8,894,042)	413,344
Total assets	$10,140,712	$20,541,991	$30,682,703	$(10,007,155)	$20,675,548	$8,894,042	$20,393,413	$29,287,455	$(8,894,042)	$20,393,413

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank borrowings	$-	$1,620,066	$1,620,066	$-	$1,620,066	$-	$1,255,085	$1,255,085	$-	$1,255,085
Accounts payable	-	2,539,903	2,539,903	-	2,539,903	-	2,725,306	2,725,306	-	2,725,306
Other payables and accrued liabilities	-	700,621	700,621	-	700,621	-	1,119,630	1,119,630	-	1,119,630
Amount due to related parties	343,557	1,714,248	2,057,805	-	2,057,805	-	1,732,384	1,732,384	-	1,732,384
Tax payable	-	3,120,224	3,120,224	-	3,120,224	-	3,220,823	3,220,823	-	3,220,823
Current maturities of long-term bank borrowings	-	145,763	145,763	-	145,763	-	153,183	153,183	-	153,183
Current portion of capital lease and financing obligations	-	109,224	109,224	-	109,224	-	359,760	359,760	-	359,760
Current maturities of loans from other financial institutions	-	561,443	561,443	-	561,443	-	689,006	689,006	-	689,006
Total current liabilities	343,557	10,511,492	10,855,049	-	10,855,049	-	11,255,177	11,255,177	-	11,255,177

OTHER LIABILITIES
Long-term bank borrowings	-	23,344	23,344	-	23,344	-	101,124	101,124	-	101,124
Long-term portion of capital lease and financing obligations	-	-	-	-	-	-	-	-	-	-
Long-term loans from other financial institutions	-	-	-	-	-	-	143,070	143,070	-	143,070
Total other liabilities	-	23,344	23,344	-	23,344	-	244,194	244,194	-	244,194
Total liabilities	343,557	10,534,836	10,878,393	-	10,878,393	-	11,499,371	11,499,371	-	11,499,371

COMMITMENTS AND CONTINGENCIES	-	-	-	-	-	-	-	-	-	-

SHAREHOLDERS’ EQUITY
Class A ordinary shares: $0.0001 par value, 400,000,000 shares authorized, 556 shares issued and outstanding as of June 30, 2022 and December 31, 2021	-	1,287,200	1,287,200	(1,287,200)	-	-	1,287,200	1,287,200	(1,287,200)	-
Class B ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 444 shares issued and outstanding as of June 30, 2022 and December 31, 2021	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	2,957,300	1,670,100	4,627,400	(1,670,100)	2,957,300	2,957,300	1,670,100	4,627,400	(1,670,100)	2,957,300
Statutory reserves	616,761	616,761	1,233,522	(616,761)	616,761	475,809	475,809	951,618	(475,809)	475,809
Retained earnings	6,428,877	6,638,877	13,067,754	(6,638,877)	6,428,877	5,182,713	5,182,713	10,365,426	(5,182,713)	5,182,713
Accumulated other comprehensive income	(205,783)	(205,783)	(411,566)	205,783	(205,783)	278,220	278,220	556,440	(278,220)	278,220
Total shareholders’ equity	9,797,155	10,007,155	19,804,310	(10,007,155)	9,797,155	8,894,042	8,894,042	17,788,084	(8,894,042)	8,894,042
Total liabilities and shareholders’ equity	$10,140,712	$20,541,991	$30,682,703	$(10,007,155)	$20,675,548	$8,894,042	$20,393,413	$29,287,455	$(8,894,042)	$20,393,413

	For the Six Months Ended June 30, 2022					For the Six Months Ended June 30, 2021
	Parent Company	Subsidiaries	Subtotal	Elimination	Consolidated	Parent Company	Subsidiaries	Subtotal	Elimination	Consolidated
	USD	USD	USD	USD	USD	USD	USD	USD	USD	USD
Cash flows from operating activities:
Net income	$1,387,116	$1,597,116	$2,984,232	$(1,597,116)	$1,387,116	$1,587,573	$1,587,573	$3,175,146	$(1,587,573)	$1,587,573
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on disposals of equipment	-	-	-	-	-	-	(7,752)	(7,752)	-	(7,752)
Provision for doubtful accounts	-	280,766	280,766	-	280,766	-	22,604	22,604	-	22,604
Amortization of deferred financing fees	-	408	408	-	408	-	23,885	23,885	-	23,885
Depreciation for property and equipment	-	531,180	531,180	-	531,180	-	596,096	596,096	-	596,096
Deferred income tax benefit	-	(64,508)	(64,508)	-	(64,508)	-	(13,026)	(13,026)	-	(13,026)
Changes in operating assets and liabilities
Accounts receivable	-	880,817	880,817	-	880,817	-	(410,565)	(410,565)	-	(410,565)
Prepayments	-	(3,646,866)	(3,646,866)	-	(3,646,866)	-	(949,437)	(949,437)	-	(949,437)
Other receivables	-	(27,150)	(27,150)	-	(27,150)	-	(743,318)	(743,318)	-	(743,318)
Deposits	-	52,608	52,608	-	52,608	-	(19,325)	(19,325)	-	(19,325)
Accounts payable	-	(55,181)	(55,181)	-	(55,181)	-	1,182,244	1,182,244	-	1,182,244
Other payables and accrued liabilities	-	(377,400)	(377,400)		(377,400)	-	251,795	251,795	-	251,795
Tax payables	-	57,269	57,269	-	57,269	-	531,352	531,352	-	531,352
Equity income of subsidiaries	(1,597,116)	-	(1,597,116)	1,597,116	-	(1,587,573)	-	(1,587,573)	1,587,573	-
Net cash (used in) provided by operating activities	(210,000)	(770,941)	(980,941)	-	(980,941)	-	2,052,126	2,052,126	-	2,052,126

Cash flows from investing activities:	-	-	-	-	-	-	-	-	-	-
Purchases of equipment	-	(25,267)	(25,267)	-	(25,267)	-	(195,918)	(195,918)	-	(195,918)
Net cash used in investing activities	-	(25,267)	(25,267)	-	(25,267)	-	(195,918)	(195,918)	-	(195,918)

Cash flows from financing activities:
Proceeds from short-term bank borrowings	-	1,984,144	1,984,144	-	1,984,144	-	1,314,409	1,314,409	-	1,314,409
Repayment of short-term bank borrowings	-	(1,544,129)	(1,544,129)	-	(1,544,129)	-	(792,322)	(792,322)	-	(792,322)
Proceeds from long-term bank borrowings	-	-	-	-	-	-	91,214	91,214	-	91,214
Repayment of long-term bank borrowings	-	(75,322)	(75,322)	-	(75,322)	-	(1,668)	(1,668)	-	(1,668)
Loans from other financial institution	-	46,290	46,290	-	46,290	-	909,203	909,203	-	909,203
Repayments of Loans from other financial institutions	-	(284,313)	(284,313)	-	(284,313)	-	(979,813)	(979,813)	-	(979,813)
Repayments of obligations under capital leases	-	(241,323)	(241,323)	-	(241,323)	-	(486,325)	(486,325)	-	(486,325)
Amounts advanced from related parties	210,000	5,090,090	5,300,090	-	5,300,090	-	639,405	639,405	-	639,405
Repayments to related parties	-	(4,012,368)	(4,012,368)	-	(4,012,368)	-	(2,496,493)	(2,496,493)	-	(2,496,493)
Net cash provided by (used in) financing activities	210,000	963,069	1,173,069	-	1,173,069	-	(1,802,390)	(1,802,390)	-	(1,802,390)

Effect of exchange rate change on cash	-	(202,544)	(202,544)	-	(202,544)	-	2,326	2,326	-	2,326

Net (decrease) increase in cash and restricted cash	-	(35,683)	(35,683)	-	(35,683)	-	56,144	56,144	-	56,144

Cash and restricted cash at beginning of the year	-	780,728	780,728	-	780,728	-	213,013	213,013	-	213,013

Cash and restricted cash at end of the year	$-	$745,045	$745,045	$-	$745,045	$-	$269,157	$269,157	$-	$269,157

	As of December 31, 2021					As of December 31, 2020
	Parent Company	Subsidiaries	Subtotal	Elimination	Consolidated	Parent Company	Subsidiaries	Subtotal	Elimination	Consolidated
	USD	USD	USD	USD	USD	USD	USD	USD	USD	USD
ASSETS
CURRENT ASSETS
Cash	$-	$776,892	$776,892	$	$776,892	$-	$209,265	$209,265	$-	$209,265
Restricted cash	-	3,836	3,836	-	3,836	-	3,748	3,748	-	3,748
Accounts receivable, net	-	14,065,688	14,065,688	-	14,065,688	-	6,289,190	6,289,190	-	6,289,190
Prepayments	-	1,599,822	1,599,822	-	1,599,822	-	665,678	665,678	-	665,678
Other receivables	-	48,447	48,447	-	48,447	-	310,501	310,501	-	310,501
Amount due from related parties	-	971,980	971,980	-	971,980	-	1,288,575	1,288,575	-	1,288,575
Total Current Assets	-	17,466,665	17,466,665	-	17,466,665	-	8,766,957	8,766,957	-	8,766,957
						-			-
PROPERTY AND EQUIPMENT, NET	-	2,513,404	2,513,404	-	2,513,404	-	3,479,662	3,479,662	-	3,479,662

OTHER ASSETS
Deferred tax assets	-	21,338	21,338	-	21,338	-	100	100	-	100
Deposits	-	392,006	392,006	-	392,006	-	383,626	383,626	-	383,626
Investment in subsidiaries	8,894,042	-	8,894,042	(8,894,042)	-	3,479,949	-	3,479,949	(3,479,949)	-
Total other assets	8,894,042	413,344	9,307,386	(8,894,042)	413,344	3,479,949	383,726	3,863,675	(3,479,949)	383,726
Total assets	$8,894,042	$20,393,413	$29,287,455	$(8,894,042)	$20,393,413	$3,479,949	$12,630,345	$16,110,294	$(3,479,949)	$12,630,345

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank borrowings	$-	$1,255,085	$1,255,085	$-	$1,255,085	$-	$1,151,660	$1,151,660	$-	$1,151,660
Accounts payable	-	2,725,306	2,725,306	-	2,725,306	-	2,111,135	2,111,135	-	2,111,135
Other payables and accrued liabilities	-	1,119,630	1,119,630	-	1,119,630	-	766,358	766,358	-	766,358
Amount due to related parties	-	1,732,384	1,732,384	-	1,732,384	-	1,699,815	1,699,815	-	1,699,815
Tax payable	-	3,220,823	3,220,823	-	3,220,823	-	723,495	723,495	-	723,495
Current maturities of long-term bank borrowings	-	153,183	153,183	-	153,183	-	63,668	63,668	-	63,668
Current portion of capital lease and financing obligations	-	359,760	359,760	-	359,760	-	983,325	983,325	-	983,325
Current maturities of loans from other financial institutions	-	689,006	689,006	-	689,006	-	1,011,463	1,011,463	-	1,011,463
Total current liabilities	-	11,255,177	11,255,177	-	11,255,177	-	8,510,919	8,510,919	-	8,510,919

OTHER LIABILITIES
Long-term bank borrowings	-	101,124	101,124	-	101,124	-	-	-	-	-
Long-term portion of capital lease and financing obligations	-	-	-	-	-	-	351,506	351,506	-	351,506
Long-term loans from other financial institutions	-	143,070	143,070	-	143,070	-	287,971	287,971	-	287,971
Total other liabilities	-	244,194	244,194	-	244,194	-	639,477	639,477	-	639,477
Total liabilities	-	11,499,371	11,499,371	-	11,499,371	-	9,150,396	9,150,396	-	9,150,396

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Class A ordinary shares: $0.0001 par value, 400,000,000 shares authorized, 556 shares issued and outstanding as of December 31, 2021 and 2020	-	1,287,200	1,287,200	(1,287,200)	-	-	1,287,200	1,287,200	(1,287,200)	-
Class B ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 444 shares issued and outstanding as of December 31, 2021 and 2020	-	-	-	-	-	-	-	-	-	-
Additional paid-in capital	2,957,300	1,670,100	4,627,400	(1,670,100)	2,957,300	2,957,300	1,670,100	4,627,400	(1,670,100)	2,957,300
Statutory reserves	475,809	475,809	951,618	(475,809)	475,809	77,480	77,480	154,960	(77,480)	77,480
Retained earnings	5,182,713	5,182,713	10,365,426	(5,182,713)	5,182,713	311,594	311,594	623,188	(311,594)	311,594
Accumulated other comprehensive income	278,220	278,220	556,440	(278,220)	278,220	133,575	133,575	267,150	(133,575)	133,575
Total shareholders’ equity	8,894,042	8,894,042	17,788,084	(8,894,042)	8,894,042	3,479,949	3,479,949	6,959,898	(3,479,949)	3,479,949
Total liabilities and shareholders’ equity	$8,894,042	$20,393,413	$29,287,455	$(8,894,042)	$20,393,413	$3,479,949	$12,630,345	$16,110,294	$(3,479,949)	$12,630,345

	For the Year Ended December 31, 2021					For the Year Ended December 31, 2020
	Parent Company	Subsidiaries	Sub Total	Elimination	Consolidated	Parent Company	Subsidiaries	Sub Total	Elimination	Consolidated
	USD	USD	USD	USD	USD	USD	USD	USD	USD	USD
Cash flows from operating activities:
Net income	$5,269,448	$5,269,448	$10,538,896	$(5,269,448)	$5,269,448	$1,554,888	$1,554,888	$3,109,776	$(1,554,888)	$1,554,888
Adjustments to reconcile net income to net cash provided by operating activities:				-
Gain on disposals of equipment	-	(218,955)	(218,955)	-	(218,955)	-	(286,903)	(286,903)	-	(286,903)
Provision for doubtful accounts	-	61,514	61,514	-	61,514	-	791	791	-	791
Amortization of deferred financing fees	-	67,150	67,150	-	67,150	-	35,800	35,800	-	35,800
Depreciation for property and equipment	-	1,281,742	1,281,742	-	1,281,742	-	1,338,564	1,338,564	-	1,338,564
Deferred income tax benefit	-	(20,978)	(20,978)	-	(20,978)	-	(95)	(95)	-	(95)
Changes in operating assets and liabilities	-			-		-			-
Accounts receivable	-	(7,597,939)	(7,597,939)	-	(7,597,939)	-	(1,070,979)	(1,070,979)	-	(1,070,979)
Prepayments	-	(907,389)	(907,389)	-	(907,389)	-	61,203	61,203	-	61,203
Other receivables	-	266,086	266,086	-	266,086	-	176,893	176,893	-	176,893
Deposits	-	620	620	-	620	-	91,456	91,456	-	91,456
Accounts payable	-	557,757	557,757	-	557,757	-	(87,618)	(87,618)	-	(87,618)
Other payables and accrued liabilities	-	329,568	329,568	-	329,568	-	(7,352)	(7,352)	-	(7,352)
Tax payables	-	2,450,302	2,450,302	-	2,450,302	-	655,522	655,522	-	655,522
Equity income of subsidiaries	(5,269,448)	-	(5,269,448)	5,269,448	-	(1,554,888)	-	(1,554,888)	1,554,888
Net cash provided by operating activities	-	1,538,926	1,538,926	-	1,538,926	-	2,462,170	2,462,170	-	2,462,170

Cash flows from investing activities:				-
Purchases of equipment	-	(287,633)	(287,633)	-	(287,633)	-	(652,080)	(652,080)	-	(652,080)
Proceeds from disposal of equipment	-	78	78	-	78	-	347,179	347,179	-	347,179
Net cash used in investing activities	-	(287,555)	(287,555)	-	(287,555)	-	(304,901)	(304,901)	-	(304,901)

Cash flows from financing activities:				-
Proceeds from short-term bank borrowings	-	1,895,030	1,895,030	-	1,895,030	-	1,679,535	1,679,535	-	1,679,535
Repayment of short-term bank borrowings	-	(1,753,790)	(1,753,790)	-	(1,753,790)	-	(898,214)	(898,214)	-	(898,214)
Proceeds from long-term bank borrowings	-	275,900	275,900	-	275,900	-	-	-	-	-
Repayment of long-term bank borrowings	-	(50,970)	(50,970)	-	(50,970)	-	(199,016)	(199,016)	-	(199,016)
Loans from other financial institution	-	840,875	840,875	-	840,875	-	278,740	278,740	-	278,740
Repayments of Loans from other financial institutions	-	(1,332,739)	(1,332,739)	-	(1,332,739)	-	(1,483,814)	(1,483,814)	-	(1,483,814)
Repayments of obligations under capital leases	-	(1,165,221)	(1,165,221)	-	(1,165,221)	-	(201,217)	(201,217)	-	(201,217)
Amounts advanced from related parties	-	762,327	762,327	-	762,327	-	7,165	7,165	-	7,165
Repayments to related parties	-	(166,883)	(166,883)	-	(166,883)	-	(1,620,107)	(1,620,107)	-	(1,620,107)
Net cash used in financing activities	-	(695,471)	(695,471)	-	(695,471)	-	(2,436,928)	(2,436,928)	-	(2,436,928)

Effect of exchange rate change on cash	-	11,815	11,815	-	11,815	-	15,795	15,795	-	15,795

Net increase (decrease in cash and restricted cash)	-	567,715	567,715	-	567,715	-	(263,864)	(263,864)	-	(263,864)

Cash and restricted cash at beginning of the year	-	213,013	213,013	-	213,013	-	476,877	476,877	-	476,877

Cash and restricted cash at end of the year	$-	$780,728	$780,728	$-	$780,728	$-	$213,013	$213,013	$-	$213,013

The parent company, Haoxin Cayman, does not conduct operations separately from its subsidiaries operated in China. Accordingly, the results of operations set forth in the consolidated financial statements for the six months ended June 30, 2022 and for the years ended December 31, 2021 and 2020 in this prospectus are solely those of subsidiaries operated in China.

Transfers of Cash to and from Our Subsidiaries

Haoxin Holdings Limited, or Haoxin Cayman, is a holding company with no operations of its own. We conduct our operations in China primarily through our subsidiaries in China. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Haoxin Cayman is permitted under the Cayman Islands laws to provide funding to our subsidiaries in Hong Kong and PRC through loans or capital contributions without restrictions on the amount of the funds, subject to satisfaction of applicable government registration, approval and filing requirements. Haoxin HK is also permitted under the laws of Hong Kong to provide funding to Haoxin Cayman and Haoxin BVI through dividend distribution without restrictions on the amount of the funds.  As of the date of this prospectus, there has been no distribution of dividends, transfer of cash or assets among Haoxin Cayman and its subsidiaries.

We currently intend to retain all available funds and future earnings, if any, for the operation and expansion of our business and do not anticipate declaring or paying any dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

Subject to the Cayman Islands Companies Act and our bylaws, our board of directors may authorize and declare a dividend to shareholders at such time and of such an amount as they think fit if they are satisfied, on reasonable grounds, that immediately following the dividend the value of our assets will exceed our liabilities and we will be able to pay our debts as they become due.

Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us. The laws and regulations of the PRC do not currently have any material impact on transfer of cash from Haoxin Cayman to Haoxin HK or from Haoxin HK to Haoxin Cayman. There are no restrictions or limitation under the laws of Hong Kong imposed on the conversion of HK dollar into foreign currencies and the remittance of currencies out of Hong Kong or across borders and to U.S investors.

Current PRC regulations permit our PRC subsidiaries to pay dividends to Haoxin HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments. If we or our subsidiaries are unable to receive all of the revenues from our operations, we may be unable to pay dividends on our Class A ordinary shares.

Cash dividends, if any, on our Class A ordinary shares will be paid in U.S. dollars. If we are considered a PRC tax resident enterprise for tax purposes, any dividends we pay to our overseas shareholders may be regarded as China-sourced income and as a result may be subject to PRC withholding tax at a rate of up to 10.0%.

In order for us to pay dividends to our shareholders, we will rely on payments made from our PRC subsidiaries, i.e., Zhejiang Haoxin, Haiyue and Longanda, to Haoxin WFOE, from Haoxin WFOE to Haoxin HK, from Haoxin HK to Haoxin BVI, and finally from Haoxin BVI to Haoxin Cayman. Certain payments from our PRC subsidiaries to Haoxin HK are subject to PRC taxes, including VAT. As of the date of this prospectus, our PRC subsidiaries have not made any transfers or distributions.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Haoxin HK. As of the date of this prospectus, Haoxin WFOE currently does not have any plan to declare and pay dividends to Haoxin HK and we have not applied for the tax resident certificate from the relevant Hong Kong tax authority. Haoxin HK intends to apply for the tax resident certificate when Haoxin WFOE plans to declare and pay dividends to Haoxin HK. When Haoxin WFOE plans to declare and pay dividends to Haoxin HK and when we intend to apply for the tax resident certificate from the relevant Hong Kong tax authority, we plan to inform the investors through SEC filings, such as a current report on Form 6-K, prior to such actions. See “Risk Factors – Risks Related to Our Business and Industry – We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A ordinary shares.”

As of the date of this prospectus, no transfers, dividends, or distributions have been made to date between the holding company and its subsidiaries, or to investors. The Company does not expect to pay any cash dividends in the foreseeable future as it intends to use the earnings for research and development, to develop new products and to expand its operations.

Implications of Holding Foreign Company Accountable Act (“HFCAA”)

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA. An identified issuer will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. In June 2021, the Senate passed the Accelerating Holding Foreign Companies Accountable Act, which, if signed into law, would reduce the time period for the delisting of foreign companies under the HFCAA to two consecutive years instead of three years. If our auditor cannot be inspected by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the trading of our securities on any U.S. national securities exchanges, as well as any over-the-counter trading in the U.S., will be prohibited. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions. On December 16, 2021, the PCAOB issued a report on its determinations that it is unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions.

Our former auditor, Friedman, the independent registered public accounting firm that issued the audit report for the years ended December 31, 2021, and 2020 included elsewhere in this prospectus, is headquartered in Manhattan, New York, with no branches or offices outside of the United States. Friedman is currently subject to PCAOB inspections on a regular basis.

Our current auditor, Marcum Asia, an independent registered public accounting firm that reviewed the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2022 and 2021, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in Manhattan, New York, and is subject to inspection by the PCAOB on a regular basis.

Therefore, we believe our auditors are not subject to the determinations as to the inability to inspect or investigate registered firms completely announced by the PCAOB on December 16, 2021. However, recent developments with respect to audits of China-based companies create uncertainty about the ability of Friedman and Marcum Asia to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. Additionally, on August 26, 2022, the China Securities Regulatory Commission, the MOF, and the PCAOB signed the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. We cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. In addition, under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, which could be reduced to two consecutive years if the Accelerating Holding Foreign Companies Accountable Act is signed into law, and this ultimately could result in our ordinary shares being delisted by and exchange. See “The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 35.

PRC Regulatory Permissions

As of the date of this prospectus, aside from the necessary documentation needed in the ordinary course of business, such as business licenses, we and our subsidiaries, (1) are not required to obtain permissions from any PRC authorities to operate our business or issue our securities to foreign investors, (2) are not subject to permission requirements from the China Securities Regulatory Commission, or the CSRC, the Cyberspace Administration of China, or the CAC, or any other PRC governmental agencies that is required to approve our PRC subsidiaries’ operations, and (3) have not received or were denial such permission by any PRC authorities. Given the current PRC regulatory environment, it is uncertain when and whether we or our subsidiaries will be required to obtain permission from the PRC government to list on the U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, CAC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital market activities. If we and our subsidiaries (i) do not receive or maintain such permissions or approvals, should the approval is required in the future by the PRC government, (ii) inadvertently conclude that such permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such permissions or approvals in the future, our operations and financial conditions could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and be worthless.

On August 8, 2006, six PRC regulatory agencies jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules requires that an offshore special purpose vehicle formed for overseas listing purposes and controlled directly or indirectly by the PRC citizens shall obtain the approval of the China Securities Regulatory Commission prior to overseas listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. Based on our understanding of the Chinese laws and regulations in effect at the time of this prospectus, we will not be required to submit an application to the CSRC for its approval of this offering and the listing and trading of our Class A ordinary shares on the Nasdaq under the M&A Rules. However, there remains some uncertainty as to how the M&A Rules will be interpreted or implemented, and the opinions of our PRC counsel are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that relevant Chinese government agencies, including the CSRC, would reach the same conclusion.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Strictly Cracking Down on Illegal Securities Activities (the “Opinions”), which were made available to the public on July 6, 2021. The Opinions on Strictly Cracking Down on Illegal Securities Activities emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Pursuant to the Opinions, Chinese regulators are required to accelerate rulemaking related to the overseas issuance and listing of securities, and update the existing laws and regulations related to data security, cross-border data flow, and management of confidential information. Numerous regulations, guidelines and other measures are expected to be adopted under the umbrella of or in addition to the Cybersecurity Law and Data Security Law. As of the date of this prospectus, no official guidance or related implementation rules have been issued. As a result, the Opinions on Strictly Cracking Down on Illegal Securities Activities remain unclear on how they will be interpreted, amended and implemented by the relevant PRC governmental authorities.

On December 28, 2021, the Cyberspace Administration of China jointly with the relevant authorities formally published Measures for Cybersecurity Review (2021) which took effect on February 15, 2022 and replaced the former Measures for Cybersecurity Review (2020). Measures for Cybersecurity Review (2021) stipulates that operators of critical information infrastructure purchasing network products and services, and online platform operator (together with the operators of critical information infrastructure, the “Operators”) carrying out data processing activities that affect or may affect national security, shall conduct a cybersecurity review, any online platform operator who controls more than one million users’ personal information must go through a cybersecurity review by the cybersecurity review office if it seeks to be listed in a foreign country. Since we are not an Operator, nor do we control more than one million users’ personal information, we would not be required to apply for a cybersecurity review under the Measures for Cybersecurity Review (2021). See “Risk Factors—Risks Related to Doing Business in China” on page 24 of this prospectus.

We are not operating in an industry that prohibits or limits foreign investment. As a result, as advised by our PRC counsel, PacGate Law Group, other than those requisite for a domestic company in China to engage in the businesses similar to ours, we are not required to obtain any permission from Chinese authorities, including the CSRC, Cyberspace Administration of China or any other governmental agency that is required to approve our operations. However, if we do not receive or maintain the approvals, or we inadvertently conclude that such approvals are not required, or applicable laws, regulations, or interpretations change such that we are required to obtain approval in the future, we may be subject to investigations by competent regulators, fines or penalties, ordered to suspend our relevant operations and rectify any non-compliance, prohibited from engaging in relevant business or conducting any offering, and these risks could result in a material adverse change in our operations, significantly limit or completely hinder our ability to offer or continue to offer securities to investors, or cause such securities to significantly decline in value or become worthless.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which will come into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC. On the same day, the CSRC held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, such as completion of registration in the market of the United States, but have not completed the indirect overseas listing; and (2) domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges on or prior to the effective date of the Trial Measures, may reasonably arrange the timing for submitting their filing applications with the CSRC, and shall complete the filing before completion of their overseas offering and listing.

As the Trial Measures have not come into effect as of the date of this prospectus, under the currently effective PRC laws and regulations, we are not required to seek approval from the CSRC, or any other PRC governmental authorities for our overseas listing plan, nor have we received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities as of the date of this prospectus. In addition, since the Trial Measures was newly promulgated, its interpretation, application and enforcement remain unclear. If the filing procedure with the CSRC under the Trial Measures is required for this offering and any future offerings, listing or any other capital raising activities by us, it is uncertain whether we could complete the filing procedure in a timely manner, or at all. There also remains significant uncertainty as to the enactment, interpretation and implementation of other regulatory requirements related to overseas securities offerings and other capital markets activities. If we and our subsidiaries (i) do not receive or maintain such filings, permissions or approvals required by the PRC government, (ii) inadvertently conclude that such filings, permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such filings, permissions or approvals in the future, our operations and financial conditions could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and be worthless. In addition, implementation of industry-wide regulations affecting our operations could limit our ability to attract new customers and/or users and cause the value of our securities to significantly decline. Therefore, investors of our company and our business face potential uncertainty from actions taken by the PRC government affecting our business.

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration jointly issued the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Provisions, which will take effect on March 31, 2023 concurrently with the Trial Measures. The Provisions, in replacement of the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Issuance and Listing of Securities which took effect on October 20, 2009, expand its application to cover indirect overseas offering and listing of domestic companies by adding same confidentiality obligations to such domestic companies in the course of their indirect overseas issuance and listing. According to the Provisions, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant entities or individuals including securities companies, securities service providers, and overseas regulators, documents and materials that contain state secrets or government work secrets, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Further, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant entities or individuals including securities companies, securities service providers, and overseas regulators, other documents and materials that, if divulged, will cause adverse impact on national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. We do not believe we will be required to obtain the afore-mentioned approval or go through such filings procedures as we do not possess nor will we disclose or provide documents and materials that contain state secrets or government work secrets or other documents and materials that, if divulged, will cause adverse impact on national security or public interest as mentioned above. However, given the recent promulgation of the Provisions, the opinions remain unclear on how they will be interpreted and implemented by the relevant PRC governmental authorities. After the Provisions take effect on March 31, 2023, if the domestic companies fail to comply with the requirements under the Provisions in the course of their indirect overseas issuance and listing, such domestic companies may be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

As of the date of this prospectus, we and our PRC subsidiaries have received from PRC authorities all requisite licenses, permissions or approvals needed to engage in the businesses currently conducted in China, and no permission or approval has been denied. Such licenses and permissions include Business License and Road Freight Forwarding Operation Permit. The following table provides details on the licenses and permissions held by our PRC subsidiaries.

Approval	Recipient	Issuing body	Date of grant	Date of expiry
Road Freight Forwarding Operation Permit	Ningbo Haoxin	Ningbo Transportation Committee	March 16, 2020	March 16, 2024
Business License	Ningbo Haoxin	Ningbo City Beilun District Municipal Administration for Market Regulation	August 4, 2022	Long-term
Road Freight Forwarding Operation Permit	Zhejiang Haoxin	Ningbo Transportation Committee	November 13, 2019	November 11, 2023
Business License	Zhejiang Haoxin	Ningbo Beilun District Municipal Administration for Market Regulation	January 18, 2022	Long-term
Road Freight Forwarding Operation Permit	Haiyue	Shenzhen Transportation Committee	June 17, 2022	June 16, 2026
Business License	Haiyue	Shenzhen Municipal Administration for Market Regulation	August 2, 2022	July 10, 2023
Road Freight Forwarding Operation Permit	Longanda	Shenzhen Transportation Committee	July 15, 2022	July 14, 2026
Business License	Longanda	Shenzhen Municipal Administration for Market Regulation	June 30, 2021	Long-term

As advised by our PRC counsel, PacGate Law Group, neither we nor any of our subsidiaries is currently required to obtain regulatory approval from Chinese authorities before listing in the U.S. under any existing PRC law, regulations or rules, including from the CSRC, the Cyberspace Administration of China, or any other relevant Chinese regulatory agencies that is required to approve our subsidiaries’ operations. However, the PRC government may take actions to exert more oversight and control over offerings by China based issuers conducted overseas and/or foreign investment in such companies, which could significantly limit or completely hinder our ability to offer or continue to offer securities to investors outside China and cause the value of our securities to significantly decline or become worthless. See “Risk Factors – Risks Related to Doing Business in China – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China on page 32 and Substantial uncertainties exist with respect to how the Trial Measures and the Negative List may impact the viability of our current corporate structure, corporate governance and business operations” on page 28.

As advised by our PRC counsel, PacGate Law Group, as of the date of this prospectus, we are not required to obtain any permission from any PRC governmental authorities to offer securities to foreign investors. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities. If it is determined in the future that the approval of the CSRC, the Cyberspace Administration of China or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the Cyberspace Administration of China or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the Cyberspace Administration of China or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the Cyberspace Administration of China or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over, and may intervene at any time in, the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors” on page 24.

Risk Factor Summary

Investing in our Ordinary Shares involves significant risks. You should carefully consider all of the information in this prospectus before making an investment in our Class A ordinary shares. Below please find a summary of the significant risks we face, organized under relevant headings. These risks are discussed more fully in the section titled “Risk factors” on page 24.

Risk of new regulations, significant new government oversight in China. As a business operating in China, we are subject to the laws and regulations of the PRC, which can change quickly with little advance notice. The PRC government has the power to exercise significant oversight and discretion over the conduct of our business, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. New regulations and policies, which may be adopted with little notice, could result in a material change in our operations and/or the value of our ordinary shares. See “Risk Factors – Risks Related to Doing Business in China – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China” on page 32 and “Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us” on page 36.

Risk of additional future government oversight and control over foreign offerings of China-based companies. Recent statements by the Chinese government have indicated an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. Although our business is not of the type currently subject to government review in China prior to a foreign securities offering, any future action by the PRC government expanding the categories of industries and companies whose foreign securities offerings are subject to review by the PRC government could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless. See “Risk Factors – Risks Related to Doing Business in China – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China” on page 32 and “Substantial uncertainties exist with respect to how the Trial Measures and the Negative List may impact the viability of our current corporate structure, corporate governance and business operations” on page 28.

Uncertainties with respect to the PRC legal system. The PRC has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in the PRC. In particular, the interpretation and enforcement of these laws and regulations involve uncertainties. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory provisions and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy. These uncertainties may affect our judgment on the relevance of legal requirements and our ability to enforce our contractual rights or tort claims. See “Risk Factors – Risks Related to Doing Business in China – Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us” on page 36.

Potential Limitations on the ability to receive dividends from our PRC subsidiaries. We may rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Current PRC regulations permit our PRC subsidiaries to pay dividends to their respective shareholders only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to draw 10% of its after-tax profits each year, if any, to fund a statutory reserve, which may stop drawing its after-tax profits if the aggregate balance of the statutory reserve fund has already accounted for over 50 percent of its registered capital. These reserves are not distributable as cash dividends. Any limitation on the ability of our PRC subsidiaries to distribute dividends or other payments to their respective shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends or otherwise fund and conduct our business. See “Risk Factors – Risks Related to Doing Business in China – We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business” on page 29.

Permissions from the PRC Authorities to Issue Our Ordinary Shares to Foreign Investors. The Chinese government exerts substantial influence over, and can intervene at any time in, the manner in which we must conduct our business activities and result in a material change in our operations or the value of the ordinary shares we are registering for sale. As of the date of this prospectus, we and our PRC subsidiaries, (1) are not required to obtain permissions from any PRC authorities to operate or issue our ordinary to foreign investors, (2) are not subject to permission requirements from the China Securities Regulatory Commission (the “CSRC”), the Cyberspace Administration of China (the “CAC”) or any other entity that is required to approve of our PRC subsidiaries’ operations, and (3) have not received or were denied such permissions by any PRC authorities. Nevertheless, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the “Opinions on Severely Cracking Down on Illegal Securities Activities According to Law,” or the Opinions, which were made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Given the current PRC regulatory environment, it is uncertain when and whether we or our PRC subsidiaries, will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC or other PRC governmental authorities required for overseas listings, including this offering. As of the date of this prospectus, we have not received any inquiry, notice, warning, sanctions or regulatory objection to this offering from the CSRC or other PRC governmental authorities. However, there remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to overseas securities offerings and other capital markets activities.

On February 17, 2023, the CSRC released the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies, or the Trial Measures, and five supporting guidelines, which will come into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfill the filing procedure and report relevant information to the CSRC. On the same day, the CSRC held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, such as completion of registration in the market of the United States, but have not completed the indirect overseas listing; and (2) domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges on or prior to the effective date of the Trial Measures, may reasonably arrange the timing for submitting their filing applications with the CSRC, and shall complete the filing before completion of their overseas offering and listing. As the Trial Measures have not come into effect as of the date of this prospectus, under the currently effective PRC laws and regulations, we are not required to seek approval from the CSRC, or any other PRC governmental authorities for our overseas listing plan, nor have we received any inquiry, notice, warning or sanctions regarding our planned overseas listing from the CSRC or any other PRC governmental authorities as of the date of this prospectus. However, we and our subsidiaries (i) do not receive or maintain such filings, permissions or approvals required by the PRC government, (ii) inadvertently conclude that such filings, permissions or approvals are not required, or (iii) applicable laws, regulations, or interpretations change and we are required to obtain such filings, permissions or approvals in the future, our operations and financial conditions could be materially adversely affected, and our ability to offer securities to investors could be significantly limited or completely hindered and the securities currently being offered may substantially decline in value and be worthless. In addition, implementation of industry-wide regulations affecting our operations could limit our ability to attract new customers and/or users and cause the value of our securities to significantly decline.

If it is determined in the future that the approval of the CSRC, the CAC or any other regulatory authority is required for this offering, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our securities. The CSRC, the CAC, or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of our ordinary shares. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such an approval requirement could have a material adverse effect on the trading price of our securities. See “Risk Factors – Risks Related to Doing Business in China – The Chinese government exerts substantial influence over, and may intervene at any time in, the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors” on page 24. See also “PRC Regulation –Regulations Relating to Overseas Listings and M&A Rules” on page 126.

Risk of adverse Changes in China’s economic, political or social conditions or government policies.

Substantially all of our assets and operations are located in the PRC. Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in the PRC generally. The Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. In addition, in the past the Chinese government has implemented certain measures, including interest rate adjustment, to control the pace of economic growth. These measures, or other economic, political, or social developments in China may cause decreased economic activity in the PRC, which may adversely affect our business and operating results. See “Risk Factors – Risks Related to Doing Business in China – Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations” on page 26.

Risks related to service of legal process, enforcing foreign judgments or bringing actions in China and Hong Kong against us or our management named in the prospectus based on foreign laws. We conduct substantially all of our operations in China, and substantially all of our assets are located in China. In addition, our current directors and officers are nationals and residents of countries and regions other than the United States, including China and Hong Kong. As a result, it may be difficult for our shareholders to effect service of process upon us or those persons inside the PRC and Hong Kong. In addition, the PRC and Hong Kong does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the Cayman Islands and many other countries and regions. Therefore, recognition and enforcement in the PRC and Hong Kong of judgments of a court in any of these foreign jurisdictions in relation to any matter not subject to a binding arbitration provision may be difficult or impossible. See “Risk Factors – Risks Related to Doing Business in China – Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us” on page 36 and “Risk Factors – Risks Related to Our Business and Industry – You may have difficulty in effecting service of legal process, enforcing judgments or bringing actions in China against us or our directors and officers named in the prospectus based on foreign laws” and “You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our directors and officers named in this prospectus based on Hong Kong laws” on page 51.

Risks related to PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion. Any funds we transfer to our PRC subsidiaries, either as a shareholder loan or as an increase in registered capital, are subject to approval by or registration with relevant governmental authorities in China. According to the relevant PRC regulations on foreign-invested enterprises, or FIEs, in China, capital contributions to our PRC subsidiaries are subject to the filing with State Administration for Market Regulation, or SAMR or its local branch, reporting of foreign investment information with the Ministry of Commerce, or MOFCOM or its local branches and registration with a local bank authorized by the State Administration of Foreign Exchange, or SAFE. In addition, any medium or long-term loan to be provided by us to our PRC operating subsidiaries, must be registered with certain authorities. If we fail to complete such registrations, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

Further, regulations on the control of currency conversions, including SAFE Circular 19 and SAFE Circular 16, may significantly limit our ability to use Renminbi converted from the net proceeds of this offering to fund our PRC operating subsidiary, to invest in or acquire any other PRC companies through our PRC Subsidiary, which may adversely affect our business, financial condition and results of operations. See “Risk Factors – Risks Related to Doing Business in China – Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment” on page 31.

Risk of fluctuations in exchange rates. The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. It is difficult to predict how long such appreciation of RMB against the U.S. dollar may last and when and how the relationship between the RMB and the U.S. dollar may change again. All of our revenues and substantially all of our costs are denominated in Renminbi. We rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant revaluation of Renminbi may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable on, the common stock in U.S. dollars. See “Risk Factors – Risks Related to Doing Business in China – Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares” on page 30.

Risks related to governmental control of currency conversion. The PRC government imposes controls on the convertibility of the Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in Renminbi. Under our current corporate structure, we primarily rely on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of the ordinary shares. See “Risk Factors – Risks Related to Doing Business in China – The PRC government may impose restrictions on our ability to transfer cash out of China and to U.S. investors” on page 27.

Risk that certain PRC regulations may make it more difficult for us to pursue growth through acquisitions. Among other things, the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (“M&A Rules”) and Anti-Monopoly Law of the People’s Republic of China promulgated by the SCNPC which became effective in 2008 and was amended in 2022 (“Anti-Monopoly Law”), established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval or clearance from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share. See “Risk Factors – Risks Related to Doing Business in China – The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China” on page 32.

Risks related to PRC on the establishment of offshore special purpose companies by PRC residents. Current PRC regulations require PRC residents (including PRC individuals and PRC corporate entities) to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we make in the future. Some of our shareholders that we are aware of are subject to SAFE regulations, and we expect all of these shareholders will have completed all necessary registrations with the local SAFE branch or qualified banks as required by SAFE Circular 37. We cannot assure you, however, that all of these shareholders may continue to make required filings or updates in a timely manner, or at all. We can provide no assurance that we are or will in the future continue to be informed of identities of all PRC residents holding direct or indirect interest in our company. Any failure or inability by such shareholders to comply with SAFE regulations may subject us to fines or legal sanctions, such as restrictions on our cross-border investment activities or our PRC subsidiaries’ ability to distribute dividends to, or obtain foreign exchange-denominated loans from, our company or prevent us from making distributions or paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected. See “Risk Factors – Risks Related to Doing Business in China – If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 32 and “The PRC government may impose restrictions on our ability to transfer cash out of China and to U.S. investors” on page 27.

Risks related to PRC regulations regarding registration requirements for employee stock incentive plans. Under current PRC law, PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees of, and any individual who has labor relationship with its domestic affiliated entities are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. Failure to complete the SAFE registrations for our employee incentive plans after our listing may subject our PRC resident personnel to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law. See “Risk Factors – Risks Related to Doing Business in China – Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions” on page 38.

Risks related to inability of U.S. regulatory bodies to conduct investigations or inspections of our operations in China. Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited. See “Risk Factors – Risks Related to Doing Business in China – U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China” on page 38.

Risks related to potential classification as a PRC resident enterprise for PRC income tax purposes. Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. We believe our company is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders (including the common shareholders) may be subject to PRC tax on gains realized on the sale or other disposition of the common stock, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders (including the common shareholders) and any gain realized on the transfer of the common stock or ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). See “Risk Factors – Risks Related to Doing Business in China – If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” on page 32.

Risks related to legal uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. Recent PRC regulations have extended PRC tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an “Indirect Transfer”, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions. See “Risk Factors – Risks Related to Doing Business in China – Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future” on page 33.

Risks related to a future determination that the Public Company Accounting Oversight Board (the “PCAOB”) is unable to inspect or investigate our auditor completely. The audit report for the years ended December 31, 2021 and 2020 included in this prospectus was issued by Friedman LLP, a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. The unaudited interim report for the six months ended June 30, 2022 and 2021 included in this prospectus was reviewed by Marcum Asia, a U.S.-based accounting firm that is registered with the PCAOB and can be inspected by the PCAOB. There is no guarantee, however, that any future auditor engaged by the Company would remain subject to full PCAOB inspection during the entire term of our engagement. The PCAOB is currently unable to conduct inspections in China without the approval of Chinese government authorities. If it is later determined that the PCAOB is unable to inspect or investigate our auditor completely, investors may be deprived of the benefits of such inspection. Any audit reports not issued by auditors that are completely inspected by the PCAOB, or a lack of PCAOB inspections of audit work undertaken in China that prevents the PCAOB from regularly evaluating our auditors’ audits and their quality control procedures, could result in a lack of assurance that our financial statements and disclosures are adequate and accurate. In addition, under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our Ordinary Shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years.

Pursuant to the HFCAA, the PCOAB issued a Determination Report on December 16, 2021 which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China, because a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. In addition, the PCOAB’s report identified the specific registered public accounting firms which are subject to these determinations. Our former registered public accounting firm, Friedman, and our current registered public accounting firm, Marcum Asia, are not headquartered in mainland China or Hong Kong and was not identified in this report as a firm subject to the PCAOB’s determination. See “Risk Factors – Risks Related to Doing Business in China – If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, share price and reputation on page 34 and The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering” on page 35.

Risks related to transferring cash out of China or Hong Kong. The PRC government may impose impediments of transferring cash out of China or Hong Kong and that there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors. See “Risk Factors – Risks Related to Doing Business in China – The PRC government may impose restrictions on our ability to transfer cash out of China and to U.S. investors” on page 27.

Our ability to pay dividends may be limited. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. Restriction on currency exchange may also limit the ability of any one of our PRC subsidiaries to use its Renminbi revenues to pay dividends to us. See “Risk Factors – Risks Related to Our Business and Industry – We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A ordinary shares” on page 37.

Our dependence on subcontractors. If our subcontractors fail to meet timelines or contractual obligations or provide us with sufficient transportation services and if they demand onerous payment terms, our business could be adversely affected. See “Risk Factors – Risks Related to Our Business and Industry – Our business is dependent on third-party suppliers and changes or difficulties in our relationships with our suppliers may harm our business and financial results” on page 40.

We may lose business to our competitors as well as to our customers. Despite our self-owned large-scale fleet, we operate in a highly competitive environment and may lose our business to our competitors. Additionally, if our customers are able to develop their own logistics and supply chain solutions, our logistics and supply chain management business and operating results may be materially and adversely affected. See “Risk Factors – Risks Related to Our Business and Industry – We operate in a competitive industry. If we are unable to compete successfully, we may lose market share to our competitors” on page 39 and “If our customers are able to reduce their logistics and supply chain costs or increase utilization of their internal solutions, our business and operating results may be materially and adversely affected” on page 41.

We face risks related to the products we transport. We may not maintain sufficient insurance should there be any damages or loss of the shipment. Furthermore, since we handle large volume of shipments and inventories, we face challenges with respect to the protection and control of these items, and may fail to screen shipments and inventories and detect unsafe or prohibited/restricted items. See “Risk Factors – Risks Related to Our Business and Industry – We may not have sufficient insurance coverage” on page 49 and “We face risks associated with the items we deliver and the contents of shipments and inventories handled through our service network” on page 41.

Our internal controls. Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 could prevent us from producing reliable financial reports or identifying fraud. In addition, shareholders could lose confidence in our financial reporting, which could have an adverse effect on our stock price. See “Risk Factors – Risks Related to Our Business and Industry – If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately report our financial results may be impaired, adversely impacting investor confidence and the market price of our ordinary shares” on page 49.

Risks related to our dual class share structure. The dual class structure of our ordinary shares has the effect of concentrating voting control with those ordinary shareholders who held our capital stock prior to the listing of our ordinary shares. See “Risk Factors – Risks Related to This Offering and Our Class A Ordinary Shares – The dual class structure of our ordinary shares will have the effect of concentrating voting control with TZJ Global (BVI) Limited, which will hold in the aggregate 90.9% of the voting power of our capital stock following the completion of this offering, preventing you and other shareholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval” on page 52.

No established public market for our shares prior to this offering. Prior to this initial public offering, there has been no public market for our ordinary shares. Our ordinary shares will not be listed on any other exchange than Nasdaq or quoted for trading on any over-the-counter trading system. If an active trading market for the ordinary shares does not develop after this offering, the market price and liquidity of the ordinary shares will be materially and adversely affected. See “Risk Factors – Risks Related to This Offering and Our Class A Ordinary Shares – Risks Related to this Offering and our Ordinary Shares – There may not be an active, liquid trading market for our ordinary shares” on page 57.

Usages of the funds. Our management has broad discretion to determine how to use the funds raised in the offering and may use them in ways that may not enhance our results of operations or the price of our Class A ordinary shares. See “Risk Factors – Risks Related to This Offering and Our Class A Ordinary Shares – We have broad discretion in the use of the net proceeds from our public offering and may not use them effectively” on page 57.

Nasdaq listing. Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities. See “Risk Factors – Risks Related to This Offering and Our Class A Ordinary Shares – Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities” on page 55.

Neither we nor any of our subsidiaries are currently required to obtain approval from Chinese authorities to list on U.S. exchanges or to operate and issue securities to foreign investors. Furthermore, neither we nor any of our subsidiaries are covered by permissions requirements from any other entity that is required to approve our subsidiaries’ operations. However, if our subsidiaries or the holding company were required to obtain approval from the CSRC or CAC in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on a U.S. exchange, which would materially affect the interest of the investors. It is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC central or local government to obtain such permission and has not received any denial to list on a U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to our business or industry. As of the date of this prospectus, the Company has all requisite permissions and we have not been denied any permission.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are generally applicable to public companies. These provisions include, but are not limited to:

●	the ability to include only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations disclosure;

●	an exemption from the auditor attestation requirement in assessing our internal control over financial reporting under the Sarbanes-Oxley Act of 2002.

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements, and registration statements; and

●	a delay in adopting new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our shareholders may be different than you might receive from other public reporting companies in which you hold equity interests.

We may take advantage of these provisions for up to five years or such an earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.07 billion in annual revenue, have more than $700 million in the market value of our Class A ordinary shares held by non-affiliates, or issue more than $1 billion of non-convertible debt over a three-year period.

Implications of Being a Foreign Private Issuer

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We have taken advantage of certain reduced reporting and other requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold equity securities.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by US residents and any of the following three circumstances applies: (1) the majority of our executive officers or directors are US citizens or residents, (2) more than 50% of our assets are located in the United States, or (3) our business is administered principally in the United States.

Implications of Being a Controlled Company

Upon the completion of this offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because Zhengjun Tao, our chairman of the Board and chief executive officer, will hold 35.5% of our total issued and outstanding ordinary shares and will be able to exercise 90.9% of the total voting power of our issued and outstanding share capital, assuming that the underwriters do not exercise their over-allotment option. For so long as we remain a “controlled company,” we are permitted to elect not to comply with certain corporate governance requirements. If we rely on these exemptions, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Corporate Information

Our principal executive office is located at Room 329-1, 329-2, No.1 Xingye Yi Road, Ningbo Free Trade Zone, Ningbo, Zhejiang Province, People’s Republic of China. The telephone number of our principal executive offices is +86-574-87865995. Our registered agent in Cayman Islands is Ogier Global (Cayman) Limited. Our registered office and our registered agent’s office in the Cayman Islands are both located at 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands. Our registered agent in the United States is Cogency Global Inc. We maintain a corporate website at www.haoxinholdings.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

THE OFFERING

Shares Offered	3,000,000 Class A ordinary shares (or 3,450,000 Class A ordinary shares assuming that the underwriters exercise their over-allotment option in full)

Over-Allotment Option	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the Class A ordinary shares sold in this offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts.

Ordinary shares outstanding prior to completion of this offering	12,000,000 ordinary shares, including (i) 7,200,000 Class A ordinary shares and (ii) 4,800,000 Class B ordinary shares.

Ordinary shares outstanding immediately after this offering

15,000,000 Ordinary Shares including (i) 10,200,000 Class A ordinary shares and (ii) 4,800,000 Class B ordinary shares, or 15,450,000 ordinary shares including (i) 10,650,000 Class A ordinary shares if the Underwriter exercises the over-allotment option in full and (ii) 4,800,000 Class B ordinary shares.

Voting Rights:

●     Class A Ordinary Shares are entitled to one (1) vote per share.

●     Class B Ordinary Shares are entitled to twenty (20) votes per share.

●     Class A and Class B Shareholders will vote together as a single class, unless otherwise required by law or our amended and restated memorandum and articles of association.

●     Mr. Zhengjun Tao, the Chairman of our Board of Directors and Chief Executive Officer, will hold approximately 90.9% of the total votes, assuming that the underwriters do not exercise their over-allotment option, for our issued and outstanding share capital following the completion of this offering and will have the ability to control the outcome of matters submitted to our shareholders for approval, including the election of our directors and the approval of any change in control transaction. See the sections titled “Principal Shareholders” and “Description of Share Capital” for additional information.

Use of Proceeds

We estimate that our net proceeds from this offering will be approximately $12.4 million, based on an initial public offering price of $5.00 per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting estimated underwriting discounts and advisory fee and estimated offering expenses and assuming no exercise of the over-allotment option granted to the underwriters. We intend to use the proceeds from this offering for new vehicle purchases, IT systems upgrade, working capital, and acquisition and alliance. See “Use of Proceeds” for more information.

Underwriters	Univest Securities, LLC

Nasdaq Trading symbol	We intend to list our ordinary shares on Nasdaq under the symbol “HXHX”.

Transfer Agent	VStock Transfer, LLC

Risk Factors	Investing in these securities involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of, and elsewhere in, this prospectus before deciding to invest in our ordinary shares.

SELECTED FINANCIAL DATA

In the table below, we provide you with historical selected financial data for the six months ended June 30, 2022 and 2021. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Six Months Ended June 30,
	2022	2021
Selected Consolidated Statements of Income and Comprehensive Income Data:	USD	USD
Revenues	$11,809,268	$10,426,269
Transportation costs	9,008,894	7,912,953
General and administrative expenses	785,706	300,461
Sales and marketing expenses	50,437	74,633
Income from operations	1,964,231	2,138,222
Other expenses, net	119,275	174,111
Income before income taxes	1,844,956	1,964,111
Provision for income taxes	457,840	376,538
Net income	1,387,116	1,587,573
Other comprehensive (loss) income	(484,003)	37,403
Comprehensive income	903,113	1,624,976
Earnings per share – basic and diluted	$1,387	$1,588
Weighted average ordinary shares outstanding	1,000	1,000

	June 30, 2022	December 31, 2021
Selected Consolidated Balance Sheet Data:	USD	USD
Current assets	$18,217,099	$17,466,665
Property and equipment, net	1,902,139	2,513,404
Total assets	20,675,548	20,393,413
Total debt (including current maturities)	2,350,616	2,341,468
Capital lease and financing obligations	109,224	359,760
Shareholders’ equity	$9,797,155	$8,894,042

In the table below, we provide you with historical selected financial data for the years ended December 31, 2021 and 2020. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read it along with the historical financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	For the Years Ended December 31,
	2021	2020
Selected Consolidated Statements of Income and Comprehensive Income Data:	USD	USD
Revenues	$29,925,498	$13,950,545
Transportation costs	22,100,784	11,135,437
General and administrative expenses	506,867	425,855
Sales and marketing expenses	173,002	203,853
Income from operations	7,144,845	2,185,400
Other expenses, net	141,830	277,665
Income before income taxes	7,003,015	1,907,735
Provision for income taxes	1,733,567	352,847
Net income	5,269,448	1,554,888
Other comprehensive income	144,645	209,569
Comprehensive income	5,414,093	1,764,457
Earnings per share – basic and diluted	$5,269	$1,555
Weighted average ordinary shares outstanding	1,000	1,000

	December 31, 2021	December 31, 2020
Selected Consolidated Balance Sheet Data:	USD	USD
Current assets	$17,466,665	$8,766,957
Property and equipment, net	2,513,404	3,479,662
Total assets	20,393,413	12,630,345
Total debt (including current maturities)	11,499,371	9,150,396
Capital lease and financing obligations	359,760	1,334,831
Shareholders’ equity	$8,894,042	$3,479,949

RISK FACTORS

Before you decide to purchase our Class A ordinary shares, you should understand the high degree of risk involved. You should consider carefully the following risks and other information in this prospectus, including our consolidated financial statements and related notes. If any of the following risks actually occur, our business, financial condition and operating results could be adversely affected. As a result, the trading price of our Class A ordinary shares could decline, perhaps significantly.

Risks Related to Doing Business in China

The Chinese government exerts substantial influence over, and may intervene at any time in, the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors.

The Chinese government has exercised and intervened and continues to exercise substantial control over and make intervention in virtually every sector of the Chinese economy through regulation and state ownership. Under the current government leadership, the government of the PRC has been pursuing reform policies which have adversely affected China-based operating companies whose securities are listed in the United States, with significant policies changes being made from time to time without notice. The laws and regulations of the PRC can be vague, complex and uncertain, and may evolve rapidly and there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with borrowers in the event of the imposition of statutory liens, death, bankruptcy or criminal proceedings. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, environmental regulations, land use rights, property and other matters. The central or local governments of these jurisdictions may at any time impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations and adopt new policies which could directly intervene or influence the operations of our PRC subsidiaries. Accordingly, there is no assurance that the PRC government will not intervene or impose additional restrictions on the operations of our PRC subsidiaries. The central or local governments may unexpectedly conduct actions at any time in the future, including making any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, implementing national policies directly intervening and adversely affecting all enterprises in certain industry, or exerting control over an offering of securities conducted overseas and/or foreign investment in China-based issuer, which could have a significant effect on economic conditions in China or particular regions thereof, require us to divest ourselves of any interest we then hold in Chinese properties, or cause us to make material changes to the operations of our subsidiaries in China, thus limiting or completely hindering our ability to conduct daily operation or offer or continue to offer securities to investors. New laws, regulations, and other government directives in the PRC may directly intervene with our daily operations and may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may delay or impede our development, result in negative publicity or increase our operating costs, require significant management time and attention, and subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

Given recent statements by the Chinese government indicating an intent to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, any such action could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Recently, the General Office of the Central Committee of the Communist Party of China and the General Office of the State Council jointly issued the Opinions on Severely Cracking Down on Illegal Securities Activities According to Law, or the Opinions, which was made available to the public on July 6, 2021. The Opinions emphasized the need to strengthen the administration over illegal securities activities, and the need to strengthen the supervision over overseas listings by Chinese companies. Effective measures, such as promoting the construction of relevant regulatory systems, will be taken to deal with the risks and incidents of China-concept overseas listed companies. As of the date of this prospectus, we have not received any inquiry, notice, warning, or sanctions from PRC government authorities in connection with the Opinions.

On June 10, 2021, the Standing Committee of the National People’s Congress of China, or the SCNPC, promulgated the PRC Data Security Law, which took effect in September 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, and the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data an information.

In early July 2021, regulatory authorities in China launched cybersecurity investigations with regard to several China-based companies that are listed in the United States. The Chinese cybersecurity regulator announced on July 2 that it had begun an investigation of Didi Global Inc. (NYSE: DIDI) and two days later ordered that the company’s app be removed from smartphone app stores. On July 5, 2021, the Chinese cybersecurity regulator launched the same investigation on two other Internet platforms, China’s Full Truck Alliance of Full Truck Alliance Co. Ltd. (NYSE: YMM) and Boss of KANZHUN LIMITED (Nasdaq: BZ).

On August 17, 2021, the State Council promulgated the Regulations on the Protection of the Security of Critical Information Infrastructure, or the Regulations, which took effect on September 1, 2021. The Regulations supplement and specify the provisions on the security of critical information infrastructure as stated in the Cybersecurity Review Measures. The Regulations provide, among others, that protection department of certain industry or sector shall notify the operator of the critical information infrastructure in time after the identification of certain critical information infrastructure.

On August 20, 2021, the SCNPC promulgated the Personal Information Protection Law of the PRC, or the Personal Information Protection Law, which took effect in November 2021. As the first systematic and comprehensive law specifically for the protection of personal information in the PRC, the Personal Information Protection Law provides, among others, that (i) an individual’s consent shall be obtained to use sensitive personal information, such as biometric characteristics and individual location tracking, (ii) personal information operators using sensitive personal information shall notify individuals of the necessity of such use and impact on the individual’s rights, and (iii) where personal information operators reject an individual’s request to exercise his or her rights, the individual may file a lawsuit with a People’s Court.

As such, the Company’s business segments may be subject to various government and regulatory interference in the provinces in which they operate. The Company could be subject to regulation by various political and regulatory entities, including various local and municipal agencies and government sub-divisions. The Company may incur increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. Additionally, the governmental and regulatory interference could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or be worthless.

Furthermore, it is uncertain when and whether the Company will be required to obtain permission from the PRC government to list on U.S. exchanges in the future, and even when such permission is obtained, whether it will be denied or rescinded. Although the Company is currently not required to obtain permission from any of the PRC central or local government to obtain such permission and has not received any denial to list on the U.S. exchange, our operations could be adversely affected, directly or indirectly, by existing or future laws and regulations relating to its business or industry.

In addition, on December 28, 2021, the CAC, the National Development and Reform Commission (“NDRC”), and several other administrations jointly issued the revised Measures for Cybersecurity Review, or the Revised Review Measures, which became effective and has replaced the existing Measures for Cybersecurity Review on February 15, 2022. According to the Revised Review Measures, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Revised Review Measures, an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Given the recency of the issuance of the Revised Review Measures and their pending effectiveness, there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. For example, it is unclear whether the requirement of cybersecurity review applies to follow-on offerings by an “online platform operator” that is in possession of personal data of more than one million users where the offshore holding company of such operator is already listed overseas. Furthermore, the CAC released the draft of the Regulations on Network Data Security Management, or the Draft Regulations, in November 2021 for public consultation, which among other things, reiterate that data processors that process the personal information of more than one million users and intend to list overseas should apply for a cybersecurity review, and a data processor listed overseas must conduct an annual data security review by itself or by engaging a data security service provider and submit the annual data security review report for a given year to the municipal cybersecurity department before January 31 of the following year. We  do not believe we are or will become subject to the cybersecurity review by the CAC for this offering, as we are primarily engaged in providing temperature-controlled truckload service and urban delivery services, are not an online platform operator or a critical information infrastructure operator (as defined in the Revised Review Measures) carrying out data processing activities that affect or may affect national security, and do not process personal data for more than one million individuals. As of the date of this prospectus, our PRC subsidiaries have not been involved in any investigations on cybersecurity review initiated by the CAC, and we have not received any inquiry, notice, warning, sanctions in such respect or any regulatory objections to this registration. We believe we are compliant with the regulations or policies that have been issued by the CAC to date. However, there remains uncertainty as to how the Revised Review Measures will be interpreted or implemented and the Draft Regulations be enacted, and whether the PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to these regulations. We cannot assure you that PRC regulatory agencies, including the CAC, would take the same view as we do, and we cannot assure you that we can fully or timely comply with any new legal or regulatory requirements.

On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which will come into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedure and report relevant information to the CSRC. On the same day, the CSRC held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, such as completion of registration in the market of the United States, but have not completed the indirect overseas listing; and (2) domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges on or prior to the effective date of the Trial Measures, may reasonably arrange the timing for submitting their filing applications with the CSRC, and shall complete the filing before completion of their overseas offering and listing. However, since the Trial Measures was newly promulgated, its interpretation, application and enforcement remain unclear. If the filing procedure with the CSRC under the Trial Measures is required for this offering and any future offerings, listing or any other capital raising activities by us, it is uncertain whether we could complete the filing procedure in a timely manner, or at all.

On February 24, 2023, the CSRC, the Ministry of Finance, the National Administration of State Secrets Protection and the National Archives Administration jointly issued the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Securities Offering and Listing by Domestic Companies, or the Provisions, which will take effect on March 31, 2023 concurrently with the Trial Measures. The Provisions, in replacement of the Provisions on Strengthening Confidentiality and Archives Administration of Overseas Issuance and Listing of Securities which took effect on October 20, 2009, expand its application to cover indirect overseas offering and listing of domestic companies by adding same confidentiality obligations to such domestic companies in the course of their indirect overseas issuance and listing. According to the Provisions, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant entities or individuals including securities companies, securities service providers, and overseas regulators, documents and materials that contain state secrets or government work secrets, shall first obtain approval from competent authorities according to law, and file with the secrecy administrative department at the same level. Further, a domestic company that plans to, either directly or through its overseas listed entity, publicly disclose or provide to relevant entities or individuals including securities companies, securities service providers, and overseas regulators, other documents and materials that, if divulged, will cause adverse impact on national security or public interest, shall strictly fulfill relevant procedures stipulated by applicable national regulations. We do not believe we will be required to obtain the afore-mentioned approval or go through such filings procedures as we do not possess nor will we disclose or provide documents and materials that contain state secrets or government work secrets or other documents and materials that, if divulged, will cause adverse impact on national security or public interest as mentioned above. However, given the recent promulgation of the Provisions, the opinions remain unclear on how they will be interpreted and implemented by the relevant PRC governmental authorities. After the Provisions take effect on March 31, 2023, if the domestic companies fail to comply with the requirements under the Provisions in the course of their indirect overseas issuance and listing, such domestic companies may be held legally liable by competent authorities, and referred to the judicial organ to be investigated for criminal liability if suspected of committing a crime.

We have been closely monitoring the development in the regulatory landscape in China, particularly regarding the requirement of approvals, including on a retrospective basis, from the CSRC, the CAC or other PRC authorities with respect to this offering, as well as regarding any annual data security review or other procedures that may be imposed on us. If any approval, review or other procedure is in fact required, we are not able to guarantee that we will obtain such approval or complete such review or other procedure timely or at all. For any approval that we may be able to obtain, it could nevertheless be revoked and the terms of its issuance may impose restrictions on our operations and offerings relating to our securities.

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

Substantially all of our operations are located in China. Accordingly, our business, prospects, financial condition, and results of operations may be influenced significantly by political, economic, and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of the foreign exchange, and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy but may harm us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past, the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

We may also decide to finance our PRC subsidiaries using capital contributions. The Ministry of Commerce (“MOC”) or its local counterpart must approve these capital contributions. On March 30, 2015, the State Administration of Foreign Exchange, or SAFE, promulgated Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, or Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated the Circular of the State Administration of Foreign Exchange on Reforming and Regulating Policies on the Control over Foreign Exchange Settlement of Capital Accounts, or Circular 16, to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than principal-secured products issued by banks; (iii) granting loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises). In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not, in any case, be used to repay RMB loans if the proceeds of such loans have not been used. Violations of these circulars could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the cash provided by our offshore financing activities to fund the establishment of new entities in China by our PRC subsidiaries, to invest in or acquire any other PRC companies through our PRC subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from our initial public offering to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

The PRC government may impose restrictions on our ability to transfer cash out of China and to U.S. investors.

The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. To the extent that our income is received in Renminbi, shortages in foreign currencies may restrict our ability to pay dividends or other payments, or otherwise satisfy our foreign currency denominated obligations, if any. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from the State Administration of Foreign Exchange, or SAFE, as long as certain procedural requirements are met. Approval from appropriate government authorities is required if Renminbi is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose restrictions on access to foreign currencies for current account transactions.

To address persistent capital outflows and the RMB’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the SAFE implemented a series of capital control measures in the subsequent months, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments and shareholder loan repayments. The PRC government may continue to strengthen its capital controls and our PRC subsidiaries’ dividends and other distributions may be subject to tightened scrutiny in the future. The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, there can be no assurance that the PRC government will not intervene or impose restrictions on our ability to transfer or distribute cash within our organization or to foreign investors, which could result in an inability or prohibition on making transfers or distributions outside of China or Hong Kong and adversely affect our business as well as your investment.

As of the date of this prospectus, we are not aware of other material restrictions and limitations on our ability to distribute earnings from our businesses, including our subsidiaries, to the parent company and U.S. investors or our ability to settle amounts owed, or on foreign exchange or our ability to transfer cash between entities within our group, across borders, or to U.S. investors.

PRC laws and regulations governing our current business operations are sometimes vague and uncertain and any changes in such laws and regulations may impair our ability to operate profitably.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations including, but not limited to, the laws and regulations governing our business and the enforcement and performance of our arrangements with customers in certain circumstances. The laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness and interpretation of newly enacted laws or regulations, including amendments to existing laws and regulations, may be delayed, and our business may be affected if we rely on laws and regulations which are subsequently adopted or interpreted in a manner different from our understanding of these laws and regulations. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. We cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on our business.

Substantial uncertainties exist with respect to how the Trial Measures and the Negative List may impact the viability of our current corporate structure, corporate governance and business operations.

As we have discussed in “The Chinese government exerts substantial influence over, and may intervene at any time in, the manner in which we must conduct our business activities. We are currently not required to obtain approval from Chinese authorities to list on U.S exchanges, however, if our subsidiaries or the holding company were required to obtain approval in the future and were denied permission from Chinese authorities to list on U.S. exchanges, we will not be able to continue listing on U.S. exchange, which would materially affect the interest of the investors,” the Trial Measures establish a new filing-based regime to regulate overseas offerings and listings by PRC domestic companies. Specifically, an overseas offering and listing by a PRC company, whether directly or indirectly, an initial or follow-on offering, must be filed with the CSRC. The examination and determination of an indirect offering and listing will be conducted on a substance-over-form basis, and an offering and listing shall be deemed as a PRC company’s indirect overseas offering and listing if the issuer meets the following conditions: (i) 50% or more of the issuer’s operating income, gross profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent accounting year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in the Chinese Mainland, or its main places of business are located in the Chinese Mainland, or the senior managers in charge of its business operation and management are mostly PRC citizens or domiciled in the Chinese Mainland. The issuer or its affiliated PRC entity, as the case may be, shall file with the CSRC for its initial public offering, follow-on offering and other equivalent offering activities. Particularly, the issuer shall submit the filing with respect to its initial public offering and listing within three business days after its initial filing of the listing application, and submit the filing with respect to its follow-on offering within three business days after the completion of the follow-on offering. Failure to comply with the filing requirements may result in forced corrections, warnings and fines to the relevant PRC companies and fines on the controlling shareholder, actual controllers and other responsible persons. The Trial Measures also set forth certain regulatory red lines for overseas offerings and listings by PRC enterprises. Based on Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies published by the CSRC, the companies that have already been listed on overseas stock exchanges or have obtained the approval from overseas supervision administrations or stock exchanges for its offering and listing and will complete their overseas offering and listing prior to September 30, 2023 are not required to make immediate filings for its listing yet need to make filings for subsequent offerings in accordance with the Trial Measures. The companies that have already submitted an application for an initial public offering to overseas supervision administrations prior to the effective date of the Trial Measures but have not yet obtained the approval from overseas supervision administrations or stock exchanges for the offering and listing may arrange for the filing within a reasonable time period and should complete the filing procedure before such companies’ overseas issuance and listing.

On December 27, 2021, the NDRC and MOFCOM, jointly issued the Special Administrative Measures for Entry of Foreign Investment (Negative List) (2021 Version), or the Negative List, which became effective and replaced the previous version on January 1, 2022. Pursuant to the Negative List, if a PRC company, which engages in any business where foreign investment is prohibited under the Negative List, or prohibited businesses, seeks an overseas offering or listing, it must obtain the approval from competent governmental authorities. Based on a set of Q&A published on the NDRC’s official website, a NDRC official indicated that after a PRC company submits its application for overseas listing to the CSRC and where matters relating to prohibited businesses under the Negative List are implicated, the CSRC will consult the regulatory authorities having jurisdiction over the relevant industries and fields.

Given the novelty of the Trial Measures and the Negative List, there remain substantial uncertainties as to the interpretation and implementation of existing and future regulations in this regard. For example, it is unclear as to whether the approval requirement under the Negative List will apply to follow-on offerings by PRC companies engaged in prohibited businesses and whose offshore holding company is listed overseas. If such approval is in fact required and given the NDRC’s indication of CSRC’s involvement in the approval process, there is also a lack of clarity on the application procedure, requirement and timeline which may not be resolved by the Trial Measures, which provide for the filing procedures of the overseas offering and listing of a PRC company with the CSRC rather than the approval procedure. If the Trial Measures take effect before we obtain the approval from overseas supervision administrations or stock exchanges for this offering, we will be required to make a filing with the CSRC within a reasonable time period and should complete the filing procedure before this offering. If the approval requirement under the Negative List applies to follow-on offerings by PRC companies whose offshore holding company is listed overseas, we may be required to obtain an approval for this offering or we may be required to relinquish our licenses pertaining to prohibited businesses. If we relinquish or are required to relinquish these licenses, while we do not expect our business operation to be materially adversely affected, we are uncertain whether or when the relevant procedures will be completed.

The logistics and transportation services are not currently subject to foreign investment restrictions set forth in the Negative List. However, should logistics and transportation services become subject to foreign investment restrictions set forth in the Negative List in the future, then the viability of our current corporate structure, corporate governance and business operations may be materially impacted in many aspects.

There are uncertainties under the PRC laws relating to the procedures for U.S. regulators to investigate and collect evidence from companies located in the PRC.

According to Article 177 of the newly amended PRC Securities Law which became effective in March 2020 (the “Article 177”), the securities regulatory authority of the PRC State Council may collaborate with securities regulatory authorities of other countries or regions in order to monitor and oversee cross border securities activities. Article 177 further provides that overseas securities regulatory authorities are not allowed to carry out investigation and evidence collection directly within the territory of the PRC, and that any Chinese entities and individuals are not allowed to provide documents or materials related to securities business activities to overseas agencies without prior consent of the securities regulatory authority of the PRC State Council and the competent departments of the PRC State Council. Article 26 of the Trial Measures (the “Article 26”), which was issued by the CSRC on February 17, 2023 and will come into effect on March 31, 2023, sets out that where an overseas securities regulatory agency intends to carry out investigation and evidence collection regarding overseas offering and listing activities by a domestic company, and request assistance of the CSRC under relevant cross-border securities regulatory cooperation mechanisms, the CSRC may provide necessary assistance in accordance with law. Any domestic entity or individual providing documents and materials requested by an overseas securities regulatory agency out of investigative or evidence collection purposes shall not provide such information without prior approval from the CSRC and competent authorities under the State Council. In addition, Article 11 of the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises (the “Article 11”), which was jointly issued by the CSRC, the Ministry of Finance, the State Secrecy Administration and the State Archives Bureau on February 24, 2023 and will come into effect on March 31, 2023, specifies that, (a) where the overseas securities regulator and the relevant competent authorities request to conduct inspection or investigation to collect evidence from a domestic enterprise and the domestic securities companies and securities service agencies providing corresponding services regarding the overseas offering and listing activities of the domestic enterprise, the inspection or investigation shall be carried out under the cross-border regulatory cooperation mechanism, and the CSRC or the relevant authorities shall provide the requisite assistance pursuant to the bilateral and multilateral cooperation mechanism, and (b) relevant domestic enterprise, securities companies and securities service agencies shall obtain the consent of the CSRC or the relevant administrative authorities prior to cooperating in the inspection or investigation carried out by the overseas securities regulator or relevant administrative authorities or providing documents and materials for cooperating in the inspection or investigation.

Our PRC counsel has advised us of their understanding that (i) the Article 177, the Article 26 and the Article 11 are applicable in the limited circumstances related to direct investigation or evidence collection conducted by overseas authorities within the territory of the PRC (in such case, the foregoing activities are required to be conducted through collaboration with or by obtaining prior consent of competent Chinese authorities); (ii) the Article 177, the Article 26 and the Article 11 do not limit or prohibit the Company, as a company duly incorporated in Cayman Islands and to be listed on Nasdaq, from providing the required documents or information to Nasdaq or the SEC pursuant to applicable Listing Rules and U.S. securities laws; and (iii) as the Article 177, the Article 26 and the Article 11 are relatively new and there is no implementing rules or regulations which have been published regarding application of the Article 177, the Article 26 and the Article 11, it remains unclear how the law will be interpreted, implemented or applied by the Chinese Securities Regulatory Commission or other relevant government authorities. As of the date hereof, we are not aware of any implementing rules or regulations which have been published regarding application of Article 177, the Article 26 and the Article 11. However, we cannot assure you that relevant PRC government agencies, including the securities regulatory authority of the PRC State Council, would reach the same conclusion as we do. As such, there are uncertainties as to the procedures and time requirement for the U.S. regulators to bring about investigations and evidence collection within the territory of the PRC.

Our principal business operation is conducted in the PRC. In the event that the U.S. regulators carry out investigation on us and there is a need to conduct investigation or collect evidence within the territory of the PRC, the U.S. regulators may not be able to carry out such investigation or evidence collection directly in the PRC under the PRC laws. The U.S. regulators may consider cross-border cooperation with securities regulatory authority of the PRC by way of judicial assistance, diplomatic channels or regulatory cooperation mechanism established with the securities regulatory authority of the PRC.

It may be difficult for overseas shareholders and/or regulators to conduct investigations or collect evidence within Hong Kong.

The Securities and Futures Commission of Hong Kong (“SFC”) is a signatory to the International Organisation of Securities Commissions Multilateral Memorandum of Understanding (“MMOU”), which provides for mutual investigatory and other assistance and exchange of information between securities regulators around the world, including the SEC. This is also reflected in section 186 of the Securities and Futures Ordinance (“SFO”) which empowers the SFC to exercise its investigatory powers to obtain information and documents requested by non-Hong Kong regulators, and section 378 of the SFO which allows the SFC to share confidential information and documents in its possession with such regulators. However, there is no assurance that such cooperation will materialize, or if it does, whether it will adequately address any efforts to investigate or collect evidence to the extent that may be sought by the U.S. regulators.

We rely on dividends and other distributions on equity paid by our PRC subsidiaries to fund any cash and financing requirements we may have. Any limitation on the ability of our PRC subsidiaries to make payments to us could have a material adverse effect on our ability to conduct our business.

We are a holding company and rely on dividends and other distributions on equity paid by our PRC subsidiaries for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur. In the event that our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other distributions to us. In addition, the PRC tax authorities may require our PRC subsidiaries to adjust their taxable income in a manner that would materially and adversely affect their ability to pay dividends and other distributions to us.

Under PRC laws and regulations, our PRC subsidiaries may pay dividends only out of their respective accumulated after-tax profits as determined in accordance with PRC accounting standards and regulations. In addition, each of our PRC subsidiaries is required to set aside at least 10% of its accumulated after-tax profits each year, if any, to fund certain statutory reserve funds until the aggregate amount of such funds reaches 50% of its registered capital. The PRC subsidiaries may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to optional reserve funds. After making up the losses and allocating reserve funds, the remaining after-tax profits of our PRC subsidiaries may be distributed to their shareholders.

In response to the persistent capital outflow and the Renminbi’s depreciation against the U.S. dollar in the fourth quarter of 2016, the People’s Bank of China and the State Administration of Foreign Exchange, or SAFE, have implemented a series of capital control measures, including stricter vetting procedures for China-based companies to remit foreign currency for overseas acquisitions, dividend payments, and shareholder loan repayments. The PRC government may continue to strengthen its capital controls, and our PRC subsidiaries’ dividends and other distributions may be subjected to tighter scrutiny in the future. Any limitation on the ability of our PRC subsidiaries to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of our ordinary shares.

Substantially, our revenues and expenditures are denominated in RMB, whereas our reporting currency is the U.S. dollar. As a result, fluctuations in the exchange rate between the U.S. dollar and RMB will affect the relative purchasing power in RMB terms of our U.S. dollar assets and the proceeds from our initial public offering. Our reporting currency is the U.S. dollar, while the functional currency for our PRC subsidiaries is RMB. Gains and losses from the re-measurement of assets and liabilities receivable or payable in RMB are included in our consolidated statements of operations. The re-measurement has caused the U.S. dollar value of our results of operations to vary with exchange rate fluctuations, and the U.S. dollar value of our results of operations will continue to vary with exchange rate fluctuations. A fluctuation in the value of RMB relative to the U.S. dollar could reduce our profits from operations and the translated value of our net assets when reported in U.S. dollars in our financial statements. This change in value could negatively impact our business, financial condition, or results of operations as reported in U.S. dollars. In the event that we decide to convert our RMB into U.S. dollars to make payments for dividends on our ordinary shares or for other business purposes, appreciation of the U.S. dollar against the RMB will harm the U.S. dollar amount available to us. In addition, fluctuations in currencies relative to the periods in which the earnings are generated may make it more difficult to perform period-to-period comparisons of our reported results of operations.

The value of the RMB against the U.S. dollar and other currencies is affected by, among other things, changes in China’s political and economic conditions and China’s foreign exchange policies. On July 21, 2005, the PRC government changed its decades-old policy of pegging the value of the RMB to the U.S. dollar, and the RMB appreciated more than 20% against the U.S. dollar over the following three years. However, the PBOC regularly intervenes in the foreign exchange market to limit fluctuations in RMB exchange rates and achieve policy goals. Between July 2008 and June 2010, the exchange rate between the RMB and the U.S. dollar had been stable and traded within a narrow range. Since June 2010, the RMB has fluctuated against the U.S. dollar, at times significantly and unpredictably. Since October 1, 2016, Renminbi has joined the International Monetary Fund (IMF)’s basket of currencies that make up the Special Drawing Right (SDR) and the U.S. dollar, the Euro, the Japanese yen, and the British pound. In the fourth quarter of 2016, the RMB has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may announce further changes to the exchange rate system. We cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces the PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

There remains significant international pressure on the PRC government to adopt a flexible currency policy. Any significant appreciation or depreciation of the RMB may materially and adversely affect our revenues, earnings and financial position, and the value of, and any dividends payable on, our ordinary shares in U.S. dollars. For example, to the extent that we need to convert U.S. dollars we receive from our initial public offering into RMB to pay our operating expenses, appreciation of the RMB against the U.S. dollar would adversely affect the RMB amount we would receive from the conversion. Conversely, a significant depreciation of the RMB against the U.S. dollar may significantly reduce the U.S. dollar equivalent of our earnings, which in turn could adversely affect the price of our ordinary shares.

Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited. We may not be able to hedge our exposure adequately. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency. As a result, fluctuations in exchange rates may have a material adverse effect on the price of our ordinary shares.

PRC regulation of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from making loans or additional capital contributions to our PRC operating subsidiaries and thereby prevent us from funding our business.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries by means of loans or capital contributions. Any loans to these PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries or 2.5 times of the amount of the net assets of such subsidiaries, and shall be registered with SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, shall be filed with SAMR, or its local counterparts, reported with MOFCOM and registered with a local bank authorized by the SAFE. We may not be able to obtain these government registrations or complete government filing on a timely basis, if at all. If we fail to receive such registrations or complete such filings, our ability to provide loans or capital to increase contributions to our PRC subsidiaries may be negatively affected, which could adversely affect their liquidity and our ability to fund and expand their business.

Governmental control of currency conversion may limit our ability to utilize our net revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our net revenues in RMB. Under our current corporate structure, our company in the Cayman Islands relies on dividend payments from our PRC subsidiaries to fund any cash and financing requirements we may have. Under existing PRC foreign exchange regulations, payments of current account items, such as profit distributions and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. Therefore, our PRC subsidiaries are able to pay dividends in foreign currencies to us without prior approval from SAFE, subject to the condition that the remittance of such dividends outside of the PRC complies with certain procedures under PRC foreign exchange regulation, such as the overseas investment registrations by the beneficial owners of our company who are PRC residents. But approval from or registration with appropriate government authorities is required where RMB is converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.

In light of China’s flood of capital outflows in 2016 due to the weakening RMB, the PRC government has imposed more restrictive foreign exchange policies and stepped up scrutiny of major outbound capital movements. More restrictions and a substantial vetting process are put in place by SAFE to regulate cross-border transactions falling under the capital account. The PRC government may also, at its discretion, restrict access in the future to foreign currencies for current account transactions. In the event that the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders.

We must remit the offering proceeds to PRC before they may be used to benefit our business in the PRC, and this process may take several months.

The proceeds of this offering must be sent back to the PRC, and the process for sending such proceeds back to the PRC may take several months after the closing of this offering. We may be unable to use these proceeds to grow our business until we receive such proceeds in the PRC. To remit the offering proceeds to the PRC, we will take the following actions:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, a form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. To do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

Failure to make adequate contributions to various employee benefit plans required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government-sponsored employee benefit plans, including certain social insurance, housing funds, and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China, given the different levels of economic development in different locations. In the event that the local governments deem our contribution to be not sufficient, we may be subject to late contribution fees or fines in relation to any underpaid employee benefits, and our financial condition and results of operations may be adversely affected.

Currently, we are making contributions to the plans based on the minimum standards. However, PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our consolidated financial statements, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans and to pay late contribution fees and fines. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, making it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC regulations relating to offshore investment activities by PRC residents may limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits to us or otherwise expose us or our PRC resident beneficial owners to liability and penalties under PRC law.

SAFE promulgated the Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, in July 2014 that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 is issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purpose Vehicles, or SAFE Circular 75. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing.

In the event that our shareholders who are PRC residents or entities do not complete their registration as required, our PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to us. We may be restricted in our ability to contribute additional capital to our PRC subsidiaries. Moreover, failure to comply with the SAFE registration described above could result in liability under PRC laws for evasion of applicable foreign exchange restrictions.

However, we may not be informed of the identities of all the PRC residents or entities holding a direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. As a result, we cannot assure you that all of our shareholders or beneficial owners who are PRC residents or entities have complied with and will in the future make or obtain any applicable registrations or approvals required by SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with a “de facto management body” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax on its global income rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control over and overall management of an enterprise’s business, productions, personnel, accounts, and properties. In April 2009, the State Administration of Taxation issued a circular, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise incorporated offshore is located in China. Although this circular only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners like us, the criteria set forth in the circular may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises. According to Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in the PRC; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in the PRC; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions, are located or maintained in the PRC; and (iv) at least 50% of voting board members or senior executives habitually reside in the PRC.

We believe none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. See “Taxation – People’s Republic of China Enterprise Taxation” on page 166. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities, and uncertainties remain with respect to the interpretation of the term “de facto management body.” As substantially all of our management members are based in China, it remains unclear how the tax residency rule will apply to our case. In the event that the PRC tax authorities determine that Haoxin Cayman or any of our subsidiaries outside of China is a PRC resident enterprise for PRC enterprise income tax purposes, Haoxin Cayman or such subsidiary could be subject to PRC tax at a rate of 25% on its worldwide income, which could materially reduce our net income. In addition, we will also be subject to PRC enterprise income tax reporting obligations.

Furthermore, if the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, gains realized on the sale or other disposition of our ordinary shares may be subject to PRC tax, at a rate of 10% in the case of non-PRC enterprises or 20% in the case of non-PRC individuals (in each case, subject to the provisions of any applicable tax treaty), if such gains are deemed to be from PRC sources. It is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC if we are treated as a PRC resident enterprise. Any such tax may reduce the returns on the investment in our ordinary shares.

We may not be able to obtain certain benefits under relevant tax treaties on dividends paid by our PRC subsidiaries to us through our Hong Kong subsidiary.

We are an exempted company incorporated under the laws of the Cayman Islands and, as such, rely on dividends and other distributions on equity from our PRC subsidiaries to satisfy part of our liquidity requirements. Pursuant to the PRC Enterprise Income Tax Law, a withholding tax rate of 10% currently applies to dividends paid by a PRC “resident enterprise” to a foreign enterprise investor, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for preferential tax treatment. Pursuant to the Arrangement between the Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, such withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC enterprise. Furthermore, the Administrative Measures for Non-Resident Enterprises to Enjoy Treatments under Tax Treaties, which became effective in August 2015, require non-resident enterprises to determine whether they are qualified to enjoy the preferential tax treatment under the tax treaties and file relevant report and materials with the tax authorities. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations. See “Taxation – People’s Republic of China Enterprise Taxation” on page 166. As of June 30, 2021, December 31, 2020, and 2019, we did not record any withholding tax on the retained earnings of our subsidiaries in the PRC as we intended to re-invest all earnings generated from our PRC subsidiaries for the operation and expansion of our business in China, and we intend to continue this practice in the foreseeable future. Should our tax policy change to allow for offshore distribution of our earnings, we would be subject to a significant withholding tax. We cannot assure you that the relevant tax authority will not challenge our determination regarding our qualification to enjoy the preferential tax treatment. We cannot assure that we will be able to complete the necessary filings with the relevant tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiaries to Haoxin HK, our Hong Kong subsidiary.

Enhanced scrutiny over acquisition transactions by the PRC tax authorities may have a negative impact on potential acquisitions we may pursue in the future.

The PRC tax authorities have enhanced their scrutiny over the direct or indirect transfer of certain taxable assets, including, in particular, equity interests in a PRC resident enterprise, by a non-resident enterprise by promulgating and implementing Notice of the Ministry of Finance and the State Administration of Taxation on Several Issues Concerning the Enterprise Income Tax Treatment on Enterprise Reorganization (Circular 59) and Announcement No. 7 [2015] of the State Administration of Taxation—Announcement on Several Issues concerning the Enterprise Income Tax on Income from the Indirect Transfer of Assets by Non-Resident Enterprises (Circular 7) which became effective in February 2015. Under Circular 7, where a non-resident enterprise conducts an “indirect transfer” by transferring the equity interests of a PRC “resident enterprise” indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise, being the transferor, may be subject to PRC enterprise income tax, if the indirect transfer is considered to be an abusive use of company structure without reasonable commercial purposes. Circular 7 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction.

Circular 7 extends its tax jurisdiction to indirect transfers and transactions involving the transfer of other taxable assets through the offshore transfer of a foreign intermediate holding company. In addition, Circular 7 provides clear criteria on how to assess reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. Circular 7 also brings challenges to both the foreign transferor and transferee (or other person obligated to pay for the transfer) of the taxable assets. Where a non-resident enterprise conducts an “indirect transfer” by transferring the taxable assets indirectly by disposing of the equity interests of an overseas holding company, the non-resident enterprise being the transferor, the transferee, or the PRC entity which directly owned the taxable assets may report to the relevant tax authority such indirect transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacked a reasonable commercial purpose and was established for the purpose of reducing, avoiding, or deferring PRC tax.

According to the “Enterprise Income Tax Law of the People’s Republic of China” (adopted on March 16, 2007, first amended on February 24, 2017, and second amended on December 29, 2018), if the business dealings between an enterprise and its affiliated parties do not conform to the principle of independent transactions and thus reduce the taxable income or income of the enterprise or its affiliated parties, the tax authorities have the right to adjust in accordance with reasonable methods. The cost incurred by an enterprise and its related parties in developing and accepting intangible assets or providing and receiving labor services together shall be apportioned according to the principle of independent transaction when calculating taxable income.

If a resident enterprise or an enterprise controlled by a resident enterprise and a Chinese resident and established in a country (region) whose actual tax burden is significantly lower than the tax rate level of China’s enterprise income tax, does not allocate or reduce its profits due to reasonable business needs, the portion of the above profits that should belong to the resident enterprise shall be included in the current income of the resident enterprise.

Interest expenses incurred when the ratio of creditor’s rights investment to equity investment accepted by an enterprise from its affiliated parties exceeds the prescribed standard shall not be deducted in the calculation of taxable income.

If an enterprise reduces its taxable income or income by implementing other arrangements without reasonable commercial purposes, tax authorities have the right to adjust them in accordance with reasonable methods.

We face uncertainties on the reporting and consequences on future private equity financing transactions, share exchange, or other transactions involving the transfer of shares in our company by investors that are non-PRC resident enterprises. The PRC tax authorities may pursue such non-resident enterprises with respect to a filing or the transferees with respect to withholding obligation and request our PRC subsidiaries to assist in the filing. As a result, non-resident enterprises in such transactions may become at risk of being subject to filing obligations or being taxed under Circular 59 and Circular 7. They may be required to expend valuable resources to comply with Circular 59 and Circular 7 or establish that our non-resident enterprises should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results from operations.

The PRC tax authorities have the discretion under SAT Circular 59 and Circular 7 to make adjustments to the taxable capital gains based on the difference between the fair value of the taxable assets transferred and the cost of investment. Although we currently have no plans to pursue any acquisitions in China or elsewhere in the world, we may pursue acquisitions in the future that may involve complex corporate structures. If we are considered a non-resident enterprise under the PRC Enterprise Income Tax Law and if the PRC tax authorities make adjustments to the taxable income of the transactions under SAT Circular 59 and Circular 7, our income tax costs associated with such potential acquisitions will be increased, which may have an adverse effect on our financial condition and results of operations.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, share price and reputation.

U.S. public companies that have substantially all of their operations in China have been the subject of intense scrutiny, criticism, and negative publicity by investors, financial commentators, and regulatory agencies, such as the SEC. Much of the scrutiny, criticism, and negative publicity has centered on financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China, reiterating past SEC and PCAOB statements on matters including the difficulty associated with inspecting accounting firms and audit work papers in China and higher risks of fraud in emerging markets and the difficulty of bringing and enforcing SEC, Department of Justice and other U.S., including in instances of fraud, in emerging markets generally. As a result of this scrutiny, criticism, and negative publicity, the publicly traded stock of many U.S.-listed Chinese companies sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations. It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on us, our business, and our share price. In the event that we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from developing our growth. In the event that such allegations are not proven to be groundless, we and our business operations will be severely affected and you could sustain a significant decline in the value of our share.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the Holding Foreign Companies Accountable Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of directors for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a U.S. stock exchange. On December 2, 2020, the U.S. House of Representatives approved the Holding Foreign Companies Accountable Act. On December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law.

On March 24, 2021, the SEC announced that it had adopted interim final amendments to implement congressionally mandated submission and disclosure requirements of the Act. The interim final amendments will apply to registrants that the SEC identifies as having filed an annual report on Forms 10-K, 20-F, 40-F or N-CSR with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that the PCAOB has determined it is unable to inspect or investigate completely because of a position taken by an authority in that jurisdiction. The SEC will implement a process for identifying such a registrant and any such identified registrant will be required to submit documentation to the SEC establishing that it is not owned or controlled by a governmental entity in that foreign jurisdiction, and will also require disclosure in the registrant’s annual report regarding the audit arrangements of, and governmental influence on, such a registrant.

On June 22, 2021, the U.S. Senate passed a bill, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchange if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years, and could reduce the time before our securities may be prohibited from trading or delisted should it be later determined that the PCAOB is unable to inspect or investigate our auditor completely.

On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 2, 2021, the SEC issued amendments to finalize rules implementing the submission and disclosure requirements in the HFCAA. The rules apply to registrants that the SEC identifies as having filed an annual report with an audit report issued by a registered public accounting firm that is located in a foreign jurisdiction and that PCAOB is unable to inspect or investigate completely because of a position taken by an authority in foreign jurisdictions.

On December 16, 2021, the PCAOB issued a Determination Report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the People’s Republic of China, because of a position taken by one or more authorities in mainland China; and (2) Hong Kong, a Special Administrative Region and dependency of the PRC, because of a position taken by one or more authorities in Hong Kong. The Company’s former auditor, Friedman, and the Company’s current auditor, Marcum Asia are based in Manhattan, New York, and therefore is not affected by this mandate by the PCAOB.

On August 26, 2022, the PCAOB signed an SOP Agreement with the China Securities Regulatory Commission and the MOF. The SOP Agreements establish a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in mainland China and Hong Kong, as required under U.S. law. However, if the PCAOB continues to be prohibited from conducting complete inspections and investigations of PCAOB-registered public accounting firms in mainland China and Hong Kong, the PCAOB is likely to determine by the end of 2022 that positions taken by authorities in the PRC obstructed the its ability to inspect and investigate registered public accounting firms in mainland China and Hong Kong completely, then the companies audited by those registered public accounting firms would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB Board vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong.

On February 24, 2023, the CSRC, the Ministry of Finance, the State Secrecy Administration, and the State Archives Bureau jointly issued the Provisions on Strengthening Confidentiality and Archives Administration in Respect of Overseas Issuance and Listing of Securities by Domestic Enterprises, or the Provisions, which aim to standardize confidentiality and archives administration in respect of direct or indirect overseas issuance of securities by domestic enterprises of the PRC and will come into effect on March 31, 2023. The Provisions provide the following requirements: (a) working papers formed within the territory of China by the securities companies and securities service agencies that provide corresponding services for the overseas issuance and listing of domestic enterprises shall be stored within the territory of China. Those that need to transmit working papers outbound shall go through examination and approval formalities in accordance with the relevant provisions of the State, and (b) the relevant domestic enterprise, securities companies and securities service agencies shall obtain the consent of the CSRC or the relevant administrative authorities prior to cooperating in the inspection or investigation carried out by the overseas securities regulator or relevant administrative authorities or providing documents and materials for cooperating in the inspection or investigation. The Provisions further provide that, where the overseas securities regulator and the relevant competent authorities request to conduct inspection or investigation to collect evidence from a domestic enterprise and the domestic securities companies and securities service agencies providing corresponding services regarding the overseas offering and listing activities of the domestic enterprise, the inspection or investigation shall be carried out under the cross-border regulatory cooperation mechanism, and the CSRC or the relevant authorities shall provide the requisite assistance pursuant to the bilateral and multilateral cooperation mechanism.

Given the recency of the Protocol and the Provisions and the fact that official guidance and related implementation rules have not been issued and the Provisions may be subject to further clarifications during subsequent implementation, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainties and depends on a number of factors out of our and our auditor’s control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and is making plans to resume regular inspections in early 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has also indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed.

The lack of access to the PCAOB inspection in China prevents the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, the investors may be deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures as compared to auditors outside of China that are subject to the PCAOB inspections, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements.

Our former auditor, Friedman, the independent registered public accounting firm that issued the audit report for the years ended December 31, 2021, and 2020 included elsewhere in this prospectus, is headquartered in Manhattan, New York, with no branches or offices outside of the United States. Friedman is currently subject to PCAOB inspections under a regular basis.

Our current auditor, Marcum Asia, an independent registered public accounting firm that reviewed the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2022 and 2021, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in Manhattan, New York, and is subject to inspection by the PCAOB on a regular basis.

However, recent developments with respect to audits of China-based companies create uncertainty about the ability of Friedman and Marcum Asia to fully cooperate with the PCAOB’s request for audit workpapers without the approval of the Chinese authorities. We cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements. In the event it is later determined that the PCAOB is unable to inspect or investigate completely the Company’s auditor because of a position taken by an authority in a foreign jurisdiction, then such lack of inspection could cause trading in the Company’s securities to be prohibited under the HFCAA ultimately result in a determination by a securities exchange to delist the Company’s securities. It remains unclear what the SEC’s implementation process related to the above rules and amendments will entail or what further actions the SEC, the PCAOB or Nasdaq will take to address these issues and what impact those actions will have on U.S. companies that have significant operations in the PRC and have securities listed on a U.S. stock exchange. In addition, the above rules and amendments and any additional actions, proceedings, or new rules resulting from these efforts to increase U.S. regulatory access to audit information could create some uncertainty for investors, the market price of our ordinary shares could be adversely affected, and we could be delisted if we and our auditor are unable to meet the PCAOB inspection requirement or being required to engage a new audit firm, which would require significant expense and management time.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the legal system in China, including risks and uncertainties regarding the enforcement of laws and that rules and regulations in China can change quickly with little advance notice, and the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties.

Therefore, these risks may result in a material change in business operations, significant depreciation of the value of our ordinary shares, or a complete hinderance of our ability to offer or continue to offer our securities to investors. Recently, the Chinese government initiated a series of regulatory actions and statements to regulate business operations in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using a VIE structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. Since these statements and regulatory actions are new, it is highly uncertain how soon legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, and the potential impact such modified or new laws and regulations will have on our daily business operation, the ability to accept foreign investments and list on an U.S. or other foreign exchange.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy, than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Risks Related to Our Business and Industry

We are a holding company, and will rely on dividends paid by our subsidiaries for our cash needs. Any limitation on the ability of our subsidiaries to make dividend payments to us, or any tax implications of making dividend payments to us, could limit our ability to pay our parent company expenses or pay dividends to holders of our Class A ordinary shares.

We are a Cayman Islands holding company and conduct substantially all of our business through our subsidiaries in China. We may rely on dividends to be paid by our PRC subsidiaries to fund our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, to service any debt we may incur and to pay our operating expenses. If our PRC subsidiaries incur debt on their own behalf in the future, the instruments governing the debt may restrict our PRC subsidiaries’ ability to pay dividends or make other distributions to us.

Under PRC laws and regulations, our PRC subsidiaries may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations. In addition, our subsidiaries in China are required to set aside at least 10% of their accumulated after-tax profits each year, if any, to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of their registered capital.

Our PRC subsidiaries generate primarily all of their revenue in Renminbi, which is not freely convertible into other currencies. As a result, any restriction on currency exchange may limit the ability of any one of our PRC subsidiaries to use its Renminbi revenues to pay dividends to us. The PRC government may continue to strengthen its capital controls, and more restrictions and substantial vetting process may be put forward by SAFE for cross-border transactions falling under both the current account and the capital account. Any limitation on the ability of our PRC subsidiary to pay dividends or make other kinds of payments to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

In addition, the Enterprise Income Tax Law, or EIT, and its implementation rules provide that a withholding tax rate of up to 10% will be applicable to dividends payable by Chinese companies to non-PRC-resident enterprises unless otherwise exempted or reduced according to treaties or arrangements between the PRC central government and governments of other countries or regions where the non-PRC resident enterprises are incorporated. Any limitation on the ability of our PRC subsidiary to pay dividends or make other distributions to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC entity. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including, without limitation, that (a) the Hong Kong entity must be the beneficial owner of the relevant dividends; and (b) the Hong Kong entity must directly hold no less than 25% share ownership in the PRC entity during the 12 consecutive months preceding its receipt of the dividends. In current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to apply for the 5% lower PRC withholding tax rate. As the Hong Kong tax authority will issue such a tax resident certificate on a case-by-case basis, we cannot assure you that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to its immediate holding company, Haoxin HK. As of the date of this prospectus, Haoxin WFOE currently does not have plan to declare and pay dividends to Haoxin HK and we have not applied for the tax resident certificate from the relevant Hong Kong tax authority Haoxin HK intends to apply for the tax resident certificate when Haoxin WFOE plans to declare and pay dividends to Haoxin HK. When Haoxin WFOE plans to declare and pay dividends to Haoxin HK and when we intend to apply for the tax resident certificate from the relevant Hong Kong tax authority, we plan to inform the investors through SEC filings, such as a current report on Form 6-K, prior to such actions.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, promulgated by SAFE in 2012, or SAFE Notices No. 7, PRC citizens and non-PRC citizens who reside in China for a continuous period of no less than one year who participate in any stock incentive plan of an overseas publicly listed company offered to the director, supervisor, senior management and other employees of, and any individual who has labor relationship with its domestic affiliated entities are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our directors, executive officers and other employees who are PRC citizens or who reside in the PRC for a continuous period of no less than one year and who have been granted stock options will be subject to these regulations when our company becomes an overseas listed company upon the completion of this offering. Failure to complete the SAFE registrations for our employee incentive plans after our listing may subject them to fines and legal sanctions, and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

In addition, the State Administration of Taxation, or SAT, has issued certain circulars concerning employee stock options and restricted shares. Under these circulars, our employees working in China who exercise stock options or are granted restricted shares will be subject to PRC individual income tax. Our PRC subsidiaries have obligations to file documents related to employee stock options or restricted shares with relevant tax authorities and to withhold individual income taxes of those employees who exercise their share options or are granted with restricted shares. If our employees fail to pay or we fail to withhold their income taxes according to relevant laws and regulations, we may face sanctions imposed by the tax authorities or other PRC governmental authorities.

U.S. regulatory bodies may be limited in their ability to conduct investigations or inspections of our operations in China.

Any disclosure of documents or information located in China by foreign agencies may be subject to jurisdiction constraints and must comply with China’s state secrecy laws, which broadly define the scope of “state secrets” to include matters involving economic interests and technologies. There is no guarantee that requests from U.S. federal or state regulators or agencies to investigate or inspect our operations will be honored by us, by entities who provide services to us or with whom we associate, without violating PRC legal requirements, especially as those entities are located in China. Furthermore, under the current PRC laws, an on-site inspection of our facilities by any of these regulators may be limited or prohibited.

We operate in a competitive industry. If we are unable to compete successfully, we may lose market share to our competitors.

The domestic market in China for truckload delivery and related services is highly competitive. Our current or potential competitors include major logistics transportation companies in China. Some of our competitors may have greater brand recognition, a larger group of customers or vendors, longer operating histories, and marketing resources than we do. Customers may weigh their experience and resources over us in various ways, increasing our competitor’s respective market shares.

You should not expect that we will compete successfully against current or potential competitors. Such competitive pressures may have a material and adverse effect on our business, financial condition, and results of operations. Failure to compete successfully against existing or new competitors may cause us to lose market share, customers, and other business relationships.

We traditionally have had substantial customer concentration, with a limited number of customers accounting for a substantial portion of our revenues.

Our top three customers accounted for 22.1% and 36.7% of revenues for the six months ended June 30, 2022 and 2021, respectively. As of June 30,2022 and December 31, 2021, the amounts due from these customers included in accounts receivable were $2,277,492 and $2,600,070, representing 18.1% and 18.4% of total accounts receivable, respectively.

Our top three customers accounted for 20.2% and 40.9% of revenues for the year ended December 31, 2021 and 2020, respectively, and the amounts due from these customers included in accounts receivable were $2,600,070 and $977,713, representing 18.4% and 15.5% of total accounts receivable.

There are inherent risks whenever a large percentage of total revenues are concentrated with a limited number of customers. It is not possible for us to predict the future level of demand for our services that will be generated by these customers or the future demand for the products and services of these customers in the end-user marketplace. In addition, revenues from our top five customers may fluctuate from time to time based on the commencement and completion of projects, the timing of which may be affected by market conditions or other factors, some of which may be outside of our control. Further, some of our contracts with our top five customers permit them to terminate our services at any time (subject to notice and certain other provisions). If any of our top five customers experience declining or delayed sales due to market, economic or competitive conditions, we could be pressured to reduce the prices we charge for our services or we could lose the customer. Any such development could have an adverse effect on our margins and financial position and would negatively affect our revenues and results of operations and/or trading price of our Class A ordinary shares.

The loss of any of our key customers could reduce our revenues and our profitability.

We consider our major customers in each period to be those customers that accounted for more than 10% of our revenue in such period. We had zero and two such major customer for the six months ended June 30, 2022, and 2021 and We had zero and two such major customer for the years ended December 31, 2021, and 2020, respectively. As most of our revenues are driven by customers’ demand for our truckload services, there can be no assurance that we will maintain or improve the relationships with customers who do not have long-term contracts with us. Our major customers often change each period based on when a given order is placed. In the event that we cannot maintain long-term relationships with major customers or replace major customers from period to period with equivalent customers, the loss of such sales could harm our business, financial condition, and results of operations.

The loss of any of our key suppliers could have a materially adverse effect on our results of operations.

We consider our major suppliers in each period to be those vendors that accounted for more than 10% of overall purchases in such period. We had three such major suppliers for the six months ended June 30, 2022 and 2021, respectively. We had one such major suppliers for the year ended December 31, 2021 and no such supplier for the year ended December 31, 2020. We contract suppliers on the market at prevailing market prices. We believe that currently we can locate replacement suppliers readily on the market for prevailing prices and not have significant difficulty replacing a given vendor. However, there is no guarantee that we would not develop significant reliance on certain suppliers in the future. Any difficulty in replacing such a vendor could adversely affect our Company’s performance to the extent it results in higher prices, a slower supply chain, and ultimately less desirable results of operations.

Our business is dependent on third-party suppliers and changes or difficulties in our relationships with our suppliers may harm our business and financial results.

We are partially dependent on our subcontractors for our products. Our subcontractors may fail to meet timelines or contractual obligations or provide us with sufficient transportation services, which may adversely affect our business. Certain of our contracts with key suppliers can be terminated by the supplier upon giving notice within a certain period and restrict us from using other suppliers. Failure to appropriately structure or adequately manage our agreements with third parties may adversely affect our supply of products. We are also subject to credit risk with respect to our third-party suppliers. If any such suppliers become insolvent, an appointed trustee could potentially ignore the service contracts we have in place with such party, resulting in increased charges or the termination of the service contracts. We may not be able to replace a supplier within a reasonable period of time, on as favorable terms or without disruption to our operations. Any adverse changes to our relationships with third-party suppliers could have a material adverse effect on our image, brand and reputation, as well as on our business, financial condition and results of operations.

In addition, to the extent that our creditworthiness is impaired, or general economic conditions decline, certain of our key suppliers may demand onerous payment terms that could materially adversely affect our working capital position, or such suppliers may refuse to continue to supply to us.

Our business and growth are significantly affected by the emergence of new retail, the continued development of e-commerce in China and elsewhere and related demand for integrated supply chain solutions.

We serve merchants that conduct business in the retail industry in China, and these merchants rely on our services to fulfill orders placed by consumers. As we focus on providing integrated supply chain solutions for the new retail era, which is characterized by technological advancement and enhanced logistics and supply chain capabilities that result in faster delivery and shorter inventory cycles, our future business opportunities depend upon the continued integration of online and offline retail channels and the adoption of the new retail paradigm by an increasing number of merchants in China and elsewhere, both in terms of large platforms and brands as well as small and medium enterprises, or SMEs, and micro-merchants.

The future development and landscape of the retail industry in China and elsewhere are affected by a number of factors, many of which are beyond our control. These factors include the consumption power and disposable income of consumers, as well as changes in demographics and consumer preferences. The development of the retail industry is also subject to the selection, price and popularity of products offered through online and offline retail channels of original brand manufacturers and changes in the availability, reliability and security of such channels. Further, the emergence of alternative channels or business models that better suit the needs of consumers and the development of online-to-offline supply chain integration by retailers can also affect the development of the retail industry. Another important factor is the development of fulfillment, payment and other ancillary services associated with the retail industry. Macroeconomic conditions, particularly as retail spending tends to decline during recessions and other economic factors affecting consumer confidence, including inflation and deflation, fluctuation of currency exchange rates, volatility of stock and property markets, interest rates, tax rates and changes in unemployment rates, can also impact the development of the retail industry in China and elsewhere. The retail industry in China has experienced, and continues to experience, inflationary pressures on the supply chain and prices of raw materials and the costs associated with hiring and retaining personnel. Additionally, inflationary pressures have caused and continue to cause higher product costs, reductions in sales of our clients’ products, longer sales cycles for our clients, increased accounts receivable and inventory write-offs and increased competition. In an inflationary environment such as the current economic environment, our clients’ ability to implement customer pricing adjustments or surcharges to offset the impacts of inflation may be limited due to competitive or regulatory conditions. If the retail industry in China is unable to offset the impact of persistent inflation, we may be subject to adverse effect on our business, financial condition and results of operations.   Finally, other factors, such as changes in government policies, laws and regulations, in particular those that govern the retail industry, as well as changes in domestic and international politics, including military conflicts, political turmoil and social instability, can also influence the development of the retail industry in China and elsewhere. If the new retail and e-commerce industry in China and their respective demand for integrated supply chain solutions fail to develop as we expect, our business and growth could be harmed.

Technological developments which affect global trade flows and supply chains are challenging some of our largest customers and may therefore affect our business and results of operations.

By reducing the cost of labor through automation and digitization and empowering consumers to demand goods whenever and wherever they choose, technology is changing the business models and production of goods in many industries, including those of some of our largest customers. Consequently, supply chains are being pulled closer to the end-customer and are required to be more responsive to changing demand patterns. As a result, fewer intermediate and raw inputs are traded, which could lead to a decrease in transportation activity. If automation and digitization become more commercially viable and/or production becomes more regional or local, total containerized trade volumes would decrease, which would adversely affect demand for our services. Rising tariff barriers and environmental concerns also accelerate these trends.

If our customers are able to reduce their logistics and supply chain costs or increase utilization of their internal solutions, our business and operating results may be materially and adversely affected.

A major driver for merchants and other customers to use third-party logistics and supply chain service providers is the high cost and degree of difficulty associated with developing in-house logistics and supply chain expertise and operational efficiencies. If, however, our customers are able to develop their own logistics and supply chain solutions, increase utilization of their in-house supply chain, reduce their logistics spending, or otherwise choose to terminate our services, our logistics and supply chain management business and operating results may be materially and adversely affected. In addition, certain of our major e-commerce platform partners may develop their own logistics capabilities, which could reduce the scope of services we provide to users on their platforms.

An increase in fuel prices may reduce profitability.

The provision of trucking services is highly reliant on the availability of the appropriate fuel and its cost and an increase in fuel prices may increase our costs. For the six months ended June 30, 2022 and 2021, our fuel costs accounted for approximately 21.1% and 19.3% of our transportation costs, respectively. During the two years ended December 31, 2021 and 2020, our fuel costs accounted for approximately 16.0% and 17.9% of our transportation costs, respectively.

Some of our service agreements with our customers allow us to adjust our service fees to some extent when the fuel prices fluctuate over 5%. However, if the fluctuations fall within the acceptable range, the service fees cannot be adjusted, and we would not be able to pass the increased cost of fuel oil to our customers. Therefore, we are still exposed to the risk of the fuel price fluctuation which may affect our profitability.

Overall tightening of the labor market, increases in labor costs or any labor unrest, including strikes, may affect our business as we operate in a labor-intensive industry.

Our business requires a substantial number of personnel, and labor costs comprised 20.2%, 21.3%, 14.1% and 16.1% of our total transportation costs for the six months ended 2022 and 2021 and for the years ended December 31, 2021 and 2020, respectively. Any failure to retain stable and dedicated labor by us, our suppliers and subcontractors may lead to disruptions to or delays in our services. We, our suppliers and subcontractors often hire additional or temporary workers to handle the significant increase in express and freight volumes. We have observed an overall tightening labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salaries, social benefits and employee headcounts and we may also face seasonal labor shortages. We, our suppliers and subcontractors compete with other companies for labor, and we may not be able to offer competitive salaries and benefits compared to them.

We may be subject to labor disputes from time to time in the ordinary course of business, due to the magnitude of the labor force involved in our service network. Any labor unrest or strikes directed against us, our suppliers or subcontractors could directly or indirectly prevent or hinder our normal operating activities, and if not resolved in a timely manner, lead to delays in fulfilling our customer orders. We are not able to predict or control any labor unrest, especially those involving labor not directly employed by us. Further, labor unrest may affect general labor market conditions or result in changes to labor laws, which in turn could materially and adversely affect our business, financial condition and results of operations.

We face risks associated with the items we deliver and the contents of shipments and inventories handled through our service network.

We handle a large volume of shipments and inventories across our service network, and face challenges with respect to the protection and control of these items. Shipments and inventories in our service network may be stolen, damaged or lost for various reasons, and we and our subcontractors may be perceived or found to be liable for such incidents. In addition, we may fail to screen shipments and inventories and detect unsafe or prohibited/restricted items. Unsafe items, such as flammables and explosives, toxic or corrosive items and radioactive materials, may damage other items or facilities in our service network, injure recipients and harm our personnel and assets or those of our franchisee partners and service providers. Furthermore, if we fail to prevent prohibited or restricted items from entering into our service network and if we participate in the transport and delivery of such items, we may be subject to administrative or even criminal penalties, and if any personal injury or property damage is concurrently caused, we may be further liable for civil compensation.

Our delivery operations also involve inherent risks. We constantly have a large number of vehicles and personnel in transportation and a large number of items in storage facilities that we rent, and are therefore subject to risks associated with storage and transportation safety. The insurance maintained by us may not fully cover the damages caused by transportation related injuries or loss. From time to time, our vehicles and personnel may be involved in accidents, and the items they transport may be lost or damaged. In addition, frictions or disputes may occasionally arise from the personal interactions between our pick-up and delivery personnel and senders or recipients and those of our subcontractors. Personal injury or property damage may occur in connection with such incidents.

Additionally, we face vicarious liability for traffic accidents, deaths, injuries, cargo damage or other incidents that are caused by our vehicles. Under cooperation with our major customers, we are liable for any damages to the goods, equipment and premises of the customers caused by us during the provision of our transportation services, and we are also liable for any loss or damages to the goods that are in our custody and for any non-compliance of relevant laws and regulations in the PRC.  Our auto insurance and general liability insurance policies may not cover all potential claims to which we are exposed, and may not be adequate to indemnify us for all potential liabilities. These incidents may also subject us to negative publicity, which could adversely affect our business, operating results, and future prospects.

Any of the foregoing could disrupt our services, cause us to incur substantial expenses and divert the time and attention of our management. We and our subcontractors may face claims and incur significant liabilities if found liable or partially liable for any injuries, damages or losses. Claims against us may exceed the amount of our insurance coverage, or may not be covered by insurance at all. Governmental authorities may also impose significant fines on us or require us to adopt costly preventive measures. Furthermore, if our services are perceived to be insecure or unsafe by our ecosystem participants, our business volume may be significantly reduced, and our business, financial condition and results of operations may be materially and adversely affected.

Our results of operations may be affected by seasonal factors.

Our productivity may decrease during the winter season when severe winter weather impedes operations. Also, some shippers may reduce their shipments after the winter holiday season. At the same time, operating expenses may increase and fuel efficiency may decline due to engine idling during periods of inclement weather. Harsh weather conditions generally also result in higher accident frequency, increased freight claims, and higher equipment repair expenditures.

Failure to comply with PRC laws and regulations by us may materially and adversely impact our business, financial condition and results of operations.

Our business is subject to governmental supervision and regulation by the relevant PRC governmental authorities, including but not limited to the Ministry of Transport. Together, these governmental authorities promulgate and enforce regulations that cover many aspects of our day-to-day operations, and we may fail to fully comply with these regulations.

New laws and regulations may be enforced from time to time and substantial uncertainties exist regarding the interpretation and implementation of current and any future PRC laws and regulations applicable to our businesses. If the PRC government promulgates new laws and regulations that impose additional restrictions on our daily operations, it has the authority, among other things, to levy fines, confiscate income, revoke business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material and adverse effect on our results of operations.

We have engaged in transactions with related parties, and such transactions present possible conflicts of interest that could have an adverse effect on our business and results of operations.

We have entered into a number of transactions with related parties, including our shareholders, directors, and executive officers. See “Related Party Transactions” on page 144. For example, in order to solve urgent and sudden needs of transportation from customers, in 2021, Ningbo Haoxin entered into a one-year transportation services agreement with Zhejiang Zhoushan Yamei Container Transportation Co., Ltd., or Yamei, an entity directly controlled by Zhengjun Tao, our Chief Executive Officer and Chairman. As per the transportation services agreement stated, Yamei was entitled to provide transportation services for Ningbo Haoxin when Ningbo Haoxin requested. For the six months ended June 30, 2022 and for the year ended December 31, 2021 and, we had recorded subcontractor fees of $nil and $24,547 under this agreement.

We may in the future enter into additional transactions with entities in which members of our board of directors and other related parties hold ownership interests. Transactions with the entities in which related parties hold ownership interests present potential for conflicts of interest, as the interests of these entities and their shareholders may not align with the interests of the Company and our unaffiliated shareholders with respect to the negotiation of, and certain other matters related to, our purchases from and other transactions with such entities. Conflicts of interest may also arise in connection with the exercise of contractual remedies under these transactions, such as default.

Our Board of Directors has currently authorized the Audit Committee upon its formation to review and approve all material related party transactions. We rely on the laws of the Cayman Islands, which provide that the directors owe a duty of care and a duty of loyalty to our company. Under Cayman Islands law, our directors have a duty to act honestly, in good faith, and view our best interests. Our directors also have a duty to exercise the care, diligence, and skills that a reasonably prudent person would exercise in comparable circumstances. See “Description of Ordinary Shares—Differences in Corporate Law” on page 158 for additional information on our directors’ fiduciary duties under Cayman Islands law. Nevertheless, we may have achieved more favorable terms if such transactions had not been entered into with related parties. These transactions, individually or in the aggregate, may have an adverse effect on our business and results of operations or may result in government enforcement actions other litigation.

Our inability to raise capital could have a material adverse effect on our financial condition and the results of operations.

Our services can be improved with additional working capital and better transportation vehicles. We are raising capital through this offering to grow our business by investing in vehicles, acquisition and alliance, IT system upgrade and working capital. In the event we are unable to raise capital and is unable to execute our business plan successfully. In that case, our customers may experience a substantial delay in receiving our services, which could have a material adverse effect on our business relationship with them and our financial conditions.

We will require substantial additional funding in the future. There is no assurance that additional financing will be available to us.

We have been dependent upon bank loans and proceeds received from shareholders’ equity contributions to meet our capital requirements in the past. We may require substantial additional funding in the future to meet our capital requirements for our business expansion and to maintain operations and improve financial performance; however, we cannot assure you that we will be able to obtain capital in the future. In the event that we were unable to meet our future funding requirements for working capital and for general business purposes, we could experience operating losses and limit our marketing efforts and decrease or eliminate capital expenditures. In addition, our operating results, our business results, and our financial position would be adversely affected. In the event that adequate additional financing is not available on reasonable terms, we may not be able to undertake our expansion plan or purchase additional equipment for our operations, and we would have to modify our business plans accordingly.

A rapid expansion could significantly strain our resources, management, and operational infrastructure, impairing our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth, we will need to expand capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record-keeping and contract tracking system. Such measures will require us to dedicate additional financial resources and personnel to optimize our operational infrastructure and to recruit more personnel to train and manage our growing employee base. In the event that we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our services, which will impair our revenue growth and hurt our overall financial performance.

We may encounter problems related to our operational and financial systems and controls during any growth, including quality control and delivery and production capacities.

Any significant growth in the market for our services or our entry into new markets may require additional employees for managerial, operational, financial, and other purposes. As of June 30, 2022, we have 168 employees. As of December 31, 2021, we have 175 employees. We would also need to continue to expand, train and manage our employees. Continued future growth will impose significant added responsibilities upon our management to identify, recruit, maintain, integrate, and motivate new employees.

We may encounter a working capital shortage, as we may need additional funds to finance the purchase of vehicles, transportation costs, and hire additional employees.

We will be required to continue improving our operations, management, and financial systems and controls for effective growth management. Our failure to manage growth effectively may lead to operational and financial inefficiencies, which will negatively affect our profitability. We cannot assure investors that we will be able to timely and effectively meet increased demand and maintain the quality standards required by our existing and potential customers.

We rely on short-term borrowings for our liquidity. Our outstanding and future indebtedness may adversely affect our available cash flow and our ability to operate our business. In addition, we may not be able to obtain additional capital when desired, on favorable terms or at all.

Our liquidity relies significantly on short-term borrowings. As of June 30, 2022, we had four outstanding short-term loans provided by four banks, totaling RMB 10,851,080 in the aggregate, or approximately $1,620,066. As of December 31, 2021, we had two outstanding short-term loans provided by two banks, totaling RMB 7,999,395 in the aggregate, or approximately $1,255,085 and as of December 31, 2020, we had six outstanding short-term loans provided by five banks, totaling RMB 7,511,342 in the aggregate, or approximately $1,151,660.

The Company also have bank acceptance notes outstanding with the banks and is required to keep certain amounts on deposit that are subject to withdrawal restrictions. As of June 30, 2022, December 31, 2021 and 2020, restricted cash was $3,650, $3,836 and $3,748, respectively. No cash is restricted to assure future credit availability.

However, we need to make continued investments in facilities, vehicles, equipment, hardware, software, technological systems and to retain talents to remain competitive. Due to the unpredictable nature of the capital markets and our industry, there can be no assurance that we will succeed in obtaining renewals on our loans or raise additional capital on favorable terms, if at all, which could significantly increase our future interest expense and adversely impact our business, results of operations, financial condition, and prospects. In the event that we are unable to obtain short-term financing in an amount sufficient to support our operations, it may be necessary to suspend or curtail our operations, which would have a material adverse effect on our business and financial condition. In that event, current shareholders would likely experience a loss of most of or all of their investment.

Further, if we increase to our level of indebtedness, in the future, it could:

●	require us to dedicate a portion of our cash flow from operations to payments on our indebtedness, which could reduce the availability of cash flow to fund acquisitions, start-ups, working capital, capital expenditures and other general corporate purposes;

●	limit our ability to borrow money or sell stock for working capital, capital expenditures, debt service requirements and other purposes;

●	limit our flexibility in planning for, and reacting to, changes in our industry or business;

●	make us more vulnerable to unfavorable economic or business conditions; and

●	limit our ability to make acquisitions or take advantage of other business opportunities.

In the event we incur additional indebtedness, the risks described above could increase.

We have a high debt to asset ratio, which may put us at high risk of default on our loans.

As of June 30, 2022, we had $10,878,393 in total liabilities and $20,675,548 in total assets, As of December 31, 2021, we had $11,499,371 in total liabilities and $20,393,413 in total assets and, as of December 31, 2020, we had $9,150,396 in total liabilities and $12,630,345 in total assets. We had a high debt to asset ratio in 2020, which may put us at high risk of default on our loans under certain circumstances, such as interest rates rising suddenly causing us unable to make our payments to the banks. If we default on our loans, we will be subject to penalties pursuant to our agreements with the banks and our business and financial condition will be materially adversely affected. In that event, our shareholders would likely experience a loss of most of or all of their investment. As of June 30, 2022, the debt to asset ratio is 0.53. As of December 31, 2021, the debt to asset ratio is 0.56. We believe the risk of default on our loans is much lower than we had in fiscal year of 2020.

Borrowings guaranteed by related parties may result in conflicts of interests in the payment of our obligations.

Our short-term borrowings are guaranteed by our major shareholders, their families and related companies that provide working capitals to us to support our operations when needed. Conflicts of interest may cause us to repay these obligations ahead of other, more important claims, to protect the personal assets of our major shareholders, their families and related companies.

We cannot assure you that our internal growth strategy will be successful, which may negatively impact our growth, financial condition, results of operations, and cash flow.

One of our strategies is to grow internally through increasing the development of new services and products and improve the quality of existing services and products. However, many obstacles to this expansion exist, including, but not limited to: increased competition from similar businesses; our ability to improve our products and product mix to realize the benefits of our research and development efforts; international trade and tariff barriers; unexpected costs; costs associated with marketing efforts abroad and maintaining attractive foreign exchange rates. Therefore, we cannot assure you that we will be able to successfully overcome such obstacles and establish our products in any additional markets. Our inability to implement this internal growth strategy successfully may negatively impact our growth, future financial condition, results of operations, or cash flows.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue their present positions, our business might be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have provided incentives to our management, we cannot assure you that we can continue to retain their services. If one or more of our key executives were unable or unwilling to continue in their present positions, we might not be able to replace them easily or at all. The loss may constrain our future growth and severely disrupt our business. Our financial condition and results of operations may be materially and adversely affected, and we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. In the event that any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Our financial and operating performance may be adversely affected by epidemics, natural disasters, and other catastrophes.

Our business, financial and operating performance could be materially and adversely affected by the outbreak of epidemics or pandemics, including but not limited to the COVID-19, swine influenza, avian influenza, middle east respiratory syndrome (MERS-CoV), and severe acute respiratory syndrome (SARS-CoV). As a result of the ongoing COVID-19 pandemic, we expect our operation to experience slowdown or temporary suspension in production. Our business could be materially and adversely affected if the slowdown or suspension continues for a long period. During such an epidemic outbreak, China may adopt certain hygiene measures, including quarantining visitors from places where any contagious diseases were rampant. Those restrictive measures adversely affected and slowed down the national economic development during that period. Any prolonged restrictive measures to control the contagious disease or other adverse public health developments in China or our targeted markets may have a material and adverse effect on our business operations.

Similarly, natural disasters, wars (including the potential of war), terrorist activity (including threats of terrorist activity), social unrest and heightened travel security measures instituted in response, and travel-related accidents, as well as geopolitical uncertainty and international conflict, will affect travel volume and may, in turn, have a material adverse effect on our business and results of operations. In addition, we may not be adequately prepared in contingency planning or recovery capability in relation to a major incident or crisis. As a result, our operational continuity may be adversely and materially affected, which in turn may harm our reputation.

Our business could be materially harmed by the ongoing coronavirus (COVID-19) pandemic.

Recently, a global pandemic of a novel strain of coronavirus (COVID-19) first emerged in China in December 2019 and has spread globally. The pandemic has resulted in quarantines, travel restrictions, and the temporary closure of stores and business facilities in China for the first half of 2020. In March 2020, the World Health Organization declared COVID-19 as a global pandemic. Furthermore, the effects of a subvariant of the Omicron variant of COVID-19, which may spread faster than the original Omicron variant, as well as the effects of any new variants and subvariants which may develop, including any actions taken by governments, may have the effect of increasing the already-existing supply chain problems or slowing our sales. Moreover, China’s policy of effecting closures to avoid infections, including the recent lockdown in many provinces and municipalities in China, could affect our results of operations.

Given the rapidly expanding nature of the COVID-19 pandemic in China and globally, we believe there is a substantial risk that our business, results of operations, and financial condition will be adversely affected. Potential impact on our operations will also depend on future developments and new information that may emerge regarding the duration and severity of COVID-19 and the actions taken by government authorities and other entities to contain COVID-19 or mitigate its impact, almost all of which are beyond our control.

The virus and the measures to contain its spread have resulted in business and manufacturing disruptions in our markets, impacted the business activities of e-commerce merchants, and other ecosystem participants (such as logistics networks and payment channels in the affected markets) and disrupted the global supply chain. Some of our merchants and suppliers with whom we maintain business relationships have reduced or suspended, or may in the future reduce or suspend, their selling activities due to operational constraints or global supply chain disruptions.

The impact of COVID-19 and a subvariant of the Omicron variant of COVID-19 on our business, financial condition, and results of operations include, but is not limited to, the following:

●	Temporary office closures and travel restrictions. In order to comply with government health emergency rules and to coincide with the Chinese New Year holiday, we were closed from January 30, 2022 to February 7, 2022. Our offices have been fully operational since February 8, 2022. Due to the nature of our business, the impact of the closure was not significant as most of our employees could continue to work off-site.

●

Reduced customer demand. Our customers have been negatively impacted by the ongoing impact of COVID-19, with revenue generated from our top 10 customers reduced by $1,516,035 or 21.5% for the six months ended June 30, 2022. However, we generated $1,817,178 from 49 new customers for the six months ended June 30, 2022. Our total revenues increased by $1,382,999, or 13.3%, to $11,809,268 for the six months ended June 30, 2022 as compared to $10,426,269 for the six months ended June 30, 2021. No customer contract has been terminated due to COVID-19. While our subcontractors have been negatively impacted by the COVID-19 pandemic, the vehicles provided by our subcontractors are still able to satisfy the needs required.

●	Extended Collection Time and Increase in Bad Debts. Our customers may require additional time to pay us or fail to pay us which may require us to record additional allowances. In order to faithfully reflect the performance and condition of the Company, we had temporally revised our policy of allowance for doubtful accounts with additional allowances recorded in anticipation of any occurrence of extended collection time and bad debts. Our allowance for doubtful accounts increased by $258,161, or 1,142.1%, to $280,766 for the six months ended June 30, 2022 as compared to $22,605 for the six months ended June 30, 2021. However, we are currently working with our customers for payments and have not experienced significant collection issues as of the date of this prospectus. We will monitor our collection closely in the future.

●	Our workforce remains stable during 2020, 2021 and the first half of 2022. The implementation of various safety measures has increased the total cost of our operation. We are required to provide our employees with protective gear and regularly monitor and trace the health condition of our employees. Starting from the issue of Notice on Further Optimizing and Implementing the Prevention and Control Measures of COVID-19 on December 7, 2022 by the Comprehensive Team for Joint Prevention and Control Mechanism for COVID-19 under State Counsel, the Chinese authorities had eased the strict management on COVID-19, including the removal of quarantine rule for inbound travelers. The policy may lead to a nationwide wave of infections and may affect the health condition of our employees. Consequently, we experienced a short period of workforce shortage as some of our drivers had been infected during the last week of December 2022. With the support of our subcontractors, there are no material losses observed during the period. As of the date of this prospectus, all of our drivers are in duty. The uncertainty of the development of COVID-19 may cause negative impact on our workforce and hence our financial results, we will continue to monitor and take proper measures.

The global stock markets have experienced and may continue to experience a significant decline from the COVID-19 outbreak. The price of our ordinary shares may decline significantly after the consummation of this offering, in which case you may lose your investment. Because of the uncertainty surrounding the COVID-19 outbreak, the business disruption and the related financial impact related to the outbreak of and response to the coronavirus cannot be reasonably estimated at this time.

If we fail to promote and maintain our brand effectively and cost-efficient, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing clients. Successful promotion of our brand and our ability to attract clients depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. Currently, we promote our brand mainly through referrals. Our future marketing efforts will likely require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all, and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to promote and maintain our brand while incurring substantial expenses successfully, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

New lines of business or new services and products may subject us to additional risks.

We plan on implementing new lines of business or offer new services and products within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly when the markets are not fully developed. In developing and marketing new lines of business and/or new services and products, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new services and products may not be achieved, and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives, and shifting market preferences, may also impact the successful implementation of a new line of business or new services and products. Furthermore, any new line of business and/or new services and products could significantly impact the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new services and products could have a material adverse effect on our business, results of operations, and financial condition.

We will be a “controlled company” within the meaning of the Nasdaq Stock Market Rules and Nasdaq Capital Market rules if, after this offering, our insiders continue to beneficially own more than 50% of our outstanding ordinary shares.

Before the completion of this Offering, our Chairman Zhengjun Tao is deemed to beneficially own ordinary shares through TZJ Global (BVI) Limited, holding 528,000 Class A ordinary shares and 4,800,000 Class B ordinary shares, which represent all of our issued and outstanding Class B ordinary shares. Accordingly, Zhengjun Tao will have the sole voting and dispositive power of 93.5% of our issued and outstanding shares upon the offering. Accordingly, the Company is a “controlled company” under applicable Nasdaq listing standards, and we expect to continue to be a controlled company after the Offering. We will rely on certain exemptions from corporate governance rules, on including an exemption from the rule that a majority of our board of directors must be independent directors. Although we currently do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. In the event that we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors, and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our ordinary shares to look less attractive to certain investors or otherwise harm our trading price. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

In addition, even if we cease to be a controlled company, we may still rely on exemptions available to foreign private issuers, including being able to adopt home country practices in relation to corporate governance matters.

We may evaluate and potentially consummate strategic investments or acquisitions from time to time, which could require significant management attention, disrupt our business, and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions, or alliances to further increase the value of our products and better serve our clients. These transactions could be material to our financial condition and results of operations if consummated. Even if we can identify an appropriate business opportunity, there is no guarantee that we may be able to consummate the transaction successfully. Even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such a transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products, and services of the acquired business;

●	the inability of the acquired technologies, products, or businesses to achieve expected levels of revenue, profitability, productivity, or other benefits;

●	difficulties in retaining, training, motivating, and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our products;

●	difficulties in maintaining uniform standards, controls, procedures, and policies within the combined organizations;

●	difficulties in retaining relationships with clients, employees, and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	failure to successfully further develop the acquired technology;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities, and other known and unknown liabilities; and

●	potential disruptions to our ongoing businesses.

We may not make any investments or acquisitions. Furthermore, our future investments or acquisitions may not be successful, benefit our business strategy, generate sufficient revenues to offset the associated acquisition costs, or otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced products or that any new or enhanced products, if developed, will achieve market acceptance or prove to be profitable.

We may not have sufficient insurance coverage.

We maintain various insurance policies to safeguard against risks and unexpected events. We have purchased certain life insurance, such as motor vehicle occupant and personal accident insurance; property loss insurance, such as cargo transportation insurance and motor vehicle damage insurance; and liability insurance, such as statutory automobile liability insurance, motor vehicle occupant liability insurance, third-party liability insurance and employer’s liability insurance. Some of our insurance also covers fire or other damages. We also provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance, medical insurance and maternity insurance for our full-time employees. We are not legally required to maintain insurance for the items we ship. We do not maintain business interruption insurance, nor do we maintain key-man life insurance. We cannot assure you that our insurance coverage is sufficient to prevent us from any losses or that we will be able to successfully claim for losses under our current insurance policies on a timely basis, or at all. If we incur losses that are not covered by our insurance policies, or if the amount reimbursed is significantly less than our actual losses, our business, financial condition and results of operations could be materially and adversely affected.

We may be exposed to liabilities under the Foreign Corrupt Practices Act. Any determination that we violated the Foreign Corrupt Practices Act could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute to obtain or retain business. We will have operations, agreements with third parties, and sales in South-East Asia, which may experience corruption. Our existing business in Asia creates the risk of unauthorized payments or offers of payments by one of our company’s employees, consultants, or sales agents because these parties are not always subject to our control. It will be our policy to implement safeguards to discourage these practices by our employees. Also, our existing safeguards and any future improvements may prove to be less than effective. The employees, consultants, or sales agents of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions. We may be subject to other liabilities, which could negatively affect our business, operating results, and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

If we fail to implement and maintain effective internal control over financial reporting, our ability to accurately report our financial results may be impaired, adversely impacting investor confidence and the market price of our ordinary shares.

Prior to this offering, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting, and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In the course of auditing our consolidated financial statements as of and for the years ended December 31, 2021 and 2020, we and our independent registered public accounting firm identified two material weaknesses in our internal control over financial reporting as well as other control deficiencies. As defined in standards established by the Public Company Accounting Oversight Board (United States) (“PCAOB”), a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified relate to (i) a lack of accounting staff and resources with appropriate knowledge of generally accepted accounting principles in the United States (“U.S. GAAP”) and SEC reporting and compliance requirements; and (ii) a lack of independent directors, an audit committee to establish formal risk assessment process and internal control framework. We will implement measures to strengthen our internal control. For example, we have established clear roles and responsibilities for accounting and financial reporting staff to address complex accounting and financial reporting issues. We intend to conduct regular and continuous U.S. GAAP accounting and financial reporting programs and send our financial staff to attend external U.S. GAAP training courses. However, implementing these measures may not fully address any deficiencies we have in our internal control over financial reporting. We are not able to estimate with reasonable certainty the costs that we will need to incur to implement these and other measures designed to improve our internal control over financial reporting. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and economic and regulatory environments. We may need to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligations. However, we cannot assure you that we will be able to continue implementing these measures in the future or that we will not identify additional material weaknesses or significant deficiencies in the future.

Furthermore, it is possible that, had our independent registered public accounting firm conducted an audit of our internal control over financial reporting, such firm might have identified additional material weaknesses and deficiencies. Upon completing this offering, we will become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, will require that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F, beginning with our annual report for the fiscal year ending December 31, 2022. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm may be required to report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective.

Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, after we become a public company, our reporting obligations may place a significant strain on our management, operational and financial resources, and systems for the foreseeable future. We may be unable to complete our evaluation testing and any required remediation timely.

During documenting and testing our internal control procedures to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented, or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. In the event that we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could, in turn, limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our ordinary shares.

Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Failure to appropriately evaluate the credit profile of our customers and/or delay in settlement of accounts receivable from our customers could materially and adversely impact our operating cash flow. It may result in significant provisions and impairments on our accounts receivable which in turn would have a material adverse impact on our business operations, results of operation, financial condition, and our business pursuits and prospects.

We had $331,736 of allowance for doubtful accounts as of June 30, 2022. We had $63,125 and $837 of allowance for doubtful accounts as of December 31, 2021, and 2020, respectively. Our customers include various logistics companies, supermarkets and manufacturers. Due to the nature of the customers and the practice of the industry, the Company generally allows a credit period of 45 to 90 days from the invoice date. However, our customers sometimes still require additional time for payment, depending on their internal cash flow budget or various levels of approvals. For example, the average accounts receivable turnover period was approximately 122.4 days and 143.5 days for the fiscal years ended December 31, 2021 and 2020, respectively. Due to uncertainty of the timing of collection, we established an allowance for doubtful accounts based on individual account analysis and historical collection trends. We established a provision for doubtful receivables when there is objective evidence that the Company may not be able to collect amounts due. The allowance is based on management’s best estimates of specific losses on individual exposures and a provision on historical trends of collections. Based on the management of customers’ credit and ongoing relationship, management makes conclusions whether any balances outstanding at the end of the period will be deemed uncollectible on an individual basis and an aging analysis basis. The provision is recorded against accounts receivables balances, with a corresponding charge recorded in the consolidated statements of income and comprehensive income. Delinquent account balances are written-off against the allowance for doubtful accounts after management has determined that the likelihood of collection is not probable. We recorded a bad debt write-off of $nil and $nil during the fiscal years ended December 31, 2021 and 2020, respectively.

While we have implemented policies and measures to improve our management of credit risk and have expanded our efforts in the collection of overdue or long outstanding accounts receivable, there is no assurance that our substantial accounts receivable position with respect to our reported revenue (on a net basis) will not persist in the future given the nature of our business. Any deterioration of the credit profile of our customers or any failure or delay in their settlement of our accounts receivable could put tremendous pressure on our operating cash flow and may result in a material and adverse impact on our business operations, results of operations, and financial condition.

You may have difficulty in effecting service of legal process, enforcing judgments or bringing actions in china against us or our directors and officers named in the prospectus based on foreign laws.

We are an exempted company incorporated under the laws of the Cayman Islands, and substantially all of our assets are located outside of the United States. All of our assets and a substantial portion of our current business operations are conducted in the PRC. In addition, all of our directors and officers are nationals and residents of countries and areas other than the United States, including the PRC. All of the assets of these persons is located outside the United States. As a result, it may be difficult for you to bring an action against these individuals within the United States. It may also be difficult for you to enforce the U.S. courts judgments obtained in U.S. courts, including judgments based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, many of whom are not residents in the United States, and whose significant part of assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the Cayman Islands, the PRC or Hong Kong, respectively, would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state. In addition, it is uncertain whether such Cayman Islands, Hong Kong or PRC courts would entertain original actions brought in the courts of the Cayman Islands, Hong Kong or the PRC against us or such persons predicated upon the securities laws of the United States or any state.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law and other applicable laws, regulations and interpretations based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. In addition, according to the PRC Civil Procedures Law, the PRC courts will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States. Furthermore, class action lawsuits, which are available in the United States for investors to seek remedies, are generally uncommon in China.

You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our directors and officers named in this prospectus based on Hong Kong laws.

As of the date of this prospectus, our Hong Kong subsidiary, Haoxin HK, is a holding company and currently does not conduct and is not expected to conduct in the future any business. We do have director(s) who are Hong Kong residents and reside within Hong Kong for a significant portion of the time.  You may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our directors and officers named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the U.S. in Hong Kong, it must be a final judgment conclusive upon the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

Furthermore, foreign judgments of the U.S. courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the U.S. could be enforceable in Hong Kong.

Potential disruptions in the capital and credit markets may adversely affect our business, including the availability and cost of short-term funds for liquidity requirements, which could adversely affect our results of operations, cash flows, and financial condition.

Potential changes in the global economy may affect the availability of business and customer credit. We may need to rely on the credit markets, particularly for short-term borrowings from banks in China, as well as the capital markets, to meet our financial commitments and short-term liquidity needs if internal funds from our operations are not available to be allocated to such purposes. Disruptions in the credit and capital markets could adversely affect our ability to draw on such short-term bank facilities. Our access to funds under such credit facilities depends on the banks’ ability that are parties to those facilities to meet their funding commitments, which may be dependent on governmental economic policies in China. Those banks may not meet their funding commitments to us if they experience shortages of capital and liquidity or experience excessive volumes of borrowing requests from other borrowers and us within a short period of time.

Long-term disruptions in the credit and capital markets could result from uncertainty, changing or increased regulations, reduced alternatives, or failures of financial institutions that could adversely affect our access to the liquidity needed for our business. Any disruption could require us to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures may include deferring capital expenditures and reducing or eliminating discretionary uses of cash. These events would adversely impact our results of operations, cash flows, and financial position.

A severe or prolonged downturn in “the Global or Chinese economy could materially and adversely affect our business and our financial condition.

The China’s economic growth has slowed down since 2012 and such slowdown may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest and terrorist threats in the Middle East, Europe and Africa, which have resulted in volatility in oil and other markets, and over the conflicts involving Ukraine and Syria. There have also been concerns on the relationship among China and other Asian countries, which may result in or intensify potential conflicts in relation to territorial disputes. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China. Any severe or prolonged slowdown in the global or Chinese economy may materially and adversely affect our business, results of operations and financial condition.

The recent outbreak of war in Ukraine has already affected global economic markets, and the uncertain resolution of this conflict could result in protracted and/or severe damage to the global economy. Russia’s recent military interventions in Ukraine have led to, and may lead to, additional sanctions being levied by the United States, European Union and other countries against Russia. Russia’s military incursion and the resulting sanctions could adversely affect global energy and financial markets and thus could affect our customers’ business and our business, even though we do not have any direct exposure to Russia or the adjoining geographic regions. The extent and duration of the military action, sanctions, and resulting market disruptions are impossible to predict, but could be substantial. Any such disruptions caused by Russian military action or resulting sanctions may magnify the impact of other risks described in this section. We cannot predict the progress or outcome of the situation in Ukraine, as the conflict and governmental reactions are rapidly developing and beyond their control. Prolonged unrest, intensified military activities, or more extensive sanctions impacting the region could have a material adverse effect on the global economy, and such effect could in turn have a material adverse effect on the operations, results of operations, financial condition, liquidity and business outlook of our business.

In addition, continued turbulence in the international markets may adversely affect our ability to access capital markets to meet liquidity needs.

We may be subject to penalties for failure to register our lease with the PRC real estate administration department.

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019 and the Administrative Measures on Leasing of Commodity Housing which was promulgated by Ministry of Housing and Urban-Rural Development on December 1, 2010 and took effect on February 1, 2011, lessors and lessees are required to enter into a written lease contract and to register the lease with the real estate administration department, and failure to comply with the registration requirement may result in a fine ranging from RMB1,000 to RMB10,000. Our PRC subsidiaries do not register all their leases with the real estate administration department. With respect to the unregistered lease, we may be required to complete such registration or subject to fines, which may adversely affect our financial position or operation.

Risks Related to this Offering and our Ordinary Shares

The dual class structure of our ordinary shares will have the effect of concentrating voting control with TZJ Global (BVI) Limited, which will hold in the aggregate 90.9% of the voting power of our capital stock following the completion of this offering, preventing you and other shareholders from influencing significant decisions, including the election of directors, amendments to our organizational documents and any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring shareholder approval.

As of the date of this prospectus, the authorized share capital of the Company is $50,000 divided into 500,000,000 ordinary shares, of which 400,000,000 shares are Class A ordinary shares and 100,000,000 shares are Class B ordinary shares, par value $0.0001 per share. As of the date of this prospectus, there are currently 7,200,000 Class A ordinary shares and 4,800,000 Class B ordinary shares issued and outstanding. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all matters submitted to a vote by the shareholders. Each Class A Ordinary Share has one (1) vote and each Class B Ordinary Share has twenty (20) votes. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. Class A Ordinary Shares are not convertible into Class B Ordinary Shares under any circumstances.

The currently Class B Ordinary Shares outstanding are beneficially owned by our Chief Executive Officer, Mr. Zhengjun Tao through TZJ Global (BVI) Limited, representing 93.5% of the aggregate voting power of our currently outstanding Ordinary Shares as of the date hereof. Upon the completion of this offering, Mr. Tao will hold 90.9% of the aggregate voting power. Because of the twenty-to-one voting ratio between our Class B and Class A ordinary shares, Mr. Zhengjun Tao will continue to control a majority of the combined voting power of our Ordinary Shares and therefore be able to control all matters submitted to our shareholders for approval so long as the Class B ordinary shares represent at least 51% of the voting power of all outstanding ordinary shares. This concentrated control will limit the ability of holders of Class A Ordinary Shares to influence corporate matters for the foreseeable future. Furthermore, should the Company decide to issue additional Class B ordinary shares in the future, the twenty-to-one voting ratio between the two classes of our ordinary shares will result in further dilutive effect on the holders of Class A ordinary shares.

As a result, for so long as TZJ Global (BVI) Limited owns a controlling or significant voting interest in our ordinary shares, it generally will be able to control or significantly influence, directly or indirectly and subject to applicable law, all matters affecting us, including:

●	the election of directors;

●	determinations with respect to our business direction and policies, including the appointment and removal of officers;

●	determinations with respect to corporate transactions, such as mergers, business combinations, change in control transactions or the acquisition or the disposition of assets;

●	our financing and dividend policy;

●	determinations with respect to our tax returns; and

●	compensation and benefits programs and other human resources policy decisions.

Even if TZJ Global (BVI) Limited were to dispose of certain of its shares of our Class B ordinary shares such that it would control less than a majority of the voting power of our outstanding ordinary shares, it may be able to influence the outcome of corporate actions so long as it retains Class B ordinary shares. During the period of TZJ Global (BVI) Limited’s controlling or significant ownership of our ordinary shares, investors in this offering may not be able to affect the outcome of such corporate actions.

TZJ Global (BVI) Limited may have interests that differ from yours and may vote in a way with which you disagree, and which may be adverse to your interests. Corporate action might be taken even if other shareholders, including those who purchase shares in this offering, oppose them. This concentration of ownership may have the effect of delaying, preventing or deterring a change of control or other liquidity event of our Company, could deprive our shareholders of an opportunity to receive a premium for their shares of Class A ordinary shares as part of a sale or other liquidity event and might ultimately affect the market price of our ordinary shares.

Furthermore, we cannot predict whether our dual-class structure will result in a lower or more volatile market price of our Class A ordinary shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of dual-class structures and temporarily barred new dual-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria. Under the announced policies, our dual-class capital structure makes us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices are not expected to invest in our stock. These policies are still fairly new, and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our multi-class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A ordinary shares less attractive to other investors. As a result, the market price of our Class A ordinary shares could be adversely affected.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner if our revenues exceed $1.235 billion, if we issue more than $1 billion in non-convertible debt in a three-year period, or if the market value of our ordinary shares held by non-affiliates exceeds $700 million as of any December 31 before that time, in which case we would no longer be an emerging growth company as of the following December 31. We cannot predict if investors will find our ordinary shares less attractive because we may rely on these exemptions. If some investors find our ordinary shares less attractive as a result, there may be a less active trading market for our ordinary shares, and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until those standards apply to private companies. We have elected to avail our company of this exemption from new or revised accounting standards and, therefore, will be subject to accounting standards that are available to emerging growth companies.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or provide information at different times, making it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer, and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, since the rules governing the information that we must disclose differ from those governing U.S. corporations pursuant to the Exchange Act, even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders and requirements that the proxy statements conform to Schedule 14A of the proxy rules promulgated under the Exchange Act;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders (i.e., officers, directors and holders of more than 10% of our issued and outstanding equity securities) to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●

the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events; and

●	the SEC rules on disclosure of compensation on an individual basis unless individual disclosure is required in our home country (Cayman Islands) and is not otherwise publicly disclosed by us.

Additionally, as a “foreign private issuer,” as defined by the SEC, we are permitted to follow home country corporate governance practices, instead of certain corporate governance standards required by Nasdaq for U.S. companies. Accordingly, we follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of certain of Nasdaq’s corporate governance requirements. As a foreign private issuer, we will also be exempt from Regulation FD (Fair Disclosure) requirements, which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

Because we are a foreign private issuer and are exempt from certain Nasdaq corporate governance standards applicable to U.S. issuers, you will have less protection than you would have if we were a domestic issuer.

Nasdaq Listing Rule requires listed companies to have, among other things, a majority of its board members be independent. However, as a foreign private issuer, we are permitted to, and we may follow home country practice in lieu of the above requirements, or we may choose to comply with the above requirement within one year of listing. The corporate governance practice in our home country, the Cayman Islands, does not require a majority of our board to consist of independent directors. Thus, although a director must act in the best interests of the Company, it is possible that fewer board members will be exercising independent judgment and the level of board oversight on the management of our company may decrease as a result. In addition, the Nasdaq Listing Rules also require U.S. domestic issuers to have a compensation committee, a nominating/corporate governance committee composed entirely of independent directors, and an audit committee with a minimum of three members. We, as a foreign private issuer, are not subject to these requirements. The Nasdaq Listing Rules may require shareholder approval for certain corporate matters, such as requiring that shareholders be given the opportunity to vote on all equity compensation plans and material revisions to those plans, certain ordinary share issuances. We intend to comply with the requirements of Nasdaq Listing Rules in determining whether shareholder approval is required on such matters and to appoint a nominating and corporate governance committee. However, we may consider following home country practice in lieu of the requirements under Nasdaq Listing Rules with respect to certain corporate governance standards, which may afford less protection to investors.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our amended and restated memorandum and articles of association, or the M&A, the Companies Act (2021 Revision) of the Cayman Islands (the “Cayman Islands Companies Act”), and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders, and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company, and substantially all of our assets are located outside of the United States. In addition, a majority of our current directors and officers are nationals and/or residents of countries and areas other than the United States, including the PRC and Hong Kong. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, of Hong Kong and of the PRC may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands, Hong Kong and the PRC, see “Enforceability of Civil Liabilities” on page 172.

Nasdaq may apply additional and more stringent criteria for our initial and continued listing because we plan to have a small public offering and insiders will hold a large portion of the company’s listed securities.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to: (i) where the company engaged an auditor that has not been subject to an inspection by the PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where the company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that the offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. Our public offering will be relatively small, and our company’s insiders will hold a large portion of the company’s listed securities. Nasdaq might apply the additional and more stringent criteria for our initial and continued listing, which might cause delay or even denial of our listing application.

If we cannot satisfy, or continue to satisfy, the initial listing requirements and other rules of Nasdaq Capital Market, although we exempt from certain corporate governance standards applicable to US issuers as a Foreign Private Issuer, our securities may not be listed or may be delisted, which could negatively impact the price of our securities and your ability to sell them.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. We cannot assure you that we will be able to meet those initial listing requirements at that time. Even if our securities are listed on the Nasdaq Capital Market, we cannot assure you that our securities will continue to be listed on the Nasdaq Capital Market.

In addition, following this offering, in order to maintain our listing on the Nasdaq Capital Market, we will be required to comply with certain rules of Nasdaq Capital Market, including those regarding minimum shareholders’ equity, minimum share price, and certain corporate governance requirements. Even if we initially meet the listing requirements and other applicable rules of the Nasdaq Capital Market, we may not be able to continue to satisfy these requirements and applicable rules. If we are unable to satisfy the Nasdaq Capital Market criteria for maintaining our listing, our securities could be subject to delisting.

If the Nasdaq Capital Market does not list our securities or subsequently delists our securities from trading, we could face significant consequences, including:

●	limited availability for market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our Ordinary Share is a “penny stock,” which will require brokers trading in our Ordinary Share to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Ordinary Share;

●	limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The market price of our ordinary shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the public offering price.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. The public offering price for our Class A ordinary shares will be determined through negotiations between the underwriters and us and may vary from the market price of our ordinary shares following our public offering. If you purchase our ordinary shares in our public offering, you may not be able to resell those shares at or above the public offering price. We cannot assure you that the public offering price of our ordinary shares, or the market price following our public offering, will equal or exceed prices in privately negotiated transactions of our shares that have occurred from time to time prior to our public offering. The market price of our ordinary shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant services or features, technical innovations, acquisitions, strategic relationships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

●

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Stock prices of many companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, shareholders have filed securities class action litigation following periods of market volatility. In the event that we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from our business, and adversely affect our business.

We may experience extreme stock price volatility, including any stock-run up, unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

In addition to the risks addressed above, our ordinary shares may be subject to extreme volatility that is seemingly unrelated to the underlying performance of our business. In particular, our ordinary shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices, given that we will have relatively small public floats after this offering. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects.

Holders of our ordinary shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our ordinary shares. As a result of this volatility, investors may experience losses on their investment in our ordinary shares. Furthermore, the potential extreme volatility may confuse the public investors of the value of our stock, distort the market perception of our stock price and our company’s financial performance and public image, negatively affect the long-term liquidity of our ordinary shares, regardless of our actual or expected operating performance. If we encounter such volatility, including any rapid stock price increases and declines seemingly unrelated to our actual or expected operating performance and financial condition or prospects, it will likely make it difficult and confusing for prospective investors to assess the rapidly changing value of our ordinary shares and understand the value thereof.

We have broad discretion in the use of the net proceeds from our public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our public offering in a manner that does not produce income or that loses value. As of the date of this Prospectus, Management has not determined the types of businesses that the Company will target or the terms of any potential acquisition.

We do not intend to pay dividends for the foreseeable future.

We currently intend to retain any future earnings to finance the operation and expansion of our business, and we do not expect to declare or pay any dividends in the foreseeable future. As a result, you may only receive a return on your investment in our Class A ordinary shares if the market price of our ordinary shares increases.

There may not be an active, liquid trading market for our ordinary shares.

Prior to this offering, there has been no public market for our ordinary shares. An active trading market for our ordinary shares may not develop or be sustained following this offering. You may not be able to sell your shares at the market price, if at all, if trading in our shares is not active. The public offering price was determined by negotiations between us and the underwriters based upon a number of factors. The public offering price may not be indicative of prices that will prevail in the trading market.

Shares eligible for future sale may adversely affect the market price of our ordinary shares, as the future sale of a substantial amount of outstanding ordinary shares in the public marketplace could reduce the price of our ordinary shares.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our ordinary shares. Share will be outstanding immediately after this offering if the firm commitment is completed, and the underwriters do not exercise their over-allotment option and shares if exercised in full. All of the shares sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale” On page 164.

You will experience immediate and substantial dilution.

The public offering price of our shares is substantially higher than the pro forma net tangible book value per ordinary share of our ordinary shares. Assuming the completion of the firm commitment offering and no exercise of the over-allotment option by the underwriters, if you purchase shares in this offering, you will experience immediate and substantial dilution of $4.20 per share, representing the difference between our net tangible book value per share of $0.80 as of June 30, 2022, after giving effect to this offering and an assumed initial public offering price of $5.00 per share, which is the midpoint of the estimated range of the initial public offering price. See “Dilution” on page 63 for a more complete description of how the value of your investment in our ordinary shares will be diluted upon the completion of this offering.

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this offering, we will become a public company in the United States. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq Capital Market require significantly heightened corporate governance practices for public companies. We expect that these rules and regulations will increase our legal, accounting and financial compliance costs and will make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. In the event that we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our ordinary shares could decline.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this offering, we will be a publicly listed company in the United States. As a publicly listed company, we will be required to file annual reports with the Securities and Exchange Commission. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, which are mostly private Chinese companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

Special Note Regarding Forward-Looking Statements

This prospectus contains forward-looking statements. All statements contained in this prospectus other than statements of historical fact, including statements regarding our future results of operations and financial position, our business strategy and plans, and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” and similar expressions are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in the “Risk Factors” section. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements. Except as required by applicable law, we undertake no duty to update any of these forward-looking statements after the date of this prospectus or to conform these statements to actual results or revised expectations.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $12.4 million, after deducting estimated underwriting discounts, the non-accountable expense allowance and the estimated offering expenses payable by us, and based upon an assumed initial offering price of $5.00 per ordinary share (excluding any exercise of the underwriters’ over-allotment option), the midpoint of the estimated price range set forth on the cover page of this prospectus. A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds to us from this offering by approximately $2.8 million, after deducting the estimated underwriting discounts, non-accountable expense allowance and estimated aggregate offering expenses payable by us and assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus.

In utilizing the proceeds of this Offering, we are permitted under PRC laws and regulations to provide funding to our PRC subsidiary and branches only through loans or capital contributions. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. For a detailed description of how funds are transferred through the Company, please see “Transfers of Cash to and from Our Subsidiaries” in the Prospectus Summary. We intend to use the net proceeds of this offering as follows after we complete the remittance process, and the specific uses of proceeds are arranged below in order of priority.

Description of Use	Estimated Amount of Net Proceeds (US $)%
New vehicle purchases	$3,732,240	30%
Acquisition and alliance	$3,732,240	30%
IT systems upgrade	$1,244,080	10%
Working capital	$3,732,240	30%
Total	$12,440,800	100%

The primary purposes of this offering are to create a public market for our shares for the benefit of all shareholders and obtain additional capital. We plan to use the net proceeds of this offering as follows:

●	Approximately 30% of the net proceeds will be used for purchasing of new vehicles, with larger size of fleet we are able to serve more customers and hence increase our revenue;

●	approximately 30% of the net proceeds will be used for acquisition and alliance, we plan to pursue selected acquisitions and form strategic alliances to take advantage of opportunities that complement our existing operations. These acquisitions and alliances will increase our service offerings, enhance our technology capabilities, increase our vehicle and personnel fleet size, access valuable information about new and existing markets, and increase our market coverage;

●	approximately 10% of the net proceeds will be used for upgrading information system for fleet management; and

●	the remainder proceeds will be used for general working capital purpose.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and prevailing business conditions, which could change in the future as our plans and prevailing business conditions evolve. Predicting the cost necessary to develop product candidates can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, although the management has not yet determined the types of business that it will target or the terms of any potential acquisitions, we will retain broad discretion over the allocation of the net proceeds from this offering. The remittance procedures are as follows:

First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to State Administration for Foreign Exchange (“SAFE”) certain application forms, identity documents, transaction documents, a form of foreign exchange registration of overseas investments by domestic residents, and foreign exchange registration certificate of the invested company.

Second, we will remit the offering proceeds into this special foreign exchange account.

Third, we will apply for settlement of the foreign exchange. To do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary materially. Ordinarily, the process takes several months to complete but is required by law to be accomplished within 180 days of application. Until the abovementioned approvals, the proceeds of this offering will be maintained in an interest-bearing account maintained by us in the United States.

According to the relevant PRC laws and regulations, in terms of capital contributions, it typically takes about eight weeks to complete the relevant filings and registrations. In terms of loans, the SAFE registration process typically takes about four weeks to complete, provided that all the necessary procedures could be successfully consummated by the relevant PRC subsidiary, as case may be, and/or our company. While we currently see no material obstacles to completing the filing and registration procedures with respect to future capital contributions and loans to our PRC subsidiary, we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. For further information, see the following risk factor at page 19: “We must remit the offering proceeds to PRC before they may be used to benefit our business in the PRC, and this process may take several months.”

DIVIDEND POLICY

We intend to keep any future earnings to finance the expansion of our business. We do not anticipate that any cash dividends will be paid in the foreseeable future.

Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium amount, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

If we determine to pay dividends on any of our ordinary share in the future, as a holding company, we will depend on receipt of funds from our Hong Kong subsidiary, Haoxin HK.

Current PRC regulations permit our indirect PRC subsidiaries to pay dividends to Haoxin HK only out of their accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. In addition, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital. Although the statutory reserves can be used, among other ways, to increase the registered capital and eliminate future losses in excess of retained earnings of the respective companies, the reserve funds are not distributable as cash dividends except in the event of liquidation.

The PRC government also imposes controls on the conversion of RMB into foreign currencies and the remittance of currencies out of the PRC. Therefore, we may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency for the payment of dividends from our profits, if any. Furthermore, if our subsidiaries and affiliates in the PRC incur debt on their own in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments.

Cash dividends, if any, on our ordinary share will be paid in U.S. dollars. Haoxin HK may be considered a non-resident enterprise for tax purposes. Any dividends Haoxin WFOE pays to Haoxin HK may be regarded as China-sourced income and may be subject to PRC withholding tax at a rate of up to 10%. See “Taxation—People’s Republic of China Enterprise Taxation” on page 166.

In order for us to pay dividends to our shareholders, we will rely on payments made from Zhejiang Haoxin, Haiyue and Longanda to Haoxin WFOE, and the distribution of such payments to Haoxin HK as dividends from Haoxin WFOE. Certain payments from Zhejiang Haoxin, Haiyue and Longanda to Haoxin WFOE are subject to PRC taxes, including VAT, urban maintenance and construction tax, educational surcharges. In addition, if Haoxin WFOE, Zhejiang Haoxin, Haiyue and Longanda or their subsidiaries or branches incur debt on their own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us.

Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, or the Double Tax Avoidance Arrangement, the 10% withholding tax rate may be lowered to 5% if a Hong Kong resident enterprise owns no less than 25% of a PRC project. However, the 5% withholding tax rate does not automatically apply and certain requirements must be satisfied, including without limitation that (a) the Hong Kong project must be the beneficial owner of the relevant dividends; and (b) the Hong Kong project must directly hold no less than 25% share ownership in the PRC project during the 12 consecutive months preceding its receipt of the dividends.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2022 and December 31, 2021 on:

●	an actual basis; and

●	a pro forma basis to reflect the shares issued to existing shareholders pro rata.

●	a pro forma as adjusted basis to give effect to the sale of 3,000,000 Class A ordinary shares in this offering at the assumed initial public offering price of $5.00 per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, after deducting the underwriting discounts and estimated offering expenses payable by us.

You should read this information together with our audited consolidated financial statements appearing elsewhere in this prospectus and the information set forth under the sections titled “Selected Consolidated Financial Data,” “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2022
	Actual(1)	Pro Forma(2)	Pro Forma As Adjusted(3)(4)
	USD	USD	USD
Shareholders’ Equity
Class A ordinary shares, $0.0001 par value, 400,000,000 shares authorized, 556 shares issued and outstanding on an actual basis, 7,200,000 shares issued and outstanding pro forma and 10,200,000 shares issued and outstanding pro forma as adjusted	$-	$720	$1,020
Class B ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 444 shares issued and outstanding on an actual basis, 4,800,000 shares issued and outstanding pro forma and pro forma as adjusted	-	480	480
Additional paid-in capital	2,957,300	2,956,100	15,396,600
Statutory reserves	616,761	616,761	616,761
Retained earnings	6,428,877	6,428,877	6,428,877
Accumulated other comprehensive income	(205,783)	(205,783)	(205,783)
Total shareholders’ equity	$9,797,155	$9,797,155	$22,237,955
Total capitalization	$20,675,548	$20,675,548	$33,116,348

(1)	On April 26, 2022, the Company issued 444 Class B ordinary shares to TZJ Global (BVI) Limited. Simultaneously, the Company also issued 556 Class A ordinary shares to 15 shareholders. We used the shares issued and outstanding as of the June 30, 2022, and the figures from the consolidated financial statements as of June 30, 2022 as the actual basis of the above calculation.

(2)	On January 19, 2023, the Company issued 528,000 Class A ordinary shares and 4,799,556 Class B ordinary shares of a par value of $0.0001 per share to TZJ Global (BVI) Limited and 6,671,444 Class A ordinary shares of a par value of $0.0001 per share to 15 investors. We used the shares issued and outstanding as of the date of this prospectus, and the figures from the consolidated financial statements as of June 30, 2022 as the pro forma basis of the above calculation.

(3)	Reflects the sale of ordinary shares in this offering (excluding any ordinary share that may be sold as a result of the Underwriter exercising its over-allotment option) at an assumed initial public offering price of $5.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing. Additional paid-in capital reflects the net proceeds we expect to receive, after deducting the underwriting discounts, estimated offering expenses payable by us and advisory fees. We estimate that such net proceeds will be approximately $12.4 million.

(4)	Assuming the underwriters do not exercise their over-allotment option.

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $2.8 million assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted amount of total capitalization by $5.0 million, assuming no change in the midpoint of the estimated price range set forth on the cover page of this prospectus.

DILUTION

If you invest in our Class A ordinary shares in this offering, your interest will be immediately diluted to the extent of the difference between the initial public offering price per ordinary share in this offering and the net tangible book value per ordinary share after this offering. Dilution results from the fact that the initial public offering price per ordinary share is substantially in excess of the net tangible book value per ordinary share. As of June 30, 2022, we had a pro forma net tangible book value of $9,645,682, or $0.80 per ordinary share (based on the number of shares issued and outstanding as of immediate prior to the completion of this offering).

Net tangible book value per ordinary share represents the amount of our consolidated assets, less deferred offering costs and the amount of our total consolidated liabilities, divided by the ordinary share issued and outstanding. Dilution is determined by subtracting net tangible book value per ordinary share as adjusted from the initial public offering price per ordinary shares. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

After giving effect to (i) the issuance of an aggregate of 7,199,444 Class A ordinary shares and 4,799,556 Class B ordinary shares on January 19, 2023; (ii) the sale of Class A ordinary shares in this offering at the assumed initial public offering price of $5.00 per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, and after deducting the underwriting discounts and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value at June 30, 2022 would have been $22,086,482, or $1.48 per ordinary share. This represents an immediate increase in pro forma as adjusted net tangible book value of $0.68 per ordinary share to existing investors and immediate dilution of $3.52 per ordinary share to new investors. The following table illustrates this dilution to new investors purchasing ordinary share in this offering:

	Offering without Over-allotment Option	Offering with Full Exercise of Over-allotment Option
Assumed initial public offering price per ordinary share	$5.00	$5.00
Pro forma net tangible book value per ordinary share as of June 30, 2022	$0.80	$0.80
Pro forma as adjusted net tangible book value per ordinary share after this offering	$1.48	$1.57
Increase in pro forma as adjusted net tangible book value per ordinary share attributable to new investors purchasing Class A ordinary shares in this offering	$0.68	$0.77
Dilution per ordinary share to new investors in this offering	$3.52	$3.43

Each $1.00 increase (decrease) in the assumed initial public offering price of $5.00 per ordinary share, the midpoint of the estimated price range set forth on the cover page of this prospectus, would increase (decrease) our pro forma as adjusted net tangible book value as of June 30, 2022 after this offering by approximately $0.18 per ordinary share, and would increase (decrease) dilution to new investors by $0.82 per ordinary share, assuming that the number of ordinary shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the underwriting discounts and estimated offering expenses payable by us. An increase (decrease) of 1 million in the number of ordinary shares we are offering would increase (decrease) our pro forma as adjusted net tangible book value as of June 30, 2022 after this offering by approximately $0.20 per ordinary share, and would decrease (increase) dilution to new investors by approximately $0.20 per ordinary share, assuming the assumed initial public offering price per ordinary share, as set forth on the cover page of this prospectus remains the same, and after deducting the estimate underwriting discounts and estimated offering expenses payable by us. The pro forma as adjusted information is illustrative only, and we will adjust this information based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriter exercises its over-allotment option in full, the pro forma as adjusted net tangible book value per ordinary share after the offering would be $1.57, the increase in net tangible book value per ordinary share to existing shareholders would be $0.77, and the immediate dilution in net tangible book value per ordinary share to new investors in this offering would be $3.43.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2022, the differences between existing shareholders and the new investors with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share before deducting the estimated discounts and commissions to the underwriters and the estimated offering expenses payable by us.

	Class A and B Ordinary Shares purchased		Total consideration		Average price per Ordinary
	Number	Percent	Amount	Percent	Share
Existing shareholders(1)	12,000,000	80%	$2,957,300	16.5%	$0.25
New investors	3,000,000	20%	$15,000,000	83.5%	$5.00
Total	15,000,000	100%	$17,957,300	100%	$1.20

(1)	Not including over-allotment shares.

The pro forma as adjusted information as discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at the pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes that appear in this prospectus. In addition to historical consolidated financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.” These Interim Financial Statements and Annual Financial Statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles, or US GAAP.

Overview

We are a provider of temperature-controlled truckload service and urban delivery services in China with over 19 years of experience in the transportation industry. We started our urban delivery service business in 2003 and started expanding our business into temperature-controlled truckload service in 2016. We currently conduct all of our operations through our subsidiaries, Ningbo Haoxin, Zhejiang Haoxin, Longanda and Haiyue, and have experienced a steady growth in our business in recent years. The goods we take charge of transporting focus on factory logistics, which include electronic devices, chemicals, fruit, food and commercial goods. After continuous development, we have been recognized and accredited by the China Federation of Logistics and Purchasing as a 3A-Grade transportation service provider.

As of the date of this prospectus, we operate a truckload fleet with 70 tractors, 152 trailers and 57 vans, none of which are under capital lease. We do not use vehicles under rental arrangement to conduct our services and we prefer to acquire new vehicles via capital lease rather than one-off cash payment. See “Note 9 – Leases” on page F-23 for more details on capital leases. Given the large scale of our fleet, we offer both network density and broad geographic coverage to meet our customers’ diverse transportation needs within the PRC. Our business has created a successful business model that has allowed us to expand our customer base and market coverage whilst maintaining good relationships with our existing customers.

We mainly provide transportation services with our large and medium-sized temperature-controlled logistics transportation vehicles, and charge our customers based on mileage. In addition to temperature-controlled truckload services, we also provide urban delivery services with our medium-sized vans to customers who have short-distance, intra-city delivery needs. The sales revenue generated from temperature-controlled truckload service accounts for approximately 80.3% and the urban delivery service accounts for approximately 19.7% out of our total sales revenue for the six months ended June 30, 2022. The sales revenue generated from temperature-controlled truckload service accounts for about 75.5% and the urban delivery service accounts for approximate 24.5% out of our total sales revenue in 2021. We optimize the loading of the vehicles on the forward and return journeys to reduce costs.

We adopt high standards for our own services and provide customers with high-quality, safe and standardized services. We also use a digitized management system in which temperature control can be accessed throughout the whole transportation process through advanced vehicle GPS positioning and real-time temperature monitoring system. We also pay special attention to safe operation and conduct regular safety training and emergency drills to enhance our drivers’ safety awareness. Additionally, we have installed safety systems and warning systems on each vehicle to reduce likelihood of accident.

We plan on consolidating the products that we transport and build cold temperature warehouses to reduce costs. We also plan to obtain relevant qualifications for pharmaceuticals and incorporate medicine transportation into our daily business. We will aim to strengthen informatization construction to integrate the existing vehicle dispatching system and temperature control to build a system to improve efficiency.

Our mission is to become the most reliable and sustainable transportation company that specialize in temperature-controlled truckload services in China by offering punctual, cost-effective, capable and intelligent transportation services, while maintaining a sizeable fleet of transportation vehicles of our own as well as reliable subcontracting arrangements. Given that the transportation industry in many regions of China is still underrepresented, we aim to capture additional market share by leveraging our strengths we have developed during the past 19 years and continue to grow our business by implementing a number of strategies.

Key Factors that Affect Operating Results

Our performance of operations and financial conditions have been, and are expected to continue to be, affected by a number of factors, including macroeconomic conditions, major customers demand, fuel charges, collectability of accounts receivable and timing of collection, driver capacity and wage cost, regulations and seasonality, many of which may be beyond our control.

Major Customers Demand

During the six months ended June 30, 2022 and 2021, sales to our top ten customers accounted for approximately 47.0% and 67.8%, respectively. During the years ended December 31, 2021 and 2020, sales to our top ten customers accounted for approximately 50.3% and 67.6%, respectively. Our service agreements with our customers have an expected length of one year or less. While certain service agreements contain options of renewal, there is no assurance that our major customers will continue their business relationship with us, or the revenue generated from dealings with them will be maintained or increased in the future. If we are unable to renew the service agreements with our existing customers, or there is a reduction or cessation of demands from these customers for whatever reasons and we are unable to enter into new service agreements of comparable size or on similar terms in substitution, our business, financial conditions and results of operation may be materially and adversely affected.

Fuel Charges

Fuel shortage, increases in fuel prices and rationing of petroleum products may increase our cost and have a material adverse effect on our operations’ profitability. The cost of fuel can fluctuate significantly and is subject to many economic and political factors that are beyond our control, including but not limited to the political instability in oil-producing regions. Some of our service agreements with our customers allow us to adjust our service fees to some extent when the fuel prices fluctuate over 5%. However, if the fluctuations fall within the acceptable range, the service fees cannot be adjusted and thus we are still exposed to the risk of the fuel price fluctuation which may affect our profitability.

Collectability and Timing of Collection of Accounts Receivable

Our cash flows depend on the timely receipt of payments from our customers. There is no assurance that our customers will pay us on time and in full. Should we experience any unexpected delay or difficulty in collecting accounts receivable from our customers, our operating results and financial condition may be adversely affected.

Driver Capacity and Wage Cost

We recognize that our professional driver workforce is one of our most valuable assets. Drivers who hold driving license of tractors, trucks and vans are the most needed manpower of the Chinese trucking service market. As of the date of this prospectus, we have 144 drivers in our fleet. Changes in the demographic composition of the workforce, alternative employment opportunities that become available in the economy, and individual drivers’ desire to be home more frequently can affect the availability of drivers, including by increasing the wages our drivers require. Driver shortages impact both our ability to serve customers and driver wages paid to attract and retain drivers and can have a material adverse effect on our operations and profitability.

Regulations

In recent years, the government has issued many supportive policies to encourage the development of the transportation industry in PRC. Encouraged by those policies, the transportation industry is expected to become more standardized and modernized. The temperature-controlled truckload service market and urban delivery service market which are subsets of the transportation industry is likely to evolve along with the development of transportation industry.

Seasonality

Our customers are logistics companies and direct customers. Most of the routes and schedules signed with us are regular and remain unchanged throughout the term of the contract. If our customers experience sudden spikes in demand for trucking services, they may seek other service providers instead of changing the terms of our temperature-controlled truckload services and urban delivery services.

In general, the demand for our temperature-controlled truckload services and urban delivery services increased in October, November and December each year due to sales activities organized on various online shopping platforms and the year-end stocking plans of most customers. In order to meet the demand of the high season, we have extended our business hours every day during these months. Despite peak demand seasons in the consumer goods industry, the business’s dedicated temperature-controlled truckload services and urban delivery services ensure the stability of our operations, and as a result our directors do not believe seasonality has a material impact on the overall revenue and operations of the business.

COVID-19 Update

Our financial results for the first half of 2022 had been adversely affected due to the ongoing impact of COVID-19, especially on the urban delivery services. We cannot say when we will be able to contain the virus, and we cannot predict whether its effects will be short-term or long-term. If the epidemic is not effectively contained, our business operations and financial conditions will continue to be materially and adversely affected by slowing economic growth, depressed business sentiment or other factors that we cannot foresee. As of June 30, 2022, we have found no significant adverse factors due to the outbreak.

The impact of COVID-19 and a subvariant of the Omicron variant of COVID-19 on our business, financial condition, and results of operations include, but is not limited to, the following:

●	Temporary office closures and travel restrictions. In order to comply with government health emergency rules and to coincide with the Chinese New Year holiday, we were closed from January 30, 2022 to February 7, 2022. Our offices have been fully operational since February 8, 2022. Due to the nature of our business, the impact of the closure was not significant as most of our employees could continue to work off-site.

●	Reduced customer demand. Our customers have been negatively impacted by the ongoing impact of COVID-19, with revenue generated from our top 10 customers reduced by $1,516,035 or 21.5% for the six months ended June 30, 2022. However, we generated $1,817,178 from 49 new customers for the six months ended June 30, 2022. Our total revenues increased by $1,382,999, or 13.3%, to $11,809,268 for the six months ended June 30, 2022 as compared to $10,426,269 for the six months ended June 30, 2021. No customer contract has been terminated due to COVID-19. While Our subcontractors have been negatively impacted by the COVID-19 pandemic, the vehicles provided by our subcontractors are still able to satisfy the needs required.

●	Extended Collection Time and Increase in Bad Debts. Our customers may require additional time to pay us or fail to pay us which may require us to record additional allowances. In order to faithfully reflect the performance and condition of the Company, we had temporally revised our policy of allowance for doubtful accounts with additional allowances recorded in anticipation of any occurrence of extended collection time and bad debts. Our allowance for doubtful accounts increased by $258,161, or 1,142.1%, to $280,766 for the six months ended June 30, 2022 as compared to $22,605 for the six months ended June 30, 2021. However, we are currently working with our customers for payments and have not experienced significant collection issues as of the date of this prospectus. We will monitor our collection closely in the future.

●	Our workforce remains stable during 2020, 2021 and the first half of 2022. The implementation of various safety measures has increased the total cost of our operation. We are required to provide our employees with protective gear and regularly monitor and trace the health condition of our employees. Starting from the issue of Notice on Further Optimizing and Implementing the Prevention and Control Measures of COVID-19 on December 7, 2022 by the Comprehensive Team for Joint Prevention and Control Mechanism for COVID-19 under State Counsel, the Chinese authorities had eased the strict management on COVID-19, including the removal of quarantine rule for inbound travelers. The policy may lead to a nationwide wave of infections and may affect the health condition of our employees. Consequently, we experienced a short period of workforce shortage as some of our drivers had been infected during the last week of December 2022. With the support of our subcontractors, there are no material losses observed during the period. As of the date of this prospectus, all of our drivers are in duty. The uncertainty of the development of COVID-19 may cause negative impact on our workforce and hence our financial results, we will continue to monitor and take proper measures.

Results of Operations

For the Six Months Ended June 30, 2022 and 2021

The following table summarizes the results of our operations for the six months ended June 30, 2022 and 2021, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Six Months Ended June 30,			Change
	2022	2021	Change	(%)
REVENUES	$11,809,268	$10,426,269	$1,382,999	13.3%

COSTS AND EXPENSES
Transportation costs	9,008,894	7,912,953	1,095,941	13.8%
General and Administrative expenses	785,706	300,461	485,245	161.5%
Sales and marketing expenses	50,437	74,633	(24,196)	-32.4%
Total costs and expenses	9,845,037	8,288,047	1,556,990	18.8%

OPERATING INCOME	1,964,231	2,138,222	(173,991)	-8.1%

OTHER (EXPENSES) INCOME
Interest expense	(89,406)	(141,681)	52,275	-36.9%
Other expenses	(58,578)	(85,885)	27,307	-31.8%
Other income	28,709	53,455	(24,746)	-46.3%
Total other expenses, net	(119,275)	(174,111)	54,836	-31.5%

INCOME BEFORE INCOME TAXES	1,844,956	1,964,111	(119,155)	-6.1%

PROVISION FOR INCOME TAXES	457,840	376,538	81,302	21.6%

NET INCOME	$1,387,116	$1,587,573	$(200,457)	-12.6%

Revenues

Our revenues are primarily derived from transportation services. Total revenues increased by $1,382,999, or 13.3%, to $11,809,268 for the six months ended June 30, 2022 as compared to $10,426,269 for the six months ended June 30, 2021. This mainly due to the demand growth of the domestic temperature-controlled logistics market and 49 new customers acquired in 2022. Management is committed to continuing to seek new customers, reduce reliance on individual customers, and improve customer numbers and service quality to support and expand our existing transportation business while maintaining our existing business. With the best efforts of management, the temperature-controlled truckload service generated revenue of $9,481,946 or 80.3% of total revenue for the six months ended June 30, 2022.

Our revenue generated from temperature-controlled truckload services and urban delivery services, the disaggregated information of revenues by type of services are as follows:

	For the Six Months Ended June 30, 2022	For the Six Months Ended June 30, 2021	Change	Change (%)
Revenue
Temperature-controlled truckload services	$9,481,946	$6,878,016	$2,603,930	37.9%
Urban delivery services	2,327,322	3,548,253	(1,220,931)	-34.4%
Total revenue	$11,809,268	$10,426,269	$1,382,999	13.3%

Revenue from temperature-controlled truckload services

We provide truckload services which allow our customers to transport their goods under certain temperature. Our revenue from temperature-controlled truckload services increased from $6,878,016 for the six months ended June 30, 2021 to $9,481,946 for the six months ended June 30, 2022, representing an increase of $2,603,930 or 37.9%. This mainly due to the demand growth of the domestic temperature-controlled logistics market and 49 new customers acquired in 2022. The company also expanded its small business, which also provided new growth points for revenue.

Revenue from urban delivery

We provide delivery service in which the deliveries are mainly conducted within city and customers are promised delivery within a short period of time. Our revenue from urban delivery services decreased from $3,548,253 for the six months ended June 30, 2021 to $2,327,322 for the six months ended June 30, 2022, representing an decrease of $1,220,931 or 34.4%. The reduction of urban express business is within the expectations of the management. The management has adjusted the business structure in response to the impact of the epidemic. We will focus on the expansion of the temperature-controlled truck freight business to achieve better growth.

Our operations are primarily based in the PRC, where we derive all of our revenues. Management also reviews consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	For the Six Months Ended June 30, 2022	For the Six Months Ended June 30, 2021	Change	Change (%)
Revenue
Huadong area	$7,593,657	$5,809,523	$1,784,134	30.7%
Huazhong area	257,036	936,608	(679,572)	-72.6%
Southwest area	147,284	-	147,284	100.0%
Northwest area	48,350	-	48,350	100.0%
Northeast area	72,015	-	72,015	100.0%
Huanan area	3,690,926	3,680,138	10,788	0.3%
Total revenue	$11,809,268	$10,426,269	$1,382,999	13.3%

Our revenue was primarily generated from Huadong area and Huanan area in the PRC, which accounted for approximately 64.3% and 31.3% of our total revenue for the six months ended June 30, 2022, respectively, and approximately 55.7% and 35.3% of our total revenue for the six months ended June 30, 2021, respectively. Through reasonable and effective allocation of our resources, we expect that our revenue will grow in both Huadong and Huanan areas.

Revenue from Huadong Area

Revenue from Huadong area is primarily generated from temperature-controlled truckload services, starting from customers in Huadong area, to other areas in China. In temperature-controlled truckload services, it takes two to four days for a customer’s goods to travel from the place of origin to the destination. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination, and the delivery note is signed by both parties.

For the six months ended June 30, 2022, the revenue generated from Huadong area was $7,593,657 as compared to $5,809,523 for the six months ended June 30, 2021, representing an increase of $1,784,134 or 30.7%. The increase was mainly due to new customers we acquired in Huadong area and increase in domestic demand for temperature-controlled logistics.

Revenue from Huanan area

Revenue from Huanan area is primarily comprised of urban delivery service within the Huanan area. Services are mostly completed within approximately 24 hours. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination, and the delivery note is signed by both parties.

We believe that the urban delivery service in Huanan area is in a stage of steady growth. Our revenue generated in Huanan area increased from $3,680,138 for the six months ended June 30, 2021 to $3,690,926 for the six months ended June 30, 2022, representing an increase of $10,788 or 0.3%. Since we have been cooperating with our existing customers in South China for a long time, we are expanding our temperature-controlled truck freight service in South China through the introduction of our existing customers in South China. Temperature-controlled truck freight services increased by $1,231,720, or 933.9%, to $1,363,605 for the six months ended June 30, 2022 from $131,885 for the six months ended June 30, 2021.

Costs and Expenses

The costs and expenses of our transportation services consist of transportation costs, general and administrative expenses and sales and marketing expenses.

	For the Six Months Ended June 30, 2022	For the Six Months Ended June 30, 2021	Change	Change (%)
COSTS AND EXPENSES
Transportation costs	$9,008,894	$7,912,953	$1,095,941	13.8%
General and Administrative expenses	785,706	300,461	485,245	161.5%
Sales and marketing expenses	50,437	74,633	(24,196)	-32.4%
Total costs and expenses	$9,845,037	$8,288,047	$1,556,990	18.8%

Total costs and expenses increased by $1,556,990, or 18.8%, to $9,845,037 for the six months ended June 30, 2022 as compared to $8,288,047 for the six months ended June 30, 2021. This increase was mainly due to the company’s higher revenue, which was due to the growth in demand for temperature-controlled truck load services. In addition to the increase in transportation costs caused by the increase of revenues, the increase in total cost and expenses is resulted from the increase in professional expense incurred in relation to capital market and allowance for doubtful accounts.

Transportation Costs

Transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repair expenses, subcontractor fees, depreciation expenses and others expenses.

	For the Six Months Ended June 30, 2022	For the Six Months Ended June 30, 2021	Change	Change (%)
Transportation costs
Drivers’ wages	$1,824,287	$1,687,640	$136,647	8.1%
Fuel expenses	1,900,332	1,524,458	375,874	24.7%
Highway bridge expenses	1,513,202	1,076,034	437,168	40.6%
Insurance expenses	208,541	247,603	(39,062)	-15.8%
Subcontractor fees	2,860,043	2,518,866	341,177	13.5%
Depreciation expenses	530,269	666,740	(136,471)	-20.5%
Maintenance and repair expenses	74,660	153,717	(79,057)	-51.4%
Others expenses	97,560	37,895	59,665	157.4%
Total transportation costs	$9,008,894	$7,912,953	$1,095,941	13.8%

Subcontractor fees increased by approximately $341,177, or 13.5%, to $2,860,043 for the six months ended June 30, 2022 as compared to $2,518,866 for the six months ended June 30, 2021. The increase in subcontractor fees was mainly due to the increase of revenues while the size of our fleet maintain unchanged. During the first half of 2022, management received a relatively high number of new customer service requests. Owing to limited vehicles and working capital, these services had to be subcontracted temporarily to meet these requirements, resulting in increased subcontracting costs.

Drivers’ wages increased by approximately $136,647, or 8.1%, to $1,824,287 for the six months ended June 30, 2022 as compared to $1,687,640 for the six months ended June 30, 2021. Fuel expenses increased by approximately $375,874, or 24.7%, to $1,900,332 for the six months ended June 30, 2022 as compared to $1,524,458 for the six months ended June 30, 2021 while the fuel price raised nationwide in China. Highway bridge expenses increased by approximately $437,168, or 40.6%, to $1,513,202 for the six months ended June 30, 2022 as compared to $1,076,034 for the six months ended June 30, 2021. The increase in highway bridge expenses was due to the increase in number of short distance trips for the six months ended June 30, 2022.

Depreciation expenses decreased by approximately $136,471, or 20.5%, to $530,269 for the six months ended June 30, 2022 as compared to $666,740 for the six months ended June 30, 2021. While some revenue equipment has been fully depreciated, less depreciation was recorded for the six months ended June 30, 2022. Maintenance and repair expenses decreased by approximately $79,057, or 51.4%, to $74,660 for the six months ended June 30, 2022 as compared to $153,717 for the six months ended June 30, 2021. The decrease in maintenance and repair was due to the disposal of old and long-served revenue equipment which cause relatively more maintenance and repair.

General and Administrative Expenses

For the six months ended June 30, 2022, we incurred total general and administrative expenses in the amount of $785,706, which was mainly comprised of professional fees of $214,417, salary expenses of $178,070, rental expenses of $31,512, allowance for doubtful accounts of $280,766 and others expenses of $80,941.

For the six months ended June 30, 2021, we incurred total general and administrative expenses in the amount of $300,461, which was mainly comprised of professional fees of $37,163, salary expenses of $197,459, rental expenses of $8,118, allowance for doubtful accounts of $22,605 and others expenses of $35,116.

General and administrative expenses increased by $485,245 or 161.5% for the six months ended June 30, 2022 as compared to $785,706 for the six months ended June 30, 2021, which was primarily due to an increase in rental expenses of $23,394 as we leased a new office with a higher rent rate, an increase of $177,254 of professional expense in relation with the capital market, an increase in allowance for doubtful accounts of $258,161 and an increase in other expenses of $45,825. These changes were offset by decrease of $19,389 in salary expenses as we downsize of the team of urban delivery services.

Sales and marketing expenses

For the six months ended June 30, 2022, we incurred total sales and marketing expenses in the amount of $50,437, which was mainly comprised of travel and hotel expenses of $15,005, salesperson salary expenses of $35,186 and others expenses of $246.

For the six months ended June 30, 2021, we incurred total sales and marketing expenses in the amount of $74,633, which was mainly comprised of travel and hotel expenses of $2,208, salesperson salary expenses of $55,124 and service charge of $17,301.

Sales and marketing expenses decreased by $24,196 or 32.4% as compared to $74,633 for the six months ended June 30, 2021, this is mainly due to the fact that sales personnel in our urban delivery services left us in 2021 as we put more of efforts on the expansion of temperature-controlled truckload services. The leave of the sales personnel did not affect our revenue generated from urban delivery services for the six months ended June 30, 2022.

Other Income and Expenses

For the six months ended June 30, 2022 and 2021, other income and expenses mainly include government subsidies, interest expense, etc. For the six months ended June 30, 2022, total interest expense decreased by $52,275 or 36.9% to $89,406 as our bank borrowings and capital lease decreased, total other expenses decreased by $27,307 or 31.8% while total other income decreased by $24,746 or 46.3%.

Liquidity and Capital Resources

Our business requires substantial amounts of cash to cover operating expenses as well as to fund commitment for capital expenditures, working capital changes, principal and interest payments on our obligations, lease payments, to support tax payments when we generate taxable income. Recently, we have financed our capital requirements with borrowings under our existing term loan facility, borrowings under our existing revolving credit facility, cash flows from operating activities, direct equipment financing, operating leases and proceeds from equipment sales.

For the six months ended June 30, 2022, we had a net cash outflow from operating activities of $980,941, For the six months ended June 30, 2021, we had a net cash inflow from operating activities of $2,052,126. As of June 30, 2022 and 2021, we had cash and restricted cash of $745,045 and $269,157, respectively, and our working capital was $7,362,050 and $6,211,488, respectively. The increase of $1,150,562 in working capital was due to the increase of accounts receivable that was led by the increase of revenue.

As of June 30, 2022, we were obliged to pay the income tax of $1,686,011 and a late fee of $83,065 for our failure to pay the income tax for the year ended December 31, 2021 on time. Comparing to a working capital of $6,211,488 as of June 30, 2021 with a paid income tax of $318,323, we had a larger amount of working capital of $7,362,050 as of June 30, 2022. Such working capital is sufficient to cover the above-mentioned unpaid amount. Therefore, the payment of above-mentioned income tax and late fee will not have material impact on the Company’s liquidity.

We believe the Company’s revenues and operations will continue to grow and the current working capital is sufficient to support its operations and debt obligations as they mostly become due one year from the date of this prospectus. However, we may need additional cash resources in the future if we experience changed business conditions or other developments and may also need additional cash resources in the future if we wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities or obtain a credit facility.

For the Years Ended December 31, 2021 and 2020

The following table summarizes the results of our operations for the years ended December 31, 2021 and 2020, respectively, and provides information regarding the dollar and percentage increase or (decrease) during such periods.

	For the Year Ended December 31,			Change
	2021	2020	Change	(%)
REVENUES	$29,925,498	$13,950,545	$15,974,953	114.5%

COSTS AND EXPENSES
Transportation costs	22,100,784	11,135,437	10,965,347	98.5%
General and Administrative expenses	506,867	425,855	81,012	19.0%
Sales and marketing expenses	173,002	203,853	(30,851)	-15.1%
Total costs and expenses	22,780,653	11,765,145	11,015,508	93.6%

OPERATING INCOME	7,144,845	2,185,400	4,959,445	226.9%

OTHER (EXPENSES) INCOME
Interest expense	(254,329)	(361,974)	(107,645)	-29.7%
Other expenses	(115,003)	(72,939)	42,064	57.7%
Other income	227,502	157,248	70,254	44.7%
Total other expenses, net	(141,830)	(277,665)	135,835	-48.9%

INCOME BEFORE INCOME TAXES	7,003,015	1,907,735	5,095,280	267.1%

PROVISION FOR INCOME TAXES	1,733,567	352,847	1,380,720	391.3%

NET INCOME	$5,269,448	$1,554,888	$3,714,560	238.9%

Revenues

Our revenues are primarily derived from temperature-controlled truckload services and urban delivery services. Total revenues increased by $15,974,953, or 114.5%, to $29,925,498 for the year ended December 31, 2021 as compared to $13,950,545 for the year ended December 31, 2020. This mainly due to the demand growth of the domestic temperature-controlled logistics market and new customers acquired in 2021. Management is committed to continuously seeking new growth by developing new businesses and customers to support and expand our existing transportation business. With the increased demand and newly acquired customers, the temperature-controlled truckload service generated revenue of $22,598,116 or 75.5% of total revenue for the year ended December 31, 2021.

Our operations are primarily based in the PRC, where we derive all of our revenues. Management also reviews consolidated financial results by business locations. Disaggregated information of revenues by geographic locations are as follows:

	For the year ended December 31, 2021	For the year ended December 31, 2020	Change	Change (%)
Revenue
Huadong area	$20,381,526	$6,221,339	$14,160,187	227.6%
Huazhong area	1,122,502	324,248	798,254	246.2%
Southwest area	-	25,400	(25,400)	-100.0%
Northwest area	27,826	18,670	9,156	49.0%
Northeast area	-	5,210	(5,210)	-100.0%
Huanan area	8,393,644	7,355,678	1,037,966	14.1%
Total revenue	$29,925,498	$13,950,545	$15,974,953	114.5%

Our revenue was primarily generated from Huadong area and Huanan area in the PRC, which accounted for approximately 68.1% and 28% of our total revenue for the year ended December 31, 2021, respectively, and approximately 44.6% and 52.7% of our total revenue for the year ended December 31, 2020, respectively. Through reasonable and effective allocation of our resources, we expect that our revenue will continue to grow in both Huadong and Huanan areas.

Revenue from Huadong Area

Revenue from Huadong area is primarily generated from temperature-controlled truckload services, starting from customers in Huadong area, to other areas in China. In temperature-controlled truckload services, it takes two to four days for a customer’s goods to travel from the place of origin to the destination. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination, and the delivery note is signed by both parties.

For the year ended December 31, 2021, the revenue generated from Huadong area was $20,381,526 as compared to $6,221,339 for the year ended December 31, 2020, representing an increase of $14,160,187 or 227.6%. The increase was mainly due to new customers we acquired in Huadong area and the huge increase in domestic demand for temperature-controlled logistics.

Revenue from Huanan area

Revenue from Huanan area is primarily comprised of urban delivery service within the Huanan area. Services are mostly completed within approximately 24 hours. Revenue is recognized over the requisite transit period as the customer’s goods move from origin to destination, and the delivery note is signed by both parties.

We believe that the urban delivery service in Huanan area is in a stage of steady growth. Our revenue generated in Huanan area increased from $7,355,678 for the year ended December 31, 2020 to $8,393,644 for the year ended December 31, 2021, representing an increase of $1,037,966 or 14.1%. Due to the length of time we cooperated with our existing customers in Huanan area, we look forward to expand our temperature-controlled truckload services in Huanan area via the introduction from our existing customers there.

Our revenue generated from temperature-controlled truckload services and urban delivery services, the disaggregated information of revenues by type of serves are as follows:

	For the year ended December 31, 2021	For the year ended December 31, 2020	Change	Change (%)
Revenue
Temperature-controlled truckload services	$22,598,116	$7,550,248	$15,047,868	199.3%
Urban delivery services	7,327,382	6,400,297	927,085	14.5%
Total revenue	$29,925,498	$13,950,545	$15,974,953	114.5%

Revenue from temperature-controlled truckload services

Our revenue from temperature-controlled truckload services increased from $7,550,248 for the year ended December 31, 2020 to $22,598,116 for the year ended December 31, 2021, representing an increase of $15,047,868 or 199.3%. This mainly due to the demand growth of the domestic temperature-controlled logistics market and new customers acquired in 2021.

Revenue from urban delivery

Our revenue from urban delivery services increased from $6,400,297 for the year ended December 31, 2020 to $7,327,382 for the year ended December 31, 2021, representing an increase of $927,085 or 14.5%. The organic growth of urban delivery services is within management’s expectation as we concentrated on the expansion on the temperature-controlled truckload services for a better growth.

Costs and Expenses

The costs and expenses of our transportation services consist of transportation costs, general and administrative expenses and sales and marketing expenses.

	For the year ended December 31, 2021	For the year ended December 31, 2020	Change	Change (%)
COSTS AND EXPENSES
Transportation costs	$22,100,784	$11,135,437	$10,965,347	98.5%
General and Administrative expenses	506,867	425,855	81,012	19.0%
Sales and marketing expenses	173,002	203,853	(30,851)	-15.1%
Total costs and expenses	$22,780,653	$11,765,145	$11,015,508	93.6%

Total costs and expenses increased by $11,015,508, or 93.6%, to $22,780,653 for the year ended December 31, 2021 as compared to $11,765,145 for the year ended December 31, 2020. This increase was mainly due to the Company’s substantial increase in revenue resulting from the rapid growth in demand for temperature-controlled truckload services. At the same time, due to the rise of domestic Non-Truck Operating Common Carrier (“NTOCC”) which intensified the price competition in the logistics market, we are more likely to have a lower cost for subcontractors via NTOCC.

Transportation Costs

Transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repair expenses, subcontractor fees, depreciation expenses and others expenses.

	For the year ended December 31, 2021	For the year ended December 31, 2020	Change	Change (%)
Transportation costs
Drivers’ wages	$3,121,635	$1,790,229	$1,331,406	74.4%
Fuel expenses	3,527,704	1,993,826	1,533,878	76.9%
Highway bridge expenses	2,812,423	1,650,419	1,162,004	70.4%
Insurance expenses	439,179	424,172	15,007	3.5%
Subcontractor fees	10,478,730	3,538,900	6,939,830	196.1%
Depreciation expenses	1,275,141	1,328,179	(53,038)	-4.0%
Maintenance and repair expenses	334,343	296,189	38,154	12.9%
Others expenses	111,629	113,523	(1,894)	-1.7%
Total transportation costs	$22,100,784	$11,135,437	$10,965,347	98.5%

Subcontractor fees increased by approximately $6,939,830, or 196.1%, to $10,478,730 for the year ended December 31, 2021 as compared to $3,538,900 for the year ended December 31, 2020. The increase of subcontractor fees is mainly due to the rapid growth of domestic demand for temperature-controlled truckload services in 2021. Our performance has seen a great improvement, and our own vehicles can no longer fully meet the transportation demand. In 2021, management received a relatively higher number of new customer service requests. Due to limited vehicles and working capital, these services had to be subcontracted on a temporary basis to meet these requests, resulting in increased subcontracting costs.

Drivers’ wages increased by approximately $1,331,406, or 74.4%, to $3,121,635 for the year ended December 31, 2021 as compared to $1,790,229 for the year ended December 31, 2020. Fuel expenses increased by approximately $1,533,878, or 76.9%, to $3,527,704 for the year ended December 31, 2021 as compared to $1,993,826 for the year ended December 31, 2020. Highway bridge expenses increased by approximately $1,162,004, or 70.4%, to $2,812,423 for the year ended December 31, 2021 as compared to $1,650,419 for the year ended December 31, 2020. These increases all resulted from the increase of 114.5% in the revenue for the year ended December 31, 2021.

General and Administrative Expenses

For the year ended December 31, 2021, we incurred total general and administrative expenses in the amount of $506,867, which was mainly comprised of professional fees of $97,556, salary expenses of $398,278, safety production fees of $75,025, rental expenses of $29,986, allowance for doubtful accounts of $61,514, gain from disposal of vehicles of $226,962 and others expenses of $71,470.

For the year ended December 31, 2020, we incurred total general and administrative expenses in the amount of $425,855, which was mainly comprised of professional fees of $14,035, salary expenses of $543,511, safety production fees of $62,345, rental expenses of $19,822, allowance for doubtful accounts of $791, gain from disposal of vehicles of $295,511 and others expenses of $80,862.

General and administrative expenses increased by $81,012 or 19.0% for the year ended December 31, 2021 as compared to $425,855 for the year ended December 31, 2020, which was primarily due to an increase in rental expenses of $10,164 as we leased a new office with a higher rent rate, an increase of $83,521 of professional expense in relation with the capital market, an increase in safety production fees of $12,680, an increase in allowance for doubtful accounts of $60,723 and a decrease in gain from disposal of $68,549. These changes were offset by a decrease in other expenses of $9,392 mainly resulting from the depreciation expense and decrease of $145,233 in salary expenses as we downsize of the team of urban delivery services.

Sales and marketing expenses

For the year ended December 31, 2021, we incurred total sales and marketing expenses in the amount of $173,002, which was mainly comprised of travel and hotel expenses of $41,415, salesperson salary expenses of $96,457 and others expenses of $35,130.

For the year ended December 31, 2020, we incurred total sales and marketing expenses in the amount of $203,853, which was mainly comprised of travel and hotel expenses of $14,267, salesperson salary expenses of $133,069 and others expenses of $56,517.

Sales and marketing expenses decrease by $30,851 or 15.1% from $173,002 for the year ended December 31, 2021 as compared to $203,853 for the year ended December 31, 2020, this is mainly due to the fact that a salesperson in our urban delivery services left us in 2021 as we put more of efforts on the expansion of temperature-controlled truckload services. The leave of the sales personnel did not affect our revenue generated from urban delivery services for the year ended December 31, 2021.

Other Income and (Expenses)

For the years ended December 31, 2021 and 2020, other income and expenses mainly government grants and interest expense. For the year ended December 31, 2021, total interest expense decreased by $107,645 or 29.7% to $254,329 as our bank borrowings and capital lease decreased, total other expenses increased by $42,064 or 57.7% while the other income remains unchanged.

Liquidity and Capital Resources

Our business requires substantial amounts of cash to cover operating expenses as well as to fund capital expenditures, working capital changes, principal and interest payments on our obligations, lease payments, to support tax payments when we generate taxable income. Recently, we have financed our capital requirements with borrowings under our existing term loan facility, borrowings under our existing revolving credit facility, cash flows from operating activities, direct equipment financing, operating leases and proceeds from equipment sales.

For the years ended December 31, 2021 and 2020, we had a net cash inflow from operating activities of $1,538,926 and $2,462,170, respectively. As of December 31, 2021 and 2020, we had cash and restricted cash of $780,728 and $213,013, respectively, and our working capital was $6,211,488 and $256,038, respectively. The increase of $5,955,450 in working capital was due to the increase of accounts receivable that was led by the increase of revenue.

We believe the Company’s revenues and operations will continue to grow and the current working capital is sufficient to support its operations and debt obligations as they mostly become due one year from the date that these consolidated financial statements were issued. However, we may need additional cash resources in the future if we experience changed business conditions or other developments and may also need additional cash resources in the future if we wish to pursue opportunities for investment, acquisition, strategic cooperation or other similar actions. If it is determined that the cash requirements exceed our amounts of cash on hand, we may seek to issue debt or equity securities or obtain a credit facility.

Cash Flow

For the Six Months Ended June 30, 2022 and 2021

The following summarizes the key components of our cash flows for the six months ended June 30, 2022 and 2021:

	For the Six Months Ended June 30,
	2022	2021
Net cash (used in) provided by operating activities	$(980,941)	$2,052,126
Net cash used in investing activities	(25,267)	(195,918)
Net cash provided by (used in) financing activities	1,173,069	(1,802,390)
Effect of exchange rate change on cash	(202,544)	2,326
Net (decrease) increase in cash and restricted cash	(35,683)	56,144
Cash and restricted cash at beginning of the year	780,728	213,013
Cash and restricted cash at end of the year	$745,045	$269,157

Operating Activities

Net cash used in operating activities was $980,941 for the six months ended June 30, 2022 and was primarily attributable to (i) net income of $1,387,116, (ii) various non-cash item of $747,846 including provision for doubtful accounts, amortization of deferred financing fees, depreciation for plant and equipment and deferred income tax benefit , (iii) a $880,817 decrease in of accounts receivable, (iv) a $52,608 decrease in deposits, (v) a $57,269 increase in tax payable. This net cash inflow was offset by (i) an increase in other receivables of $27,150, (ii) a $3,646,866 increase of prepayments, (iii) a $55,181 decrease in accounts payable in accordance with the increase of subcontracting fees, and (iv) a $377,400 decrease in others payable and accrued liabilities.

For the six months ended June 30, 2022, cash used in operating activities was $980,941 comparing to $2,052,126 for the six months ended June 30, 2021. The decrease of $3,033,067, or 147.8%, was primarily due to the increased amount of accounts receivable as of December 31, 2021. The increase in prepayments as of June 30, 2022 compared to the same period in 2021 is primarily due to subcontractor’s fee paid in advance in the first half of 2022. In terms of improving subcontractor relationship management, we plan to introduce an enterprise resource planning system to further integrate the functions of subcontractor management and simplify the subcontractor relationship management process. We are also committed to continuously improving our services and building brand awareness in order to gain greater bargaining power in subcontractor contract negotiations.

Investing Activities

Net cash used in investing activities was $25,267 for the six months ended June 30, 2022 and was attributable to the purchase of revenue equipment.

For the six months ended June 30, 2022, cash used in investing activities was $25,267 comparing to $195,918 of cash used in investing activities for the six months ended June 30, 2021, the decrease of $170,651, or 87.1% was primarily due to a decrease in purchases of revenue equipment.

Financing Activities

Net cash provided by financing activities was $1,173,069 for the six months ended June 30, 2022 and was primarily attributable to (i) repayments of short-term bank borrowings of $1,544,129, (ii) repayments of long-term bank borrowings of $75,322, (iii) repayments of loans from other financial institutions of $284,313, (iv) repayments of obligations under capital leases of $241,323, and (v) repayments to related parties of $4,012,368. This cash outflow was offset by (i) the proceeds from short-term bank borrowings of $1,984,144, (ii) the proceeds from other financial institutions of $46,290, and (iii) the amounts advanced from related parties of $5,300,090.

For the six months ended June 30, 2022, cash provided by financing activities was $1,173,069, comparing to a net cash used in $1,802,390 for the six months ended June 30, 2021, the increase of $2,975,459, or 165.1% was primarily due to the decreased repayments of debt and the increase in amounts advanced from related parties.

For the Years Ended December 31, 2021 and 2020

The following summarizes the key components of our cash flows for the years ended December 31, 2021 and 2020:

	For the Year Ended December 31,
	2021	2020
Net cash provided by operating activities	$1,538,926	$2,462,170
Net cash used in investing activities	(287,555)	(304,901)
Net cash used in financing activities	(695,471)	(2,436,928)
Effect of exchange rate change on cash	11,815	15,795
Net increase (decrease) in cash and restricted cash	567,715	(263,864)
Cash and restricted cash at beginning of the year	213,013	476,877
Cash and restricted cash at end of the year	$780,728	$213,013

Operating Activities

Net cash provided by operating activities was $1,538,926 for the year ended December 31, 2021 and was primarily attributable to (i) net income of $5,269,448, (ii) various non-cash item of $1,170,473 including provision for doubtful accounts, amortization of deferred financing fees, depreciation for plant and equipment and deferred income tax benefit , (iii) other receivables decreased by $266,086, (iv) a $620 decrease in deposits, (v) a $557,757 increase in accounts payable in accordance with the increase of subcontracting fees, (vi) a $329,568 increase in others payable and accrued liabilities, and (ix) a $2,450,302 increase in tax payables. This net cash inflow was offset by (i) an increase in accounts receivable of $7,597,939 and (ii) a $907,389 increase of prepayments.

For the year ended December 31, 2021, cash provided by operating activities was $1,538,926 comparing to $2,462,170 for the year ended December 31, 2020. The decrease of $923,244, or 37.5%, was primarily due to the increased amount of accounts receivable as of December 31, 2021. The increase in accounts receivable as of December 31, 2021 compared to the same period in 2020 is primarily due to revenue generated in the second half of 2021. Our management will continue to lower the accounts receivable turnover days by implementing a number of strategies, including selecting customers with better credit, valuable assets, experienced management team and better reputation in the transportation industry, implementing strategies to improve customer relationship management skills and entering into new customer contracts with more desirable collection terms. In terms of improving customer relationship management, we plan to introduce an enterprise resource planning system to further integrate various functions relating to accounts management and streamline customer relationship management process. We are also dedicated to continuously improving our services and building up brand awareness in order to gain more bargain power in negotiating customer contracts. To better manage the timing difference in receiving customer payments and supplier payments, we plan to seek more supplier contracts with longer payment terms in addition to the foregoing measures to better managing accounts receivables.

Investing Activities

Net cash used in investing activities was $287,555 for the year ended December 31, 2021 and was attributable to the purchase of revenue equipment and the disposal of revenue equipment.

For the year ended December 31, 2021, cash used in investing activities was $287,555 comparing to $304,901 of cash used in investing activities for the year ended December 31, 2020. The decrease of $17,346, or 5.7%. This was primarily due to a decrease in cash purchases of revenue equipment and a decrease in disposal of revenue equipment during the year ended December 31, 2021.

Financing Activities

Net cash used in financing activities was $695,471 for the year ended December 31, 2021 and was primarily attributable to (i) repayments of short-term bank borrowings of $1,753,790, (ii) repayments of long-term bank borrowings of $50,970, (iii) repayments of loans from other financial institutions of $1,332,739, (iv) repayments of obligations under capital leases of $1,165,221, and (v) repayments to related parties of $166,883. This cash outflow was offset by (i) the proceeds from short-term bank borrowings of $1,895,030, (ii) the proceeds from long-term bank borrowings of $275,900, (iii) the proceeds from other financial institutions of $209,250, and (iv) the amounts advanced from related parties of $762,327.

For the year ended December 31, 2021, cash used in financing activities was $695,471. Compared to $2,436,928 for the year ended December 31, 2020, the decrease of $1,741,457, or 71.5% was primarily due to the increased cash received from related parties.

Capital expenditures

We had capital expenditures of $25,267 and $195,918 for the six months ended June 30, 2022 and 2021, respectively. Our capital expenditures were mainly used for purchases of revenue equipment. We intend to fund our future capital expenditures with our existing cash balance, proceeds from this offering and other financing alternatives. We will continue to make capital expenditures to support the growth of our business.

We had capital expenditures of $287,633 and $652,080 for the years ended December 31, 2021 and 2020, respectively. Our capital expenditures were mainly used for purchases of revenue equipment. We intend to fund our future capital expenditures with our existing cash balance, proceeds from this offering and other financing alternatives. We will continue to make capital expenditures to support the growth of our business.

Credit Facilities

Short-term bank borrowings

Outstanding balances of Short-term bank borrowings as of June 30, 2022 and December 31, 2021 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	June 30, 2022	December 31, 2021
					(Unaudited)
Bank of China[5]	From March, 2021 to March 2022	Weighted average rate of 3.85%	Guarantee by Mr. Lihai Zhang, Ms. Hongyan Zhang and Mr. Chengzhi Zhao, pledges of accounts receivable and mortgages of real estate	March 8, 2022	$-	$1,098,453
Ping An Bank[1]	From July 2021 to July 2022	Weighted average rate of 6.50%	-	July 15, 2022	5,146	37,109
Ping An Bank[1]	From July 2021 to July 2022	Weighted average rate of 6.50%	-	July 27, 2022	2,583	18,554
Ping An Bank[1]	From August 2021 to August 2022	Weighted average rate of 6.50%	-	August 9, 2022	8,642	35,740
Ping An Bank[1]	From September 2021 to September 2022	Weighted average rate of 6.50%	-	September 18, 2022	4,206	13,050
Ping An Bank[1]	From October 2021 to October 2022	Weighted average rate of 6.50%	-	October 18, 2022	3,864	9,992
Ping An Bank[1]	From September 2021 to September 2022	Weighted average rate of 6.50%	-	September 22, 2022	3,578	11,101
Ping An Bank[1]	From November 2021 to September 2022	Weighted average rate of 6.50%	-	September 25, 2022	4,518	14,019
Ping An Bank[1]	From December, 2021 to September, 2022	Weighted average rate of 6.50%	-	September 24, 2022	5,563	17,220
Ping An Bank[1]	From January, 2022 to September, 2022	Weighted average rate of 6.50%	-	September 27, 2022	6,979	-
Ping An Bank[1]	From February 2022 to September 2022	Weighted average rate of 6.50%	-	September 23, 2022	8,925	-
Ping An Bank[1]	From March 2022 to September 2022	Weighted average rate of 3.90%	-	September 22, 2022	11,890	-
Bank of China[2]	From March 2022 to March 2023	Weighted average rate of 4.20%	Guarantee by Mr. Lihai Zhang, Ms. Zhang Hongyan and Mr. Chengzhi Zhao, pledges of accounts receivable and mortgages of real estate	-	1,045,072	-
Bank of China[3]	From March 2022 to March 2023	Weighted average rate of 4.20%	-	-	149,296	-
Industrial and Commercial Bank of China	From June 2022 to June 2023	Weighted average rate of 3.80%	-	-	344,874	-
China Construction Bank[4]	From May 2022 to May 2023	Weighted average rate of 4.05%	-	September 9, 2022	14,930	-
Total					$1,620,066	$1,255,085

1.	In September 2019, The Company entered into a 36 month of credit agreement with Ping An Bank pursuant to which we may borrow up to $143,641 (RMB 1,000,000). The line of credit agreement entitles us to enter into separate loan applications under such line of credit. As of June 30, 2022 and December 31, 2021, the unutilized line of credit was $72 (RMB 482) and $95 (RMB 605), respectively.

2.	In March 2022, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to $1,045,072 (RMB 7,000,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $1,045,072 (RMB 7,000,000) in March 2022. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our unaudited interim condensed consolidated financial statements. As of June 30, 2022, the unutilized line of credit was $0 (RMB 0).

3.	In March 2022, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to $149,296 (RMB 1,000,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $149,296 (RMB 1,000,000) in March 2022. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our unaudited interim condensed consolidated financial statements. As of June 30, 2022, the unutilized line of credit was $0 (RMB 0).

4.	In May 2022, we rolled over into a one-year term line of credit agreement with China Construction Bank pursuant to which we may borrow up to $59,718 (RMB 400,000). The line of credit agreement entitles us to enter into separate loan applications under such line of credit. The Company recorded these loans as short-term bank borrowings in the Company’s unaudited interim condensed consolidated financial statements. As of June 30, 2022, the unutilized line of credit was $44,788 (RMB 300,000).

5.	In March 2021, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to $1,098,453 (RMB 7,000,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $1,098,453 (RMB 7,000,000) in March 2021. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our unaudited interim condensed consolidated financial statements. As of December 31, 2021, the unutilized line of credit was $0 (RMB 0).

Interest expense incurred from short-term bank borrowings were $45,284 and $35,002 for the six months ended June 30, 2022 and 2021, respectively.

Outstanding balances of Short-term bank borrowings as of December 31, 2021 and 2020 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2021	December 31, 2020
Ningbo Beilun Rural Commercial Bank	From March, 2020 to March, 2021	Weighted average rate of 3.05%	-	March 16, 2021	-	$306,513
Agricultural Bank of China	From March 2020 to March, 2021	Weighted average rate of 3.05%	Guarantee by Zhejiang Zhoushan Yamei Container Transportation Co., Ltd., Mr. Zhengjun Tao and Ms. Shasha Chen	April 28, 2021	-	182,275
Ping An Bank[1]	From October, 2020 to January, 2021	Weighted average rate of 9.00%	-	January 7, 2021	-	29,885
Ping An Bank[1]	From October, 2020 to January, 2021	Weighted average rate of 9.00%	-	January 8, 2021	-	31,418
Ping An Bank[1]	From October, 2020 to January, 2021	Weighted average rate of 9.00%	-	January 11, 2021	-	29,119
Ping An Bank[1]	From October, 2020 to January, 2021	Weighted average rate of 9.00%	-	January 11, 2021	-	15,326
Ping An Bank[1]	From December, 2020 to March, 2021	Weighted average rate of 6.5%		March 22, 2021	-	30,651
Shenzhen Qianhai Weizhong Bank Co., Ltd. [2]	From July, 2020 to July, 2021	Weighted average rate of 9.45%	Guarantee by Mr. Lihai Zhang	June 15, 2021	-	90,421
China Construction Bank[3]	From October, 2020 to October, 2021	Weighted average rate of 3.85%	-	October 12, 2021	-	428,389
China Construction Bank[4]	From December, 2020 to April, 2021	Weighted average rate of 4.10%	-	January 4, 2021	-	7,663
Bank of China[5]	From March, 2021 to March, 2022	Weighted average rate of 3.85%	Guarantee by Mr. Lihai Zhang, Ms. Hongyan Zhang and Mr. Chengzhi Zhao, pledges of accounts receivable and mortgages of real estate	March 8, 2022	1,098,300	-
Ping An Bank[1]	From July, 2021 to July, 2022	Weighted average rate of 6.50%	-	-	37,109	-
Ping An Bank[1]	From July, 2021 to July, 2022	Weighted average rate of 6.50%	-	July 15, 2022	18,554	-
Bank of China[5]	From August, 2021 to August, 2022	Weighted average rate of 6.50%	-	July 27, 2022	35,740	-
Ping An Bank[1]	From September,2021 to September, 2022	Weighted average rate of 6.50%	-	August 9, 2022	13,050	-
Ping An Bank[1]	From October,2021 to October, 2022	Weighted average rate of 6.50%	-	-	9,992	-
Ping An Bank[1]	From September, 2021 to September, 2022	Weighted average rate of 6.50%	-	-	11,101	-
Ping An Bank[1]	From November, 2021 to September, 2022	Weighted average rate of 6.50%	-	-	14,019	-
Ping An Bank[1]	From December, 2021 to September, 2022	Weighted average rate of 6.50%	-	-	17,220	-
Total					$1,255,085	$1,151,660

1.	In September 2019, The Company entered into a 36 month of credit agreement with Ping An Bank pursuant to which we may borrow up to $143,641 (RMB 1,000,000). The line of credit agreement entitles us to enter into separate loan applications under such line of credit. As of December 31, 2021 and 2020, the unutilized line of credit was $95 (RMB 605) and $16,858 (RMB 110,000), respectively.

2.	In July 2020, we rolled over into a one-year term line of credit agreement with Shenzhen Qianhai Weizhong Bank Co., Ltd. pursuant to which we may borrow up to $91,954 (RMB 600,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $90,421 (RMB 590,000) in July 2020. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2020, the unutilized line of credit was $1,533 (RMB 10,000).

3.	In September 2020, we rolled over into a one-year term line of credit agreement with China Construction Bank pursuant to which we may borrow up to $428,389 (RMB 2,792,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $428,389 (RMB 2,792,000) in September 2020. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2020 the unutilized line of credit was $0 (RMB 0).

4.	In April 2020, we rolled over into a one-year term line of credit agreement with China Construction Bank pursuant to which we may borrow up to $275,862 (RMB 1,800,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $7,663 (RMB 50,000) in December 2020. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2020, the unutilized line of credit was $268,199 (RMB 1,750,000).

5.	In March 2021, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to $1,098,453 (RMB 7,000,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $1,098,453 (RMB 7,000,000) in March 2021. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2021, the unutilized line of credit was $0 (RMB 0).

Long-term bank borrowings

Outstanding balances of long-term bank borrowings as of June 30, 2022 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	June 30, 2022	December 31, 2021
					(Unaudited)
Shenzhen Qianhai Weizhong Bank Co., Ltd.	From July, 2021 to July, 2023	Weighted average rate of 9.00%	-	-	109,389	168,000
Shenzhen Qianhai Weizhong Bank Co., Ltd.	From October, 2021 to October, 2023	Weighted average rate of 11.34%	-	-	59,718	86,307
Less: current maturities					(145,763)	(153,183)
Non-current maturities					$23,344	$101,124

The maturities schedule of long-term bank borrowings as of June 30, 2022 and December 31, 2021 is as follow:

	As of June 30, 2022	As of December 31, 2021
	(Unaudited)
Payments due by period
Less than 1 year	$145,763	$153,183
1-2 years	23,344	101,124
Total	$169,107	$254,307

Outstanding balances of long-term bank borrowings as of December 31, 2021 and 2020 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2021	December 31, 2020
Ningbo Yinzhou Rural Commercial Bank	From February, 2019 to February, 2021	Weighted average rate of 7.80%	Guarantee by Ningbo Yanyong Automobile Trading Co., Ltd.	January 26, 2021	$-	$1,482
Ningbo Yinzhou Rural Commercial Bank	From April, 2019 to April, 2021	Weighted average rate of 7.20%	-	April 17, 2021	-	62,186
Shenzhen Qianhai Weizhong Bank Co., Ltd.	From July, 2021 to July, 2023	Weighted average rate of 9.00%	-	-	168,000	-
Shenzhen Qianhai Weizhong Bank Co., Ltd.	From October, 2021 to October, 2023	Weighted average rate of 11.34%	-	-	86,307	-
Less: current maturities					(153,183)	(63,668)
Non-current maturities					$101,124	$-

The maturities schedule of long-term bank borrowings as of December 31, 2021 and 2020 is as follow:

	December 31, 2021	As of December 31, 2020
Payments due by period
Less than 1 year	$153,183	$63,668
1-2 years	101,124	-
Total	$254,307	$63,668

In June 2021, we entered into a two-year term line of credit agreement with Shenzhen Qianhai Weizhong Bank Co., Ltd. pursuant to which we may borrow up to RMB 1,800,000 (approximately $282,459). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized RMB 1,183,540 (approximately $185,723) in July 2021 and RMB 600,000 (approximately $94,153). For such withdraw from the line of credit, a separate loan was entered into with a two-year term from the line of credit withdraw date and we recorded this loan as long-term bank borrowings in our consolidated financial statements. As of December 31, 2021, the unutilized line of credit was $2,582. As of date of this prospectus, a total of $48,586 have been repaid.

Interest expense incurred from long-term bank borrowings were $10,859 and $433 for the six months ended June 30, 2022 and 2021, respectively.

Loans from other financial institutions

The Company sold some revenue equipment to other financial institutions and lease back from them who also provide the Company an option to repurchase the equipment. Because of the options to repurchase back the equipment, in accordance with ASC 606-10-55-68, these transactions are considered as a financing rather than a sales. Loans from other financial institutions also include loans pledged by the Company’s accounts receivables and owned vehicles. Accordingly, a total of $561,443 was recorded to “Current maturities of loans from other financial institutions” of the Unaudited Interim Condensed Consolidated Balance Sheets as of June 30, 2022. The total cash received from these transactions were $46,290 and $909,203 for the six months ended June 30, 2022 and 2021, respectively. Interest expense incurred loans from other financial institutions were $9,824 and $30,663 for the six months ended June 30, 2022 and 2021, respectively.

The outstanding balances and maturities schedule of loans from other financial institutions is as follow:

	As of June 30, 2022	As of December 31, 2021
	(Unaudited)
Payments due by period
Less than 1 year	$561,443	$689,006
1-2 years	-	143,070
2-3 years	-	-
Total	$561,443	$832,076

A total of $689,006 was recorded to “Current maturities of loans from other financial institutions” and $143,070 was recorded to “Long-term loans from other financial institutions” of the Consolidated Balance Sheets as of December 31, 2021. The total cash received from these transactions were $840,875 and $278,740 for the year ended December 31, 2021 and 2020. Interest expense incurred long-term loans from other financial institutions were $72,280 and $180,751 for the years ended December 31, 2021 and 2020, respectively.

The outstanding balances and maturities schedule of loans from other financial institutions is as follow:

	As of December 31, 2021	As of December 31, 2020
Payments due by period
Less than 1 year	$689,006	$1,011,463
1-2 years	143,070	208,906
2-3 years	-	79,065
Total	$832,076	$1,299,434

Outstanding balances of loans from other financial institutions as of June 30, 2022 and December 31, 2021 consisted of the following:

Non-financial institutions name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	June 30, 2022	December 31, 2021
					(Unaudited)
Hainan Donghong Investment Management Co., Ltd.	From March, 2019 to March, 2020	Weighted average rate of 20.40%	Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by the Company	February 28, 2022	$-	$25,107
Shanghai Yongsheng Financial Leasing Co., Ltd.	From October, 2021 to October, 2022	Weighted average rate of 18.00%	-	July 25, 2022	89,578	94,153
Qianhai Dicheng (Shenzhen) Commercial Factoring Co., Ltd.	From October, 2020 to February, 2021	-	-	February 28, 2022	-	26,159
Zhongli International Leasing Co., Ltd.	From November, 2019 to December, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	August 3, 2022	124,969	179,936
Shanghai Yongsheng Financial Leasing Co., Ltd.	From December, 2020 to December, 2022	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	12,441	16,844
Shanghai Yongsheng Financial Leasing Co., Ltd.	From January, 2021 to January, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	41,990	54,800
Shanghai Yongsheng Financial Leasing Co., Ltd.	From February, 2021 to February, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	247,673	339,869
Xinyuan Financial Leasing (Zhejiang) Co., Ltd.	From May, 2019 to October, 2022	Weighted average rate of 9.8%	pledge by vehicle owned by the Company	June 16, 2022	-	95,208
Shuanghui Commercial Factoring Co., Ltd.	From February, 2022 to February, 2023	Weighted average rate of 7.50%	Guarantee by Henan SME Investment Guarantee Co., Ltd, counter-warranties by Ms. Shasha Chen, pledge by accounts receivable by company	-	44,792	-
Total					$561,443	$832,076

Outstanding balances of loans from other financial institutions as of December 31, 2021 and 2020 consisted of the following:

Non-financial institutions name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2021	December 31, 2020
Shenzhen Qianhai Rongda Commercial Factoring Co., Ltd.	From October, 2020 to January, 2021	Weighted average rate of 14.4%	Guarantee by Ms. Shasha Chen, pledge by accounts receivable by the Company	January 14, 2021	$-	$22,989
Shenzhen Qianhai Rongda Commercial Factoring Co., Ltd.	From December, 2020 to March, 2021	Weighted average rate of 14.40%	Guarantee by Ms. Shasha Chen, pledge by accounts receivable by the Company	March 15, 2021	-	30,651
Shanghai Yinghong Industrial Co., Ltd.	From March, 2019 to March, 2020	Weighted average rate of 20.40%	Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by the Company for non-financial institutions borrowings	February 26, 2021	-	165,517
Hainan Donghong Investment Management Co., Ltd.	From March, 2019 to March, 2020	Weighted average rate of 20.40%	Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by the Company	February 28, 2022	25,107	214,559
Shanghai Yongsheng Financial Leasing Co., Ltd.	From October, 2020 to October, 2021	Weighted average rate of 18.00%	-	July 25, 2022	-	91,954
Shanghai Yongsheng Financial Leasing Co., Ltd.	From October, 2021 to October, 2022	Weighted average rate of 18.00%	-	July 25, 2022	94,153	-
Qianhai Dicheng (Shenzhen) Commercial Factoring Co., Ltd.	From October, 2020 to February, 2021	-	-	March 8, 2022	26,159	79,188
Zhongli International Leasing Co., Ltd.	From November, 2019 to December, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	August 3, 2022	179,936	282,856
Donghai Financial Leasing Co., Ltd.	From September, 2019 to September, 2021	Weighted average rate of 10.61%	pledge by vehicle owned by the Company	September 15, 2021	-	96,937
Shanghai Yongsheng Financial Leasing Co., Ltd.	From December, 2019 to November, 2021	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	December 27, 2021	-	98,380
Shanghai Yongsheng Financial Leasing Co., Ltd.	From December, 2020 to December, 2022	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	16,844	38,352
Shanghai Yongsheng Financial Leasing Co., Ltd.	From January, 2021 to January, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	54,800	-
Shanghai Yongsheng Financial Leasing Co., Ltd.	From February, 2021 to February, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	339,869	-
Xinyuan Financial Leasing (Zhejiang) Co., Ltd.	From May, 2019 to October, 2022	Weighted average rate of 9.8%	pledge by vehicle owned by the Company	June 16, 2022	95,208	178,051
Total					$832,076	$1,299,434

Guarantees and Commitments

Lease Commitments

We entered into several lease for office space and warehouses located in Ningbo and Shenzhen:

Location of property	Approximate gross floor area	Monthly Rent	Term of Lease	Facility Usage
	(sq. meters)	(USD)
Room 329-1/329-2, Fintech Building, Ningbo Free Trade Zone East District, Ningbo, Zhejiang Province, PRC	513.91	2,823	One year (January 1, 2022 to January 1, 2023)	Office
Factory 301, Building C, Sheng He Xing Industrial Park, Baoan District, Shenzhen, PRC	150.75	1,046	27 Months (June 1, 2020 to August 31, 2022)	Warehouse
Room 6A06, 6 / F, International Commodity Exchange Building, No. 2051 Baoan North Road, Luohu District, Shenzhen, PRC	57.00	648	Six months (January 1, 2022 to June 30, 2022)	Office
Room 6A06, 6 / F, International Commodity Exchange Building, No. 2051 Baoan North Road, Luohu District, Shenzhen, PRC	57.00	719	One year (May 1, 2022 to April 30, 2023)	Office
2-128A, Xingnong Building, Ningbo Free Trade Zone East District, Ningbo, Zhejiang Province, PRC	103.00	204	One year (May 1, 2021 to April 30, 2022)	Office
2-128B, Xingnong Building, Ningbo Free Trade Zone East District, Ningbo, Zhejiang Province, PRC	103.00	204	One year (May 1, 2021 to April 30, 2022)	Office
Room 6A06, 6 / F, International Commodity Exchange Building, No. 2051 Baoan North Road, Luohu District, Shenzhen, PRC	57.00	659	Six months (July 1, 2021 to December 31, 2021)	Office
No. 4A020/4A021, 4th Floor, Building C, No. 164 Pingxin North Road, Longgang District, Shenzhen, PRC	65.50	621	One year (February 15, 2020 to February 15, 2021)	Warehouse
Factory 301, Building C, Sheng He Xing Industrial Park, Baoan District, Shenzhen, PRC	150.75	1,046	27 months (June 1, 2020 to August 31, 2022)	Warehouse
Floor 3, Building C, Yidaichu Shenzhen No.3 Yard, Liyuan Road, Baoan District, Shenzhen, PRC	150.75	884	Nine months (September 1, 2019 to May 31, 2020)	Warehouse

The total future minimum lease payments under the non-cancellable operating lease with respect to the office June 30, 2022 are payable as follows:

Minimum lease payment
12 months ending June 30,
2023	25,900
Total	$25,900

The total future minimum lease payments under the non-cancellable operating lease with respect to the office December 31, 2021 are payable as follows:

Minimum lease payment
12 months ending December 31,
2022	37,366
2023	-
Total	$37,366

Rental expense of the Company for the six months ended June 30, 2022 and 2021 were $8,118 and $31,512, respectively.

We lease certain of our revenue equipment under capital lease agreements. The terms of the capital leases expire at various dates through December 2023. We have the option to purchase the revenue equipment for a nominal amount at the end of the lease term.

We have capital lease commitments for revenue equipment and installment loans summarized for the following periods:

	Minimum lease payments	Present value of minimum lease payments
12 months ending June 30,
2022	$109,264	$109,224
Total	109,264	109,224
Less: amount representing interest	(40)	-
Present value of minimum lease payments	$109,224	109,224
Less: current maturities		(109,224)
Capital lease obligations, long-term		$-

We have capital lease commitments for revenue equipment and installment loans summarized for the following periods:

	Minimum lease payments	Present value of minimum lease payments
12 months ending December 31, 2022	$360,214	$359,760
Total	360,214	359,760
Less: amount representing interest	(454)	-
Present value of minimum lease payments	$359,760	359,760
Less: current maturities		(359,760)
Capital lease obligations, long-term		$-

The lease term of the Company’s capital lease obligations ranged from three years. Interest rates underlying the capital lease obligations ranged from 6.90% to 7.92% per annum for June 30, 2022 and December 31, 2021, respectively.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and unasserted claims.

Ningbo Haoxin has been involved in an insurance claim dispute relating to damages of cargo transported by Ningbo Haoxin. According to the Civil Judgement issued by the Kunming Guandu District People’s Court on March 8, 2021, Ningbo Haoxin was ordered to pay the insurance indemnity of RMB 193,660 (approximately $30,389). Ningbo Haoxin submitted for second instance requesting to revoke the judgement of the first instance. According to the Civil Judgement issued by Kunming Intermediate People’s Court on October 29, 2021, the court ruled that Ningbo Haoxin should pay damages in the amount of RMB 193,660 (approximately $30,389) to plaintiff and rejected Ningbo Haoxin’s other claims. On March 21, 2022, Ningbo Haoxin paid a total amount of RMB 209,264 (approximately $32,838) and the case has been concluded.

Ningbo Haoxin has been involved in disputes over financial loan contracts with Ningbo Yinzhou Rural Commercial Bank Co. Ltd.. According to the Civil Judgement issued by the Ningbo Yinzhou District People’s Court on November 30, 2020, Ningbo Haoxin was imposed to a freeze order in a total amount of RMB 605,973 (approximately $95,090) from its bank account. On January 18, 2021, Ningbo Yinzhou Rural Commercial Bank Co. Ltd., applied for lawsuit withdrawal as Ningbo Haoxin has fulfilled the repayment obligation, the case has since been concluded.

On March 11, 2020, Zhongli International Leasing Co., Ltd. submitted a civil complaint to the Ningbo Fenghua People’s Court against Ningbo Haoxin to request Ningbo Haoxin to pay a total of RMB 2,139,000 (approximately $335,656) in rent owed. According to the settlement order issued by Ningbo Fenghua People’s Court on March 20, 2020, Zhongli International Leasing Co., Ltd. and Ningbo Haoxin agreed on the settlement to: a) pay up the amount of lease by schedule; b) if Ningbo Haoxin fails to perform any part of the obligation, Zhongli International Leasing Co., Ltd. has the right to apply to the court for compulsory execution of the unpaid portion of lease; c) Zhejiang Zhoushan Yamei Container Transportation Co., Ltd., Shasha Chen and Zhengjun Tao shall assume joint and several guarantee liability for the above-mentioned monetary judgment. The case has been concluded.

On September 18, 2020, Ningbo Haishu District People’s Court accepted civil complaint submitted by Donghai Finance Lease Co. Ltd. against Ningbo Haoxin. The complaint requests Ningbo Haoxin to pay a total of RMB 752,375 (approximately $118,064) in rent owed under a lease. According to the settlement order issued by Ningbo Haishu District People’s Court on November 2, 2020, Zhongli International Leasing Co., Ltd. and Ningbo Haoxin agreed on the settlement to: a) pay up the amount of lease and relating interests; b) Zhejiang Zhoushan Yamei Container Transportation Co., Ltd., Shasha Chen and Zhengjun Tao shall assume joint and several guarantee liability for the above-mentioned monetary judgment. The case has been concluded. See “Business—Legal Proceedings” on page 122 of this prospectus.

Contractual Obligations

As of June 30, 2022, the future minimum payments under certain of our contractual obligations were as follows:

	Payment due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Bank Borrowings	$1,789,173	$1,765,829	$23,344	$-	$-
Capital lease obligations	109,224	109,224	-	-	-
Loans from other financial institutions	561,443	561,443	-	-	-
Operating lease obligations	25,900	25,900	-	-	-
Total	$2,485,740	$2,462,396	23,344	$-	$-

As of December 31, 2021, the future minimum payments under certain of our contractual obligations were as follows:

	Payment due by period
Contractual obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years

Bank borrowings	$1,509,392	$1,408,268	$101,124	$-	$-
Capital lease obligations	359,760	359,760	-	-	-
Loans from other financial institutions	832,076	689,006	143,070	-	-
Operating lease obligations	37,366	37,366	-	-	-
Total	$2,738,594	$2,494,400	244,194	$-	$-

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect our liquidity, capital resources, market risk support and credit risk support or other benefits.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires that we make estimates and assumptions. In certain circumstances, those estimates and assumptions can affect amounts reported in the accompanying consolidated financial statements and notes. In preparing our financial statements, we have made our best estimates and judgments of certain amounts included in the financial statements, giving due consideration to materiality. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable. Application of the accounting policies described below involves the exercise of judgment and use of assumptions as to future uncertainties and, as a result, actual results could differ from these estimates. The following is a brief discussion of our critical accounting policies and estimates.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in our consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, and deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are stated and carried at original invoiced amount. Accounts are considered overdue after 180 days. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after all means of collection have been exhausted and that the likelihood of collection is not probable.

Property and Equipment, Net

Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. Estimated useful lives are as follows:

Classification	Estimated Useful Life
Buildings and improvements	10 years
Computer and office equipment	3-5 years
Revenue equipment*	4-6 years

*	Revenue equipment are trucks and trailers only used for providing trucking services.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Leases

The Company accounts for all significant leases as either operating or capital. At lease inception, if the lease meets any of the following four criteria, the Company will classify it as a capital lease: (a) transfer of ownership to lessee at the end of the lease term, (b) bargain purchase option, (c) lease term is equal to 75% or more of the estimated economic life of the leased property, or (d) the present value of the minimum lease payments is 90% or more of the fair value of the leased asset. Otherwise, the lease will be treated as an operating lease.

Impairment of Long-Lived Assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the six months ended June 30, 2022 and 2021, no impairment of long-lived assets was recognized.

Fair Value Measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by us.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Interest rates that are currently available to us for issuance of long-term debt and capital lease with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The fair value of the Company’s long-term debt approximated the carrying value on June 30, 2022 and December 31, 2021 and 2020, as the weighted average interest rate on these long-term debt approximates the market rate for similar debt.

Revenue Recognition

We elected to adopt Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), effective as of January 1, 2017. Accordingly, the consolidated financial statements for the six months ended June 30, 2022 and 2021 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. We elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The adoption of ASC 606 did not have material impact on our consolidated financial statements.

The Company elected to adopt Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (“ASC 606”), effective as of January 1, 2017. Accordingly, the consolidated financial statements for the years ended December 31, 2021 and 2020 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The adoption of ASC 606 did not have material impact on the Company’s consolidated financial statements.

Revenues are mainly generated from provision of trucking services. For each trip, we have one single performance obligation, which is to transport our customer’s freight from a specified origin to a specified destination, with the transit period typically being less than four days.

The management have determined that revenue recognition over the transit period provides a reasonable estimate of the provision of services to our customers as our obligation is performed over the transit period. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time.

We utilize independent contractors and third-party carriers in the performance of certain transportation services. While various ownership arrangements may exist for the equipment utilized to perform these services, including company-owned, owner-operator owned, and third-party carriers, revenue is generated from the same base of customers. We evaluate whether our performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. Our evaluation determined that we are in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on our evaluation of the control model, we determined that all of our major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

The Company applies the practical expedient in Topic 606 that permits the Company not to disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included in purchased transportation costs.

The Company’s performance obligations represent the transaction price allocated to future reporting periods for freight services started but not completed at the reporting date. This includes the unbilled amounts and accrued freight costs for freight shipments in transit. As of June 30, 2022 and December 31, 2021, the Company had $552 and $287 of unbilled amounts recorded in accounts receivable, $420 and $212 of accrued freight costs recorded in accounts payable, respectively.

Income Taxes

The Company accounts for income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Recent Accounting Pronouncements

See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a discussion of recently issued accounting standards.

Quantitative and Qualitative Disclosures about Market Risk and Credit Risk

Interest Rate Risk

Our market risk is affected by changes in interest rates. Historically, we have used a combination of fixed rate and variable rate obligations to manage our interest rate exposure. Fixed rate obligations expose us to the risk that interest rates might fall. Variable rate obligations expose us to the risk that interest rates might rise. We currently do not have any interest rate swaps although we may enter into such swaps in the future.

We are exposed to variable interest rate risk principally from our existing term loan facility and our existing revolving credit facility. We are exposed to fixed interest rate risk principally from capital leases. As of June 30, 2022, we had bank borrowings totaling $1,789,173 comprised of $1,789,173 variable rate borrowings and $0 fixed rate borrowings. Accordingly, holding other variables constant (including borrowing levels), the Group’s interest rate risk is mainly concentrated on the fluctuation of interest rates quoted by The People’s Bank of China arising from the Company’s RMB denominated bank borrowings. If interest rates had been one percentage point higher/lower and all other variables were held constant, our profit for the six months ended June 30, 2022 would decrease/increase by approximately $17,000. Management believes that the influence of such change has no material impact on the Company’s consolidated financial statements.

We are exposed to variable interest rate risk principally from our existing term loan facility and our existing revolving credit facility. We are exposed to fixed interest rate risk principally from capital leases. As of December 31, 2021, we had bank borrowings totaling $1,509,392 comprised of $1,509,392 variable rate borrowings and $0 fixed rate borrowings. As of December 31, 2020, we had bank borrowings totaling $1,215,328 comprised of $1,215,328 of variable rate borrowings and $0 of fixed rate borrowings. Accordingly, holding other variables constant (including borrowing levels), the Group’s interest rate risk is mainly concentrated on the fluctuation of interest rates quoted by The People’s Bank of China arising from the Company’s RMB denominated bank borrowings. If interest rates had been one percentage point higher/lower and all other variables were held constant, our profit for the year ended December 31, 2021 and 2020 would decrease/increase by approximately $15,000 and $12,000, respectively. Management believes that the influence of such change has no material impact on the Company’s consolidated financial statements.

Credit Risk

Credit risk is controlled by the application of credit approvals, limits and monitoring procedures. We manage credit risk through in-house research and analysis of the Chinese economy and the underlying obligors and transaction structures. We identify credit risk collectively based on industry, geography and customer type. In measuring the credit risk of our sales to our customers, we mainly reflect the “probability of default” by the customer on its contractual obligations and consider the current financial position of the customer and the current and likely future exposures to the customer.

Liquidity Risk

We are also exposed to liquidity risk which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs. Liquidity risk is controlled by the application of financial position analysis and monitoring procedures. When necessary, we will turn to other financial institutions and related parties to obtain short-term funding to cover any liquidity shortage.

Foreign Exchange Risk

While our reporting currency is the U.S. dollar, almost all of our consolidated revenues and consolidated costs and expenses are denominated in RMB. Most of our assets are denominated in RMB. As a result, we are exposed to foreign exchange risk as our revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of our RMB revenues, earnings and assets as expressed in our U.S. dollar financial statements will decline. We have not entered into any hedging transactions in an effort to reduce our exposure to foreign exchange risk.

BUSINESS

Overview

We are a provider of temperature-controlled truckload service and urban delivery services in China with over 19 years of experience in the transportation industry. We started our urban delivery service business in 2003 and started expanding our business into temperature-controlled truckload service in 2016. The compound annual growth rate of market size of cold chain logistics market is 14.4% from 2016 to 2021 according to Frost & Sullivan. We currently conduct all our operations through our subsidiaries, Ningbo Haoxin, Zhejiang Haoxin, Longanda and Haiyue, and have experienced a steady growth in our business in recent years. The goods we take charge of transporting focus on factory logistics, which include electronic devices, chemicals, fruit, food, and commercial goods. After continuous development, we have been recognized and accredited by the China Federation of Logistics and Purchasing as a 3A-Grade transportation service provider.

As of the date of this prospectus, we operate a truckload fleet with 70 tractors, 152 trailers and 57 vans, none of which are under capital lease. We do not use vehicles under rental arrangement to conduct our services and we prefer to acquire new vehicles via capital lease rather than one-off cash payment. See “Note 9 – Leases” on page F-23 for more details on capital leases. Given the large scale of our fleet, we offer both network density and broad geographic coverage to meet our customers’ diverse transportation needs within the PRC. Our business has created a successful business model that has allowed us to expand our customer base and market coverage whilst maintaining good relationships with our existing customers.

We mainly provide transportation services with our large and medium-sized temperature-controlled logistics transportation vehicles, and charge our customers based on mileage. In addition to temperature-controlled truckload services, we also provide urban delivery services with our medium-sized vans to customers who have short-distance, intra-city delivery needs. The sales revenue generated from temperature-controlled truckload service accounts for about 75.5% and the urban delivery service accounts for approximate 24.5% out of our total sales revenue in 2021. We optimize the loading of the vehicles on the forward and return journeys to reduce costs.

We adopt high standards for our own services and provide customers with high-quality, safe and standardized services. We also use a digitized management system in which temperature control can be accessed throughout the whole transportation process through advanced vehicle GPS positioning and real-time temperature monitoring system. It allows us transport goods efficiently. The driver’s safety is the most important consideration of the company, and we pay special attention to safe operation and conduct regular safety training and emergency drills to enhance our drivers’ safety awareness. Additionally, we have installed safety systems and warning systems on each vehicle to reduce likelihood of accident.

We plan on consolidating the products that we transport and build cold temperature warehouses to reduce costs. We also plan to obtain relevant qualifications for pharmaceuticals and incorporate medicine transportation into our daily business. We will aim to strengthen informatization construction to integrate the existing vehicle dispatching system and temperature control to build a system to improve efficiency.

Our mission is to become the most reliable and sustainable transportation company that specialize in temperature-controlled truckload services in China by offering punctual, cost-effective, capable and intelligent transportation services, while maintaining a sizeable fleet of transportation vehicles of our own as well as reliable subcontracting arrangements. Given that the transportation industry in many regions of China is still underrepresented, we aim to capture additional market share by leveraging our strengths we have developed during the past 19 years and continue to grow our business by implementing a number of strategies as described in “Our Strategies” below.

Corporate History and Structure

The Company was incorporated on April 26, 2022 as an exempted company structured as a holding company incorporated under the laws of Cayman Islands.

A reorganization of our legal structure was completed on August 4, 2022, when the former shareholders transferred their 100% ownership interest in Ningbo Haoxin to Haoxin HK, which is 100% owned by the Company through Haoxin BVI. After the reorganization, the Company owns 100% equity interests of Haoxin BVI, Haoxin HK and Ningbo Haoxin. The controlling shareholder of the Company is the same as that of Ningbo Haoxin prior to the reorganization.

The following diagram illustrates our corporate structure, including our subsidiaries as of the date of this prospectus:

Industry

All the information and data presented in this section have been derived from reports by Frost & Sullivan and government official public announcement platform, unless otherwise noted. The following discussion includes projections for future growth, which may not occur at the rates that are projected or at all.

China: People’s Republic of China, but for the purpose of this prospectus and for geographical reference only and except where the context requires others, references in this prospectus to “China”, do not apply to Hong Kong, Macau Special Administrative Region and Taiwan.

Definition

According to the Classification and Basic Requirements of Cold Chain Logistics, jointly released by the General Administration of Quality Supervision, Inspection and Quarantine, or AQSIQ, and the Standardization Administration of PRC, cold chain logistics is a logistics activity that relies on the refrigeration process and refrigeration technology to allow safe transport of temperature-sensitive goods and products along the supply chain.

Classification

Cold Chain Logistics classification based on applicable temperature range includes ultra-low temperature logistics (below -50°C), frozen logistics (below -18°C), zero-degree temperature logistics (between -2°C to 2°C), refrigerated logistics (between 0°C and 10°C) and ordinary temperature-controlled logistics (between 10°C and 25°C).

Cold Chain Logistics can also be classified by different goods being transported, such as meat products, aquatic products, cold beverages, dairy product, produces, grains, frozen foods, pharmaceutical products and others.

Overview of Cold Chain Logistics Industry – China

Cold chain logistics refers to the logistics mode in which the goods are always at the specified temperature from the production, storage, transportation and sales process to the consumption. Each link requires corresponding and proper refrigeration or preservation technology and equipment to support, as well as the management and control system established by the back-end information technology. To date, China’s cold chain logistics still have difficulty in properly handling each stage of the transportation because the China’s cold chain logistics enterprises are generally unwilling to invest, and there is a lack the degree of business specialization and refinement.

For example, vacuum pre-cooling technology, which is a technology that has been used in the refrigeration and transportation of fresh fruits and vegetables such as vegetables, flowers, edible mushrooms and fruits, has been developed in western countries in the late 1940s and its application has long been stabilized and matured as of now. In contrast, China has only started research on vacuum pre-cooling technology and equipment since the mid-1980s. However, due to the constraints of market demand and the cost of technology and equipment, the coverage of this technology has not reached the desired coverage and yet is strongly demanded in Southeastern China. Therefore, China’s cold chain logistics industry needs to strengthen its strength in equipment and technology, reduce technology and equipment costs, and expand the scope of application to break through the bottleneck of industry development.

Market Scale

In China, growth in demand of cold chain logistics service has been driven by both increasing number of middle-level population and request consistent quality products customers. Temperature-controlled transportation service companies also affect by the factors as part of the industry. As of 2020 (the latest period for which information is available at the time of this report), the total number of temperature-controlled transportation service companies in China was 4,050. In December 2021, the State Council of the People’s Republic of China promulgated the 14th Five-Year Plan for the Development of Cold Chain Logistics, which is going to expend and strength the infrastructure in cold chain industry.

Source: Frost & Sullivan

Over the past years, the China economy has maintained a solid growth pace even under the shock of the world financial crisis. During the time of world financial crisis, the China government has taken effective stimulus policies to prevent the economy from huge decline. According to Frost & Sullivan, China economy grown at a CAGR of 8.3% from 2017 to 2021. Going forward, the China authorities are likely to maintain the consistency and stability of macroeconomic policies to maintain macroeconomic stability. In the meantime, structural adjustment of the economy is predicted to be pushed forward strongly by the China authorities to improve the quality and efficiency of economic development. The China economy is likely to transfer from an investment-driven model to a consumption-driven model with the share of final consumption in GDP picking up.

Source: Frost & Sullivan

Moreover, as middle-level individual continues to rise, we expect to see even higher earnings in the temperature-controlled transportation industry. The reason is increasing in number of middle-level individual will increasing demand of better-quality goods and fresh foods. From 2017 to 2021, number of middle-level individual increased from 400 million to 580 million with a CAGR of 9.7%. Such number is expected to reach 772 million by 2026.

Cold chain logistics infrastructure is a prerequisite for the development of cold chain logistics. All logistics links such as cargo pre-cooling, processing, warehousing, transportation, loading and unloading, and sales need to be carried out in a low temperature environment. Due to the large difference in the applicable temperature range between different types of goods, cold chain logistics requires the support of various types of temperature-controlled storage, transportation tools and refrigeration units.

Source: Frost & Sullivan

Infrastructure improvements have been vital to China’s economic success. In the 13th 5-Year Plan for the Transportation Industry, the PRC Ministry of Transport points out that it will focus on building a unified and open integrated transport market system, enhance the service efficiency of integrated transport corridors, improve the service quality of integrated transportation hubs, deepen the capacity building of transport security, and promote the joint development of transport services and related industries. From 2017 to 2021, the road mileage in China increased from 4,774 thousand kilometers to 5,281 thousand kilometers, with a CAGR of 2.6%. Going forward, along with the increasing investment in the transportation infrastructure, especially in highway construction, the road mileage in China is anticipated to increase continuously, reaching 5,784 thousand kilometers, with a CAGR of 1.8% from 2022 to 2026, according to Frost & Sullivan.

Source: Frost & Sullivan

Temperature-controlled storage facility is one of the infrastructures in cold chain logistics, which determines the storage capacity of goods. China’s temperature-controlled storage facility is in a state of uneven distribution and mainly concentrated in Huabei, Huadong and Huanan division. China’s temperature-controlled storage facility capacity continues to expand. In 2021, the space of temperature-controlled storage in China reached 210 million cubic meters, which is expected to increase to 280 million cubic meters in 2026; It mainly benefits from the national layout of cold chain logistics infrastructure construction, such as the “14th five-year plan for the construction of national backbone cold chain logistics base”, and the policy of promoting the extension of cold chain logistics service network to rural agricultural production areas.

Source: Frost & Sullivan

According to Frost & Sullivan, in China the market of transportation by road freight has from RMB 5.2 trillion (approximately $780 billion) in 2017 to RMB 6.9 trillion (approximately $1.04 trillion) in 2021, representing a CAGR of 7.3 percent. Looking forward the market is expected to increase from RMB 6.9 trillion (approximately $1.04 trillion) in 2021 to RMB 9.7 trillion (approximately $1.46 trillion) in 2026, representing a CAGR of 7.0 percent.

Source: Frost & Sullivan

The cold chain transportation service sector of logistic industry in China is one of the largest in the world. Cold chain trucking is a form of road transportation that is a part of the transportation system. It is vital in the connection of other modes of transportation such as rail, waterway, and civil aviation. Ground transportation infrastructure has experienced continuous improvements in recent years. Ownership of refrigerated trucks has increase from 140,000 trucks in 2017 to 358,000 trucks in 2021. However, the market for refrigerated truck suppliers in China remains fragmented.

Source: Frost & Sullivan

The market of temperature-controlled trucking service in China has increased from RMB 255 billion (approximately $38.25 billion) in 2017 to RMB 434 billion (approximately $65.1 billion) in 2021, representing a CAGR of 14.2 percent. Looking forward, the market of temperature-controlled trucking service in China is expected to increase from RMB 434 billion (approximately $65.1 billion) in 2021 to RMB 800 billion (approximately $120 billion) in 2026, representing a CAGR of 13.0 percent.

Industry Policy

Although China’s cold chain logistics industry has been developing rapidly in recent years, there is still sizeable room for improvement when compared to developed countries in the construction of cold chain logistics system. With the rise of consumption and rapid integration of e-commerce, China consumers demand for higher quality fresh and raw products is also on the rise. As a result, China’s cold chain logistics system requires further development and improvement in areas like the infrastructure, informatization, and order processing efficiency. To encourage the development of the logistics industry and accelerate the circulation of agricultural and sideline products, the China government has been adopting policies to stimulate the growth of the cold chain logistics industry.

The policies of governments at both central and local levels have played an important role in stimulating and guiding the temperature-controlled logistics market. In 2019, the central and local governments introduced more than 20 temperature-controlled logistics policies and standards to promote the reform of the cold chain logistics industry. Notably, in December 2021, the State Council of the People’s Republic of China promulgated the 14th Five-Year Plan for the Development of Cold Chain Logistics, which is a new development plan that aims to improve the overall cold chain logistics industry to a new landscape. The policy not only requires the elimination of non-conforming and illegal temperature-controlled storage facility, but also require phasing out of old and high energy consumption temperature-controlled storage facility.

In June 2010, China’s National Development and Reform Commission issued the “Development Plan for Cold Chain Logistics of Agricultural Products,” which provided planning and guidance for the development of cold chain logistics of agricultural products in China. Driven by the policy, the market scale of China’s cold chain logistics industry gradually expanded by 14.4% from RMB 221 billion to RMB 433.7 billion in 2021. In the future, with the development of “new retail,” medicine, chemical industry and other fields, there will be a further demand on cold chain services, and further optimization and upgrade on cold chain networking technology, information technology and automation equipment are also expected to occur. At the same time, the management and operation of China’s cold chain logistics industry continue to refine. It is estimated that China’s cold chain logistics industry will maintain the momentum of rapid growth in the next five years and reach the market scale of RMB 799.6 billion by 2026.

Dissecting the Value Chain: Upstream, Midstream and Downstream

China Cold Chain Logistics – Industrial Chain

The value chain of cold chain logistics industry can be divided into equipment manufacturers such as upstream refrigerated trucks and refrigerators, and the midstream mainly includes transportation, warehousing, integrated logistics and platform industries; Downstream main consumption is fresh food and medical biological enterprises

Source: Frost & Sullivan

●	Upstream:

The participants in the upstream of China’s cold chain logistics industry are the suppliers of cold chain equipment, such as refrigeration systems, ice making equipment, cold storage equipment, cold chain sensor equipment, cold chain information monitoring system, and refrigerated truck. With the increasing number of cold chain temperature monitoring devices being manufactured in China, new temperature monitoring technologies has been continuously advancing and applied to guarantee the integrity of the products in transportation.

There are numerous suppliers in China for cold chain temperature monitoring devices with localized and large-scale production capacity that can meet different customer demands. The high-end temperature monitoring devices are primarily provided by large enterprises such as Dalian Refrigeration Co., Ltd., while many other suppliers are in the middle and low-end temperature monitoring devices market. However, since the supply for cold chain temperature monitoring devices is sufficient, there is not much room for price bargaining.

Another component of cold chain logistics is the chain sensor equipment, which affects temperature monitoring during cold chain transport. For example, cold chain information monitoring system provides refrigerated trucks with real-time temperature control to avoid food spoilage. Given the increasing investment and Internet of Things (“IoT”) technology development in cold chain sensor equipment and temperature monitoring system, China’s cold chain detection and perception equipment and cold chain monitoring system technology have made significant progress. As of the date of the prospectus, China is in possession of various temperature-controlled technologies such as temperature monitoring, refrigeration system control, real-time temperature remote monitoring, real-time vehicle locating, and data recording. As a result, China’s cold chain logistics industry is projected to fully accommodate the needs of the industry and will eventually achieve transparent management of the refrigerated transportation process in the future.

●	Midstream:

The participants in the midstream of China’s cold chain logistics industry consist of cold chain logistics companies that provide value-added services such as cold chain food transportation, cold chain storage and packaging, and product sorting and labeling. In light of the diversified businesses of the cold chain logistics industry, cold chain logistics businesses may choose different business models, such as transportation, warehousing, urban distribution, integration, agricultural products trading, supply chain support, and e-commerce.

Specifically, users of e-commerce cold chain logistics companies can place an order within hours by using mobile app, in which the order information is synchronized to the front warehouse in real time, and the distribution personnel in the front warehouse sort the goods and deliver after confirming the order. Although e-commerce cold chain logistics operators have disadvantages such as high initial construction costs and low accuracy of product Stock Keeping Units, or SKUs, they can nevertheless bring good shopping experience for users and ensure service quality due to their strong real-time delivery capabilities.

In summary, midstream enterprises have comprehensive coverage of products, and therefore they need intensive capital investment to improve their operational capabilities and employee vocational skills to provide customers with high-quality services. Therefore, midstream enterprises with capital advantages can effectively extend their business scope, control the quality of cold chain products better, deliver goods timely, and as a result, obtain status the industry chain.

●	Downstream:

Cold chain logistics include ultra-low temperature logistics (below -50°C), frozen logistics (below -18°C), zero-degree temperature logistics (between -2°C to 2°C), refrigerated logistics (between 0°C and 10°C) and ordinary temperature-controlled logistics (between 10°C and 25°C). We are a provider of temperature-controlled trucking service and urban delivery services in China. Since we built our large-scale fleet, we started our temperature-controlled transportation business in 2016 with fruit transportation, which originated from Southeast Asia to China through Guangxi Friendship Pass.

Cold Chain Logistics can also be classified by different goods being transported, such as perishable products (e.g., fresh fruits and vegetables, meat, dairy, aquaculture products, fresh flowers, etc.); biopharmaceutical products (e.g., drugs, reagents, vaccines, biologics, etc.) and others (e.g., ice-cream, deep ocean fish, chemical materials).

Source: Frost & Sullivan

Cold Chain Logistics Classified by Products

Source: Frost & Sullivan

The downstream application fields of China’s cold chain logistics industry mainly include fresh agricultural products (meat, eggs, aquatic products, vegetables, fruits), pharmaceuticals and other fields. Among them, cold chain logistics of fresh agricultural products is the largest downstream application field of China’s cold chain logistics industry, accounting for 52.1% of the demand structure of downstream application fields, followed by pharmaceuticals and other fields, it accounts for 18.9% and 29.0% respectively in the demand structure of downstream applications.

Driving Factors

As China economy continue growing, the authority investing in infrastructure and pushing urbanization speed up. Not only speed up urbanization, but also increase number of middle-class person while economy growing. Urbanization is associated with demand for foods in forms that are convenient to consume, including fresh foods, frozen foods for preparation at home and foods consumed in restaurants. Urban areas in China are likely to have larger populations in the middle-to-high income strata, who have the purchasing power to drive demand for frozen and perishable food distribution.

Middle-class person with growing income has been demanding higher standards with regard to safety, health and quality of life. Driven by the continuous growth income, residents’ consumption willingness and consumption ability continue to improve. As the most populous country in the world, agricultural products, as necessities of daily life, consume a huge amount, and the market demand is growing rapidly. In terms of demand for fresh agricultural products, China’s total output of meat, eggs, aquatic products, vegetables and fruits has long ranked first in the world. In 2021, China’s total output of fresh agricultural products exceeded 1.4 billion tons, an increase of more than 20 million tons over 2016. The demand for fresh agricultural products in the China market continued to increase. In terms of demand for dairy products, in 2021, the sales volume of dairy products in China had reached 59.7 million tons, and the demand for dairy products in the China market was also growing. The increase income of urban residents and the improvement of residents’ consumption level have driven the continuous growth of demand in the fresh food market and dairy products market.

Middle-class people also go to restaurants and consume cooked frozen foods with higher income in the fast-paced urban area. Restaurants increasing order fresh foods, frozen meats, and aquatic products as more people enjoy to have a good meal in it. In the other hand, middle-class people consume frozen cooked foods while must save time to rest, and microwave a cooked food can fulfill people’s needs for a meal in the fast-paced urban area.

Food products are not the only goods that are reliant upon the cold chain. Many pharmaceutical, floral and electronic goods are temperature sensitive products that require specific storage temperatures and a high level of related handling to accommodate their movement through the cold chain. In example of recent COVID-19 pandemic, the vaccine of this disease needs to store and deliver in a certain range or temperature, which is a business of cold chain industry. Moreover, the medicine (biological products) to cure COVID-19 also need to be properly store and deliver. Regarding safety, health and quality of life, consumers demanding pharmaceutical products also drive the cold chain industry to improve and grow.

E-commerce also impacts the industry, mainly affect the consumer shopping frequency to be much more often. E-commerce develops rapidly over years; consumers enjoy shopping online and get products in time. The convenience of the e-commerce let the consumers shop more frequently and affect the logistic industry. In example of ice-cream, ice-cream have been consumed more in summer, the cold chain trucks will get more business, in the other hand consumer shop ice-cream more frequently increase turnover rate of cold chain industry.

Competitive Overview - China

We are facing intense competition in China’s cold chain logistics industry due to numerous participants in the market. With the increasing mergers and acquisitions among competitors and the industrial supervision of the China government, we may face a higher market concentration in the future. The basic basis of the seven major natural geographical divisions in China is to carry out the division work on the basis of science, integrating various dimensions such as history and nationality, and following the relevant division principles. The seven major natural geographical divisions in China is Huabei, Dongbei, Huadong, Huazhong, Huanan, Xinan, and Xibei.

Source: Frost & Sullivan

In China, 41 out of top 100 cold chain logistic companies was concentrated at Huabei, Huadong and Huanan division. Cold chain logistic companies compete intensively in these 3 divisions, especially in Shanghai city. There are 21 companies rank as top 100 cold chain logistic companies that operate the business in Shanghai. All firms tend to compete with each other in the geographic areas and most of its headquarter are in east coast area and central section of China, which produce majority of China’s agriculture products. As 2019, cold chain logistic companies facing intensive competition in Huadong division, but many of them do not operate in Xibei division, due to late development of infrastructure. With improvement of infrastructure in Xibei division and shrinking revenue in Huadong division, cold chain logistic companies expect to expend business into Xibei division.

Source: Frost & Sullivan

Narrow down the cold chain logistic industry into temperature-controlled transportation companies. Outside the Thirty largest temperature-controlled transportation companies, in China temperature-controlled transportation industry is highly fragmented with only a handful of participants having a presence nationwide and most participants having only a regional or local presence. According to Frost & Sullivan, there are approximately 4050 temperature-controlled transportation companies in China in 2020. The thirty largest temperature-controlled transportation companies have 70% of total freight and obtain 82% of the revenue as of 2020, according to Frost & Sullivan. All firms tend to compete with each other in the geographic areas in which they have a presence, regardless of their overall size. We believe being larger will work to our competitive advantage.

Development Trend

Compared with developed countries, the number of refrigerated trucks in China is relatively small. According to the statistics of the Cold Chain Logistics Committee of China, or CCLC, the number of refrigerated trucks in China was expected to reach 294,000 in 2021, which is one refrigerated truck for every 4,760 people. However, the average in the United States and Japan is one refrigerated truck for every 1,000 people. The comparison shows a huge gap and room for improvement. Depending on the region East China and South China have strong demand for cold chain logistics services and are where the number of refrigerated trucks grows the fastest, while the cold chain development in Northwest China is weak, and the number of refrigerated trucks grows the slowest.

Furthermore, according to data from the Frost & Sullivan, the total capacity of temperature-controlled storage in China as expected reach 210 million cubic meters in 2021. However, the per capital temperature-controlled storage capacity is only 0.15 cubic meters per person due to China’s huge population base, while the per capital temperature-controlled storage in developed countries is almost 3-4 times that of China. Therefore, China still lags behind other countries in terms of per capital refrigerated storage, and this area needs to be strengthened and addressed urgently.

At this stage, China’s cold chain logistics industry is in a period of rapid development but compared with developed countries with relatively mature industry development, China’s comprehensive strength in cold chain logistics construction still needs to be improved, especially at the level of cold chain equipment and technology.

In recent years, the degree of informatization and intelligence in China’s cold chain logistics industry has improved. For example, enterprises have increased their investment in information technology to allow quicker response to business needs and unify the processing of storage, distribution, and transportation orders. With consumers’ increasing awareness of food safety, the food traceability system has become essential to ensure food safety and pursuit of responsibility. As a result, technologies such as radio frequency identification, global tracking system, and temperature sensors become critical cold chain transport. We expect China’s cold chain logistics industry will continue to make progress based on existing intelligent and information technology. The tracking mechanism of transporting goods is also expected to be improved.

Source: Frost & Sullivan

The transportation industry is highly impacted by China economic activities. The COVID-19 pandemic slows down the economic activities in China and shock our industry. As quick adjustment from the policy maker of China, the GDP had 2.5% growth rate in the year of 2020. Things changed in 2021, the economic activities recover and GDP grown at 12.6% growth rate. The Cold chain logistic transportation as part of transportation industry also experience up and down with China GDP. According to Frost & Sullivan, China economy grown at a CAGR of 8.3% from 2017 to 2021. Government continues spending in infrastructure and enterprises increase investment in cold chain industry as economy actively upward. Going forward, the China authorities are likely to maintain the consistency and stability of macroeconomic policies so as to maintain macroeconomic stability. According to Frost & Sullivan projection, China economy will grow at a CAGR of 7.3% from 2022 to 2026. The temperature-controlled transportation business should have a ride with China economy.

Our Services

We are a provider of temperature-controlled truckload service and urban delivery services in China. We started to operate urban delivery service in 2003. As of the date of this prospectus we own 70 tractors, 152 trailers and 57 vans, none of which are under capital lease. We do not use vehicles under rental arrangement to conduct our services and we prefer to acquire new vehicles via capital lease rather than one-off cash payment. See “Note 9 – Leases” on page F-23 for more details on capital leases. This fleet enables us to establish a nationwide transportation network to meet the transportation needs of customers across the country.

Transportation Services and Operation

Since we built our large-scale fleet, we started our temperature-controlled business in 2016 with fruit transportation, which originated from Southeast Asia to China through Guangxi Friendship Pass. After gaining sufficient experience in temperature-controlled truckload services, we began to expand our customers, and now transport and deliver a diverse range of products from our customers’ designated pick-up locations to their designated destinations. We provide exclusive use of vehicles and equipment and offer customized solutions under long-term contracts in our services, generally with higher operating margins. Pursuant to these contracts, we assign a dedicated customer relationship manager to each of the account to make that the customer is given priority to a predetermined set of drivers and vehicles. This way, we maximize our vehicle utilization rate by making sure cargos are properly utilized and loaded on return trips. The regularity of these contracts has also enabled stable and predictable route planning, which allows for better fleet management and cash flow planning.

We built our book of business by initially being retained by scattered orders and providing high-quality services. We eventually gained a market reputation and were able to convert these scattered single customers into long-term customers and expand our geographical coverage.

As of the date of this prospectus, our transportation network covers 30 out of the 34 provinces and autonomous regions in China, representing 88.2% of the nationwide network coverage as illustrated below.

We deliver the goods to the designated location according to the customer’s instructions. When returning, the customer will also specify the loading product, and the category will vary depending on the customer, including electronic devices, chemicals, food, among others. If the customer does not place an order on the return journey, we will arrange the vehicle to load the goods in a nearby city to avoid the occurrence of empty cargoes on the return journey.

Outsourcing and Collaboration

Although we mainly utilize our own refrigerated vehicles, we subcontract transportation vehicles to accommodate additional orders from customers when our own vehicles are fully occupied. For the six months ended June 30, 2022 and 2021, the revenue generated by employing subcontractors accounted for 41.9% and 43.0%, respectively. For the year ended December 31, 2021 and 2020, the revenue generated by employing subcontractors accounted for 50.8% and 33.9%, respectively.

We strictly manage the outsourced vehicles by purchasing logistics insurance for outsourced vehicles. This provides an effective risk solution for liability incurred as a result of damage to goods during transportation and property loss.

Our Operation Flow

The below diagram shows the general workflow for our transportation services:

Depending on the needs of our customers, if the services are provided by our own transportation vehicles, our vehicles will arrive at the designated places in accordance with the regular delivery schedules pre-agreed by us and our customers. We will generally follow the process including (a) job planning and dispatch; (b) collection of goods at the designated pick-up points and location; (c) delivery to customer’s designated destinations; and (d) return trailers to pick-up points or other designated destinations or locations.

Process (a): Job planning and dispatch

We strive to assign drivers who have become familiar with specific routes and transportation vehicles as our dedicated fleet for that customer to ensure that our drivers would perform the transportation services effectively and efficiently. When customers require transportation vehicles of a particular size, we will ascertain if our transportation vehicles meet such requirements. If not, we will arrange one of our subcontractors to provide the transportation services and provide the delivery information to such subcontractor in advance.

When selecting the subcontractors for a specific assignment from our existing pool of subcontractors, we ensure that the transportation vehicles fit the need of the customers. For example, we will arrange for the same subcontractor to provide transportation services to a particular customer to ensure that subcontractor’s transportation vehicles are compliance with the customers’ requirements and standards.

Process (b): Collection of cargo at designated loading place

When a customer issues an instruction, it is assessed by our scheduling department. The instruction will state the type and quantity of cargo that needs to be delivered, the schedule for the transportation and the designated loading place. Our transportation vehicles will arrive at the designated loading place pursuant to the pre-agreed schedules, where our customers will be responsible for the packing and loading by its workers onto the container. In accordance with the pre-agreed delivery schedule, our driver will deliver the goods to our customer’s designated destinations, which are mainly logistics centers, manufacturer or warehouses.

Process (c): Delivery to customer’s designated destinations

Our transportation vehicles will depart at the specified time. Depending on the distance traveled, it generally takes approximately 12 hours to three days to arrive at the destination. Similarly, our driver assigned to the project will communicate with our operation team the departure and arrival time. When our goods are delivered to our customer’s designated destinations, our customer will then proceed to unload all goods from the transportation vehicles. The delivery is considered to be completed when the goods are safely delivered to the designated destinations and when the delivery notes are signed by both parties. The unloading work is generally handled by the customer directly. To further facilitate our fleet planning, ensure timely delivery and expedite our billing process, our drivers will communicate with our operation team regarding departure time and arrival time, which will be inputted into the monthly billing invoices for our and customer’s records. The monthly billing invoice will include the details of routes, the estimated and actual departure and arrival time, and the name of the responsible drivers.

To effectuate the delivery of goods to our customers’ designated destinations in the most speedy and efficient manner, we keep track on the whereabouts of our transportation vehicles by GPS and assign our transportation vehicles and drivers to the same designated route(s) so that each driver can become familiar with the route(s) assigned, and will be mostly responsible for the delivery of goods within certain route(s) only.

Process (d): Reloading and returned trailers to loading points or other designated destinations or locations

After our customer has successfully unloaded all the goods from the transportation vehicles. Our transportation vehicles will then go back to the original pick-up points or to other designated locations. Throughout this whole process, we keep track of the movement of our transportation vehicles to ensure a smooth delivery to all delivery points. Our drivers will report to our operation team on their departure and arrival time. We impose identical standard on transportation services performed by our subcontractors.

We issue monthly invoices to both long-term and one-time customers monthly based on the number of services we have performed. As such, the monthly fee varies depending on the actual quantity of services carried out. We are required to keep records daily and present a monthly report on our transportation services to our customers pursuant to the relevant master agreements.

If our customers raise any queries on the invoices issued by us regarding the number of deliveries made by our drivers, our customers will negotiate with us for settlement of the disputed amount. Our invoices will be subsequently issued to reflect the amount after such negotiation.

Our Fleet

Our transportation services are mainly carried out by our self-owned vehicle fleet, which comprises of 70 tractors, 152 trailers and 57 vans, none of which are under capital lease as of the date of this prospectus. We do not use vehicles under rental arrangement to conduct our services and we prefer to acquire new vehicles via capital lease rather than one-off cash payment. See “Note 9 – Leases” on page F-23 for more details on capital leases. We install BeiDou Navigation Satellite System (“BeiDou System”) in our vehicles that enables the operations team to track the location of the vehicle in real-time. All of our trailers are installed with refrigerator and temperature controller for the purpose of monitoring and controlling temperature of the cargo.

Tractors:

Trailers:

Vans:

The average lifespan and average remaining life of each type of our vehicles as of the date of this prospectus are as follows:

Vehicle type	Average lifespan (years)	Average remaining life (years)
Tractors	4.6 years	3.4 years
Trailers	3.8 years	6.2 years
Vans	5.5 years	2.5 years

Temperature monitor system

We have implemented a temperature controller on our trailers that allow us to monitor and control the temperature of the cargo. The data of temperature and relative humidity are transmitted synchronously to a monitor system which is able to make alert if the temperature or humidity is out of our preset range. In addition, the monitor system also allows us to analyze and conclude the best temperature setting for transporting certain type of cargo.

The screenshot of our in-car temperature monitor as shown below:

We utilize our information technology (“IT”) system for various operation and functional needs, including tracking and work order management. Our IT system is developed by third-party and aims to integrate our customer service, operations and accounting functions to facilitate customization.

Refrigerator

All of our trailers are installed with refrigerator. The installation of refrigerator does not limit the capability of transporting cargo under normal temperature. With the use of refrigerator, the adjustable temperature range for the cargo is from -18 degree Celsius to +35 degree Celsius, and the adjustable relative humidity range within the container is from 0%rh to 100%rh.

The below image shows the refrigerator we install in our trailer:

Quality Control

We consider that the ability to maintain the quality of our transportation services is crucial to the long-term growth and counts this ability as one of our competitive advantages.

Our quality control policy mainly includes the following processes:

(i)	Pre-trip commencement vehicle inspection

Before our drivers commence their trip, they are required to perform a routine check on their vehicle. We have provided them with a vehicle checklist which they are required to complete satisfactorily before using the vehicle. The purpose of the checklist is to ensure that all vehicles in our fleet are in a roadworthy condition such that our drivers can operate in a safe working environment.

(ii)	Regular vehicle inspection

To ensure vehicular safety, we have implemented a quarterly vehicle maintenance regime for our vehicles. All tractors, trailers and vans in our fleet are subject to regular inspection as regulated by a third-party vehicle inspection company with the view that vehicles that are not roadworthy can be a potential hazard to other road users and that regular inspections help to minimize vehicular breakdowns and road accidents. We have spent approximately $74,660 and $153,717 on vehicle repair and maintenance, respectively, during six months ended June 30, 2022 and 2021. We have spent approximately $334,343 and $296,189 on vehicle repair and maintenance, respectively, during years ended December 31, 2021 and 2020.

(iii)	Safety meeting and courses for drivers

As our drivers are responsible for operating heavy vehicles including tractors and vans, we require all drivers to attend relevant safety courses. We conduct in-house safety courses for all our drivers. Our customers and suppliers may also conduct their own safety courses for our drivers who operate within their premises. We also provide refresher courses to ensure that the drivers are up to date with the latest safety regulations.

(iv)	Vehicle selection

The selection of the brand and model of vehicles to purchase is important as it impacts upon the ability to deliver reliable transportation services to our customers. We will typically take into consideration factors such as the vehicle’s capacity, reliability, fuel consumption, cost of spare parts and road worthiness based on the management’s past experience and specifics of the vehicles. All these factors will affect the ability to provide reliable transportation services to the customers in a timely manner and concurrently provide a safe working environment for our drivers.

(v)	BeiDou System installations

We have implemented a BeiDou System on our vehicles that enables us to accurately track the departure and arrival time and detect any malpractice in the course of the transportation.

(vi)	Temperature monitor system

We have implemented a temperature controller on our vehicles that allows us to monitor and control the temperature of the cargo.

We believe that the foregoing measures have contributed to our quality service and low accident rate. For the six months ended June 30, 2022, we encountered 21 accidents, representing approximate 0.1%, of total trips in such six months. During the years ended December 31, 2021 and 2020, we encountered 41 and 54 accidents, representing approximate 0.1% and 0.1%, respectively, of total trips in such year.

We have received a number of recognitions for our quality assurance programs. Some of our major customers entitled us as its best carrier or excellent carrier for the past two fiscal years. We have been recognized as the AAA company under Enterprise Supply Chain Financial Value Evaluation System. We have been accredited by the China Federation of Logistics & Purchasing as a 3A-grade transportation services company for the period of September 2020 to September 2022.

Recognitions and Awards

We have been accredited by the China Federation of Logistics & Purchasing as a 3A-grade transportation services company for the period of September 2020 to September 2022. A 3A-grade transportation services provider must meet the criteria of being able to cover routes across provinces and have (1) 60 million to 300 million freight revenue per year, (2) been operating for at least two years to three years, (3) have 40 million to 200 million total assets (no higher than 70% of debt ratio), (4) own 150 to 400 transport vehicles (or total weight of 750 to 2000 tones), (5) have 15 to 30 operating outlets, and (6) operate an effective institution with operating systems for management, finance, statistics, and have technical departments in place.

In addition to our 3A-grade accreditation, we have received the following awards and recognitions that are notable within the industry:

Year of Award	Recipient	Award	Awarding organization or authority
2017	Ningbo Haoxin	Enterprise Supply Chain Financial Value AAA certificate of Honor	Shanghai Yinpei Data Management Co., LTD
2017	Ningbo Haoxin	Enterprise Credit Evaluation Grade A Company	Ningbo Traffic and Transportation Association
2018	Ningbo Haoxin	Council Vice President Company	Ningbo Logistics Association International Logistics Branch
2018	Ningbo Haoxin	Member Company	Logistics Finance Professional Committee of China Federation of Logistics and Purchasing
2019	Ningbo Haoxin	Excellent carrier	Wanhua Chemical (Ningbo) Co., Ltd
2020	Ningbo Haoxin	Best carrier	Wanhua Chemical (Ningbo) Co., Ltd
2021	Ningbo Haoxin	Excellent carrier	Luohe Shuanghui Logistics Investment Co., Ltd

Competitive Strength

We believe that the following competitive strengths are the key factors that have contributed to our success to date:

We have built a sizeable fleet and established solid reputation in the temperature-controlled logistics industry in East China to provide a sustainable, quality and reliable truckload services

We are an established transportation services provider with over 19 years of operation in the transportation industry in the PRC. As of the date of this prospectus, we have a fleet of 70 tractors, 152 trailers and 57 vans that provide our transportation services, none of which are under capital lease. We do not use vehicles under rental arrangement to conduct our services and we prefer to acquire new vehicles via capital lease rather than one-off cash payment. See “Note 9 – Leases” on page F-23 for more details on capital leases. Given the large scale of our fleet, we offer both network density and broad geographic coverage to meet our customers’ diverse transportation needs within the PRC. We have also established business relationships with a number of external transportation companies located in the PRC for the provision of transportation services to our customers, which enable us to mobilize 150 tractors and 150 trailers at one time. We strategically prioritize deploying our own transportation vehicles for dedicated transportation services. These are contracts with customers that have more routine schedule and routes. are able to provide a fleet of 200 tractors and 200 trailers on a stable basis, deploy approximately 200 drivers who can travel an average of approximately 550 kilometers per day, with a maximum capacity of approximately 700 kilometers per day.

The logistics industry in the PRC is fragmented and competitive due to its massive size. According to the Frost & Sullivan report, a sizeable fleet is formed by 100 vehicles. Having a sizeable fleet has allowed us to cater to the needs of all our customers in a timely manner and provided us with the advantage of being able to provide stable, reliable, and flexible transportation services to our customers. Some of our customers include but are not limited to sizeable logistics companies, supermarkets and manufacturers where, due to the size of their operations, cost and timing are key factors to their choice of outsourcing contractors. Furthermore, our fleet is capable to effectively minimize service interruption or delay caused by vehicle malfunctions of our transportation vehicles by deploying our other available vehicles or subcontractors as substitutes within a short period of time; and enlarge our customer base by having the capability to perform different types of delivery orders. Meanwhile, small-scale fleet focus on short-term effects and concentrate in regions where agricultural products are produced, therefore could not compete with sizable fleet in satisfying needs for factory logistics. As such, working with a company that has a significant fleet size would ensure that their transportation need is met. Our management believe that we have successfully built up a solid reputation for providing a broad range of quality transportation services to meet the needs of our customers’ supply chains, which include (i) real-time monitoring; (ii) punctuality; (iii) route designing; and (iv) customization services (consisting mainly of discharging services).

To establish a solid reputation in the transportation industry in the PRC, we focus on the quality of our transportation services to ensure that we are able to meet the quality standards expected from our customers. Our focus on quality covers various areas such as vehicle reliability, service reliability, flexible and customizable service offerings for our customers, as well as responsiveness to customer feedback, and continuous process improvement.

Our operation is digitized

In the cold chain logistics industry, there are few cold chain logistics management companies use advanced information technology. A prevalent problem of cold chain disconnection is the spoilage of fruits and vegetables. We value information construction and the application of new technologies, adopt intelligent transportation technology and GPS positioning tracking technology, and check the real-time environmental conditions of each link through the computer or mobile phone login platform so that our dedicated team will be able to monitor specific location of the items and vehicles involved in the cold chain logistics link. Real-time monitoring strengthens our supervision of vehicles and transported goods.

We have established well-functioned network

We have set up an established network of transport nodes throughout the years. Such a network has opened many routes for us to offer our customers more comprehensive services. We have become capable of covering a larger geographic region and provide more types of transportation services. Our transportation services have reached out 88.2% of all provinces. We believe that our wide range of services offered has provided us with a significant competitive advantage over other local service providers in the PRC that only offer limited types of road transportation services with fixed routes, itinerary, and schedules.

To maximize revenue and to best serve our customers, we outsource transportation jobs when our own fleets are occupied. We have engaged a pool of 17 external transportation companies as our subcontractors. We continuously conduct a comprehensive assessment of our subcontractors in order to better control the quality of their services.

Our executive directors and senior management personnel possess extensive industry expertise and strong execution capability

A majority of our senior management personnel possess extensive industry expertise and strong execution capability. Our senior management team has an average of approximately 16 years of experience with our company and 19 years of experience in the transportation industry in the PRC. Owing to their extensive experience and knowledge in the logistics industry in the PRC, they are competent to discharge their duties in an effective and reliable manner.

With such expertise and capability, our management team has the leadership, vision and industry knowledge required to anticipate and take advantage of market opportunities and execute business strategies to maximize our shareholders’ benefit.

Long-Standing Relationship with Our Sizeable and Reputable Customers in the PRC

We have established long-standing business relationships with our customers from various industries including chemical, food retail and electronics. Most of our major customers are key players in their industries. We have established strong and close working relationships with our major customers. For example, as of the date of this prospectus, we had maintained long-standing business relationships with our five major customers, namely, Guangzhou Park’ N Shop Supermarkets Limited, Maanshan Gongsuda Logistics Co., Ltd., Hercules Logistics Co., Ltd., Ningbo Zhongjin International Logistics Co., Ltd., and Wanhua Chemical (Yantai) Trading Co., Ltd., with whom we have conducted business for approximately 20, 7, 7, 3 and 3 years, respectively.

We believe that it is vital for us to continue to develop and maintain long-standing business relationships with our existing customers and at the same time, strive to seek new customers and expand our customer base to different industries. To this end, we will strive to understand the evolving needs of our existing and potential customers on an on-going basis and cater our services to match their logistics needs. With respect to our existing customers, our scheduling personnel would communicate with the customers regularly and collect feedback from them to enable us to respond to such feedback in a timely manner.

We value safety awareness and take effective measures to ensure the safety operation of the fleet

We believe that safety awareness and safe operations are fundamental to our business, and we take scientific and strict measures to ensure the safe operation of the fleet, which include: (i) conducting regular safety training and emergency drills for drivers to cultivate their safety awareness; (ii) installing warning systems on vehicles, which send alerts to the driver and the management team in case the driver dozes off in the driveway or in other emergencies.

Due to our focus on safety awareness and investment in safety equipment, at present our accident rate and insurance loss ratio remain relatively low, which as a result greatly reduce our operating costs. The sizable customers are willing to cooperate with a more secure fleet, and our performance in safe operation help us establish a long-term, stable relations with our customers.

We ensure that our high standard of quality control can be achieved

We are able to meet the quality standards of our customers due to our emphasis on the quality of our services. Our focus on service quality covers various areas such as vehicle reliability, service reliability, flexible and customizable service offerings for our customers as well as responsiveness to customer feedback and constant process improvement.

As a result of quality service we provide, we granted valuable recognition from some of our major customers, for example,

We maximize our cargo usage and reduce expenses by utilizing return trips

We have now formed a nationwide temperature-controlled logistics network, and we arrange to load products on the return trip, so as to reduce empty return and save transportation costs. The products for return are usually designated by our customers, and when the customers do not place orders for the return, we will arrange the vehicles to load products in the neighboring cities so as to avoid the backhaul of empty return.

Our Strategies

Our principal objectives are to sustain the continuous growth of our business and maintain our competitive advantages such that we can be positioned as a leading player in the transportation industry in the PRC. We plan to implement the following strategies to further develop our transportation business and reputation in the PRC.

Expand and upgrade our fleet size

We intend to expand our vehicle fleet size via the addition of tractors, trailers and vans in order to cope with increasing demand from our customers. According to the Frost & Sullivan Report, with the growing economic and increasing social demand, the revenue of the cold chain logistics industry is expected to grow steadily and reach RMB 799.6 billion (approximately $125.5 billion) in 2026, at compound annual growth rate (“CAGR”) of 7.1% during the period between 2022 and 2026. The increased fleet size will enable us to cater for additional business from existing customers and business from new customers. Through our communications with our customers, which have indicated to us of higher volume of sales in the years ahead, we expect our trips to increase.

As PRC’s commitment to reduce CO2 emissions by 2030 and achieving carbon neutrality by 2060, the PRC government has set out in its 14th five-year-plan on new energy vehicle industry. We believe that having a lower carbon footprint through the purchase of the new energy vehicles including natural gas vehicles, electronic vehicles and hydrogen vehicles, will give us an edge in customer negotiations. Furthermore, new energy vehicles have also benefitted from government support, such as production subsidies, funding for research and development, and also waiver of highway tolls for new energy vehicles.

After considering the above, we believe that the introduction of new energy transportation vehicles into our fleet will not only enable us to reduce carbon emission which aligns with our own policy and national policy, it would also allow us to be benefitted from the government policies and achieve cost savings simultaneously, which would enhance our corporate image as well as having a beneficial effect on our business operation. By June 2023, we plan to replace 40% of our fleet with new energy transportation vehicles, or acquire around 30 electronic tractors and 40 vans.

Expand our business in the cold chain industry

We plan on serving other cold chain products, such as pharmaceutical products. The pharmaceutical cold chain industry is a special and professional logistics market segment as it has a large market scale, high demand, and high requirements for temperature control. Therefore, the industry threshold is high, and there are fewer companies engaged in cold chain transportation in this field. Entering this industry will bring us new profit growth points. We plan to further improve the cold chain network and cultivate a professional team of pharmaceutical cold chain transportation talents. We will also work to obtain the relevant transportation and warehousing qualifications in this segment, as required by certain provinces.

Establish cold storage and warehouse

We plan to improve and perfect the cold chain logistics system from warehousing. Currently, 14 warehouses are planned to be built, with the main warehouse located in Shanghai and other warehouses located in neighboring provinces such as Zhejiang and Jiangsu. By establishing warehouses, we can smoothly operate our system from factory to warehouse, which can further reduce the transportation cost of products. Low-temperature cold storage requires the construction of an advanced information system, which is also our next focus of development.

Establish a platform logistics supply chain management system

Supply chain management technology serves a crucial role in cold chain logistics transportation industry. By establishing a supply chain management system and enable transparent management of the entire supply chain, the whole process of products can be dynamically monitored. We plan to further integrate the existing management system to achieve event-driven management, and to uniformly integrate temperature control and GPS navigation into one system. Through the overall platform, the flow of goods can be traced, and the temperature of vehicles, equipment, personnel and the entire cold chain equipment in the process can be monitored, making the process more efficient and accessible.

Provide supply chain financial services

We plan to provide supply chain financial services around the industry. When traders need domestic and foreign products, but due to lack of funds and lack of deep cooperation resources in the industry, they will incur unnecessarily high procurement costs. We can devise a model in which traders pay us (such as 30%), and in return, we can provide credit guarantee to the counterparty of the transaction and make the rest of the payment before unloading. In this process, we simultaneously gain revenue from logistics services and benefit from financial services. This also enables good risk management since we will have both the transaction information and actual control of the logistics.

Strengthen our information technology systems

We plan to acquire additional hardware such as workstations and servers to support the implementation of the customized integrated transportation tracking system. We believe that the strengthening of our information technology systems will allow us to improve our workflow efficiency, deliver a better service experience to our customers, and reduce our spending in insurance coverage due to lower accident rates.

The needs of temperature-controlled warehousing management and intelligent route planning have been increased rapidly, we intend to purchase a new distributed warehousing management systems with multiple centers and a new transportation system capable of smart route planning.

We also intend to acquire a customized enterprise resource planning (“ERP”) and finance system that will allow us to integrate our various functions, such as financial management and accounting, operations and sales, into an integrated system. The integrated system will improve workflow efficiency between the various functions.

Continue to attract, train and retain skilled employees to support future growth and expansion

Our employees are critical to our success. We have invested and intend to continue to invest in our employees in order to recruit, train and retain the best personnel for our business. In particular, drivers are the most important resources to our business. We believe activities such as labor law consultation, labor skills promotion and trade union policy publicity can enhance drivers’ sense of belonging.

We will continue to review and enhance our training to improve our employees’ productivity and service quality and to keep them abreast of the knowledge and skills desirable to our customers. We will arrange monthly safety seminars for our drivers and employees. These meetings aim at workplace safety trainings in general as well as workplace safety training specifically for safety driving. We evaluate the performance of our employees and review our remuneration policies to ensure that we offer competitive packages to our employees which are aligned with their performance.

Further expansion into new markets by enhancing our sales and marketing efforts

In order to further diversify and expand our customer base and capture additional business opportunities, we plan to enhance our sales and marketing efforts by setting up a separate department, initially consisting of approximately three sales specialists solely for sales and marketing purposes. We target to actively contact potential companies which may require logistics services in order to explore potential business opportunities. In addition, we plan to launch marketing and promotional campaigns to enhance our exposure to more potential customers through various means, including (i) redesigning our website for marketing purposes; (ii) producing and sending marketing materials; and (iii) participating in promotional activities such as industry exhibitions and trade fairs.

Maintain stable relationships with our major customers and suppliers and expand our customer base

Our top five customers have established business relationships with us for the past two years ended December 31, 2021 ranging from approximately 1 year to 19 years.

Maintaining good relationships with our existing customers and suppliers has always been important to us as it ensures a platform for cross-selling our services, improves our network and reputation within the transportation industry. Additionally, new customer acquisition has been successful via referrals by existing customers. This has been due to our dedication to customer satisfaction, constant improvement of business know-how, and our ability to maintain reliable, consistent, and professional partnerships. To maintain the relationships with our existing customers, we focus on giving them the best service possible, and growing our service offerings to match their evolving needs. We are constantly expanding our portfolio of services to ensure their needs are always met. Such efforts include upgrading our vehicle fleet, technology, and improving our operational flow to minimize downtime and increase efficiency. In addition, we assign dedicated relationship managers with our important customers so they can regularly check in, answer to their needs promptly and have a deeper understanding of their business operations.

Acquire and invest in strategic entities

In addition to growing our company organically, we plan to pursue selected acquisitions and form strategic alliances to take advantage of opportunities that complement our existing operations. These acquisitions and alliances will increase our service offerings, enhance our technology capabilities, increase our vehicle and personnel fleet size, access valuable information about new and existing markets, and increase our market coverage. All these benefits will help us remain competitive in this industry.

The transportation industry is currently highly fragmented. This highlights the opportunities available for mergers and acquisitions. As mentioned, growing the size of our operations will allow us to gain significant competitive advantage. Given the size of our business and experience, we expect any future acquisitions to be integrated into our business more easily. As of the date of this prospectus, we are not a party to any agreement or understanding with respect any such acquisitions or alliances.

Sales and Marketing

Our strength lies in the strength of our relationship with our customers who have been associated with us for a long period. Our sales and marketing team, through its experience and good rapport with clients, play an instrumental role in creating and expanding the work platform for us.

Our sales are primarily achieved through referrals and recommendations from existing customers as well as direct marketing. Upon receiving enquiries about our services, our relationship manager will discuss with potential customers to better understand (i) their transportation plan, including the required delivery schedule and point of transportation, and (ii) storage requirement for goods during the transportation including temperature and humidity. This allows us to customize our services to meet the unique requirements of each customer and facilitate the advanced planning of the transport and storage process to ensure efficient flow of services.

We adopt proactive strategies, in which we initiate contact and market our services via direct communication with potential new customers. Our marketing efforts are primarily focused on corporations, which tend to have large scale of operation. As there is only a limited number of local transport and storage services providers that have the capacity to handle large volume of orders for container transportation, we believe that our experience in the industry and large vehicle fleet allows us to differentiate ourselves from our competitors.

Customers

Our customers primarily include sizeable logistics companies, supermarkets and manufacturers in the PRC, such as Guangzhou Park’ N Shop Supermarkets Limited, Maanshan Gongsuda Logistics Co., Ltd., Hercules Logistics Co., Ltd., Ningbo Zhongjin International Logistics Co., Ltd., and Wanhua Chemical (Yantai) Trading Co., Ltd. These major customers have brought us stable revenue as well as the experience of serving leading enterprises. This has enhanced our brand reputation and credibility of our brand. We also have retail customers, whose orders will be placed on our IT system and managed by a customer relations manager.

During the six months ended June 30, 2022 and 2021, we had 104 and 81 customers, respectively, and sales generated from our top five customers accounted for approximately 36% and 50%, respectively.

During the years ended December 31, 2021 and 2020, we had 115 and 130 customers, respectively, and sales generated from our top five customers accounted for approximately 30% and 53%, respectively.

Our Relationship with Major Customers

We have been able to maintain stable business relationships with our major customers. Most of our major customers are key players in their industries. We have established strong and close working relationships with our major customers.

Despite our concentration on a limited number of major customers, we believe that a number of factors will help mitigate any material adverse impact of such concentration on our business operations and financial condition. Our services model and facilities are not specifically designed to cater solely for one particular customer. In contrast, they are flexible and adaptable in serving different customers’ needs. In the event that our current business relationship with our five largest customers or any one of them deteriorates, our services can be readily transferred to serve other potential new customers and satisfy their needs. The preparation works required for serving new customers usually include fine-tuning quality procedures to suit individual customer requirements, coordinating with new customers, re-designing the transportation route, which in our view will not incur any significant cost or require long transition periods. In fact, our major customers continued to evolve in the past three years.

Customer Acquisition

Our new customers are primarily acquired through referrals and recommendations from existing customers as well as direct marketing. Upon receiving enquiries about our services, our relationship manager will discuss with potential customers to better understand (i) their transportation plan, including the required delivery schedule and point of transportation, and (ii) storage requirement for goods during the transportation including temperature and humidity. This allows us to customize our services to meet the unique requirements of each customer and also facilitates the advanced planning of the transport and storage process to ensure efficient flow of services.

Among our top five customers, we generate revenue of $1,050,751, $865,949, $703,919 and $556,102 from four new customers respectively during the six months ended June 30, 2022. Among our top five customers, we generate revenue of $1,660,163, $1,561,169 and $1,524,951 from three new customers respectively during the year ended December 31, 2021 while the revenue generated from our existing customers sustain a notable increment.

General Terms of the Master Service Agreements with Customers

We have entered into master service agreements with our customers. Among these agreements, certain agreements are short term ones with terms ranging from less than one year to two years. We provide customers with quotations based on their specific requirements. As part of our business strategy and commercial decision, we focus on having sizable customers with larger scales of operations as opposed to smaller customers as it provides substantial benefits including (i) higher and more steady income flows; (ii) better utilization rates of our vehicles as we are able to plan and schedule routes in advance; (iii) economies of scale as costs decrease; and (iv) management of our customer relationships more personally as we can focus on a smaller pool of customers.

Although the terms of master service agreements may vary, the material terms that are generally contained in our agreements with major customers are set out below:

Scope of Service	Each master agreement specifies the basic type of services to be provided, which is the provision of transportation services.
Pricing Policy	In relation to our transportation services, we generally charge our customers at various fixed rates based on the scope of services provided. Our charging rate is mainly based on:
	●	District, province and cities

	●	Price of fuel oil

	●	Requirement on timing

	●	Distance of transportation

	●	Requirement on storage

	●	Prevailing market rates offered by other transport and storage service providers
Liability

Generally, the master agreements set out the respective rights and obligations of our Company and our customers, and the Key Performance Indicators (“KPIs”) of respective customers.

We will be liable for any damages to the goods, equipment and premises of the customers caused by us during the provision of our transportation services. We are also liable for any loss or damages to the goods that are in our custody and for any non-compliance of relevant laws and regulations in the PRC.

Renewal	Certain master agreements have an automatic renewal clause while other agreements can be renewed upon written notice rendered within a specific period.
Termination	Generally, there are early termination clauses in the master agreements, which entitle our customers to immediately terminate the master agreements, including:

	●	our persistent failure to reach the agreed KPIs over a certain period, usually within two to four months; and/or

	●	any breach of the master agreements by us.

Insurance

Customers who entered into master agreements with us generally require us to maintain adequate insurance coverage with respect to, among other things, employee compensation, third party liability and loss or damage to goods in the course of our provision of transportation services.

We shall be responsible for any loss or damages to the goods entrusted to us or any loss or damage or personal injury happened in the course of our provision of relevant transportation services.

Subcontracting	In most master agreements, subcontracting of our transportation services to any third party is not expressly prohibited.
Credit Policy	We generally grant our customers a credit period ranging from 45 to 90 days from the invoice date.

SUPPLIERS

The supplies we need for our transportation services mainly include subcontractors, tires, vehicles, fuel oil and repair and maintenance. We subcontracted some of our transportation services to independent third-party providers in the case of emergency needs for additional transportation capacity. We believe that such subcontracting arrangements would minimize the need to consistently employ and maintain a large workforce and increase flexibility and cost effectiveness in carrying out our services.

Subcontracting arrangement for transportation services

During the past two fiscal years, we engaged a pool of 17 external transportation companies as our subcontractors. We continuously conduct a comprehensive assessment of our subcontractors in order to better control the quality of their services. We place orders to these subcontractors on a back-to-back basis, which means that, once we need the external services of the subcontractors, we will allocate the work to the subcontractors and pass along the relevant information contained in the service agreements we have entered into with our customers to them. Such back-to-back arrangements can ensure the quality and quantity of the transportation services rendered by our subcontractors are in compliance with our customers’ requirements. Our subcontractors will then arrange for an appropriate number of vehicles for performing the agreed transportation services. Apart from the above, we also implement a series of measures to ensure that the delivery services provided by our subcontractors can fulfil the requirements of our customers.

We did not enter into any long-term subcontracting agreements with any subcontractors for transportation services for the past two fiscal years. We normally enter into master agreements for a term of one to two years with the subcontractors which are selected through a tendering process or by negotiation. The master agreements set out the principal terms of the subcontracting arrangement (such as price and payment term). The terms and conditions in the master agreement entered into between us and our customers will be incorporated into the subcontracting master agreements. We are of the view that the subcontracting arrangement for transportation services is common within the logistics industry. We maintain a co-operative relationship with our subcontractors and will exercise all reasonable endeavors to cultivate and maintain such relationship.

The master agreements we provide our subcontractors are on a back-to-back basis, therefore we expect the terms and obligations we have with our clients to be shared and equally kept. The routes that have been scheduled will be written in the master agreements for clarity and allows for better planning by our subcontractors. In addition, we expect our subcontractors to comply with the basic standards that we have already set, such as possessing valid transportation licenses required to operate certain transportation vehicles. All these steps ensure that our subcontractors can provide our customers an equally good quality service experience.

The key terms of the master agreements for subcontractors are set out below:

Terms of Duration	The agreements generally contain standard fixed durations ranging from one to two years.
Obligations	The agreements will include the agreed provision of the respective transportation and delivery services.
Price	The price is determined by us and each individual subcontractor and thus, it varies.
Credit Term	Generally ranging from 5 to 90 days from the invoice date.
Termination	The agreement can be terminated by either party by written notice in advance for certain periods set forth under the applicable agreement.
Insurance	In certain master agreements, we require our subcontractors to maintain insurance covering goods, transportation vehicles, traffic accident, medical and other insurances for their employees

SEASONALITY

For our customers that are logistic companies, the routes and schedules that have been contracted with us are generally scheduled and regular and remain unchanged throughout the contract period. If our customers experience sudden spikes in demand for transportation services, they may seek other service providers instead of changing the terms of our transportation services.

In general, demand for our transportation services has been observed to be higher in November and December each year due to the sales campaigns organized by various online shopping platforms. To meet the demand in peak seasons, we extend our hours of operation each day during these months. Despite peak demand seasons being observed in the consumer goods industry, the business’s dedicated transportation services ensure a level of stability in our operations and therefore we feel that seasonality do not have major impact to the business’ overall revenue and business operations.

In addition to the foregoing factors, our operating results are also affected by certain trends in the PRC economy and the transportation services market. According to the Frost & Sullivan Report, for the period from 2022 to 2026, the estimated CAGR in China’s macro economy, total value of social logistics goods, total social logistics costs and the volume of road freight is of 7.1%, 8.1%, 7.6% and 7.0%, respectively. We expect an organic growth our revenue in the foreseeable future driven by the foregoing factors.

Environmental Protection, Health and Work Safety

Due to the nature of our business, we do not directly generate industrial pollutants and did not incur any cost of compliance with applicable environmental protection rules and regulations. Up to the date of this prospectus, we did not have any material non-compliance issues in respect of any applicable laws and regulations on environmental protection. We have not been subject to any administrative sanctions or penalties that have a material and adverse effect on our financial condition or business operation.

Pursuant to the PRC Prevention of Environmental Noise Pollution Law, noise arising from the industrial and manufacturing activities should not exceed the prescribed emission level. Pursuant to the Limits and Measurement Methods of Fuel Consumption of Operating Vehicles and Limits and Measurement Methods of Fuel Consumption of Operating Truck, fuel consumption of our vehicles is subject to certain limitations prescribed thereunder. We have an internal policy in place to ensure all vehicles that we purchase are in compliance with these measures.

We have obtained ISO14001:2015 Certification, which is an internationally recognized standard for identifying, managing, monitoring and controlling their environmental issues. We have obtained ISO 45001:2018 Certification, which is an internationally recognized standard specifying requirements for an occupational health and safety (OH&S) management system, and gives guidance for its use, to enable organizations to provide safe and healthy workplaces by preventing work-related injury and ill health, as well as by proactively improving its OH&S performance.

Competition

The market for the transportation sector is highly fragmented and competitive, with each market player having a fraction of the market share. Road transport has one of the lowest entry barriers in the industry as it is quite possible for any individual to enter as a self-employed owner and driver of a truck. Regulations are not as strict as those applied for the private car industry and typically rules in the industry covers general matters relating to working hours, insurance etc. Transportation and logistics companies vary in their services with larger ones having broad networks across many countries, offering complex and integrated logistics services.

EMPLOYEES

We had 168 full-time employees as of June 30, 2022. The following table sets forth the number of our full-time employees categorized by function as of June 30, 2022:

Function	Number of Employees
Management	5
Administrative and Accounting	21
Safety and Technique	2
Scheduling	12
Drivers	128
Total	168

We had 175 full-time employees as of December 31, 2021. The following table sets forth the number of our full-time employees categorized by function as of December 31, 2021:

Function	Number of Employees
Management	5
Administrative and Accounting	12
Safety and Technique	2
Scheduling	13
Drivers	143
Total	175

Transportation services requires a large labor workforce. As of the date of this prospectus, we have employed a total of 144 drivers, accounting for roughly 82% of our total workforce. Our turnover rates are low compared to industry standards. Our core management team have remained onboard for over 19 years. Our team has shown a proven track record of growth and cost control.

Relationship with staff

We maintain a good working relationship with our staff. We believe that our working environment and benefits offered to our employees have contributed to building good staff relations and thus maintain a healthy retention rate. During the past two fiscal years, we have no experience of any labor dispute with our staff which had a material effect on our business or results of operations.

We invest significant resources in the recruitment of employees in support of our rapidly growing business operations. We have established comprehensive training programs, including orientation programs and on-the-job-training, to enhance performance and service quality. We also regularly conduct employee trainings in the areas of risk management, managerial skills, company culture and communications.

We have established procedures to provide our staff with a safe and healthy working environment by setting out a series of work safety rules in the staff manual in case of emergencies including fire, electric shock and typhoons. We also provide our employees with occupational safety education and trainings to enhance their awareness of safety issues. We are subject to the requirements under the local laws, national standards and industrial standards in the PRC to maintain safe working conditions and to protect the occupational health of employees. See “Regulations – Regulations Relating to Work Safety.”

As required by regulations in China, we participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund. We are required under PRC law to contribute to social security plans at specified percentages of the salaries, bonuses and certain allowances of our employees up to a maximum amount specified by the local government from time to time. For risk in relation to our contribution for employee social security plans, see “Risk Factors — Risks Related to Doing Business in China — Failure to make adequate contributions to various employee benefit plans required by PRC regulations may subject us to penalties.”

Recruitment

We recognize that our success in the transport and storage service industry is highly dependent on our employees, we recruit our employees based on their industry experience and interpersonal skills. When we make hiring decisions, we consider factors such as our development strategies, expansion plans, the industry trends, and the labor market environment. We usually publish hiring information in talent recruitment website. To attract and retain valuable employees, we review the performance of our employees, and such review results would be considered during the annual salary review and promotion appraisal period.

Salaries

We generally pay our employees a fixed salary and a performance-based bonus. The salaries of our employees are determined based on their qualifications, experience, position and performance. Our drivers are paid a basic salary in addition to trip incentives in accordance with the number of trips made in a given month. Our total staff cost, excluding directors’ salaries, amounted to $2.0 million and $1.9 million for the six months ended June 30, 2022 and 2021, respectively. Our total staff cost, excluding directors’ salaries, amounted to $3.9 million and $2.7 million for the years ended December 31, 2021 and 2020, respectively.

Facilities

We believe our facilities are sufficient for our current needs and that, should it be needed, suitable additional space will be available on commercially reasonable terms to accommodate any such expansion of our operations.

Location of property	Approximate gross floor area	Monthly Rent	Term of Lease	Facility Usage
	(sq. meters)	(USD)
2-128A, Xingnong Building, Ningbo Free Trade Zone East District, Ningbo, Zhejiang Province, PRC	103.00	204	One year (May 1, 2021 to April 30, 2022)	Office
2-128B, Xingnong Building, Ningbo Free Trade Zone East District, Ningbo, Zhejiang Province, PRC	103.00	204	One year (May 1, 2021 to April 30, 2022)	Office
Room 6A06, 6 / F, International Commodity Exchange Building, No. 2051 Baoan North Road, Luohu District, Shenzhen, PRC	57.00	659	Six monhts (July 1, 2021 to December 31, 2021)	Office
No. 4A020/4A021, 4th Floor, Building C, No. 164 Pingxin North Road, Longgang District, Shenzhen, PRC	65.50	621	One year (February 15, 2020 to February 15, 2021)	Warehouse
Room 329-1/329-2, Fintech Building, Ningbo Free Trade Zone East District, Ningbo, Zhejiang Province, PRC	513.91	2,823	One year (January 1, 2022 to January 1, 2023)	Office
Factory 301, Building C, Sheng He Xing Industrial Park, Baoan District, Shenzhen, PRC	150.75	1,046	27 months (June 1, 2020 to August 31, 2022)	Warehouse
Floor 3, Building C, Yidaichu Shenzhen No.3 Yard, Liyuan Road, Baoan District, Shenzhen, PRC	150.75	884	Nine months (September 1, 2019 to May 31, 2020)	Warehouse

License and Permits

We have obtained all necessary licenses, approvals and permits that are material to our road transportation business, all of which are validly issued and current as of the date of this prospectus. The details of the permits we have obtained by are as follows:

Approval	Recipient	Issuing body	Date of grant	Date of expiry
Road Freight Forwarding Operation Permit	Ningbo Haoxin	Ningbo Transportation Committee	March 16, 2020	March 16, 2024
Road Freight Forwarding Operation Permit	Zhejiang Haoxin	Ningbo Transportation Committee	November 13, 2019	November 11, 2023
Road Freight Forwarding Operation Permit	Haiyue	Shenzhen Transportation Committee	June 17, 2022	June 16, 2026
Road Freight Forwarding Operation Permit	Longanda	Shenzhen Transportation Committee	July 15, 2022	July 14, 2026

Insurance and Social Security Matters

We maintain automobile insurance policies against loss or damage to our vehicles, drivers and third parties arising during the transportation and policies against damages and losses of cargo during the provision of transportation services. We currently do not have any business liability or disruption insurance. We also participate in various government statutory social security plans, including a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan, a maternity insurance plan and a housing provident fund.

Our insurance coverage complies with the requirements of our existing customers. We believe that the insurance coverage taken out by us is in line with the normal commercial practice of the industry. For the six months ended June 30, 2022 and 2021, our total insurance premiums were approximately $0.2 million and $0.2 million respectively. For the two years ended December 31, 2021, our total insurance premiums were approximately $0.5 million and $0.5 million respectively. For further details, please refer to the section headed “Risk factors – Risks Related to Our Business and Industry – We may not have sufficient insurance coverage.”

Legal Proceedings

We may from time to time be subject to various legal or administrative claims and proceedings arising from the ordinary course of business. Litigation or any other legal or administrative proceeding, regardless of the outcome, is likely to result in substantial cost and diversion of our resources, including our management’s time and attention.

Ningbo Haoxin has been involved in an insurance claim dispute relating to damages of cargo transported by Ningbo Haoxin. According to the Civil Judgement issued by the Kunming Guandu District People’s Court on March 8, 2021, Ningbo Haoxin was ordered to pay the insurance indemnity of RMB 193,660 (approximately $30,389). Ningbo Haoxin submitted for second instance requesting to revoke the judgement of the first instance. According to the Civil Judgement issued by Kunming Intermediate People’s Court on October 29, 2021, the court ruled that Ningbo Haoxin should pay damages in the amount of RMB 193,660 (approximately $30,389) to plaintiff and rejected Ningbo Haoxin’s other claims. On March 21, 2022, Ningbo Haoxin paid a total amount of RMB 209,264 (approximately $32,838) and the case has been concluded.

Ningbo Haoxin has been involved in disputes over financial loan contracts with Ningbo Yinzhou Rural Commercial Bank Co. Ltd.. According to the Civil Judgement issued by the Ningbo Yinzhou District People’s Court on November 30, 2020, Ningbo Haoxin was imposed to a freeze order in a total amount of RMB 605,973 (approximately $95,090) from its bank account. On January 18, 2021, Ningbo Yinzhou Rural Commercial Bank Co. Ltd., applied for lawsuit withdrawal as Ningbo Haoxin has fulfilled the repayment obligation, the case has since been concluded.

On March 11, 2020, Zhongli International Leasing Co., Ltd. submitted a civil complaint to the Ningbo Fenghua People’s Court against Ningbo Haoxin to request Ningbo Haoxin to pay a total of RMB 2,139,000 (approximately $335,656) in rent owed. According to the settlement order issued by Ningbo Fenghua People’s Court on March 20, 2020, Zhongli International Leasing Co., Ltd. and Ningbo Haoxin agreed on the settlement to: a) pay up the amount of lease by schedule; b) if Ningbo Haoxin fails to perform any part of the obligation, Zhongli International Leasing Co., Ltd. has the right to apply to the court for compulsory execution of the unpaid portion of lease; c) Zhejiang Zhoushan Yamei Container Transportation Co., Ltd., Shasha Chen and Zhengjun Tao shall assume joint and several guarantee liability for the above-mentioned monetary judgment. The case has been concluded.

On September 18, 2020, Ningbo Haishu District People’s Court accepted a civil complaint submitted by Donghai Finance Lease Co. Ltd. against Ningbo Haoxin. The complaint requests Ningbo Haoxin to pay a total of RMB 752,375 (approximately $118,064) in rent owed under a lease. According to the settlement order issued by Ningbo Haishu District People’s Court on November 2, 2020, Zhongli International Leasing Co., Ltd. and Ningbo Haoxin agreed on the settlement to: a) pay up the amount of lease and relating interests; b) Zhejiang Zhoushan Yamei Container Transportation Co., Ltd., Shasha Chen and Zhengjun Tao shall assume joint and several guarantee liability for the above-mentioned monetary judgment. The case has been concluded.

CHINESE LAWS AND REGULATIONS

Regulations Relating to Road Transportation

Pursuant to the Regulations on Road Transportation promulgated by the State Council in April 2004 and most recently amended in March 2022 and effective as of May 1, 2022, and the Provisions on Administration of Road Freight Transportation and Stations (Sites) issued by the Ministry of Transport in June 2005 and most recently amended in September 2022, or the Road Freight Provisions, the business operations of road freight transportation refer to commercial road freight transportation activities that provide public services. The road freight transportation includes general road freight transportation, special road freight transportation, road transportation of large articles, and road transportation of dangerous cargos. Special road freight transportation refers to freight transportation using special vehicles such as vehicles with containers, refrigeration equipment, or tank containers. The Road Freight Provisions set forth detailed requirements with respect to vehicles and drivers.

Under the Road Freight Provisions, anyone engaging in the business of operating road freight transportation or stations (sites) must obtain a road transportation operation permit from the local county-level competent authority of transportation, and each vehicle used for road freight transportation must have a road transportation certificate from the same authority. The incorporation of a subsidiary of a road freight transportation operator that intends to engage in road transportation business is subject to the same approval procedure. If a road freight transportation operator intends to establish a branch, it should file with the competent authority of transportation where the branch is to be established.

Although the road transportation operation permits have no limitation with respect to geographical scope, several provincial governments in China, including Shanghai and Beijing, promulgated local rules on administration of road transportation, stipulating that permitted operators of road freight transportation registered in other provinces should also make filing with the local road transportation administrative bureau where it carries out its business.

Regulations on Cargo Vehicles

Pursuant to the Administrative Provisions concerning the Running of Cargo Vehicles with Out-of-Gauge Goods promulgated by the Ministry of Transport, which took effect on September 21, 2016, and most recently amended in August 2021, cargo vehicles running on public roads shall not carry cargo weighing more than the limits prescribed by this regulation and their dimensions shall not exceed those as set forth in the same regulation. Vehicle operators who violate this regulation may be subject to a fine of up to RMB30,000 for each violation. In the event of repeated violations, the regulatory authority may suspend the operating license of the vehicle operator and/or revoke the business operation registration of the relevant vehicle.

We rely on trucks and other vehicles owned and operated by third-party trucking companies, while the operation of our fleet is subject to this new regulation. We have an obligation to educate and manage vehicle operators as well as to urge them to comply with this regulation. We weigh each cargo truck as they enter and leave our hubs and sortation centers to ensure their compliance with this regulation in terms of cargo weight. If any truck is not in compliance with this regulation, we may be required to replace it with another vehicle that complies with this regulation. Otherwise, we may be subject to penalties under this regulation if we continue to operate those trucks that exceed the limits set forth in the regulation.

Regulations Relating to Retail Industry

Regulations Relating to Consumer Protection

Under the Law on the Protection of the Rights and Interests of Consumers, which was promulgated by the Standing Committee of the National People’s Congress on October 31, 1993, became effective on January 1, 1994 and was recently amended on October 25, 2013, a business operator providing a commodity or service to a consumer is subject to a number of requirements, including the following:

●	to ensure that commodities and services meet with certain safety requirements;

●	to disclose serious defects of a commodity or a service and adopt preventive measures against damage occurrence;

●	to provide consumers with true information and to refrain from conducting false advertising;

●	not to set unreasonable or unfair terms for consumers or alleviate or release itself from civil liability for harming the legal rights and interests of consumers by means of standard contracts, circulars, announcements, shop notices or other means; and

●	not to insult or slander consumers or to search the person of, or articles carried by, a consumer or to infringe upon the personal freedom of a consumer.

Business operators may be subject to civil liabilities for failing to fulfill the obligations discussed above. These liabilities include restoring the consumer’s reputation, eliminating the adverse effects suffered by the consumer, and offering an apology and compensation for any losses incurred. The following penalties may also be imposed upon business operators for the infraction of these obligations: issuance of a warning, confiscation of any illegal income, imposition of a fine, an order to cease business operations, revocation of its business license or imposition of criminal liabilities under circumstances that are specified in laws and statutory regulations.

Regulations Relating to Product Quality

Pursuant to the Product Quality Law of the PRC, or the Product Quality Law, which was promulgated by the Standing Committee of the National People’s Congress on February 22, 1993, became effective on September 1, 1993, and was recently amended on December 29, 2018, business operators, including manufacturers and sellers, are required to assume certain obligations in respect of product quality. Violations of the Product Quality Law may result in the imposition of fines. In addition, a company in violation of the Product Quality Law may be ordered to suspend its operations and its business license may be revoked. Criminal liability may be incurred in serious cases. A consumer or other victim who suffers injury or property losses due to product defects may demand compensation from the manufacturer as well as from the seller. Where the responsibility lies with the manufacturer, the seller shall, after settling compensation with the consumer, have the right to recover such compensation from the manufacturer, and vice versa.

Regulations on Intellectual Property Rights

Patent. Patents in the PRC are principally protected under the Patent Law of the PRC. The duration of a patent right is either 10 years, 15 years or 20 years from the date of application, depending on the type of patent right.

Copyright. Copyrights in the PRC, including copyrighted software, is principally protected under the Copyright Law of the PRC and related rules and regulations. Under the Copyright Law, the term of protection for copyrighted software is 50 years.

Trademark. The PRC Trademark Law has adopted a “first-to-file” principle with respect to trademark registration. Registered trademarks are protected under the Trademark Law of the PRC and related rules and regulations. Trademarks are registered with the Trademark Office of the SAMR. Where registration is sought for a trademark that is identical or similar to another trademark which has already been registered or given preliminary examination and approval for use in the same or similar category of commodities or services, the application for registration of such trademark may be rejected. Trademark registrations are effective for a renewable ten-year period unless otherwise revoked.

Domain Names. Domain name registrations are handled through domain name service agencies established under the relevant regulations, and applicants become domain name holders upon successful registration.

Regulations Relating to Foreign Exchange

Regulations on Foreign Currency Exchange

The principal regulations governing foreign currency exchange in China are the Foreign Exchange Administration Regulations, most recently amended in August 2008. Under the PRC foreign exchange regulations, payments of current account items, such as profit distributions, interest payments, and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. By contrast, approval from or registration with appropriate government authorities is required where RMB is converted into foreign currency and remitted out of China to pay capital account items, such as direct investments, repayment of foreign currency-denominated loans, repatriation of investments, and investments in securities outside of China.

In November 2012, SAFE promulgated the Circular of Further Improving and Adjusting Foreign Exchange Administration Policies on Foreign Direct Investment, which substantially amends and simplifies the current foreign exchange procedure. Pursuant to this circular, the opening of various special-purpose foreign exchange accounts, such as pre-establishment expenses accounts, foreign exchange capital accounts and guarantee accounts, the reinvestment of RMB proceeds derived by foreign investors in the PRC, and remittance of foreign exchange profits and dividends by a foreign-invested enterprise to its foreign shareholders no longer require the approval or verification of SAFE, and multiple capital accounts for the same entity may be opened in different provinces, which was not possible previously. In addition, SAFE promulgated another circular in May 2013, which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC must be conducted by way of registration and banks must process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches. On February 13, 2015, SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment, or SAFE Notice 13. After SAFE Notice 13 became effective on June 1, 2015, instead of applying for approvals regarding foreign exchange registrations of foreign direct investment and overseas direct investment from SAFE, entities and individuals may apply for such foreign exchange registrations from qualified banks. Under the supervision of SAFE, the qualified banks may directly review the applications and conduct the registration.

On March 30, 2015, SAFE promulgated Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. On June 9, 2016, SAFE promulgated Circular 16 to further expand and strengthen such reform. Under Circular 19 and Circular 16, foreign-invested enterprises in the PRC are allowed to use their foreign exchange funds under capital accounts and RMB funds from exchange settlement for expenditure under current accounts within its business scope or expenditure under capital accounts permitted by laws and regulations, except that such funds shall not be used for (i) expenditure beyond the enterprise’s business scope or expenditure prohibited by laws and regulations; (ii) investments in securities or other investments than banks’ principal-secured products; (iii) granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (iv) construction or purchase of real estate for purposes other than self-use (except for real estate enterprises).

In January 2017, SAFE promulgated the Circular on Further Improving Reform of Foreign Exchange Administration and Optimizing Genuineness and Compliance Verification, or SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Further, according to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements and provide board resolutions, contracts and other proof when completing the registration procedures in connection with an outbound investment.

On October 23, 2019, SAFE issued the Circular of the State Administration of Foreign Exchange on Further Promoting the Facilitation of Cross-border Trade and Investment, or SAFE Circular 28, which allows non-investment foreign-invested enterprises to make domestic equity investment with their capital funds in accordance with the law under the premise that such investment does not violate the existing special administrative measures (Negative List) for foreign investment and the project invested in China is authentic and compliant. Pursuant to SAFE Circular 28, upon receiving the payment of consideration from a foreign investor for the equity transfer under foreign direct investment, the domestic transferor, with relevant registration certificates, can process the formalities for account opening, fund receipt, and foreign exchange settlement and use directly at the bank. The foreign investor’s deposit remitted from overseas or transferred from domestic accounts can be directly used for its lawful domestic capital contribution as well as domestic and overseas payment after the transaction is concluded.

On April 10, 2020, SAFE issued the Circular on Optimizing Administration of Foreign Exchange to Support the Development of Foreign-related Business, or SAFE Circular 8, pursuant to which, eligible enterprises are allowed to use the income under capital account, from such sources as capital funds, foreign debt and overseas listing, for domestic payment without having to provide supporting authentication materials to the banks for every transaction in advance, but the use of funds shall be true and compliant as well as conform to the existing administration regulations regarding use of income under capital account. The concerned bank shall conduct spot checking in accordance with the relevant requirements.

Regulations on Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE issued SAFE Circular on Relevant Issues Relating to Domestic Resident’s Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, that became effective in July 2014, replacing the previous SAFE Circular 75. SAFE Circular 37 regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities to seek offshore investment and financing or conduct round trip investment in China. Under SAFE Circular 37, an SPV refers to an offshore entity established or controlled, directly or indirectly, by PRC residents or entities to seek offshore financing or make an offshore investment, using legitimate onshore or offshore assets or interests. An “round trip investment” refers to direct investment in China by PRC residents or entities through SPVs, establishing foreign-invested enterprises to obtain ownership, control rights, and management rights. SAFE Circular 37 provides that, before contributing to an SPV, PRC residents or entities must complete foreign exchange registration with SAFE or its local branch. SAFE promulgated the Notice on Further Simplifying and Improving the Administration of the Foreign Exchange Concerning Direct Investment in February 2015, which took effect on June 1, 2015. This notice has amended SAFE Circular 37 requiring PRC residents or entities to register with qualified banks rather than SAFE or its local branch in connection with their establishment or control of an offshore entity established for overseas investment or financing.

PRC residents or entities who had contributed legitimate onshore or offshore interests or assets to SPVs but had not obtained registration as required before the implementation of the SAFE Circular 37 must register their ownership interests or control in the SPVs with qualified banks. An amendment to the registration is required if there is a material change with respect to the SPV registered, such as any change of basic information (including change of the PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, and mergers or divisions. Failure to comply with the registration procedures set forth in SAFE Circular 37 and the subsequent notice, or making misrepresentation on or failure to disclose controllers of the foreign-invested enterprise that is established through round-trip investment, may result in restrictions being imposed on the foreign exchange activities of the relevant foreign-invested enterprise, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

We are aware that our PRC resident beneficial owners subject to these registration requirements have registered with the local SAFE branches and/or qualified banks to reflect the recent changes to our corporate structure.

Regulations Relating to Dividend Distributions

Under our current corporate structure, Haoxin Cayman may rely on dividend payments from Haoxin WFOE, which is a wholly foreign-owned enterprise incorporated in China, to fund any cash and financing requirements we may have. The principal regulations governing the distribution of dividends of foreign-invested enterprises include Foreign Investment Law of the People’s Republic of China and the Company Law of the People’s Republic of China. Under these laws, wholly foreign-owned enterprises in China may freely make remittance inward and outward in RMB or foreign exchange of capital contribution, profits, capital yield, income from asset disposal, intellectual property licensing fees, indemnity obtained according to law or income from compensation and liquidation.

According to the PRC Company Law and Foreign Investment Law, each of our PRC subsidiaries is required to draw 10% of its after-tax profits each year, if any, to fund certain statutory reserve, which may stop drawing its after-tax profits if the aggregate balance of the statutory reserve has already accounted for over 50% of its registered capital. These reserves are not distributable as cash dividends. The PRC subsidiaries may, at their discretion, allocate a portion of their after-tax profits based on PRC accounting standards to optional reserve funds. After making up the losses and allocating reserve funds, the remaining after-tax profits of our PRC subsidiaries may be distributed to their shareholders.

Regulations Relating to Overseas Listings and M&A Rules

On February 17, 2023, the CSRC released the Trial Measures and five supporting guidelines, which will come into effect on March 31, 2023. Pursuant to the Trial Measures, domestic companies that seek to offer or list securities overseas, both directly and indirectly, should fulfil the filing procedure and report relevant information to the CSRC. On the same day, the CSRC held a press conference for the release of the Trial Measures and issued the Notice on Administration for the Filing of Overseas Offering and Listing by Domestic Companies, which, among others, clarifies that (1) a six-month transition period will be granted to domestic companies which, prior to the effective date of the Trial Measures, have already obtained the approval from overseas regulatory authorities or stock exchanges, such as completion of registration in the market of the United States, but have not completed the indirect overseas listing; and (2) domestic companies that have already submitted valid applications for overseas offering and listing but have not obtained approval from overseas regulatory authorities or stock exchanges on or prior to the effective date of the Trial Measures, may reasonably arrange the timing for submitting their filing applications with the CSRC, and shall complete the filing before completion of their overseas offering and listing. However, since the Trial Measures was newly promulgated, its interpretation, application and enforcement remain unclear. If the filing procedure with the CSRC under the Trial Measures is required for this offering and any future offerings, listing or any other capital raising activities by us, it is uncertain whether we could complete the filing procedure in a timely manner, or at all.

On August 8, 2006, six PRC regulatory authorities, including the CSRC, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, amended in June 2009. The M&A Rules, among other things, require that if an overseas company established or controlled by PRC companies or individuals, or PRC Citizens, intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC Citizens, such acquisition must be submitted to the MOFCOM for approval. The M&A Rules also require that an Overseas SPV formed for overseas listing purposes and controlled directly or indirectly by the PRC Citizens shall obtain the approval of the CSRC prior to overseas listing and trading of such Overseas SPV’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. All approval procedures require the filing of a number of documents with the CSRC.

Our PRC legal counsel, PacGate Law Group, has advised us that, based on its understanding of the current PRC laws and regulations, our corporate structure and arrangements are not subject to the M&A Rules, and, the CSRC’s approval may not be required for the listing and trading of our ordinary shares on the Nasdaq in the context of this offering. However, our PRC legal counsel has further advised us that there are substantial uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules, and our PRC legal counsel cannot exclude the possibility that the CSRC or other relevant government authorities might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for the offering. We cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel does. If it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to obtain or delay in obtaining CSRC approval for this offering. These sanctions may include fines and penalties on our operations in China, limitations on our operating privileges in China, delays in or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our subsidiaries in China, or other actions that could have a material and adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares. The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering. Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the ordinary shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements.

The M&A Rules and other regulations and rules concerning mergers and acquisitions also established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex. For example, the M&A Rules require that MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, if (i) any important industry is concerned, (ii) such transaction involves factors that impact or may impact national economic security, or (iii) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand.

In addition, according to the Notice on Establishing the Security Review System for Mergers and Acquisitions of Domestic Enterprises by Foreign Investors issued by the General Office of the State Council on February 3, 2011, and which became effective 30 days thereafter, the Rules on Implementation of Security Review System for the Merger and Acquisition of Domestic Enterprises by Foreign Investors issued by the MOFCOM on August 25, 2011, and which became effective on September 1, 2011, mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the regulations prohibit any activities attempting to bypass such security review, including by structuring the transaction through a proxy or contractual control arrangement.

Regulations Relating to Employment

The PRC Labor Law and the Labor Contract Law require that employers must execute written employment contracts with full-time employees. In the event that an employer fails to enter into a written employment contract with an employee within one year from the date on which the employment relationship is established, the employer must rectify the situation by entering into a written employment contract with the employee and pay the employee twice the employee’s salary for the period from the day following the lapse of one month from the date of establishment of the employment relationship to the day prior to the execution of the written employment contract. All employers must compensate their employees with wages equal to at least the local minimum wage standards. Violations of the PRC Labor Law and the Labor Contract Law may result in the imposition of fines and other administrative sanctions, and serious violations may result in criminal liabilities.

Enterprises in China are required by PRC laws and regulations to participate in certain employee benefit plans, including social insurance funds, namely a pension plan, a medical insurance plan, an unemployment insurance plan, a work-related injury insurance plan and a maternity insurance plan, and a housing provident fund, and contribute to the plans or funds in amounts equal to certain percentages of salaries, including bonuses and allowances, of the employees as specified by the local government from time to time at locations where they operate their businesses or where they are located. Failure to make adequate contributions to various employee benefit plans may be subject to fines and other administrative sanctions.

Currently, we are making contributions to the plans based on the minimum standards although the PRC laws required such contributions to be based on the actual employee salaries up to a maximum amount specified by the local government. Therefore, in our consolidated financial statements, we have made an estimate and accrued a provision in relation to the potential make-up of our contributions for these plans as well as to pay late contribution fees and fines. If we are subject to late contribution fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected. See “Risk Factors — Risks Related to Doing Business in China — Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.”

Regulations Related to Foreign Investment

The establishment, operation, and management of companies in China are mainly governed by the PRC Company Law, as most recently amended in 2018, which applies to both PRC domestic companies and foreign-invested companies. On March 15, 2019, the National People’s Congress approved the Foreign Investment Law, and on December 26, 2019, the State Council promulgated the Implementing Rules of the PRC Foreign Investment Law, or the Implementing Rules, to further clarify and elaborate the relevant provisions of the Foreign Investment Law. The Foreign Investment Law and the Implementing Rules both took effect on January 1, 2020. They replaced three previous major laws on foreign investments in China, namely, the Sino-foreign Equity Joint Venture Law, the Sino-foreign Cooperative Joint Venture Law and the Wholly Foreign-owned Enterprise Law, together with their respective implementing rules. Pursuant to the Foreign Investment Law, “foreign investments” refer to investment activities conducted by foreign investors (including foreign natural persons, foreign enterprises or other foreign organizations) directly or indirectly in the PRC, which include any of the following circumstances: (i) foreign investors setting up foreign-invested enterprises in the PRC solely or jointly with other investors, (ii) foreign investors obtaining shares, equity interests, property portions or other similar rights and interests of enterprises within the PRC, (iii) foreign investors investing in new projects in the PRC solely or jointly with other investors, and (iv) investment in other methods as specified in laws, administrative regulations, or as stipulated by the State Council. The Foreign Investment Law and the Implementing Rules introduce a see-through principle and further provide that foreign-invested enterprises that invest in the PRC shall also be governed by the Foreign Investment Law and the Implementing Rules.

The Foreign Investment Law and the Implementing Rules provide that a system of pre-entry national treatment and negative list shall be applied for the administration of foreign investment. “Pre-entry national treatment” means that the treatment given to foreign investors and their investments at market access stage is no less favorable than that given to domestic investors and their investments. “Negative list” means the special administrative measures for foreign investment’s access to specific fields or industries, which will be proposed by the competent investment department of the State Council in conjunction with the competent commerce department of the State Council and other relevant departments, and be reported to the State Council for promulgation, or be promulgated by the competent investment department or competent commerce department of the State Council after being reported to the State Council for approval. Foreign investment beyond the negative list will be granted national treatment. Foreign investors shall not invest in the prohibited fields as specified in the negative list, and foreign investors who invest in the restricted fields shall comply with the special requirements on the shareholding, senior management personnel, etc. In the meantime, relevant competent government departments will formulate a catalog of industries for which foreign investments are encouraged according to the needs for national economic and social development, to list the specific industries, fields, and regions in which foreign investors are encouraged and guided to invest.

Investment activities in the PRC by foreign investors were principally governed by the Catalogue for the Guidance of Foreign Investment Industries, or the Catalogue, which was promulgated and is amended from time to time by the MOFCOM and the NDRC. Industries listed in the Catalogue were divided into three categories: encouraged, restricted and prohibited. Industries not listed in the Catalogue were generally deemed as constituting a fourth “permitted” category. The Catalog was replaced by the Special Administrative Measures for Access of Foreign Investment (Negative List) and the Catalogue of Industries for Encouraging Foreign Investment in 2018 and 2019, respectively. On December 27, 2021, the NDRC and MOFCOM issued the latest Special Administrative Measures for Access of Foreign Investment (Negative List) (2021 Edition) (the “Negative List 2021”), which came into effect on January 1, 2022. The Negative List 2021 sets out the areas where foreign investment is prohibited and the areas where foreign investment is allowed only on certain conditions. Foreign investment in areas not listed in the Negative List 2021 is treated equally with domestic investment and the relevant provisions of the Negative List for Market Access shall apply to domestic and foreign investors on a unified basis. Moreover, according to Negative List 2021, PRC entities which engage in any field forbidden by the Negative List 2021 for access of foreign investment shall be approved by competent PRC authorities when they seek listing offshore, and foreign investors shall not participate in operation and management and their shareholding ratio shall be in compliance with PRC laws.

According to the Implementing Rules, the registration of foreign-invested enterprises shall be handled by the State Administration for Market Regulation (“SAMR”) or its authorized local counterparts. Where a foreign investor invests in an industry or field subject to licensing in accordance with laws, the relevant competent government department responsible for granting such license shall review the license application of the foreign investor in accordance with the same conditions and procedures applicable to PRC domestic investors unless it is stipulated otherwise by the laws and administrative regulations, and the competent government department shall not impose discriminatory requirements on the foreign investor in terms of licensing conditions, application materials, reviewing steps and deadlines, etc. However, the relevant competent government departments shall not grant the license or permit enterprise registration if the foreign investor intends to invest in the industries or fields as specified in the negative list without satisfying the relevant requirements. In the event that a foreign investor invests in a prohibited field or industry as specified in the negative list, the relevant competent government department shall order the foreign investor to stop the investment activities, dispose of the shares or assets or take other necessary measures within a specified time limit, and restore to the status before the occurrence of the investment described above. The illegal gains, if any, shall be confiscated. In the event that the investment activities of a foreign investor violate the special administration measures for access restrictions on foreign investments as stipulated in the negative list, the relevant competent government department shall order the investor to make corrections within the specified time limit and take necessary measures to meet the relevant requirements. In the event that the foreign investor fails to make corrections within the specified time limit, the provisions above regarding the circumstance that a foreign investor invests in the prohibited field or industry shall apply.

Pursuant to the Foreign Investment Law and the Implementing Rules, and the Information Reporting Measures for Foreign Investment jointly promulgated by the MOFCOM and the SAMR, which took effect on January 1, 2020, a foreign investment information reporting system shall be established and foreign investors or foreign-invested enterprises shall report investment information to competent commerce departments of the government through the enterprise registration system and the enterprise credit information publicity system, and the administration for market regulation shall forward the above investment information to the competent commerce departments in a timely manner. In addition, the MOFCOM shall set up a foreign investment information reporting system to receive and handle the investment information and inter-departmentally shared information forwarded by the administration for market regulation in a timely manner. The foreign investors or foreign-invested enterprises shall report the investment information by submitting reports including initial reports, change reports, deregistration reports and annual reports.

Furthermore, the Foreign Investment Law provides that foreign-invested enterprises established according to the previous laws regulating foreign investment prior to the implementation of the Foreign Investment Law may maintain their structure and corporate governance within five years after the implementation of the Foreign Investment Law. The Implementing Rules further clarify that such foreign-invested enterprises established prior to the implementation of the Foreign Investment Law may either adjust their organizational forms or organizational structures pursuant to the Company Law or the Partnership Law or maintain their current structure and corporate governance within five years upon the implementation of the Foreign Investment Law. Since January 1, 2025, if a foreign-invested enterprise fails to adjust its organizational form or structure according to applicable laws and go through the applicable registrations, the relevant administration for market regulation shall not handle other registrations for changes and shall publicize the relevant circumstances. However, after the organizational forms or structures have been adjusted, the original parties to the Sino-foreign equity or cooperative joint ventures may continue to process matters such as equity interest transfer, income distribution, or surplus assets as agreed in the relevant contracts.

In addition, the Foreign Investment Law and the Implementing Rules also specify other protective rules and principles for foreign investors and their investments in the PRC, including, among others, that local governments shall abide by their commitments to the foreign investors; except for special circumstances, in which case statutory procedures shall be followed and fair and reasonable compensation shall be made in a timely manner, expropriation or requisition of the investment of foreign investors is prohibited; mandatory technology transfer is prohibited, etc.

Regulations Relating to Land Use Right and Construction

Pursuant to the PRC Land Administration Law promulgated in June 1986 with the latest amendment in August 2019 and the PRC Civil Code, any entity that needs land for the purposes of construction must obtain land use right and must register with local counterparts of Land and Resources Ministry. Land use right is established at the time of registration.

According to the Measures for Control and Administration of Grant and Assignment of Right to Use Urban State-owned Land promulgated by the Ministry of Housing and Urban-Rural Development in December 1992, and the PRC Law on Urban and Rural Planning promulgated by the National People’s Congress in October 2007 and became effective in January 2008 with the latest amendment in April 2019, the Measures for Administration of Granting Permission for Commencement of Construction Works promulgated by the Ministry of Housing and Urban-Rural Development in June 2014 with the latest amendment in March 2021, the Administrative Measures for Archival Filing on Inspection Upon Completion of Buildings and Municipal Infrastructure promulgated by the Ministry of Housing and Urban-Rural Development in April 2000 with the latest amendment in October 2009, the Provisions on Inspection Upon Completion of Buildings and Municipal Infrastructure promulgated by the Ministry of Housing and Urban-Rural Development, and the Regulations on the Quality Management of Construction Engineering promulgated by the State Council latest amended in April 2019, after obtaining land use right, the owner of land use right must obtain construction land planning permit, construction works planning permit from the relevant municipal planning authority, and a construction permit from relevant construction authority in order to commence construction. After a building is completed, an examination of completion by the relevant governmental authorities and experts must be organized.

Regulations Relating to Leasing

Pursuant to the Law on Administration of Urban Real Estate which took effect in January 1995 with the latest amendment in August 2019 and the Administrative Measures on Leasing of Commodity Housing which was promulgated by Ministry of Housing and Urban-Rural Development on December 1, 2010 and took effect on February 1, 2011, lessors and lessees are required to enter into a written lease contract, containing such provisions as the term of the lease, the use of the premises, liability for rent and repair, and other rights and obligations of both parties. Both lessor and lessee are also required to register the lease with the real estate administration department, and failure to comply with the registration requirement may result in a fine ranging from RMB1,000 to RMB10,000.

Regulations Relating to Environmental Protection

Pursuant to the PRC Law on Environment Impact Assessment promulgated in 2002 and most recently amended in 2018, and the Administrative Regulations on the Environmental Protection of Construction Projects promulgated in 1998 with the latest amendment in July 2017, each construction project is required to undergo an environmental impact assessment, and an environmental impact assessment report must be submitted to the relevant governmental authorities for approval before the commencement of construction. In the event that there is a material change in respect of the construction site, scale, nature, the production techniques employed, or the measures adopted for preventing pollution and preventing ecological damage of a given project, a new environmental impact assessment report must be submitted for approval. Moreover, after the completion of a construction project, the constructing entity is required to obtain a completion acceptance on environmental protection for the project. Failure to comply with the above-mentioned regulations may subject an enterprise to fines, suspension of the construction and other administrative liabilities, and even criminal liabilities under severe circumstances.

Regulations Relating to Fire Prevention

The Fire Prevention Law of the PRC, or the Fire Prevention Law, was adopted on April 29, 1998, and amended on October 28, 2008, April 23, 2019, and April 29, 2021. According to the Fire Prevention Law and other relevant laws and regulations of the PRC, the Ministry of Public Security and its local counterparts at or above the county level shall monitor and administer the fire prevention affairs. The fire prevention departments of such public securities are responsible for implementation. The Fire Prevention Law provides that the fire prevention design or construction of a construction project must conform to the national fire prevention technical standards (as the case may be). According to Provisions on the Interim Provisions on the Administration of Fire Protection Design Review and Acceptance of Construction Projects, issued on April 1, 2020, and took effect on June 1, 2020, for those construction projects with more than 500 square meters, the construction entity shall apply to the fire prevention department of a public security authority for fire protection design approval.

For the construction projects other than the conditions foregoing, the construction entity shall, within seven days of obtaining the construction permit of the project, submit the fire protection filing for fire protection design through the website of the fire prevention department of the public security authority at the provincial level or at the service office of the fire prevention department of the public security authority. For a construction project whose investment is less than RMB300,000 or whose construction area is less than 300 square meters, fire protection design approval or filing is not required.

Regulations Relating to Intellectual Property

China has adopted comprehensive legislation governing intellectual property rights, including copyrights, trademarks, patents and domain names. China is a signatory to the primary international conventions on intellectual property rights and has been a member of the Agreement on Trade Related Aspects of Intellectual Property Rights since its accession to the World Trade Organization in December 2001.

Copyright

On September 7, 1990, the SCNPC promulgated the Copyright Law of the People’s Republic of China, or the Copyright Law, effective on June 1, 1991 and amended on October 27, 2001, February 26, 2010, and November 11, 2020, respectively. The amended Copyright Law extends copyright protection to internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the Copyright Protection Center of China.

Under the Regulations on the Protection of the Right to Network Dissemination of Information that took effect on July 1, 2006 and was amended on January 30, 2013, it is further provided that an Internet information service provider may be held liable under various situations, including that if it knows or should reasonably have known a copyright infringement through the Internet and the service provider fails to take measures to remove or block or disconnect links to the relevant content, or, although not aware of the infringement, the Internet information service provider fails to take such measures upon receipt of the copyright holder’s notice of such infringement.

In order to further implement the Regulations on Computer Software Protection, promulgated by the State Council on December 20, 2001 and amended on January 8, 2011 and January 30, 2013, respectively, the National Copyright Administration issued the Measures for the Registration of Computer Software Copyright on February 20, 2002, which specify detailed procedures and requirements with respect to the registration of software copyrights.

Trademark

According to the Trademark Law of the People’s Republic of China promulgated by the SCNPC on August 23, 1982, and amended on February 22, 1993, October 27, 2001, August 30, 2013 and April 23, 2019, respectively, the Trademark Office of the SAMR is responsible for the registration and administration of trademarks in China. The SAMR under the State Council has established a Trademark Review and Adjudication Board for resolving trademark disputes. Registered trademarks are valid for ten years from the date the registration is approved. A registrant may apply to renew a registration within twelve months before the expiration date of the registration. If the registrant fails to apply in a timely manner, a grace period of six additional months may be granted. If the registrant fails to apply before the grace period expires, the registered trademark shall be deregistered. Renewed registrations are valid for ten years. On April 29, 2014, the State Council issued the revised the Implementing Regulations of the Trademark Law of the People’s Republic of China, which specified the requirements of applying for trademark registration and renewal.

Patent

According to the Patent Law of the People’s Republic of China, or the Patent Law, promulgated by the SCNPC on March 12, 1984 and amended on September 4, 1992, August 25, 2000, December 27, 2008, and October 17, 2020, respectively, and the Implementation Rules of the Patent Law of the People’s Republic of China, or the Implementation Rules of the Patent Law, promulgated by the State Council on June 15, 2001 and revised on December 28, 2002 and January 9, 2010, the patent administrative department under the State Council is responsible for the administration of patent-related work nationwide. The patent administration departments of provincial or autonomous regions or municipal governments are responsible for administering patents within their respective administrative areas. The Patent Law and Implementation Rules of the Patent Law provide for three types of patents, namely “inventions,” “utility models,” and “designs.” Invention patents are valid for twenty years, while utility model patents are valid for ten years, and design patents are valid for fifteen years, from the date of application. The Chinese patent system adopts a “first-come, first file” principle, which means that where more than one person files a patent application for the same invention, a patent will be granted to the person who files the application first. An invention or a utility model must possess novelty, inventiveness, and practical applicability to be patentable. Third Parties must obtain consent or a proper license from the patent owner to use the patent. Otherwise, the unauthorized use constitutes an infringement on the patent rights.

Domain Names

On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures, which became effective on November 1, 2017. The MIIT is the major regulatory body responsible for the administration of the PRC internet domain names, under supervision of which China Internet Network Information Center, or the CNNIC, is responsible for the daily administration of CN domain names and PRC domain names. Pursuant to the Domain Name Measures, the registration of domain names adopts the “first to file” principle and the registrant shall complete the registration via the domain name registration service institutions. The Domain Name Measures regulate the registration of domain names, such as China’s national top-level domain name “.CN”. The CNNIC issued the Measures for the Resolution of Country Code Top-Level Domain Name Disputes on June 18, 2019, pursuant to which, in the event of a domain name dispute, the disputed parties may lodge a complaint to the designated domain name dispute resolution institution to initiate the domain name dispute resolution procedure, file a suit to the People’s Court, or initiate an arbitration procedure.

Regulations Relating to Offshore Special Purpose Companies Held by PRC Residents

SAFE promulgated the Circular on Printing and Distributing the Provisions on Foreign Exchange Administration over Domestic Direct Investment by Foreign Investors and the Supporting Documents on May 10, 2013, which became effective on May 13, 2013 and which specifies that the administration by SAFE or its local branches over direct investment by foreign investors in the PRC shall be conducted by way of registration and banks shall process foreign exchange business relating to the direct investment in the PRC based on the registration information provided by SAFE and its branches.

SAFE promulgated Notice on Issues Relating to Foreign Exchange Administration over the Overseas Investment and Financing and Round-trip Investment by Domestic Residents via Special Purpose Vehicles, or the SAFE Circular 37, on July 4, 2014, that requires PRC residents or entities to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. In addition, such PRC residents or entities must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to any change of basic information (including change of such PRC citizens or residents, name and term of operation), capital increase or capital reduction, transfers or exchanges of shares, or mergers or divisions. SAFE Circular 37 was issued to replace the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents Engaging in Financing and Roundtrip Investments via Overseas Special Purposes Vehicles.

SAFE further enacted the Notice of the State Administration of Foreign Exchange on Further Simplifying and Improving the Foreign Exchange Management Policies for Direct Investment, or the SAFE Circular 13, which allows PRC residents or entities to register with qualified banks in connection with their establishment or control of an offshore entity established for the purpose of overseas investment or financing. However, remedial registration applications made by PRC residents that previously failed to comply with the SAFE Circular 37 continue to fall under the jurisdiction of the relevant local branch of SAFE. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from distributing profits to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary.

On January 26, 2017, SAFE issued the Notice on Improving the Check of Authenticity and Compliance to Further Promote Foreign Exchange Control, or the SAFE Circular 3, which stipulates several capital control measures with respect to the outbound remittance of profit from domestic entities to offshore entities, including (i) under the principle of genuine transaction, banks shall check board resolutions regarding profit distribution, the original version of tax filing records and audited financial statements; and (ii) domestic entities shall hold income to account for previous years’ losses before remitting the profits. Moreover, pursuant to SAFE Circular 3, domestic entities shall make detailed explanations of the sources of capital and utilization arrangements and provide board resolutions, contracts, and other proof when completing the registration procedures in connection with an outbound investment.

Regulations Relating to Taxation

Income Tax

According to the Enterprise Income Tax Law of the People’s Republic of China, or the EIT Law, which was promulgated on March 16, 2007, became effective as from January 1, 2008, and amended on February 24, 2017, and December 29, 2018, an enterprise established outside the PRC with de facto management bodies within the PRC is considered as a resident enterprise for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Implementing Rules of the Enterprise Income Law of the People’s Republic of China, or the Implementing Rules of the EIT Law, defines a de facto management body as a managing body that in practice exercises “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise. Non-PRC resident enterprises without any branches in the PRC pay an enterprise income tax in connection with their income originating from the PRC at the tax rate of 10%.

On February 3, 2015, the PRC State Administration of Taxation, or the SAT, issued the Announcement on Several Issues Concerning the Enterprise Income Tax on Indirect Transfer of Assets by Non-Resident Enterprises, or the SAT Circular 7. The SAT Circular 7 repeals certain provisions in the Notice of the State Administration of Taxation on Strengthening the Administration of Enterprise Income Tax on Income from Equity Transfer by Non-Resident Enterprises, or the SAT Circular 698, issued by SAT on December 10, 2009 and the Announcement on Several Issues Relating to the Administration of Income Tax on Non-resident Enterprises issued by SAT on March 28, 2011 and clarifies certain provisions in the SAT Circular 698. The SAT Circular 7 provides comprehensive guidelines relating to, and heightening the Chinese tax authorities’ scrutiny on, indirect transfers by a non-resident enterprise of assets (including assets of organizations and premises in PRC, immovable property in the PRC, equity investments in PRC resident enterprises), or the PRC Taxable Assets. For instance, when a non-resident enterprise transfers equity interests in an overseas holding company that directly or indirectly holds certain PRC Taxable Assets and if the transfer is believed by the Chinese tax authorities to have no reasonable commercial purpose other than to evade enterprise income tax, the SAT Circular 7 allows the Chinese tax authorities to reclassify the indirect transfer of PRC Taxable Assets into a direct transfer and therefore impose a 10% rate of PRC enterprise income tax on the non-resident enterprise. The SAT Circular 7 lists several factors to be considered by tax authorities in determining if an indirect transfer has a reasonable commercial purpose. However, regardless of these factors, the overall arrangements in relation to an indirect transfer satisfying all the following criteria will be deemed to lack a reasonable commercial purpose: (i) 75% or more of the equity value of the intermediary enterprise being transferred is derived directly or indirectly from PRC Taxable Assets; (ii) at any time during the one year period before the indirect transfer, 90% or more of the asset value of the intermediary enterprise (excluding cash) is comprised directly or indirectly of investments in the PRC, or during the one year period before the indirect transfer, 90% or more of its income is derived directly or indirectly from the PRC; (iii) the functions performed and risks assumed by the intermediary enterprise and any of its subsidiaries and branches that directly or indirectly hold the PRC Taxable Assets are limited and are insufficient to prove their economic substance; and (iv) the foreign tax payable on the gain derived from the indirect transfer of the PRC Taxable Assets is lower than the potential PRC tax on the direct transfer of those assets. On the other hand, indirect transfers falling into the scope of the safe harbors under the SAT Circular 7 will not be subject to PRC tax under the SAT Circular 7. The safe harbors include qualified group restructurings, public market trades, and exemptions under tax treaties or arrangements.

On October 17, 2017, SAT issued the Announcement on Issues Relating to Withholding at Source of Income Tax of Non-resident Enterprises, or the SAT Circular 37, which took effect on December 1, 2017 and was most-recently amended on June 15, 2018. According to the SAT Circular 37, the balance after deducting the equity net value from the equity transfer income shall be the taxable income amount for equity transfer income. Equity transfer income shall mean the consideration collected by the equity transferor from the equity transfer, including various income in monetary form and non-monetary form. Equity net value shall mean the tax computation basis for obtaining the said equity. The tax computation basis for equity shall be: (i) the capital contribution costs actually paid by the equity transferor to a Chinese resident enterprise at the time of investment and equity participation, or (ii) the equity transfer costs actually paid at the time of acquisition of such equity to the original transferor of the said equity. Where there is reduction or appreciation of value during the equity holding period, and the gains or losses may be confirmed pursuant to the rules of the finance and tax authorities of the State Council, the equity net value shall be adjusted accordingly. When an enterprise computes equity transfer income, it shall not deduct the amount in the shareholders’ retained earnings such as undistributed profits etc., of the investee enterprise, which may be distributed in accordance with the said equity. In the event of partial transfer of equity under multiple investments or acquisitions, the enterprise shall determine the costs corresponding to the transferred equity in accordance with the transfer ratio, out of all costs of the equity.

Under the SAT Circular 7 and the Law of the People’s Republic of China on the Administration of Tax Collection promulgated by the SCNPC on September 4, 1992 and newly amended on April 24, 2015, in the case of an indirect transfer, entities or individuals obligated to pay the transfer price to the transferor shall act as withholding agents. According to SAT Circular 7, where the transferee fails to withhold any or sufficient tax, the transferor shall declare and pay such tax to the tax authority by itself within the statutory time limit. SAT Circular 37 further elaborates the relevant implemental rules regarding the calculation, reporting and payment obligations of the withholding tax by the non-resident enterprises. In addition, the tax authority may also hold the withholding agents liable and impose a penalty of ranging from 50% to 300% of the unpaid tax on them. The penalty imposed on the withholding agents may be reduced or waived if the withholding agents have submitted the relevant materials in connection with the indirect transfer to the PRC tax authorities in accordance with the SAT Circular 7.

Withholding Tax on Dividend Distribution

The EIT Law prescribes a standard withholding tax rate of 20% on dividends and other China-sourced income of non-PRC resident enterprises which have no establishment or place of business in the PRC, or if established, the relevant dividends or other China-sourced income are in fact not associated with such establishment or place of business in the PRC. However, the Implementing Rules of the EIT Law which reduced the rate from 20% to 10%, became effective from January 1, 2008. However, a lower withholding tax rate might be applied if there is a tax treaty between China and the jurisdiction of the foreign holding companies, for example, pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise is reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to enjoy the reduced withholding tax: (i) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (ii) it must have directly owned such percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. There are also other conditions for enjoying the reduced withholding tax rate according to other relevant tax rules and regulations.

According to the Circular on Several Issues regarding the “Beneficial Owner” in Tax Treaties, which was issued on February 3, 2018 by the SAT, effective as of April 1, 2018, when determining the applicant’s status of the “beneficial owner” regarding tax treatments in connection with dividends, interests or royalties in the tax treaties, several factors, including without limitation, whether the applicant is obligated to pay more than 50% of its income in twelve months to residents in third country or region, whether the business operated by the applicant constitutes the actual business activities, and whether the counterparty country or region to the tax treaties does not levy any tax or grant tax exemption on relevant incomes or levy tax at an extremely low rate, will be taken into account, and it will be analyzed according to the actual circumstances of the specific cases. This circular further provides that applicants who intend to prove his or her status of the “beneficial owner” shall submit the relevant documents to the relevant tax bureau according to the Announcement on Issuing the Measures for the Administration of Non-Resident Taxpayers’ Enjoyment of the Treatment under Tax Agreements.

On October 14, 2019, the State Administration of Taxation issued the Notice on the Administrative Measures for Non-resident Enterprises to Enjoy Contractual Benefits (Circular No. 35 of the State Administration of Taxation in 2019, Circular 35), which was implemented from January 1, 2020. According to Circular 35, non-resident enterprises may enjoy the benefits by way of “self-judgment, declaration and enjoyment, and retention of relevant information for future reference”. If a non-resident enterprise judges that it meets the conditions for enjoying the contractual benefits, it may enjoy the contractual benefits at the time of tax declaration or through the withholding agent. At the same time, it shall collect and retain relevant information for reference in accordance with Circular 35, and accept the follow-up management of the tax authorities.

Accordingly, Haoxin HK, our Hong Kong subsidiary, may be able to enjoy the 5% withholding tax rate for the dividends it receives from Haoxin WFOE, if it satisfies the conditions prescribed under Circular 81 and other relevant tax rules and regulations. However, according to Circular 81, if the relevant tax authorities consider the transactions or arrangements, we have for the primary purpose of enjoying a favorable tax treatment, the relevant tax authorities may adjust the favorable withholding tax in the future.

Value-Added Tax

Pursuant to the Interim Regulations on Value-Added Tax of the People’s Republic of China, which was promulgated by the State Council on December 13, 1993, and amended on November 10, 2008, February 6, 2016, and November 19, 2017, and the Implementation Rules for the Interim Regulations on Value-Added Tax of the People’s Republic of China, which the MOF promulgated on December 25, 1993, and amended on December 15, 2008, and October 28, 2011, entities or individuals engaging in the sale of goods, provision of processing services, repairs and replacement services or import of goods within the territory of the PRC shall pay value-added tax or the VAT. Unless provided otherwise, the rate of VAT is 17% on sales and 6% on the services. On April 4, 2018, MOF and SAT jointly promulgated the Circular of the Ministry of Finance and the State Administration of Taxation on Adjustment of Value-Added Tax Rates, or the Circular 32, according to which (i) for VAT taxable sales acts or import of goods originally subject to VAT rates of 17% and 11% respectively, such tax rates shall be adjusted to 16% and 10%, respectively; (ii) for purchase of agricultural products originally subject to tax rate of 11%, such tax rate shall be adjusted to 10%; (iii) for purchase of agricultural products for the purpose of production and sales or consigned processing of goods subject to tax rate of 16%, such tax shall be calculated at the tax rate of 12%; (iv) for exported goods originally subject to tax rate of 17% and export tax refund rate of 17%, the export tax refund rate shall be adjusted to 16%; and (v) for exported goods and cross-border taxable acts originally subject to tax rate of 11% and export tax refund rate of 11%, the export tax refund rate shall be adjusted to 10%. Circular 32 became effective on May 1, 2018 and shall supersede existing provisions which are inconsistent with Circular 32.

Since January 1, 2012, the MOF and the SAT have implemented the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax, or the VAT Pilot Plan, which imposes VAT in lieu of business tax for certain “modern service industries” in certain regions and eventually expanded to nation-wide application in 2013. According to the Implementation Rules for the Pilot Plan for Imposition of Value-Added Tax to Replace Business Tax released by the MOF and the SAT on the VAT Pilot Program, the “modern service industries” include research, development and technology services, information technology services, cultural innovation services, logistics support, lease of corporeal properties, attestation and consulting services. The Notice on Comprehensively Promoting the Pilot Plan of the Conversion of Business Tax to Value-Added Tax, which was promulgated on March 23, 2016, became effective on May 1, 2016 and amended on July 11, 2017, sets out that VAT in lieu of business tax be collected in all regions and industries.

On March 20, 2019, MOF, SAT and GAC jointly promulgated the Announcement on Relevant Policies for Deepening Value-Added Tax Reform, which became effective on April 1, 2019 and provides that (i) with respect to VAT taxable sales acts or import of goods originally subject to VAT rates of 16% and 10% respectively, such tax rates shall be adjusted to 13% and 9%, respectively; (ii) with respect to purchase of agricultural products originally subject to tax rate of 10%, such tax rate shall be adjusted to 9%; (iii) with respect to purchase of agricultural products for the purpose of production or consigned processing of goods subject to tax rate of 13%, such tax shall be calculated at the tax rate of 10%; (iv) with respect to export of goods and services originally subject to tax rate of 16% and export tax refund rate of 16%, the export tax refund rate shall be adjusted to 13%; and (v) with respect to export of goods and cross-border taxable acts originally subject to tax rate of 10% and export tax refund rate of 10%, the export tax refund rate shall be adjusted to 9%.

Regulations Relating to Anti-Monopoly Enforcement

The PRC Anti-Monopoly enforcement agencies have in recent years strengthened enforcement under the PRC Anti-Monopoly Law. In March 2018, the State Administration for Market Regulation (the “SAMR”), was formed as a new governmental agency to take over, among other things, the Anti-Monopoly enforcement functions from the relevant departments under the MOFCOM, the National Development Reform Committee (“NDRC”) and the pre-existing State Administration for Industry and Commerce, respectively. Since its inception, the SAMR has continued to strengthen Anti-Monopoly enforcement. In December 2018, the SAMR issued the Notice on Anti-Monopoly Enforcement Authorization, which grants authorities to its province-level branches to conduct Anti-Monopoly enforcement within their respective jurisdictions. In September 2020, the SAMR issued Anti-Monopoly Compliance Guideline for Operators, which requires, under the PRC Anti-Monopoly Law, operators to establish Anti-Monopoly compliance management systems to prevent Anti-Monopoly compliance risks. On February 7, 2021, the Anti-Monopoly Commission of the State Council officially promulgated the Anti-Monopoly Guidelines for Internet Platforms. Pursuant to an official interpretation from the Anti-Monopoly Commission of the State Council, the Anti-Monopoly Guidelines for Internet Platforms mainly covers five aspects, including general provisions, monopoly agreements, abusing market dominance, concentration of undertakings, and abusing of administrative powers eliminating or restricting competition. On June 24, 2022, the SCNPC passed the Amendments to Anti-Monopoly Law (the “Amendments to the AML”) which have come into effect on August 1, 2022.   The Amendments to the AML set out new substantive rules including safe harbor for monopoly agreements, introduced “stop-the-clock” mechanism and enhanced personal liability and monetary penalties for substantive violations.

As the Amendments to the AML are newly published and it still takes time for it to come into effect, we are unable to estimate its specific impact on our business, financial condition, results of operations and prospects and future acquisition of any PRC subsidiaries. We cannot assure you that our business operations will comply with such regulations and authorities’ requirements in all respects. Any failure or perceived failure by us to comply such regulations and authorities’ requirements may result in governmental investigations or enforcement actions, lawsuits or claims against us and could have an adverse effect on our business, financial condition and results of operations upon our future acquisition of PRC subsidiaries.

Regulation on Information Protection on Networks

On December 28, 2012, SCNPC issued Decision of the Standing Committee of the National People’s Congress on Strengthening Information Protection on Networks, pursuant to which network service providers and other enterprises and institutions shall, when gathering and using electronic personal information of citizens in business activities, publish their collection and use rules and adhere to the principles of legality, rationality and necessarily, explicitly state the purposes, manners and scopes of collecting and using information, and obtain the consent of those from whom information is collected, and shall not collect and use information in violation of laws and regulations and the agreement between both sides; and the network service providers and other enterprises and institutions and their personnel must strictly keep such information confidential and may not divulge, alter, damage, sell, or illegally provide others with such information.

On July 16, 2013, the MIIT issued the Provisions on the Protection of Personal Information of Telecommunication and Internet User, which was effective as of September 1, 2013. The requirements under this order are stricter and wider compared to the above decision issued by the National People’s Congress. According to the provisions, if a network service provider wishes to collect or use personal information, it may do so only if such collection is necessary for the services it provides. Furthermore, it must disclose to its users the purpose, method and scope of any such collection or usage, and must obtain consent from the users whose information is being collected or used. Network service providers are also required to establish and publish their protocols relating to personal information collection or usage, keep any collected information strictly confidential and take technological and other measures to maintain the security of such information. Network service providers are required to cease any collection or usage of the relevant personal information, and provide services for the users to de-register the relevant user account, when a user stops using the relevant Internet service. Network service providers are further prohibited from divulging, distorting or destroying any such personal information, or selling or providing such personal information unlawfully to other parties. In addition, if a network service provider appoints an agent to undertake any marketing or technical services that involve the collection or usage of personal information, the network service provider is required to supervise and manage the protection of the information. The provisions state, in broad terms, that violators may face warnings, fines, public exposure and, criminal liability whereas the case constitutes a crime.

On June 1, 2017, the Cybersecurity Law of the PRC promulgated in November, 2016 by SCNPC became effective. This law also absorbed and restated the principles and requirements mentioned in the aforesaid decision and order, and further provides that, where an individual finds any network operator collects or uses his or her personal information in violation of the provisions of any law, regulation or the agreement of both parties, the individual shall be entitled to request the network operator to delete his or her personal information; if the individual finds that his or her personal information collected or stored by the network operator has any error, he or she shall be entitled to request the network operator to make corrections, and the network operator shall take measures to do so. Pursuant to this law, the violators may be subject to: (i) warning; (ii) confiscation of illegal gains and fines equal to one to ten times of the illegal gains; or if without illegal gains, fines up to RMB1,000,000; or (iii) an order to shut down the website, suspend the business operation for rectification, or revoke business license. Besides, responsible persons may be subject to fines between RMB10,000 and RMB100,000.

On June 10, 2021, the SCNPC promulgated the PRC Data Security Law, which has been taken effect on September 1, 2021. The PRC Data Security Law imposes data security and privacy obligations on entities and individuals carrying out data activities, and introduces a data classification and hierarchical protection system based on the importance of data in economic and social development, as well as the degree of harm it will cause to national security, public interests, or legitimate rights and interests of individuals or organizations when such data is tampered with, destroyed, leaked, or illegally acquired or used. The PRC Data Security Law also provides for a national security review procedure for data activities that may affect national security and imposes export restrictions on certain data and information.

On August 20, 2021, the SCNPC promulgated the PRC Personal Information Protection Law, or the PIPL, which has taken effect in November 2021. In addition to other rules and principles of personal information processing, the PIPL specifically provides rules for processing sensitive personal information. Sensitive personal information refers to personal information that, once leaked or illegally used, could easily lead to the infringement of human dignity or harm to the personal or property safety of an individual, including biometric recognition, religious belief, specific identity, medical and health, financial account, personal whereabouts and other information of an individual, as well as any personal information of a minor under the age of 14. Only where there is a specific purpose and sufficient necessity, and under circumstances where strict protection measures are taken, may personal information processors process sensitive personal information. A personal information processor shall inform the individual of the necessity of processing such sensitive personal information and the impact thereof on the individual’s rights and interests. Article 38 of the PIPL provides that where a personal information processor needs to provide personal information outside the territory of the PRC due to business or other needs, it shall meet any of the following conditions: (i) it shall pass the security evaluation organized by the CAC; (ii) it shall have been certified by a specialized agency for protection of personal information in accordance with the provisions of the CAC; (iii) it shall enter into a contract with the overseas recipient under the standard contract formulated by the CAC, specifying the rights and obligations of both parties; and (iv) it shall meet other conditions prescribed by laws, administrative regulations or the CAC. To provide the foundation and basic requirements for personal information protection and to implement Article 38 of the PIPL, the CAC passed the Measures for the Security Assessment of Outbound Data on July 7, 2022 which became effective on September 1, 2022 and published the Notice of the Cyberspace Administration of China on Seeking Public Comments on the Provisions on Standard Contracts for Cross-border Transfers of Personal Information (Exposure Draft) on June 30, 2022, and the National Information Security Standardization Technical Committee published for public comment the draft Practical Guide to Cybersecurity Standards – Technical Guidelines on Certification of Personal Information Cross-border Processing Activities on April 29, 2022. On February 22, 2023, the CAC promulgated the Measures for the Standard Contract for Outbound Transfer of Personal Information, along with the standard form of contract for outbound transfer of personal information, which will become effective on June 1, 2023.

On December 28, 2021, the CAC published the Cybersecurity Review Measures (2021), which came into effect on February 15, 2022 and has replaced the current Cybersecurity Review Measures (2020). The Cybersecurity Review Measures provides that the operators of critical information infrastructure must pass a cybersecurity review when purchasing network products and services which do or may affect national security. In addition, if an “online platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Based on a set of Q&A published on the official website of the State Cipher Code Administration in connection with the issuance of the Cybersecurity Review Measures (2021), an official of the said administration indicated that an online platform operator should apply for a cybersecurity review prior to the submission of its listing application with non-PRC securities regulators. Given the recency of the issuance of the Cybersecurity Review Measures (2021), there is a general lack of guidance and substantial uncertainties exist with respect to their interpretation and implementation. For example, it is unclear whether the requirement of cybersecurity review applies to follow-on offerings by an “online platform operator” that is in possession of personal data of more than one million users where the offshore holding company of such operator is already listed overseas.

MANAGEMENT

Executive Officers and Directors

The following table provides information regarding our executive officers and directors as of the date of this prospectus:

Name	Age	Position(s)
Zhengjun Tao	52	Chief Executive Officer, Chairman of the Board and Director
Xing Wang	26	Executive Director
Yuhan Zhao	34	Chief Financial Officer
Yun Fai Wong(1)(2)(3)*	34	Independent Director Nominee, Chair of Nominating Committee
To Wai Suen(1)(2)(3)*	48	Independent Director Nominee, Chair of Audit Committee
Mikael Charette(1)(2)(3)*	42	Independent Director Nominee, Chair of Compensation Committee

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating Committee

*	The individual shall be appointed and consents to be in such position upon Company’s listing on the Nasdaq Capital Market.

Zhengjun Tao, Chief Executive Officer, Chairman of the Board of Directors

Zhengjun Tao has been serving as our sole Director since April 26, 2022, and Chief Executive Officer and Chairman of the Board of Directors since October 8, 2022. Since Mr. Tao founded the Haiyue and Longanda in 2003 and 2004, respectively, he was committed to the logistics industry and has amassed experience in professional urban delivery. Mr. Tao founded Zhejiang Zhoushan Yamei Container Transportation Co., Ltd.(“Yamei”) and has been serving as president for Yamei since then. After years of operations in container transportation business, Mr. Tao decided to explore the temperature-controlled truckload business since he founded Ningbo Haoxin in 2013.

Xing Wang, Executive Director

Xing Wang has been serving as our director since October 8, 2022. Ms. Wang started her career in the hospitality industry. From February 2018 to August 2018, Ms. Wang served as an account manager at Getaroom in Barcelona, Spain, where she managed all accounts in London market and took part in company acquisitions in the APAC region. From January 2020 to February 2021, Ms. Wang was the accounting manager for Springview Enterprises Pte Ltd. in Singapore, where she coordinated and supervised the company’s daily operations, managed the preparation and distribution of periodical financial statements for internal and external users, and worked with external auditors to gather key information. From March 2021 to July 2022, Ms. Wang served as the financial reporting manager at Mingzhu Logistics Holdings Limited, a Nasdaq listed company, where she is responsible for developing financial models, preparing forecasts, monitoring and performing studies to interpret financial actions, modifying accounting processes, preparing press releases and financial statements, and maintaining and ensuring adherence to reporting schedules. Ms. Wang obtained an International Baccallaureate diploma from Shanghai Singapore International School in 2014, and bachelor’s degree in Business Administration and International Hotel Management from Les Roches Global in 2019.

Yuhan Zhao, Chief Financial Officer

Yuhan Zhao has been serving as our Chief Financial Officer since October 8, 2022. Mr. Zhao has been serving as Financial Manager of Ningbo Haoxin since September 2021 where he establishes the company’s financial objectives, policies and operating procedures, manages yearly financial and inter-audits and provides financial, commercial and strategic support to the company. From 2015 to 2021, he was a department manager of Lixin Zhonglian Certified Public Accountants (Special General Partnership). From 2012 to 2015, he served as a project manager of Zhongxi Certified Public Accountants (Special General Partnership). Mr. Zhao holds a Bachelor of Accounting from Hunan Institute of Science and Technology in China. Mr. Zhao is a member of the Chinese Institute of Certified Public Accountants and a member of the Association of International Certified Professional Accountants.

Yun Fai Wong, Independent Director Nominee and Chair of Nominating Committee

Yun Fai Wong will serve as an independent director of the Company as of the effective date of the registration statement of which this prospectus forms a part. Mr. Wong has over 10 years of experience in audit and accounting. He has been serving as chief financial officer and company secretary of Hongcheng Environmental Technology Company Limited, a company listed on the Stock Exchange of Hong Kong (stock code: 2265), since December 2020 and April 2021 respectively. He worked at multiple PRC subsidiaries of Shenzhen Huaruixin Asset Management Co., Ltd. (“HRX’’), a company which principally engaged in asset management from January 2018 to December 2020, holding his last position as chief financial officer of both HRX and EMP Capital Limited, a Hong Kong subsidiary of HRX. He worked at the Xiamen office of Deloitte Touche Tohmatsu and the Hong Kong office of Deloitte Touche Tohmatsu from January 2016 to December 2017 and from February 2015 to January 2016, respectively, holding his last position as a manager of the audit and assurance department. He worked as senior operations planning executive at Neo Derm (HK) Limited, a company which principally engaged in providing medical aesthetics services, from April 2014 to January 2015. He worked at Moore Stephens Associates Limited (currently known as Moore Stephens CPA Limited) from October 2010 to April 2014, holding his last position as audit senior. Mr. Wong obtained a bachelor’s degree in accountancy from the Hong Kong Polytechnic University in November 2010. He was admitted as a certified public accountant of HKICPA in July 2014. Mr. Wong was further admitted as a certified public accountant by the Washington State Board of Accountancy in January 2020.

To Wai Suen, Independent Director Nominee and Chair of Audit Committee

To Wai Suen will serve as an independent director of the Company as of the effective date of the registration statement of which this prospectus forms a part. Mr. Suen has over 18 years of experience in finance and accounting. He is currently an independent director of China Zenix Auto International Limited (Prior NYSE: ZX and OTC: ZXAIY and later delisted in January 2022), one of the largest commercial vehicle wheel manufacturers in China, since April 2018. He is currently an independent director and chair of audit committee of MingZhu Logistics Holdings Limited, a company listed on NASDAQ (stock code: YGMZ), since September 2020. In addition, he is also currently an independent non-executive director of Ping An Securities Group (Holdings) Limited, a company listed on the Stock Exchange of Hong Kong (231.HK), since February 2020 and Huisen Household International Group, a company listed on the Stock Exchange of Hong Kong (stock code: 2127), since December 2020. He was an independent non-executive director of CT Environmental Group Limited, a company listed on the Stock Exchange of Hong Kong (1363.HK), from February 2018 to April 2019. Other than serving as an independent director, he has been the chief financial officer and company secretary of China Saite Group Company Limited, a company listed on the Stock Exchange of Hong Kong (153.HK), from May 2015 to August 2016. In addition, he served as company secretary to certain companies including IDT International Limited, a company listed on the Stock Exchange of Hong Kong (167.HK), from January 2017 to April 2017, China Smarter Energy Group Holdings Limited, a company listed on the Stock Exchange of Hong Kong (1004.HK), from February 2017 to April 2019, and Asia Energy Logistics Group Limited, a company listed on the Stock Exchange of Hong Kong (351.HK), from July 2020 to April 2021, respectively. Prior to that, he held various audit roles with his last position as senior audit Manager at Deloitte Touche Tohmatsu CPA Ltd. from January 2001 to January 2012 and Deloitte Touche Tohmatsu Limited from February 2012 to July 2013. Mr. Suen is a practicing member of the Hong Kong Institute of Certified Public Accountants. He obtained a bachelor’s degree in commerce from The University of Western Australia in March 2001.

Mikael Charette, Independent Director Nominee and Chair of Compensation Committee

Mikael Charette will serve as an independent director of the Company as of the effective date of the registration statement of which this prospectus forms a part. He served as Vice Chairman and Director of the Canadian Chamber of Commerce in Shanghai between April 2019 and April 2021 where he represented the interest of the Canadian business community in Shanghai. Since September 2020, he has been served as an independent director and chairman of the Compensation Committee of Mingzhu Logistics Holdings Limited, a company listed on NASDAQ (stock code: YGMZ). Since April 2019, he has also been serving as the Vice President of Fung & Yu CPA Ltd., a Hong Kong-based accounting firm serving clients in Greater China and overseas. Since May 2006, Mr. Charette has also been serving as the President of Well Asia Group, an asset holding and managing company that provides immigration and real estate services to high-net-worth individuals. For the periods from February 2005 to May 2006 and from January 2009 to December 2015, he served as a partner of Harvey Law Group where he built a successful immigration practice for high-net-worth individuals and also represented clients in cross-border transactions and advised on market entry issues in China and other Asian countries. Since 2016, Mr. Charette been CEO and Chairman of Wellfunded enterprise Ltd. a Vancouver-based family office working with startups in Canada for fast-growing enterprises. More recently, Mr. Charette has been elected the Chairperson of the Institut Innovation Gatineau board of director, a local economy business incubator in the National capital of Canada after 5 years as board of director of the non-for-profit organization. Mr. Charette holds a Master in Law degree from City University of Hong Kong and a Juris Doctor degree from University of Victoria in Victoria, Canada. In September 2022, Mr. Charette been appointed as lecture professor at the Ottawa University Civil law faculty. We believe Mr. Charette is well qualified to serve on our board of directors because of his extensive experience with legal matters relating to cross-border transactions.

Family Relationships

None of the directors or executive officers has a family relationship as defined in Item 401 of Regulation S-K.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board of Directors and Board Committees

We expect our board of directors to consist of seven directors, four of whom will be independent as such term is defined by the Nasdaq Capital Market. We have determined that, and satisfy the “independence” requirements under Nasdaq Rule 5605. We expect that all current directors will continue to serve after this offering.

The directors will be up for re-election at our annual general meeting of shareholders.

A director is not required to hold any shares in our company by way of qualification. A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote with respect to any contract, proposed contract or arrangement notwithstanding that he may be interested therein, and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered. Our directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures or other securities whenever money is borrowed or as security for any debt, liability or obligation of our company or of any third party.

Board Committees

We will establish three committees under the board of directors: an audit committee, a compensation committee and a nominating committee, and adopted a charter for each of the three committees, effective upon the Company’s listing on the Nasdaq Capital Market. Copies of our committee charters will be posted on our corporate investor relations website prior to our listing on the Nasdaq Capital Market.

Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of To Wai Suen, Yun Fai Wong and Mikael Charette upon the effectiveness of their appointments. To Wai Suen will be the chair of our audit committee. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of To Wai Suen, Yun Fai Wong and Mikael Charette upon the effectiveness of their appointments. Mikael Charette will be the chair of our compensation committee. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the shareholders for determination with respect to the compensation of our directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs or similar arrangements; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating Committee. Our nominating committee will consist of To Wai Suen, Yun Fai Wong and Mikael Charette upon the effectiveness of their appointments. Yun Fai Wong will be the chair of our nominating committee. The nominating committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board with regards to characteristics such as independence, knowledge, skills, experience and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically with regards to significant developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Islands Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties: (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our M&A, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached. You should refer to “Description of Share Capital and Governing Documents — Differences in Corporate Law” on page 158 for additional information on our standard of corporate governance under Cayman Islands law.

Terms of Directors and Executive Officers

Our directors may be elected by a resolution of our board of directors, or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders. A director will cease to be a director if, among other things, the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) dies or is found by our company to be or becomes of unsound mind, (iii) resigns his office by notice in writing to the company, or (iv) without special leave of absence from our board, is absent from three consecutive board meetings and our directors resolve that his office be vacated.

Our officers are elected by and serve at the discretion of the board of directors.

Qualification

There is currently no shareholding qualification for directors, although a shareholding qualification for directors may be fixed by our shareholders by ordinary resolution.

Code of Business Conduct and Ethics

Our board of directors will adopt a code of business conduct and ethics applicable to all of our directors, officers, and employees. We will make our code of business conduct and ethics publicly available on our website prior to the initial closing of this offering.

Foreign Private Issuer Exemption

We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a U.S. domestic public company;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We intend to comply with the Nasdaq corporate governance rules applicable to foreign private issuers, which permit us to follow certain corporate governance rules that conform to the Cayman Islands requirements in lieu of many of the Nasdaq corporate governance rules applicable to U.S. companies. As a result, our corporate governance practices may differ from those you might otherwise expect from a U.S. company listed on Nasdaq.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information with respect to compensation for the six months ended June 30, 2022 and 2021, earned by or paid to our chief executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded $100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (USD)
Zhengjun Tao,	2022	$4,174	-	-	-	-	-	-	$4,174
CEO	2021	$4,693	-	-	-	-	-	-	$4,693
Yuhan Zhao,	2022	$-	-	-	-	-	-	-	$-
CFO	2021	$-	-	-	-	-	-	-	$-

The following table sets forth certain information with respect to compensation for the years ended December 31, 2021 and 2020, earned by or paid to our chief executive officer, our principal financial officer, and our other most highly compensated executive officers whose total compensation exceeded $100,000 (the “named executive officers”).

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Deferred Compensation Earnings	Other	Total (USD)
Zhengjun Tao,	2021	$8,651	-	-	-	-	-	-	$8,651
CEO	2020	$7,821	-	-	-	-	-	-	$7,821
Yuhan Zhao,	2021	$-	-	-	-	-	-	-	$-
CFO	2020	$-	-	-	-	-	-	-	$-

Executive Officers

On October 8, 2022, Haoxin Cayman entered into an employment agreement with our Chief Executive Officer, Zhengjun Tao, for a term of one year. Mr. Tao is entitled to an annual base salary of $24,000. The termination of this agreement is subject to the determination of the board of directors.

On October 8, 2022, Haoxin Cayman entered into an employment agreement with our Chief Financial Officer, Mr. Yuhan Zhao, for a term of one year. Mr. Zhao is entitled to an annual base salary of $24,000. The termination of this agreement is subject to the determination of the board of directors.

Compensation of Directors

For the fiscal six months ended June 30, 2022 and 2021, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

For the fiscal years ended December 31, 2021 and 2020, we did not compensate our directors for their services other than to reimburse them for out-of-pocket expenses incurred in connection with their attendance at meetings of the Board of Directors.

Upon completion of this offering, we plan to pay Zhengjun Tao as director an annual compensation of $nil, Xing Wang as a director an annual compensation of $36,000 and each of our independent director nominees Yun Fai Wong, To Wai Suen and Mikael Charette an annual compensation of $18,000. We have entered into director offer letters with each of our independent director nominees in October 8, 2022. We will also reimburse all directors for any out-of-pocket expenses incurred by them in connection with their services provided in such capacity.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary share as of the date of this prospectus, and as adjusted to reflect the sale of the ordinary share offered in this offering for

●	each of our directors and executive officers who beneficially owns our ordinary share; and

●	each person known to us to own beneficially more than 5% of our ordinary share.

Beneficial ownership includes voting or investment power with respect to the securities. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all ordinary share shown as beneficially owned by them. Percentage of beneficial ownership of each listed person prior to this offering is based on (i) Class A ordinary shares and Class B ordinary shares issued and outstanding as of the date of this prospectus immediately prior to the effectiveness of the registration statement of which this prospectus is a part and (ii) ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus. Percentage of beneficial ownership of each listed person after this offering includes (i) ordinary share outstanding immediately after the completion of this offering and (ii) ordinary share underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of the date of this prospectus, but excludes any shares issuable upon the exercise of the over-allotment option.

As of the date of the prospectus, none of our ordinary shares is held in the United States, and none of our shareholders is located in the United States.

Name of Beneficial Owner	Amount of Beneficial Ownership	Pre- Offering Percentage Ownership	Post- Offering Voting Power	Post- Offering Percentage Ownership	Post- Offering Voting Power
Directors, Director Nominees and Named Executive Officers:
Zhengjun Tao[1]	528,000 Class A ordinary shares and 4,800,000 Class B ordinary shares	44.4%	93.5%	35.5%	90.9%
Xing Wang[2]	816,000 Class A ordinary shares	6.8%	0.8%	5.4%	0.8%
Yuhan Zhao[3]	600,000 Class A ordinary shares	5.0%	0.6%	4.0%	0.6%
To Wai Suen[4]	-	-%	-%	-%	-%
Yun Fai Wong[4]	-	-%	-%	-%	-%
Mikael Charette[4]	-	-%	-%	-%	-%
All directors, director nominees and executive officers as a group (6 persons)	1,944,000 Class A ordinary shares and 4,800,000 Class B ordinary shares	56.2%	94.9%	44.9%	92.3%
5% or Greater Shareholders:
TZJ Global (BVI) Limited[1]	528,000 Class A ordinary shares and 4,800,000 Class B ordinary shares	44.4%	93.5%	35.5%	90.9%
WXING (BVI) Limited	816,000 Class A ordinary shares	6.8%	0.8%	5.4%	0.8%
QSA (BVI) Limited	1,200,000 Class A ordinary shares	10.0%	1.2%	8.0%	1.1%
ZYHAN (BVI) Limited	600,000 Class A ordinary shares	5.0%	0.6%	4.0%	0.6%
Goldcrown International (HK) Limited	600,000 Class A ordinary shares	5.0%	0.6%	4.0%	0.6%

(1)	Through TZJ Global (BVI) Limited. Zhengjun Tao is the controlling person of TZJ Global (BVI) Limited and has sole voting and dispositive power over shares beneficially owned by TZJ Global (BVI) Limited. The address of TZJ Global (BVI) Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(2)	Through WXING (BVI) Limited. Xing Wang is the controlling person of WXING (BVI) Limited and has sole voting and dispositive power over shares beneficially owned by WXING (BVI) Limited. The address of WXING (BVI) Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(3)	Through ZYHAN (BVI) Limited. Yuhan Zhao is the controlling person of ZYHAN (BVI) Limited and has sole voting and dispositive power over shares beneficially owned by ZYHAN (BVI) Limited. The address of ZYHAN (BVI) Limited is Ritter House, Wickhams Cay II, PO Box 3170, Road Town, Tortola VG1110, British Virgin Islands.

(4)	The individual is an independent director nominee and consents to be an independent director upon the Company’s listing on the Nasdaq Capital Market.

RELATED PARTY TRANSACTIONS

The amount due from related parties consists of the following:

RP Name	Relationship	Nature	November 30, 2022	June 30, 2022	December 31, 2021	December 31, 2020	December 31, 2019
			(Unaudited)	(Unaudited)			(Unaudited)
Mr. Lihai Zhang	Senior Employee	Advances for operational purpose including subcontractor fees, purchases of equipment and other expenses	$-	$-	$805,353	$511,350	$-
Zhejiang Zhoushan Yamei Container Transportation Co.	Mr. Zhengjun Tao holding 100% of the company’s shares	Advances for operational purpose including operating expenses and subcontractor fees	4,548	5,847	80,040	-	-
Shenzhen Longanda Environmental Protection Equipment Co., Ltd.	Mr. Chun Gao holds 50% of the shares of the company	Advances for operational purpose including parts and spares costs	52,660	82,393	86,587	4,932	-
Ms. Laidi Wei	Immediate family member of Mr. Zhengjun Tao	Advances for operational purpose including operating expenses					11,728
Mr. Zhengjun Tao	Chairman and Chief Executive Officer	Advances for operational purpose including Subcontractor fees, drivers wages, purchases of equipment, operating expenses and other expenses	-	-	-	772,293	172,072
Total			$57,208	$88,240	$971,980	$1,288,575	$183,801

Lihai Zhang, periodically make cash payments for operational purposes on behalf of the Company to support the Company’s operations when needed. The net balance as of a certain date represents the outstanding amount due to Lihai Zhang when Lihai Zhang make payment in advance on behalf of the Company, or the outstanding amount due from Lihai Zhang when Lihai Zhang received cash from the Company prior to the costs or expenses incurred. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Lihai Zhang received cash of $nil, $1,992,121, $3,295,991 and $1,512,957, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Lihai Zhang made cash payments on behalf of the Company of $805,353, $1,698,118, $2,049,302 and $2,342,806, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due from Lihai Zhang of $nil, $805,353, $511,350 and $nil, respectively.

The Company has signed a framework agreement with Zhejiang Zhoushan Yamei Container Transportation Co., Ltd. (“Yamei”), pursuant to which Yamei provides transportation services to the Company when needed. As of June 30, 2022, December 31, 2021, 2020 and 2019, no outstanding balance exists under this contract. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, The transportation costs incurred from Yamei was $nil, $24,547, $27,932 and $nil, respectively.

From time to time, Yamei also make cash payments for operational purposes on behalf of the Company to support the Company’s operations when needed. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Yamei received cash of $nil, $846,735, $23,122, and $756,785, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Yamei made cash payments on behalf of the Company of $74,193, $11,614, $504,587 and $752,301, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due from Yamei of $5,847, $80,040, $nil and $nil, respectively.

The Company has signed a framework agreement with Shenzhen Longanda Environmental Protection Equipment Co., Ltd. (“Longhand Equipment”), pursuant to which Longanda Equipment provides parts and spares for the Company when necessary, and the Company will pay partial cost in advance to Longanda Equipment.

During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, the Company paid $nil, $169,580, $67,435 and $262,926 to Longanda Equipment, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, The costs of parts and spares incurred from Longanda Equipment was $4,194, $87,925, $62,503 and $21,141, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, the Company had amount due from Longanda Equipment of $82,393, $86,587, $4,932 and $nil, respectively.

Laidi Wei, periodically make cash payments for operational purposes on behalf of the Company to support the Company’s operations when needed. The net balance as of a certain date represents the outstanding amount due to Laidi Wei when Laidi Wei make payment in advance on behalf of the Company, or the outstanding amount due from Laidi Wei when Laidi Wei received cash from the Company prior to the costs or expenses incurred. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Laidi Wei received cash of $2,096, $nil, $2,613 and $385,101, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Laidi Wei made cash payments on behalf of the Company of $nil, $3,139, $54,486 and $373,373, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due from Laidi Wei of $nil, $nil, $nil and $11,728, respectively.

Zhengjun Tao, periodically make cash payments for operational purposes on behalf of the Company to support the Company’s operations when needed. The net balance as of a certain date represents the outstanding amount due to Zhengjun Tao when Zhengjun Tao make payment in advance on behalf of the Company, or the outstanding amount due from Zhengjun Tao when Zhengjun Tao received cash from the Company prior to the costs or expenses incurred. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Zhengjun Tao received cash of $4,744,485, $2,710,345, $3,568,814 and $2,904,499, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Zhengjun Tao made cash payments on behalf of the Company of $5,401,488, $4,159,451, $2,968,593 and $3,472,810, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due from Zhengjun Tao of $nil, $nil, $772,293 and $172,072, respectively.

The amount due to related parties consists of the following:

RP Name	Relationship	Nature	November 30, 2022	June 30, 2022	December 31, 2021	December 31, 2020	December 31, 2019
			(Unaudited)	(Unaudited)			(Unaudited)
Mr. Zhengjun Tao	Chairman and Chief Executive Officer	Advances for operational purpose including drivers wages, operating expenses and other expenses	$153,783	$1,333,816	$676,813	$-	$-
Ms. Shasha Chen	Spouse of Mr. Zhengjun Tao	Advances for operational purpose including drivers wages, highway bridge expenses, fuel expenses, professional fees, operating expenses and other expenses	-	321,328	654,047	668,693	258,316
Ms. Laidi Wei	Immediate family member of Mr. Zhengjun Tao	Advances for operational purpose including operating expenses	-	41,188	43,284	40,145	-
Mr. Chun Gao	Senior Employee	Advances for operational purpose including drivers wages, subcontractor fees and operating expenses	-	-	358,240	235,896	904,335
Mr. Lihai Zhang	Senior Employee	Advances for operational purpose including subcontractor fees, purchases of equipment and other expenses	-	-	-	-	735,339
Zhejiang Zhoushan Yamei Container Transportation Co., Ltd.	Mr. Zhengjun Tao holding 100% of the company’s shares	Payable of subcontractor fees	-	-	-	755,081	273,616
Ms. Xing Wang	Director	Advances for deferred offering costs	361,473	361,473	-	-	-
Total			$515,256	$2,057,805	$1,732,384	$1,699,815	$2,171,606

Zhengjun Tao, periodically make cash payments for operational purposes on behalf of the Company to support the Company’s operations when needed. The net balance as of a certain date represents the outstanding amount due to Zhengjun Tao when Zhengjun Tao make payment in advance on behalf of the Company, or the outstanding amount due from Zhengjun Tao when Zhengjun Tao received cash from the Company prior to the costs or expenses incurred. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Zhengjun Tao received cash of $4,744,485, $2,710,345, $3,568,814 and $2,904,499, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Zhengjun Tao made cash payments on behalf of the Company of $5,401,488, $4,159,451, $2,968,593 and $3,472,810, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due to Zhengjun Tao of $1,333,816, $676,813, $nil and $nil, respectively.

Shasha Chen, periodically make cash payments for operational purposes on behalf of the Company to support the Company’s operations when needed. The net balance as of a certain date represents the outstanding amount due to Shasha Chen when Shasha Chen make payment in advance on behalf of the Company, or the outstanding amount due from Shasha Chen when Shasha Chen received cash from the Company prior to the costs or expenses incurred. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Shasha Chen received cash of $1,319,587, $2,670,181, $875,792 and $1,049,898, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Shasha Chen made cash payments on behalf of the Company of $986,868, $2,655,535, $1,286,169 and $747,748, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due to Shasha Chen of $321,328, $654,047, $668,693 and $258,316, respectively.

Laidi Wei, periodically make cash payments for operational purposes on behalf of the Company to support the Company’s operations when needed. The net balance as of a certain date represents the outstanding amount due to Laidi Wei when Laidi Wei make payment in advance on behalf of the Company, or the outstanding amount due from Laidi Wei when Laidi Wei received cash from the Company prior to the costs or expenses incurred. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Laidi Wei received cash of $2,096, $nil, $2,613 and $385,101, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Laidi Wei made cash payments on behalf of the Company of $nil, $3,139, $54,486 and $373,373, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due to Laidi Wei of $41,188, $43,284, $40,145 and $nil, respectively.

Chun Gao, periodically make cash payments for operational purposes on behalf of the Company to support the Company’s operations when needed. The net balance as of a certain date represents the outstanding amount due to Chun Gao when Chun Gao make payment in advance on behalf of the Company, or the outstanding amount due from Chun Gao when Chun Gao received cash from the Company prior to the costs or expenses incurred. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Chun Gao received cash of $358,240, $486,002, $1,419,607 and $893,455, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Chun Gao made cash payments on behalf of the Company of $nil, $608,346, $751,168 and $2,054,901, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due to Chun Gao of $nil, $358,240, $235,896 and $904,335, respectively.

Lihai Zhang, periodically make cash payments for operational purposes on behalf of the Company to support the Company’s operations when needed. The net balance as of a certain date represents the outstanding amount due to Lihai Zhang when Lihai Zhang make payment in advance on behalf of the Company, or the outstanding amount due from Lihai Zhang when Lihai Zhang received cash from the Company prior to the costs or expenses incurred. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Lihai Zhang received cash of $nil, $1,992,121, $3,295,991 and $1,512,957, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Lihai Zhang made cash payments on behalf of the Company of $805,353, $1,698,118, $2,049,302 and $2,342,806, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due to Lihai Zhang of $nil, $nil, $nil and $735,339, respectively.

The Company has signed a framework agreement with Zhejiang Zhoushan Yamei Container Transportation Co. Ltd. (“Yamei”), pursuant to which Yamei provide transportation services for the Company when needed. As of June 30, 2022, December 31, 2021, 2020 and 2019, no outstanding balance exists under this contract. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, The transportation costs incurred from Yamei was $nil, $24,547, $27,932 and $nil, respectively.

From time to time, Yamei also make cash payments for operational purposes on behalf of the Company to support the Company’s operations when needed. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Yamei received cash of $nil, $846,735, $23,122, and $756,785, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Yamei made cash payments on behalf of the Company of $74,193, $11,614, $504,587 and $752,301, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due to Yamei of $nil, $nil, $755,081 and $273,616, respectively.

Xing Wang, periodically make cash payments for costs in relation to capital market on behalf of the Company when needed. The net balance as of a certain date represents the outstanding amount due to Xing Wang when Xing Wang make payment in advance on behalf of the Company, or the outstanding amount due from Xing Wang when Xing Wang received cash from the Company prior to the costs or expenses incurred. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Xing Wang received cash of $nil, $nil, $nil and $nil, respectively. During the six months ended June 30, 2022 and years ended December 31, 2021, 2020 and 2019, Xing Wang made cash payments on behalf of the Company of $361,473, $nil, $nil and $nil, respectively.

As of June 30, 2022, December 31, 2021, 2020 and 2019, Company had an amount due to Xing Wang of $361,473, $nil, $nil and $nil, respectively.

Collateral and Guarantee

The collateral and guarantee made by related parties to the Company as of June 30, 2022 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of June 30, 2022
Mr. Chun Gao as a co-borrower for bank borrowings	China Construction Bank	From May, 2022 to May, 2023	$59,718	$14,930
Guarantee by Henan SME Investment Guarantee Co., Ltd, counter-warranties by Ms. Shasha Chen, pledge by accounts receivable by company for non-financial institutions borrowings	Shuanghui Commercial Factoring Co., Ltd.	From February, 2022 to February, 2023	44,792	44,792
Guarantee by Mr. Lihai Zhang, Ms. Hongyan Zhang and Ms. Chengzhi Zhao, pledges of accounts receivable and mortgages of real estate for bank borrowings	Bank of China	From March, 2022 to March, 2023	1,045,072	1,045,072
Total			$1,149,582	$1,104,794

The collateral and guarantee made by related parties to the Company as of December 31, 2021 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2021
Mr. Chun Gao as a co-borrower for bank borrowings	China Construction Bank Co., Ltd.	From June, 2021 to June, 2022	$282,460	$-
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by company for non-financial institutions borrowings	Hainan Donghong Investment Management Co., Ltd.	From March, 2019 to March,2020	$219,691	$25,107
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen for non-financial institutions borrowings	Qianhai Emperor City (Shenzhen) Commercial Factoring Co., Ltd	From October, 2020 to February,2021	$101,999	$26,159
Guarantee by Zhejiang Zhoushan Yamei Container Shipping Company, Mr. Zhengjun Tao and Ms. Shasha Chen provided for bank borrowings	Agricultural Bank of China	From March, 2020 to March,2023	$423,689	$-
Guarantee by Mr. Lihai Zhang, Ms. Hongyan Zhang and Mr. Chengzhi Zhao, pledge by accounts receivable for bank borrowings	Bank of China	From March,2021 to March,2022	$1,098,453	$1,098,453
			$2,126,292	$1,149,719

The collateral and guarantee made by related parties to the Company as of December 31, 2020 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2020
Mr. Chun Gao as a co-borrower for bank borrowings	China Construction Bank	From April, 2020 to April, 2021	$275,862	$7,663
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by company for non-financial institutions borrowings	Hainan Donghong Investment Management Co., Ltd.	From March, 2019 to March, 2020	$214,559	$214,559
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by company for non-financial institutions borrowings	Shanghai Rongsheng Investment Management Co., Ltd.	From March, 2019 to March, 2020	$459,770	165,517
Guarantee by Ms. Shasha Chen, pledge by accounts receivable by company for non-financial institutions borrowings	Shenzhen Qianhai Rongda Commercial Factoring Co., Ltd.	From October, 2020 to January, 2021	$22,989	$22,989
Guarantee by Ms. Shasha Chen, pledge by accounts receivable by company for non-financial institutions borrowings	Shenzhen Qianhai Rongda Commercial Factoring Co., Ltd.	From December, 2020 to March, 2021	$30,651	$30,651
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen for non-financial institutions borrowings	Qianhai Emperor City (Shenzhen) Commercial Factoring Co., Ltd.	From October, 2020 to February, 2021	$99,617	$79,188
Guarantee by Zhejiang Zhoushan Yamei Container Shipping Company, Mr. Zhengjun Tao and Ms. Shasha Chen provided for bank borrowings	Agricultural Bank of China	From March, 2020 to March, 2023	$413,793	$182,275
Guarantee by Mr. Lihai Zhang for bank borrowings	Shenzhen Qianhai Weizhong Bank Co., Ltd.	From July, 2020 to July, 2021	$459,770	$90,421
			$1,977,011	$793,263

DESCRIPTION OF SHARE CAPITAL

A copy of our memorandum and articles of association is filed as an exhibit to the registration statement of which this prospectus is a part (and which is referred to in this section as, respectively, the “memorandum” and the “articles”).

We were incorporated as an exempted company with limited liability under the Cayman Islands Companies Act on April 26, 2022. A Cayman Islands exempted company:

●	is a company that conducts its business mainly outside the Cayman Islands;

●	is prohibited from trading in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the exempted company carried on outside the Cayman Islands (and for this purpose can effect and conclude contracts in the Cayman Islands and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands);

●	does not have to hold an annual general meeting;

●	does not have to make its register of members open to inspection by shareholders of that company;

●	may obtain an undertaking against the imposition of any future taxation;

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

Ordinary Share

All of our issued and outstanding ordinary share are fully paid and non-assessable. Our ordinary shares are issued in book entry, and are issued when registered in our register of members. Unless the Board of Directors determine otherwise, each holder of our ordinary shares will not receive a certificate in respect of such ordinary shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Our authorized share capital is $50,000 divided into 500,000,000 ordinary shares, of which 400,000,000 shares are Class A ordinary shares and 100,000,000 shares are Class B ordinary shares, par value $0.0001 per share. Subject to the provisions of the Cayman Islands Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to ordinary shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Islands Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B Ordinary Share (the Converting Class B Shareholder) delivering a written notice to the Company that such holder elects to convert a specified number of Class B Ordinary Shares into Class A Ordinary Shares. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

Any conversion of Class B Ordinary Shares into Class A Ordinary Shares pursuant to these Articles shall be effected by redeeming the relevant Class B Ordinary Shares and in consideration therefor issuing fully-paid Class A Ordinary Shares in equal number to the Converting Class B Shareholder. Such conversion shall become effective forthwith upon entries being made in the Register of Members to record the conversion of the relevant Class B Ordinary Shares as Class A Ordinary Shares. There is no transfer restriction on our Class B ordinary shares.

As of the date of this prospectus, there are currently 7,200,000 Class A ordinary shares and 4,800,000 Class B ordinary shares issued and outstanding.

At the completion of this offering assuming no exercise of the underwriters’ over-allotment option, there will be Class A ordinary share and Class B ordinary shares issued and outstanding. Shares sold in this offering will be delivered against payment from the underwriters upon the closing of this initial public offering.

Dividends

Subject to the provisions of the Cayman Islands Companies Act and any rights attaching to any class or classes of shares under and in accordance with the Articles:

(a)	the directors may declare dividends or distributions out of our funds which are lawfully available for that purpose; and

(b)	the Company’s shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

Subject to the Cayman Islands Companies Act requirements regarding the application of a company’s share premium account and with the sanction of an ordinary resolution, dividends may also be declared and paid out of any share premium account. The directors when paying dividends to shareholders may make such payment either in cash or in specie.

Unless provided by the rights attached to a share, no dividend shall bear interest.

Voting Rights

Holders of Class A ordinary shares and Class B ordinary shares shall, at all times, vote together as one class on all matters submitted to a vote by the shareholders at any general meeting of the Company. At each general meeting, each shareholder who is present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) will have one (1) vote for each Class A Ordinary Share and twenty (20) votes for each Class B Ordinary Share which such shareholder holds. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of such meeting or by one or more shareholders present in person or by proxy entitled to vote and who together hold not less than 10 percent of the paid up voting share capital of the Company.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of the votes attached to the ordinary shares cast by those shareholders entitled to vote who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting, while a special resolution requires the affirmative vote of a majority of not less than two-thirds of the votes attached to the ordinary shares cast by those shareholders who are present in person or by proxy (or, in the case of corporations, by their duly authorized representatives) at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all the shareholders of our company, as permitted by the Cayman Islands Companies Act and our M&A. A special resolution will be required for important matters such as a change of name or making changes to our M&A.

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Unless the terms on which a class of shares was issued state otherwise, the rights conferred on the shareholder holding shares of any class shall not be deemed to be varied by the creation or issue of further shares ranking pari passu with the existing shares of that class.

Alteration of Share Capital

Subject to the Cayman Islands Companies Act, our shareholders may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Islands Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, our shareholders may, by special resolution, reduce its share capital in any way.

Calls on Shares and Forfeiture

Subject to the terms of allotment, the directors may make calls on the shareholders in respect of any monies unpaid on their shares including any premium and each shareholder shall (subject to receiving at least 14 clear days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Shareholders registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate fixed by the terms of allotment of the share or in the notice of the call or if no rate is fixed, at the rate of 10 percent per annum. The directors may, at their discretion, waive payment of the interest wholly or in part.

We have a first and paramount lien on all shares (whether fully paid up or not) registered in the name of a shareholder (whether solely or jointly with others). The lien is for all monies payable to us by the shareholder or the shareholder’s estate:

(a)	either alone or jointly with any other person, whether or not that other person is a shareholder; and

(b)	whether or not those monies are presently payable.

At any time the directors may declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors may determine, any share on which the sum in respect of which the lien exists is presently payable, if due notice that such sum is payable has been given (as prescribed by the articles) and, within 14 days of the date on which the notice is deemed to be given under the articles, such notice has not been complied with.

Unclaimed Dividend

A dividend that remains unclaimed for a period of six years after it became due for payment shall be forfeited to, and shall cease to remain owing by, the company.

Forfeiture or Surrender of Shares

If a shareholder fails to pay any call the directors may give to such shareholder not less than 14 clear days’ notice requiring payment and specifying the amount unpaid including any interest which may have accrued, any expenses which have been incurred by us due to that person’s default and the place where payment is to be made. The notice shall also contain a warning that if the notice is not complied with, the shares in respect of which the call is made will be liable to be forfeited.

If such notice is not complied with, the directors may, before the payment required by the notice has been received, resolve that any share the subject of that notice be forfeited (which forfeiture shall include all dividends or other monies payable in respect of the forfeited share and not paid before such forfeiture).

A forfeited share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the directors determine and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a shareholder in respect of the forfeited shares, but shall, notwithstanding such forfeit, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, together with all expenses and interest from the date of forfeiture or surrender until payment, but his liability shall cease if and when we receive payment in full of the unpaid amount.

A declaration, whether statutory or under oath, made by a director or the secretary shall be conclusive evidence that the person making the declaration is a director or secretary of us and that the particular shares have been forfeited or surrendered on a particular date.

Subject to the execution of an instrument of transfer, if necessary, the declaration shall constitute good title to the shares.

Share Premium Account

The directors shall establish a share premium account and shall carry the credit of such account from time to time to a sum equal to the amount or value of the premium paid on the issue of any share or capital contributed or such other amounts required by the Cayman Islands Companies Act.

Redemption and Purchase of Own Shares

Subject to the Cayman Islands Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by our directors:

(a)	issue shares that are to be redeemed or liable to be redeemed, at our option or the shareholder holding those redeemable shares, on the terms and in the manner its directors determine before the issue of those shares;

(b)	with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at our option on the terms and in the manner which the directors determine at the time of such variation; and

(c)	purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which the directors determine at the time of such purchase.

We may make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Cayman Islands Companies Act, including out of any combination of our profits, share premium account, or the proceeds of a fresh issue of shares, and if so authorized by the M&A, out of capital.

When making a payment in respect of the redemption or purchase of shares, the directors may make the payment in cash or in specie (or partly in one and partly in the other) if so authorized by the terms of the allotment of those shares or by the terms applying to those shares, or otherwise by agreement with the shareholder holding those shares.

Transfer of Shares

Provided that a transfer of ordinary share complies with applicable rules of the Nasdaq, a shareholder may transfer ordinary share to another person by completing an instrument of transfer in a common form or in a form prescribed by Nasdaq or in any other form approved by the directors, executed:

(a)	where the ordinary share are fully paid, by or on behalf of that shareholder; and

(b)	where the ordinary share are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of an ordinary share until the name of the transferee is entered into the register of members of the Company.

Where the ordinary share in question are not listed on or subject to the rules of Nasdaq, our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share that has not been fully paid up or is subject to a company lien. Our board of directors may also decline to register any transfer of such ordinary share unless:

(a)	the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary share to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of ordinary share;

(c)	the instrument of transfer is properly stamped, if required;

(d)	the ordinary share transferred is fully paid and free of any lien in favor of us;

(e)	any fee related to the transfer has been paid to us; and

(f)	the transfer is not to more than four joint holders.

If our directors refuse to register a transfer, they are required, within one month after the date on which the instrument of transfer was lodged, to send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, on 14 calendar days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and our register of members closed at such times and for such periods as our board of directors may from time to time determine. The registration of transfers, however, may not be suspended, and the register may not be closed, for more than 30 calendar days in any year.

Inspection of Books and Records

Holders of our ordinary share will have no general right under the Cayman Islands Companies Act to inspect or obtain copies of our register of members or our corporate records.

General Meetings

As a Cayman Islands exempted company, we are not obligated by the Cayman Islands Companies Act to call shareholders’ annual general meetings; accordingly, we may, but shall not be obliged to, in each year hold a general meeting as an annual general meeting. Any annual general meeting held shall be held at such time and place as may be determined by our board of directors. All general meetings other than annual general meetings shall be called extraordinary general meetings.

The directors may convene general meetings whenever they think fit. General meetings shall also be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. In the event that the directors do not convene such meeting for a date not later than 21 clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of 21 clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us.

At least five clear days’ notice of a general meeting shall be given to shareholders entitled to attend and vote at such meeting. The notice shall specify the place, the day and the hour of the meeting, and that business’s general nature. In addition, if a resolution is proposed as a special resolution, the text of that resolution shall be given to all shareholders.

Subject to the Cayman Islands Companies Act and with the consent of the shareholders who, individually or collectively, hold at least 90 percent of the voting rights of all those who have a right to vote at a general meeting, a general meeting may be convened on shorter notice.

A quorum shall consist of the presence (whether in person or represented by proxy) of one or more shareholders holding shares that represent not less than one-third of the paid up voting share capital of the Company.

If, within 15 minutes from the time appointed for the general meeting, or at any time during the meeting, a quorum is not present, the meeting, if convened upon the requisition of shareholders, shall be cancelled. In any other case it shall stand adjourned to the same time and place seven days or to such other time or place as is determined by the directors.

The chairman may, with the consent of a meeting at which a quorum is present, adjourn the meeting. When a meeting is adjourned for seven days or more, notice of the adjourned meeting shall be given in accordance with the articles.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before, or on, the declaration of the result of the show of hands) demanded by the chairman of the meeting or by at least two shareholders having the right to vote on the resolutions or one or more shareholders present who together hold not less than 10 percent of the voting rights of all those who are entitled to vote on the resolution. Unless a poll is so demanded, a declaration by the chairman as to the result of a resolution and an entry to that effect in the minutes of the meeting, shall be conclusive evidence of the outcome of a show of hands, without proof of the number or proportion of the votes recorded in favor of, or against, that resolution.

If a poll is duly demanded it shall be taken in such manner as the chairman directs and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall not be entitled to a second or casting vote.

Directors

We may by ordinary resolution, from time to time, fix the maximum and minimum number of directors to be appointed. Under the Articles, we are required to have a minimum of one director and the maximum number of Directors shall be unlimited.

A director may be appointed by ordinary resolution or by the directors. Any appointment may be to fill a vacancy or as an additional director.

Unless the remuneration of the directors is determined by the shareholders by ordinary resolution, the directors shall be entitled to such remuneration as the directors may determine.

The shareholding qualification for directors may be fixed by our shareholders by ordinary resolution and unless and until so fixed no share qualification shall be required.

Unless removed or re-appointed, each director shall be appointed for a term expiring at the next-following annual general meeting, if one is held. At any annual general meeting held, our directors will be elected by an ordinary resolution of our shareholders. At each annual general meeting, each director so elected shall hold office for a one-year term and until the election of their respective successors in office or removed.

A director may be removed by ordinary resolution.

A director may at any time resign or retire from office by giving us notice in writing. Unless the notice specifies a different date, the director shall be deemed to have resigned on the date that the notice is delivered to us.

Subject to the provisions of the articles, the office of a director may be terminated forthwith if:

(a)	he is prohibited by the law of the Cayman Islands from acting as a director;

(b)	he is made bankrupt or makes an arrangement or composition with his creditors generally;

(c)	he resigns his office by notice to us;

(d)	he only held office as a director for a fixed term and such term expires;

(e)	in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director;

(f)	he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director);

(g)	he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(h)	without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Each of the compensation committee and the nominating and corporate governance committee shall consist of at least three directors and the majority of the committee members shall be independent within the meaning of the Nasdaq corporate governance rules. The audit committee shall consist of at least three directors, all of whom shall be independent within the meaning of the Nasdaq corporate governance rules and will meet the criteria for independence set forth in Rule 10A-3 or Rule 10C-1 of the Exchange Act.

Powers and Duties of Directors

Subject to the provisions of the Cayman Islands Companies Act and our M&A, our business shall be managed by the directors, who may exercise all our powers. No prior act of the directors shall be invalidated by any subsequent alteration of our M&A. However, to the extent allowed by the Cayman Islands Companies Act, shareholders may by special resolution validate any prior or future act of the directors which would otherwise be in breach of their duties.

The directors may delegate any of their powers to any committee consisting of one or more persons who need not be shareholders and may include non-directors so long as the majority of those persons are directors; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the directors. Upon the initial closing of this offering, our board of directors will have established an audit committee, compensation committee, and nomination and corporate governance committee.

The board of directors may establish any local or divisional board of directors or agency and delegate to it its powers and authorities (with power to sub-delegate) for managing any of our affairs whether in the Cayman Islands or elsewhere and may appoint any persons to be members of a local or divisional board of directors, or to be managers or agents, and may fix their remuneration.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, either generally or in respect of any specific matter, to be our agent with or without authority for that person to delegate all or any of that person’s powers.

The directors may from time to time and at any time by power of attorney or in any other manner they determine appoint any person, whether nominated directly or indirectly by the directors, to be our attorney or our authorized signatory and for such period and subject to such conditions as they may think fit. The powers, authorities and discretions, however, must not exceed those vested in, or exercisable, by the directors under the articles.

The board of directors may remove any person so appointed and may revoke or vary the delegation.

The directors may exercise all of our powers to borrow money and to mortgage or charge its undertaking, property and assets both present and future and uncalled capital or any part thereof, to issue debentures and other securities whether outright or as collateral security for any debt, liability or obligation of ours or our parent undertaking (if any) or any subsidiary undertaking of us or of any third party.

A director shall not, as a director, vote in respect of any contract, transaction, arrangement or proposal in which he has an interest which (together with any interest of any person connected with him) is a material interest (otherwise then by virtue of his interests, direct or indirect, in shares or debentures or other securities of, or otherwise in or through, us) and if he shall do so his vote shall not be counted, nor in relation thereto shall he be counted in the quorum present at the meeting, but (in the absence of some other material interest than is mentioned below) none of these prohibitions shall apply to:

(a)	the giving of any security, guarantee or indemnity in respect of:

(i)	money lent or obligations incurred by him or by any other person for our benefit or any of our subsidiaries; or

(ii)	a debt or obligation of ours or any of our subsidiaries for which the director himself has assumed responsibility in whole or in part and whether alone or jointly with others under a guarantee or indemnity or by the giving of security;

(b)	where we or any of our subsidiaries is offering securities in which offer the director is or may be entitled to participate as a holder of securities or in the underwriting or sub-underwriting of which the director is to or may participate;

(c)	any contract, transaction, arrangement or proposal affecting any other body corporate in which he is interested, directly or indirectly and whether as an officer, shareholder, creditor or otherwise howsoever, provided that he (together with persons connected with him) does not to his knowledge hold an interest representing one percent or more of any class of the equity share capital of such body corporate (or of any third body corporate through which his interest is derived) or of the voting rights available to shareholders of the relevant body corporate;

(d)	any act or thing done or to be done in respect of any arrangement for the benefit of the employees of us or any of our subsidiaries under which he is not accorded as a director any privilege or advantage not generally accorded to the employees to whom such arrangement relates; or

(e)	any matter connected with the purchase or maintenance for any director of insurance against any liability or (to the extent permitted by the Cayman Islands Companies Act) indemnities in favor of directors, the funding of expenditure by one or more directors in defending proceedings against him or them or the doing of anything to enable such director or directors to avoid incurring such expenditure.

A director may, as a director, vote (and be counted in the quorum) in respect of any contract, transaction, arrangement or proposal in which he has an interest which is not a material interest or as described above.

Capitalization of Profits

The directors may resolve to capitalize:

(a)	any part of our profits not required for paying any preferential dividend (whether or not those profits are available for distribution); or

(b)	any sum standing to the credit of our share premium account or capital redemption reserve, if any.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the shareholders may, subject to the articles and any other sanction required by the Cayman Islands Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of our assets and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

The directors have the authority to present a petition for our winding up to the Grand Court of the Cayman Islands on our behalf without the sanction of a resolution passed at a general meeting.

Register of Members

Under the Cayman Islands Companies Act, we must keep a register of members and there should be entered therein:

●	the names and addresses of our shareholders, a statement of the shares held by each shareholder, and of the amount paid or agreed to be considered as paid, on the shares of each shareholder;

●	the date on which the name of any person was entered on the register as a shareholder; and

●	the date on which any person ceased to be a shareholder.

Under the Cayman Islands Companies Act, the register of members of our company is prima facie evidence of the matters set out therein (that is, the register of members will raise a presumption of fact on the matters referred to above unless rebutted) and a shareholder registered in the register of members is deemed as a matter of the Cayman Islands Companies Act to have legal title to the shares as set against its name in the register of members. Upon the completion of this offering, the register of members will be immediately updated to record and give effect to the issuance of shares by us to the custodian or its nominee. Once our register of members has been updated, the shareholders recorded in the register of members will be deemed to have legal title to the shares set against their name.

If the name of any person is incorrectly entered in or omitted from our register of members, or if there is any default or unnecessary delay in entering on the register the fact of any person having ceased to be a shareholder of our company, the person or shareholder aggrieved (or any shareholder of our company or our company itself) may apply to the Grand Court of the Cayman Islands for an order that the register be rectified, and the Court may either refuse such application or it may, if satisfied of the justice of the case, make an order for the rectification of the register.

Differences in Corporate Law

The Cayman Islands Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Islands Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Islands Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Islands Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Islands Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies. Those provisions provide that if a majority in number representing 75% in value of the creditors or class of creditors (as the case may be) present and voting either in person or by proxy at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Grand Court of the Cayman Islands, be binding on all the creditors or the class of creditors, as the case may be, and also on the company or, where a company is in the course of being wound up, on the liquidator and contributories of the company. Alternatively, if 75% in value of the members or class of members (as the case may be) present and voting either in person or by proxy at the meeting, agree to any compromise or arrangement, the compromise or arrangement shall, if sanctioned by the Grand Court of the Cayman Islands, be binding on all the members or the class of members, as the case may be, and also on the company or, where a company is in the course of being wound up, on the liquidator and contributories of the company. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Islands Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Islands Companies Act, our directors may only exercise the rights and powers granted to them under our articles for what they believe in good faith to be in the best interests of our company and for a proper purpose.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Islands Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our M&A, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.’

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles provide that general meetings shall be convened on the written requisition of one or more of the shareholders entitled to attend and vote at our general meetings who (together) hold not less than 10 percent of the rights to vote at such general meeting in accordance with the notice provisions in the articles, specifying the purpose of the meeting and signed by each of the shareholders making the requisition. In the event that the directors do not convene such meeting for a date not later than twenty-one clear days’ after the date of receipt of the written requisition, those shareholders who requested the meeting may convene the general meeting themselves within three months after the end of such period of twenty-one clear days in which case reasonable expenses incurred by them as a result of the directors failing to convene a meeting shall be reimbursed by us. Our articles provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings. However, our corporate governance guidelines require us to call such meetings every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Islands Companies Act, our articles do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that its shareholders approve, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction, resulting in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Islands Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Islands Companies Act and our articles, the Company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Islands Companies Act and our articles, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote. The bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote. If so provided in the certificate of incorporation, they may also be amended by the board of directors. Under the Cayman Islands Companies Act, our articles may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Law (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Law (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Law (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Law (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Listing

We plan to list our ordinary share on Nasdaq under the symbol “HXHX”. We will not consummate and close this offering without a listing approval letter from Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of ordinary shares in this offering sufficient to satisfy applicable listing criteria, our ordinary shares will in fact be listed.

If the application is approved, trading of our ordinary shares on the Nasdaq Capital Market will begin within five days following the closing of this offering. If our ordinary shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Transfer Agent and Registrar

The transfer agent and registrar for the ordinary share is VStock Transfer, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our ordinary shares, and while we plan to list our ordinary shares on Nasdaq, we cannot assure you that a significant public market for the ordinary shares will develop or be sustained after this offering. Future sales of substantial amounts of our ordinary shares in the public markets after this offering, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. As described below, only a limited number of our ordinary shares currently outstanding will be available for sale immediately after this offering due to contractual and legal restrictions on resale. Nevertheless, after these restrictions lapse, future sales of substantial amounts of our ordinary share, including ordinary share issued upon exercise of outstanding options, in the public market in the United States, or the possibility of such sales, could negatively affect the market price in the United States of our ordinary share and our ability to raise equity capital in the future.

We will have 10,200,000 Class A ordinary shares and 4,800,000 Class B ordinary shares outstanding upon closing the offering, assuming no exercise of the underwriters’ over-allotment option. Of that amount, 3,000,000 Class A ordinary shares will be publicly held by investors participating in this offering, and 7,200,000 Class A ordinary shares and 4,800,000 Class B ordinary shares will be held by our existing shareholders, some of whom may be our “affiliates” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person who directly or indirectly through one or more intermediaries, controls, or is controlled by or is under common control with the issuer.

All of the Class A ordinary shares sold in the offering will be freely transferable by persons other than our “affiliates” in the United States without restriction or further registration under the Securities Act. Ordinary shares purchased by one of our “affiliates” may not be resold, except pursuant to an effective registration statement or an exemption from registration, including an exemption under Rule 144 under the Securities Act described below.

The ordinary share held by existing shareholders are, and any ordinary share issuable upon exercise of options outstanding following the completion of this offering will be, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities may be sold in the United States only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are described below.

Lock-Up Agreements

Our officers, directors and substantially all of the Company’s pre-offering shareholders have agreed, subject to certain exceptions, to a six (6) month “lock-up” period from the date of this prospectus with respect to the ordinary shares that they beneficially own, including the issuance of shares upon the exercise of convertible securities and options that are currently outstanding or which may be issued. This means that, for a period of six (6) months from the effective date of the registration statement of which this prospectus is a part, such persons may not offer, sell, pledge or otherwise dispose of these securities without the prior written consent of the representative.

The representative has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived at its discretion. In determining whether to waive the terms of the lock-up agreements, the representative may base its decision on its assessment of the relative strengths of the securities markets and companies similar to ours in general, and the trading pattern of and demand for, our securities in general.

See “Underwriting – Lock-Up Agreements” for more information.

Rule 144

All of our ordinary share outstanding prior to this offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been our affiliate at any time during the three months preceding a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for more than six months would be entitled to sell an unlimited number of those shares, subject only to the availability of current public information about us. A non-affiliate who has beneficially owned restricted securities for at least one year from the later of the date these shares were acquired from us or from our affiliate would be entitled to freely sell those shares.

A person who is deemed to be an affiliate of ours and who has beneficially owned “restricted securities” for at least six months would be entitled to sell, within any three-month period, a number of shares that is not more than the greater of:

●	1% of the number of ordinary share then outstanding, in the form of ordinary share or otherwise, which will equal approximately shares immediately after this offering; or

●	the average weekly trading volume of the ordinary share on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock or option plan or other written agreement relating to compensation is eligible to resell such ordinary shares 90 days after we became a reporting company under the Exchange Act in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

TAXATION

People’s Republic of China Enterprise Taxation

Unless otherwise noted in the following discussion, this section is the opinion of PacGate Law Group, our PRC counsel, insofar as it relates to legal conclusions with respect to matters of People’s Republic of China Enterprise Taxation below.

The following brief description of Chinese enterprise laws is designed to highlight the enterprise-level taxation on our earnings, which will affect the number of dividends, if any, we are ultimately able to pay to our shareholders. See “Dividend Policy.”

We are an exempted holding company incorporated in Cayman Islands with limited liability and we gain income by way of dividends paid to us from our PRC subsidiaries. The EIT Law and its implementation rules provide that China-sourced income of foreign enterprises, such as dividends paid by a PRC subsidiary to its equity holders that are non-resident enterprises, will normally be subject to PRC withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential tax rate or a tax exemption.

Under the EIT Law, an enterprise established outside of China with a “de facto management body” within China is considered a “resident enterprise,” which means that it is treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. Although the implementation rules of the EIT Law define “de facto management body” as a managing body that actually, comprehensively manage and control the production and operation, staff, accounting, property and other aspects of an enterprise, the only official guidance for this definition currently available is set forth in SAT Notice 82, which provides guidance on the determination of the tax residence status of a Chinese-controlled offshore incorporated enterprise, defined as an enterprise that is incorporated under the laws of a foreign country or territory and that has a PRC enterprise or enterprise group as its primary controlling shareholder. Although Haoxin Cayman does not have a PRC enterprise or enterprise group as our primary controlling shareholder and is therefore not a Chinese-controlled offshore incorporated enterprise within the meaning of SAT Notice 82, in the absence of guidance specifically applicable to us, we have applied the guidance set forth in SAT Notice 82 to evaluate the tax residence status of Haoxin Cayman and its subsidiaries organized outside the PRC.

According to SAT Notice 82, a Chinese-controlled offshore incorporated enterprise will be regarded as a PRC tax resident by virtue of having a “de facto management body” in China and will be subject to PRC enterprise income tax on its worldwide income only if all of the following criteria are met: (i) the places where senior management and senior management departments that are responsible for daily production, operation and management of the enterprise perform their duties are mainly located within the territory of China; (ii) financial decisions (such as money borrowing, lending, financing and financial risk management) and personnel decisions (such as appointment, dismissal and salary and wages) are decided or need to be decided by organizations or persons located within the territory of China; (iii) main property, accounting books, corporate seal, the board of directors and files of the minutes of shareholders’ meetings of the enterprise are located or preserved within the territory of China; and (iv) one half  (or more) of the directors or senior management staff having the right to vote habitually reside within the territory of China.

Currently, we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities. Accordingly, we believe that Haoxin Cayman and its offshore subsidiaries should not be treated as a “resident enterprise” for PRC tax purposes if the criteria for “de facto management body” as set forth in SAT Notice 82 were deemed applicable to us. However, as the tax residency status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body” as applicable to our offshore entities, we will continue to monitor our tax status.

The implementation rules of the EIT Law provide that, (i) if the enterprise that distributes dividends is domiciled in the PRC or (ii) if gains are realized from transferring equity interests of enterprises domiciled in the PRC, then such dividends or gains are treated as China-sourced income. It is not clear how “domicile” may be interpreted under the EIT Law, and it may be interpreted as the jurisdiction where the enterprise is a tax resident. Therefore, if we are considered as a PRC tax resident enterprise for PRC tax purposes, any dividends we pay to our overseas shareholders which are non-resident enterprises as well as gains realized by such shareholders from the transfer of our shares may be regarded as China-sourced income and as a result become subject to PRC withholding tax at a rate of up to 10%. We are unable to provide a “will” opinion because PacGate Law Group, our PRC counsel, believes that it is more likely than not that the Company and its offshore subsidiaries would be treated as a non-resident enterprise for PRC tax purposes because we are not aware of any offshore holding companies with a corporate structure similar to ours that has been deemed a PRC “resident enterprise” by the PRC tax authorities as of the date of the prospectus. Therefore, we believe that it is possible but highly unlikely that the income received by our overseas shareholders will be regarded as China-sourced income.

See “Risk Factors – Risks Related to Doing Business in China – If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders” of China, which could result in unfavorable tax consequences to us and our non-PRC shareholders on page 32.

Our company pays an EIT rate of 25% for WFOE and its subsidiaries. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. If the PRC tax authorities determine that we are a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% withholding tax from dividends we pay to our shareholders that are non-resident enterprises. In addition, non-resident enterprise shareholders may be subject to a 10% PRC withholding tax on gains realized on the sale or other disposition of our ordinary share, if such income is treated as sourced from within the PRC. It is unclear whether our non-PRC individual shareholders would be subject to any PRC tax on dividends or gains obtained by such non-PRC individual shareholders in the event we are determined to be a PRC resident enterprise. If any PRC tax were to apply to dividends or gains realized by non-PRC individuals, it would generally apply at a rate of 20% unless a reduced rate is available under an applicable tax treaty. However, it is also unclear whether non-PRC shareholders of the Company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that the Company is treated as a PRC resident enterprise. There is no guidance from the PRC government to indicate whether or not any tax treaties between the PRC and other countries would apply in circumstances where a non-PRC company was deemed to be a PRC tax resident, and thus there is no basis for expecting how tax treaty between the PRC and other countries may impact non-resident enterprises.

Hong Kong Taxation

Entities incorporated in Hong Kong are subject to profits tax in Hong Kong at the rate of 16.5% for each of the years ended December 31, 2021 and 2020.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to the Company levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within the jurisdiction of the Cayman Islands. The Cayman Islands is not party to any double tax treaties that are applicable to any payments made to or by our company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of our ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of our ordinary shares, as the case may be, nor will gains derived from the disposal of our ordinary shares be subject to Cayman Islands income or corporation tax.

The Cayman Islands enacted the International Tax Co-operation (Economic Substance) Act (2021 Revision) together with the Guidance Notes published by the Cayman Islands Tax Information Authority from time to time. The Company is required to comply with the economic substance requirements from July 1, 2019 and make an annual report in the Cayman Islands as to whether or not it is carrying on any relevant activities and if it is, it must satisfy an economic substance test.

United States Federal Income

Taxation

WE URGE POTENTIAL PURCHASERS OF OUR ORDINARY SHARES TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF OUR ORDINARY SHARES.

The following does not address the tax consequences to any particular investor or to persons in special tax situations such as:

●	banks;

●	financial institutions;

●	insurance companies;

●	regulated investment companies;

●	advertising investment trusts;

●	broker-dealers;

●	persons that elect to mark their securities to market;

●	U.S. expatriates or former long-term residents of the U.S.;

●	governments or agencies or instrumentalities thereof;

●	tax-exempt entities;

●	persons liable for alternative minimum tax;

●	persons holding our ordinary share as part of a straddle, hedging, conversion or integrated transaction;

●	persons that actually or constructively own 10% or more of our voting power or value (including by reason of owning our ordinary share);

●	persons who acquired our ordinary share pursuant to the exercise of any employee share option or otherwise as compensation;

●	persons holding our ordinary share through partnerships or other pass-through entities;

●	beneficiaries of a Trust holding our ordinary share; or

●	persons holding our ordinary share through a Trust.

The discussion set forth below is addressed only to U.S. Holders that purchase Class A ordinary shares in this offering. Prospective purchasers are urged to consult their own tax advisors about the application of the U.S. federal income tax rules to their particular circumstances as well as the state, local, foreign and other tax consequences to them of the purchase, ownership and disposition of our ordinary share.

Material Tax Consequences Applicable to U.S. Holders of Our Ordinary Shares

The following sets forth the material U.S. federal income tax consequences related to the ownership and disposition of our ordinary shares. It is directed to U.S. Holders (as defined below) of our ordinary shares and is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This description does not deal with all possible tax consequences relating to ownership and disposition of our ordinary share or U.S. tax laws, other than the U.S. federal income tax laws, such as the tax consequences under non-U.S. tax laws, state, local and other tax laws.

The following brief description applies only to U.S. Holders (defined below) that hold ordinary shares as capital assets and that have the U.S. dollar as their functional currency. This brief description is based on the federal income tax laws of the United States in effect as of the date of this prospectus and on U.S. Treasury regulations in effect or, in some cases, proposed, as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The brief description below of the U.S. federal income tax consequences to “U.S. Holders” will apply to you if you are a beneficial owner of ordinary shares and you are, for U.S. federal income tax purposes,

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Taxation of Dividends and Other Distributions on Our Ordinary Shares

Subject to the passive foreign investment company (PFIC) rules (defined below) discussed below, the gross amount of distributions made by us to you with respect to the ordinary share (including the amount of any taxes withheld therefrom) will generally be includable in your gross income as dividend income on the date of actual or constructive receipt by you, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). With respect to corporate U.S. Holders, the dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from U.S. corporations.

With respect to non-corporate U.S. Holders, including individual U.S. Holders, dividends will be taxed at the lower capital gains rate applicable to qualified dividend income, provided that (1) the ordinary share are readily tradable on an established securities market in the United States, or we are eligible for the benefits of an approved qualifying income tax treaty with the United States that includes an exchange of information program, (2) we are not a PFIC (defined below) for either our taxable year in which the dividend is paid or the preceding taxable year, and (3) certain holding period requirements are met. Because there is no income tax treaty between the United States and the Cayman Islands, clause (1) above can be satisfied only if the ordinary shares are readily tradable on an established securities market in the United States. Under U.S. Internal Revenue Service authority, ordinary shares are considered for purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on certain exchanges, which presently include the Nasdaq. You are urged to consult your tax advisors regarding the availability of the lower rate for dividends paid with respect to our ordinary shares, including the effects of any change in law after the date of this prospectus.

Dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by the reduced rate divided by the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by us with respect to our ordinary shares will constitute “passive category income” but could, in the case of certain U.S. Holders, constitute “general category income.”

To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under U.S. federal income tax principles), it will be treated first as a tax-free return of your tax basis in your ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that all distributions will be treated as a dividend even if a particular distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

Taxation of Dispositions of Ordinary Shares

Subject to the passive foreign investment company rules discussed below, you will recognize taxable gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized (in U.S. dollars) for the ordinary share and your tax basis (in U.S. dollars) in the ordinary share. The gain or loss will be capital gain or loss. If you are a non-corporate U.S. Holder, including an individual U.S. Holder, who has held the ordinary share for more than one year, you will generally be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize will generally be treated as United States source income or loss for foreign tax credit limitation purposes which will generally limit the availability of foreign tax credits.

Passive Foreign Investment Company (“PFIC”)

A non-U.S. corporation is considered a PFIC, as defined in Section 1297(a) of the US Internal Revenue Code, for any taxable year if either:

●	at least 75% of its gross income for such taxable year is passive income; or

●	at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock. In determining the value and composition of our assets for purposes of the PFIC asset test, (1) the cash we raise in this offering will generally be considered to be held for the production of passive income and (2) the value of our assets must be determined based on the market value of our ordinary shares from time to time, which could cause the value of our non-passive assets to be less than 50% of the value of all of our assets (including the cash raised in this offering) on any particular quarterly testing date for purposes of the asset test.

Based on our operations and the composition of our assets we do not expect to be treated as a PFIC under the current PFIC rules. However, we must make a separate determination each year as to whether we are a PFIC, and there can be no assurance with respect to our status as a PFIC for our current taxable year or any future taxable year. Depending on the amount of cash we raise in this offering, together with any other assets held for the production of passive income, it is possible that, for our current taxable year or for any subsequent taxable year, more than 50% of our assets may be assets held for the production of passive income. We will make this determination following the end of any particular tax year. In addition, because the value of our assets for purposes of the asset test will generally be determined based on the market price of our ordinary shares and because cash is generally considered to be an asset held for the production of passive income, our PFIC status will depend in large part on the market price of our ordinary shares and the amount of cash we raise in this offering.

Accordingly, fluctuations in the market price of the ordinary share may cause us to become a PFIC. In addition, the application of the PFIC rules is subject to uncertainty in several respects and the composition of our income and assets will be affected by how, and how quickly, we spend the cash we raise in this offering. We are under no obligation to take steps to reduce the risk of our being classified as a PFIC, and as stated above, the determination of the value of our assets will depend upon material facts (including the market price of our ordinary shares from time to time and the amount of cash we raise in this offering) that may not be within our control. If we are a PFIC for any year during which you hold ordinary shares, we will continue to be treated as a PFIC for all succeeding years during which you hold ordinary shares. However, if we cease to be a PFIC and you did not previously make a timely “mark-to-market” election as described below, you may avoid some of the adverse effects of the PFIC regime by making a “purging election” (as described below) with respect to your ordinary shares.

If we are a PFIC for your taxable year(s) during which you hold ordinary share, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you realize from a sale or other disposition (including a pledge) of the ordinary share, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ordinary share will be treated as an excess distribution. Under these special tax rules:

●	the excess distribution or gain will be allocated ratably over your holding period for the ordinary shares (in the case of ordinary shares obtained through the exercise of warrants, the holding period will include the holding period of the underlying warrants);

●	the amount allocated to your current taxable year, and any amount allocated to any of your taxable year(s) prior to the first taxable year in which we were a PFIC, will be treated as ordinary income earned in the current taxable year; and

●	the amount allocated to each of your other taxable year(s) will be subject to the highest tax rate on ordinary income in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale of the ordinary share cannot be treated as capital, even if you hold the ordinary share as capital assets.

A U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election under Section 1296 of the US Internal Revenue Code for such stock (but not our warrants) to elect out of the tax treatment discussed above. If you make a mark-to-market election for first taxable year which you hold (or are deemed to hold) ordinary shares and for which we are determined to be a PFIC, you will include in your income each year an amount equal to the excess, if any, of the fair market value of the ordinary shares as of the close of such taxable year over your adjusted basis in such ordinary shares, which excess will be treated as ordinary income and not capital gain. You are allowed an ordinary loss for the excess, if any, of the adjusted basis of the ordinary shares over their fair market value as of the close of the taxable year. However, such ordinary loss is allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ordinary shares, are treated as ordinary income. Ordinary loss treatment also applies to any loss realized on the actual sale or disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a valid mark-to-market election, the tax rules that apply to distributions by corporations which are not PFICs would apply to distributions by us, except that the lower applicable capital gains rate for qualified dividend income discussed above under “— Taxation of Dividends and Other Distributions on Our Ordinary Shares” generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market (as defined in applicable U.S. Treasury regulations), including the Nasdaq. If the ordinary shares are regularly traded on the Nasdaq and if you are a holder of ordinary shares, the mark-to-market election would be available to you were we to be or become a PFIC.

Alternatively, a U.S. Holder of stock (but not warrants) in a PFIC may make a “qualified electing fund” election under Section 1295(b) of the US Internal Revenue Code with respect to such PFIC to elect out of the tax treatment discussed above. A U.S. Holder who makes a valid qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such holder’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if such PFIC provides such U.S. Holder with certain information regarding its earnings and profits as required under applicable U.S. Treasury regulations. We do not currently intend to prepare or provide the information that would enable you to make a qualified electing fund election. Therefore, prospective investors should assume that a qualified electing fund election will not be available. If you hold ordinary shares in any taxable year in which we are a PFIC, you will be required to file U.S. Internal Revenue Service Form 8621 in each such year and provide certain annual information regarding such ordinary shares, including regarding distributions received on the ordinary shares and any gain realized on the disposition of the ordinary share. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

If you do not make a timely “mark-to-market” election (as described above), and if we were a PFIC at any time during the period you hold our ordinary shares, then such ordinary shares will continue to be treated as stock of a PFIC with respect to you even if we cease to be a PFIC in a future year, unless you make a “purging election” for the year we cease to be a PFIC (no such election is available to warrants). A “purging election” creates a deemed sale of such ordinary shares at their fair market value on the last day of the last year in which we are treated as a PFIC. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, you will have a new basis (equal to the fair market value of the ordinary shares on the last day of the last year in which we are treated as a PFIC) and holding period (which new holding period will begin the day after such last day) in your ordinary shares for tax purposes. U.S. shareholders may make a purging election and make a simultaneous qualified electing fund (QEF) election if the foreign corporation remains a PFIC at the time of the purging election.

You are urged to consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to our ordinary shares and proceeds from the sale, exchange or redemption of our ordinary shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding under Section 3406 of the US Internal Revenue Code with at a current flat rate of 24%. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on U.S. Internal Revenue Service Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

Under the Hiring Incentives to Restore Employment Act of 2010, certain U.S. Holders are required to report information relating to our ordinary shares, subject to certain exceptions (including an exception for ordinary shares held in accounts maintained by certain financial institutions), by attaching a complete Internal Revenue Service Form 8938, Statement of Specified Foreign Financial Assets, with their tax return for each year in which they hold ordinary shares.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands exempted company, such as:

●	political and economic stability;

●	an effective judicial system;

●	tax neutrality;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include:

●	the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

Substantially all of our assets are located outside the United States. In addition, Zhengjun Tao, Chairman of the Board of Directors and Chief Executive Officer of the Company and Yuhan Zhao, Chief Financial Officer of the Company are nationals and residents of PRC; Xing Wang, director of the Company is a national and resident of Singapore; Yun Fai Wong and To Wai Suen, independent director nominees of the Company are residents of Hong Kong SAR; and Mikael Charette, independent director nominees of the Company, is a national and resident of Canada. All of our officers and directors are residents of countries and areas other than the United States, and all or a substantial portion of such persons’ assets are located outside the United States. As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against them or against us, judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc. as our agent upon whom process may be served in any action brought against us in the United States District Court for the Southern District of New York under the federal securities laws of the United States or of any State of the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York under the securities laws of the State of New York.

PacGate Law Group, our counsel as to Chinese law, has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

According to the Civil Procedure Law of the People’s Republic of China (amended in 2021), if a legally effective judgment or ruling made by a foreign court requires recognition and enforcement by a people’s court of the People’s Republic of China, the party concerned may directly apply to an intermediate people’s court with jurisdiction over for recognition and enforcement, or the foreign court may request recognition and enforcement by a people’s court in accordance with the provisions of an international treaty concluded or acceded to by the country and the People’s Republic of China, or in accordance with the principle of reciprocity.

In the event that the people’s court is of the opinion that the legally effective judgment or ruling made by the foreign court applying for or requesting recognition and enforcement does not violate the basic principles of the laws of the People’s Republic of China or the sovereignty, security and public interests of the country after the people’s court reviews the legally effective judgment or ruling made by the foreign court applying for or requesting recognition and enforcement in accordance with the international treaties concluded or acceded to by the People’s Republic of China or in accordance with the principle of reciprocity, the people’s court shall issue ruling that recognizes its validity and, if enforcement is necessary, issues an enforcement order, which shall be implemented in accordance with the relevant laws. Those judgments or rulings that violate the basic principles of the laws of the People’s Republic of China or the sovereignty, security and public interests of the country will not be recognized and implemented.

If an award made by a foreign arbitration institution requires recognition and enforcement by the people’s court of the People’s Republic of China, the party concerned shall directly apply to the intermediate people’s court in the place where the person subjected to enforcement has his domicile or where his property is located. The people’s court shall handle the matter in accordance with international treaties concluded or acceded to by the People’s Republic of China or in accordance with the principle of reciprocity.

PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between different jurisdictions, and PRC courts will not recognize or enforce these foreign judgments if PRC courts believe the foreign judgments violate the basic principles of PRC laws or national sovereignty, security or public interest after review.

We have been advised by our counsel as to Cayman Islands law, that it is uncertain whether the courts of the Cayman Islands will allow shareholders of our company to originate actions in the Cayman Islands based upon securities laws of the United States. In addition, there is uncertainty with regard to Cayman Islands law related to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. We have been further advised that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction will be recognized and enforced in the courts of the Cayman Islands at common law, without any re-examination of the merits of the underlying dispute, by an action commenced on the foreign judgment debt in the Grand Court of the Cayman Islands, provided such judgment:

(a)	is given by a foreign court of competent jurisdiction;

(b)	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

(c)	is final;

(d)	is not in respect of taxes, a fine or a penalty or similar fiscal or revenue obligations; and

(e)	was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

In addition, our investors may incur additional costs and procedural obstacles in effecting service of legal process, enforcing foreign judgments or bringing actions in Hong Kong against us or our directors or officers named in the prospectus, as judgments entered in the U.S. can be enforced in Hong Kong only at common law. If you want to enforce a judgment of the U.S. in Hong Kong, it must be a final judgment conclusive on the merits of the claim, for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to the public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts.

Furthermore, foreign judgments of United States courts will not be directly enforced in Hong Kong as there are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the U.S. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor. As a result, subject to the conditions with regard to enforcement of judgments of United States courts being met, including but not limited to the above, a foreign judgment of United States of civil liabilities predicated solely upon the federal securities laws of the United States or the securities laws of any State or territory within the U.S. could be enforceable in Hong Kong.

UNDERWRITING

In connection with this offering, we have entered into an underwriting agreement (the “Underwriting Agreement”) with Univest Securities, LLC and its affiliates, as representative of the Underwriters, or the Representative, in this offering. The Representative may retain other brokers or dealers to act as a sub-agents or selected dealers on their behalf in connection with this offering. The Underwriters have agreed to purchase from us, on a firm commitment basis, the number of Class A ordinary shares set forth opposite its name below, at the offering price less the underwriting discounts set forth on the cover page of this prospectus:

Name of Underwriter	Number of Class A Ordinary Shares
Univest Securities, LLC	3,000,000
Total	3,000,000

The Underwriters are committed to purchase all the Class A ordinary shares offered by this prospectus if they purchase any Class A ordinary shares. The Underwriters are not obligated to purchase the Class A ordinary shares covered by the Underwriters’ over-allotment option to purchase Class A ordinary shares as described below. The Underwriters are offering the Class A ordinary shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, and other conditions contained in the Underwriting Agreement, such as the receipt by the Underwriters of officer’s certificates and legal opinions. The Underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Certain of the underwriters are expected to make offers and sales both inside and outside the U.S. through their respective selling agents. Any offers or sales in the U.S. will be conducted by broker-dealers registered with the SEC.

Over-Allotment Option

Pursuant to the Underwriting Agreement, we have agreed to grant to the underwriters an option to purchase from us up to an additional 450,000 Class A ordinary shares, representing 15% of the Class A ordinary shares sold in the offering, solely to cover over-allotments, if any, at the initial public offering price less the underwriting discounts. The underwriters may exercise this option any time during the 45-day period after the closing date of the offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

Fees, Commissions and Expense Reimbursement

We will pay the Underwriters a fee/commission equivalent to seven percent (7%) of the gross proceeds of this offering. The Underwriters propose initially to offer the Class A ordinary shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. If all of the Class A ordinary shares offered by us are not sold at the offering price, the Underwriters may change the offering price and other selling terms by means of a supplement to this prospectus.

The following table shows the underwriting fees/commission payable to the Underwriters, assuming an initial public offering price of $5.00 per share (which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus):

	Per Ordinary Share	Total Without Over-Allotment Option	Total With Full Over-Allotment Option
Public offering price	$5.00	$15,000,000	$17,250,000
Underwriting fees and commissions (7%)	$0.35	$1,050,000	$1,207,500
Proceeds, before expenses, to us	$4.65	$13,950,000	$16,042,500

We also agreed to pay to the Representative non-accountable expenses equal to 1% of the gross proceeds raised in the offering. In addition, we have advanced the Representative $50,000 for its accountable out-of-pocket expenses. We have also agreed to reimburse the Representative for certain accountable expenses not to exceed the total amount of $200,000, including the Representative’s legal fees, background check expenses, and all other expenses related to the offering.

We estimate that the total expenses payable by us in connection with the offering, other than the underwriting fees and commissions, will be approximately $1.26 million.

The Underwriters intend to offer our ordinary shares to their retail customers only in states in which we are permitted to offer our ordinary shares. We have relied on an exemption to the blue sky registration requirements afforded to “covered securities.” Securities listed on a National Securities Exchange are “covered securities.” If we were unable to meet listing standards of a National Securities Exchange, we would be unable to rely on the covered securities exemption to blue sky registration requirements. In such case, we would need to register the offering in each state in which we planned to sell shares. Consequently, we will not complete this offering unless we meet a National Securities Exchange’s listing requirements and our application to list on the exchange is approved.

The foregoing does not purport to be a complete statement of the terms and conditions of the Underwriting Agreement. A form of the Underwriting Agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Lock-Up Agreements

Our directors, officers and substantially all of the Company’s pre-offering shareholders has agreed for a period of six (6) months from the commencement of the Company’s first day of trading on the Nasdaq (the “Lock-Up Period”), without the prior written consent of the Representative, and subject to certain exceptions, they will not, directly or indirectly, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any ordinary shares of the Company or any securities convertible into or exercisable or exchangeable for ordinary shares of the Company, whether now owned or hereafter acquired by such person or with respect to which such person has or hereafter acquires the power of disposition; (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities; (iii) make any demand for or exercise any right with respect to the registration of any such securities; or (iv) publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement relating to any such securities.

Right of First Refusal

We have agreed to grant the Representative, for the 12-month period following the closing date of this offering, a right of first refusal to provide investment banking services to the Company on an exclusive basis in all matters for which investment banking services are sought by the Company, which right is exercisable in the Representative’s sole discretion. For these purposes, investment banking services shall include (a) acting as lead or joint-lead manager for any underwritten public offering; and (b) acting as lead or joint book-runner and/or lead or joint placement agent or initial purchaser in connection with any private offering of securities of the Company. Any decision by the Representative to act in any such capacity will be contained in separate agreements, which agreements would contain, among other matters, provisions for customary fees for transactions of similar size and nature, as may be mutually agreed upon, and indemnification of the Representative and will be subject to general market conditions. This right of first refusal may be terminated by the Company for “Cause,” which shall mean a material breach by the Representative of the engagement letter with the Company or a material failure by the Representative to provide the services as contemplated by such engagement letter.

Board Observer Right

For the period of one year from the effectiveness of this offering, upon notice from the Representative to the Company, the Representative will have the right to send a representative (who need not be the same individual from meeting to meeting) to observe each meeting of the board of directors of the Company; provided that such representative will sign a Regulation FD compliant confidentiality agreement which is reasonably acceptable to the Representative and its counsel in connection with such representative’s attendance at meetings of the board of directors; and provided further that upon written notice to the Representative, the Company may exclude the representative from meetings where, in the written opinion of counsel for the Company, the representative’s presence would destroy the attorney-client privilege. The Company agrees to give the Underwriter written notice of each such meeting and to provide the Representative with an agenda and minutes of the meeting no later than it gives such notice and provides such items to the other directors, and reimburse the representative of the Representative for reasonable out-of-pocket expenses incurred in connection with attendance at the meeting.

Stabilization, Short Positions and Penalty Bids

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

●	Stabilizing transactions permit the underwriters to make bids or purchases for the purpose of pegging, fixing or maintaining the price of the ordinary shares, so long as stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the underwriters of the ordinary shares in excess of the number of ordinary shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of ordinary shares over-allotted by the underwriters is not greater than the number of ordinary shares that they may purchase in the over-allotment option. In a naked short position, the number of ordinary shares involved is greater than the number of ordinary shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing ordinary shares in the open market.

●	Syndicate covering transactions involve purchases of ordinary shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of ordinary shares to close out the short position, the underwriters will consider, among other things, the price of our ordinary shares available for purchase in the open market as compared to the price at which they may purchase ordinary shares through the over-allotment option. If the underwriters sell more ordinary shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ordinary shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the ordinary shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of our ordinary shares until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ordinary shares or preventing or retarding a decline in the market price of ordinary shares. As a result, the price of ordinary shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq Stock Market or otherwise, and, if commenced, may be discontinued at any time.

Determination of Offering Price

We determined the public offering price of the ordinary shares we are offering in consultation with the Underwriter based on discussions with potential investors in light of the history and prospects of our Company, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be delivered to potential investors by the Underwriter. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on the Underwriter’ website and any information contained in any other website maintained by the Underwriter is not part of the prospectus or the registration statement of which this Prospectus forms a part.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include the sales and trading of securities, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage and other financial and non-financial activities and services. The underwriters and their respective affiliates may have, from time to time, performed, and may in the future perform, a variety of such activities and services for us and for persons or entities with relationships with us for which they received or will receive customary fees, commissions and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, directors, officers and employees may at any time purchase, sell or hold a broad array of investments, and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own accounts and for the accounts of their customers. Such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments. In addition, the underwriters and their respective affiliates may at any time hold, or recommend to clients that they should acquire, long and short positions in such assets, securities and instruments.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the ordinary shares, or the possession, circulation or distribution of this prospectus or any other material relating to us or the ordinary shares, where action for that purpose is required. Accordingly, the ordinary shares may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the ordinary shares may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Notice to Prospective Investors in Australia

This prospectus:

●	does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth), or the Corporations Act;

●	has not been, and will not be, lodged with the Australian Securities and Investments Commission, or the ASIC, as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

●	does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a “retail client” (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

●	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

The ordinary shares may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the ordinary shares may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any ordinary shares may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the ordinary shares, you represent and warrant to us that you are an Exempt Investor.

As any offer of ordinary shares under this prospectus will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the ordinary shares you undertake to us that you will not, for a period of 12 months from the date of issue of the ordinary shares, offer, transfer, assign or otherwise alienate those securities to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Canada

Resale restrictions. The distribution of the ordinary shares in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of the ordinary shares are made. Any resale of the ordinary shares in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian purchasers. By purchasing ordinary shares in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase the ordinary shares without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions;

●	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

●	where required by law, the purchaser is purchasing as principal and not as agent; and

●	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest. Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this prospectus.

Statutory rights of action. Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this prospectus contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of legal rights. All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and eligibility for investment. Canadian purchasers of ordinary shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the ordinary shares in their particular circumstances and about the eligibility of the ordinary shares for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in Cayman Islands

This prospectus does not constitute a public offer of the ordinary shares, whether by way of sale or subscription, in the Cayman Islands. The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in Dubai International Financial Centre, or the DIFC

This prospectus relates to an Exempt Offer of the Dubai Financial Services Authority, or the DFSA, in accordance with the Markets Rules 2012 of the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus. The securities to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

In relation to its use in the DIFC, this prospectus is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant State), no ordinary shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the ordinary shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of ordinary shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any ordinary shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ordinary shares to be offered so as to enable an investor to decide to purchase or subscribe for any ordinary shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the ordinary shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The ordinary shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the ordinary shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the ordinary shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the FrenchCode monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The ordinary shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The ordinary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules promulgated thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the ordinary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to ordinary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules promulgated thereunder.

Notice to Prospective Investors in Japan

The ordinary shares will not be offered or sold directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws, rules and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the ordinary shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the ordinary shares.

Notice to Prospective Investors in People’s Republic of China

This prospectus may not be circulated or distributed in the People’s Republic of China, or the PRC, and the ordinary shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus in Singapore with the Monetary Authority of Singapore. Accordingly, this prospectus and any other documents or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, or (ii) to a relevant person pursuant to Section 275(1), or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our ordinary shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferred within six months after that corporation or that trust has acquired the ordinary shares under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

The ordinary shares will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to our company or the ordinary shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the ordinary shares will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the ordinary shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or the CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the ordinary shares.

Notice to Prospective Investors in Taiwan

The ordinary shares have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the ordinary shares in Taiwan.

Notice to Prospective Investors in United Arab Emirates

The ordinary shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (i) in compliance with all applicable laws and regulations of the United Arab Emirates; and (ii) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Prospective Investors in United Kingdom

This prospectus is only being distributed to and is only directed at: (i) persons who are outside the United Kingdom; (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order; or (iii) high net worth companies, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons falling within (i)-(iii) together being referred to as “relevant persons”). The ordinary shares are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the ordinary shares will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Indemnification

We have agreed to indemnify the Underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act and to contribute to payments that the Underwriters may be required to make for these liabilities. In the opinion of the Securities and Exchange Commission, we have been advised that indemnification of liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore unenforceable.

Application for Nasdaq Listing

We have applied to have our ordinary shares approved for listing/quotation on the Nasdaq Capital Market under the symbol “HXHX.” We will not consummate and close this offering without a listing approval letter from Nasdaq Capital Market. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of ordinary shares in this offering sufficient to satisfy applicable listing criteria, our ordinary shares will in fact be listed.

If the application is approved, trading of our ordinary shares on the Nasdaq Capital Market will begin within five days following the closing of this offering. If our ordinary shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding underwriting discounts and advisory fees, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee, and the Nasdaq listing fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$2,281.14
Nasdaq Listing Fee	$50,000
FINRA	$5,000
Legal Fees and Expenses	$500,000
Accounting Fees and Expenses	$400,000
Printing and Engraving Expenses	$30,000
Miscellaneous Expenses	$212.718.86
Total Expenses	$1,200,000

Under the Underwriting Agreement, we will pay our underwriters a fee and commission equal to 7% of the public offering price multiplied by the shares sold in the offering. In addition to the cash commission, we will also pay to the Representative non-accountable expenses equal to 1% of the gross proceeds raised in this offering, and reimburse the Representative for its accountable expenses not to exceed the total amount of $200,000, including legal expenses, background check expenses, and other offering expenses.

LEGAL MATTERS

Ortoli Rosenstadt LLP is acting as counsel to our company regarding U.S. securities law matters. The validity of the Class A ordinary shares offered hereby will be opined upon for us by Ogier, our Cayman Islands counsel. The underwriter is being represented by Olshan Frome Wolosky LLP with respect to certain legal matters as to United States federal securities laws. Certain legal matters as to PRC law will be passed upon for us by PacGate Law Group, and for the underwriter by Allbright Law Offices (Fuzhou). Ortoli Rosenstadt LLP may rely upon Ogier with respect to matters governed by the law of the Cayman Islands and PacGate Law Group with respect to matters governed by PRC law. Olshan Frome Wolosky LLP may rely upon Allbright Law Offices (Fuzhou) with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements for the years ended December 31, 2021 and 2020, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Friedman LLP, an independent registered public accounting firm. The office of Friedman is located at One Liberty Plaza, 165 Broadway 21st Floor, New York, NY 10006.

CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT

Effective September 1, 2022, Friedman, our then independent registered public accounting firm, combined with Marcum LLP and continued to operate as an independent registered public accounting firm. On November 1, 2022, we engaged Marcum Asia CPAs LLP (“Marcum Asia”) to serve as our independent registered public accounting firm. The services previously provided by Friedman are now provided by Marcum Asia.

Friedman’s reports on our consolidated financial statements for the years ended December 31, 2021 and 2020 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during our two most recent fiscal years and through November 1, 2022, there have been no disagreements with Friedman on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Friedman’s satisfaction, would have caused Friedman to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

For our two most recent fiscal years and the subsequent interim period through November 1, 2022, there were no “reportable events” as that term is described in Item 16F(a)(1)(v) of the Form 20-F, other than the material weaknesses reported by management in the Risk Factors section of our Registration Statement on Form F-1 filed with the SEC on September 9, 2022.

We provided Friedman with a copy of the above disclosure and requested that Friedman furnish us with a letter addressed to the U.S. Securities and Exchange Commission stating whether or not it agrees with the above statement. A copy of Friedman’s letter is filed as Exhibit 16.1 to the registration statement of which this prospectus is a part.

During our two most recent fiscal years and through November 1, 2022, neither our Company nor anyone acting on our behalf consulted Marcum Asia with respect to any of the matters or reportable events set forth in Item 16F(a)(2)(i) and (ii) of the Form 20-F.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the Class A ordinary shares offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the Class A ordinary shares offered hereby, reference is made to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete. In each instance, we refer you to the copy of such contract or other document filed an exhibit to the registration statement. However, statements in the prospectus contain the material provisions of such contracts, agreements and other documents. We currently do not file periodic reports with the SEC. Upon closing of our public offering, we will be required to file periodic reports and other information with the SEC pursuant to the Exchange Act. A copy of the registration statement and the exhibits filed therewith may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, DC 20549, and copies of all or any part of the registration statement may be obtained from that office. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains a website that contains reports, information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

	As of June 30, 2022	As of December 31, 2021
	USD	USD
ASSETS
CURRENT ASSETS
Cash	$741,395	$776,892
Restricted cash	3,650	3,836
Accounts receivable, net	12,260,424	14,065,688
Prepayments	5,051,020	1,599,822
Other receivables	72,370	48,447
Amount due from related parties	88,240	971,980
Total Current Assets	18,217,099	17,466,665

PROPERTY AND EQUIPMENT, NET	1,902,139	2,513,404

OTHER ASSETS
Deferred tax assets	82,722	21,338
Deposits	322,115	392,006
Deferred offering costs	151,473	-
Total other assets	556,310	413,344
Total assets	$20,675,548	$20,393,413

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank borrowings	$1,620,066	$1,255,085
Accounts payable	2,539,903	2,725,306
Other payables and accrued liabilities	700,621	1,119,630
Amount due to related parties	2,057,805	1,732,384
Tax payable	3,120,224	3,220,823
Current maturities of long-term bank borrowings	145,763	153,183
Current portion of capital lease and financing obligations	109,224	359,760
Current maturities of loans from other financial institutions	561,443	689,006
Total current liabilities	10,855,049	11,255,177

OTHER LIABILITIES
Long-term bank borrowings	23,344	101,124
Long-term loans from other financial institutions	-	143,070
Total other liabilities	23,344	244,194
Total liabilities	10,878,393	11,499,371

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Class A ordinary shares: $0.0001 par value, 400,000,000 shares authorized, 556 shares issued and outstanding as of June 30, 2022 and December 31, 2021*	-	-
Class B ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 444 shares issued and outstanding as of June 30, 2022 and December 31, 2021*	-	-
Additional paid-in capital	2,957,300	2,957,300
Statutory reserves	616,761	475,809
Retained earnings	6,428,877	5,182,713
Accumulated other comprehensive (loss) income	(205,783)	278,220
Total shareholders’ equity	9,797,155	8,894,042
Total liabilities and shareholders’ equity	$20,675,548	$20,393,413

*	Giving retroactive effect to the nominal issuance of shares effected on April 26, 2022.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF INCOME
AND COMPREHENSIVE INCOME

	For the Six Months Ended June 30,
	2022	2021
	USD	USD
REVENUES	$11,809,268	$10,426,269

COSTS AND EXPENSES
Transportation costs	9,008,894	7,912,953
General and administrative expenses	785,706	300,461
Sales and marketing expenses	50,437	74,633
Total costs and expenses	9,845,037	8,288,047

INCOME FROM OPERATIONS	1,964,231	2,138,222

OTHER (EXPENSES) INCOME
Interest expense	(89,406)	(141,681)
Other expenses	(58,578)	(85,885)
Other income	28,709	53,455
Total other expenses, net	(119,275)	(174,111)

INCOME BEFORE INCOME TAXES	1,844,956	1,964,111

PROVISION FOR INCOME TAXES	457,840	376,538

NET INCOME	1,387,116	1,587,573

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(484,003)	37,403
COMPREHENSIVE INCOME	$903,113	$1,624,976

Weighted average shares used in computation:
Basic and diluted*	1,000	1,000

EARNINGS PER SHARE – BASIC AND DILUTED*	$1,387	$1,588

*	Giving retroactive effect to the nominal issuance of shares effected on April 26, 2022.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

								Accumulated
								Other
	Ordinary Shares					Retained Earnings		Comprehensive
	Class A		Class B		Additional	Statutory		Income
	Shares *	Amount	Shares	Amount	Paid-in	Reserve	Unrestricted	(Loss)	Total
		USD		USD	USD	USD	USD	USD	USD
BALANCE, December 31, 2020	556	$-	444	$-	$2,957,300	$77,480	$311,594	$133,575	$3,479,949

Net income for the period	-	-	-	-	-	-	1,587,573	-	1,587,573
Foreign currency translation adjustment	-	-	-	-	-	-	-	37,403	37,403
Appropriation to statutory reserves	-	-	-	-	-	101,555	(101,555)	-	-
BALANCE, June 30, 2021	556	$-	444	$-	$2,957,300	$179,035	$1,797,612	$170,978	$5,104,925

BALANCE, December 31, 2021	556	$-	444	$-	$2,957,300	$475,809	$5,182,713	$278,220	$8,894,042

Net income for the period	-	-	-	-	-	-	1,387,116	--	1,387,116
Foreign currency translation adjustment	-	-	-	-	-	-	-	(484,003)	(484,003)
Appropriation to statutory reserves	-	-	-	-	-	140,952	(140,952)	-	-
BALANCE, June 30, 2022	556	$-	444	$-	$2,957,300	$616,761	$6,428,877	$(205,783)	$9,797,155

*	Giving retroactive effect to the nominal issuance of shares effected on April 26, 2022.

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

UNAUDITED INTERIM CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2022	2021
	USD	USD
Cash flows from operating activities:
Net income	$1,387,116	$1,587,573
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on disposals of equipment	-	(7,752)
Provision for doubtful accounts	280,766	22,604
Amortization of deferred financing fees	408	23,885
Depreciation for property and equipment	531,180	596,096
Deferred income tax benefit	(64,508)	(13,026)
Changes in operating assets and liabilities
Accounts receivable	880,817	(410,565)
Prepayments	(3,646,866)	(949,437)
Other receivables	(27,150)	(743,318)
Deposits	52,608	(19,325)
Accounts payable	(55,181)	1,182,244
Other payables and accrued liabilities	(377,400)	251,795
Tax payables	57,269	531,352
Net cash (used in) provided by operating activities	(980,941)	2,052,126

Cash flows from investing activities:
Purchases of equipment	(25,267)	(195,918)
Net cash (used in) investing activities	(25,267)	(195,918)

Cash flows from financing activities:
Proceeds from short-term bank borrowings	1,984,144	1,314,409
Repayment of short-term bank borrowings	(1,544,129)	(792,322)
Proceeds from long-term bank borrowings	-	91,214
Repayment of long-term bank borrowings	(75,322)	(1,668)
Loans from other financial institution	46,290	909,203
Repayments of loans from other financial institutions	(284,313)	(979,813)
Repayments of obligations under capital leases	(241,323)	(486,325)
Amounts advanced from related parties	5,300,090	639,405
Repayments to related parties	(4,012,368)	(2,496,493)
Net cash provided by (used in) financing activities	1,173,069	(1,802,390)

Effect of exchange rate change on cash	(202,544)	2,326

Net (decrease) increase in cash and restricted cash	(35,683)	56,144

Cash and restricted cash at beginning of the period	780,728	213,013

Cash and restricted cash at end of the period	$745,045	$269,157

Supplemental disclosure of cash flow information:
Interest paid	$89,404	$141,681
Income tax paid	$171,243	$72,588
Supplemental non-cash investing and financing information:
Disposal of revenue equipment offset by amount due to related parties	$-	$19,371
Purchase of revenue equipment paid by a related party	15,893	-
Deferred offering costs	$151,473	$-

Reconciliation to amounts on consolidated balance sheets:
Cash	$741,395	$265,369
Restricted cash	3,650	3,788
Total	$745,045	$269,157

The accompanying notes are an integral part of these unaudited interim condensed consolidated financial statements.

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Unaudited Interim Condensed Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 1 – Nature of business and organization

Haoxin Holdings Limited and its consolidated subsidiaries (collectively referred to as the “Group” or the “Company”) primarily provide trucking and delivery services using its own truckload fleet and subcontractors to meet its customers’ diverse transportation needs across different provinces or within Guangdong in the People’s Republic of China (the “PRC” or “China”).

Haoxin Holdings Limited (“Haoxin Cayman”) is a holding company incorporated in the Cayman Islands on April 26, 2022 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of Haoxin (BVI) Limited (“Haoxin BVI”) established under the laws of the British Virgin Islands on May 13, 2022. Haoxin BVI is also a holding company holding all of the outstanding equity of Haoxin HongKong Limited (“Haoxin HK”) which was incorporated in Hong Kong on May 27, 2022.

Reorganization

A reorganization of the Company’s legal structure was completed on August 4, 2022. The reorganization involved the incorporation of Haoxin Cayman, and its wholly-owned subsidiaries, Haoxin BVI, and Haoxin HK; and the transfer of all equity ownership of Ningbo Haoxin International Logistics Co., Ltd. (“Ningbo Haoxin”) to Haoxin HK from the former shareholders of Ningbo Haoxin.

On August 4, 2022, the former shareholders transferred their 100% ownership interest in Ningbo Haoxin to Haoxin HK, which is 100% owned by Haoxin Cayman through Haoxin BVI. After the reorganization, Haoxin Cayman owns 100% equity interests of Haoxin BVI, Haoxin HK and Ningbo Haoxin. The controlling shareholder of Haoxin Cayman is same as of Ningbo Haoxin prior to the reorganization.

Ningbo Haoxin was incorporated on March 18, 2013 in Ningbo, Zhejiang under the laws of the PRC. Zhejiang Haoxin Logistics Co., Ltd. (“Zhejiang Haoxin”), a company providing temperature-controlled truckload service, was incorporated on September 25, 2018 in Ningbo, Zhejiang under the laws of the PRC. Prior to the reorganization, Ningbo Haoxin and Zhejiang Haoxin were under common control. On January 18, 2022, for the purpose of reorganization so that the business of the Company could be rearranged to be under a common holding company, the entire equity interest of Zhejiang Haoxin was transferred to Ningbo Haoxin.

Shenzhen Haiyue Freight Co., Ltd. (“Haiyue”), a company providing urban delivery services, was incorporated on July 10, 2003 in Shenzhen, Guangdong under the laws of the PRC. Shenzhen Longanda Freight Co., Ltd. (“Longanda”), a Haiyue wholly-owned subsidiary providing urban delivery services, was incorporated on October 21, 2004. Prior to the reorganization, Ningbo Haoxin, Haiyue and Longanda were under common control. On April 14, 2022, for the purpose of reorganization so that the business of the Company could be rearranged to be under a common holding company, the entire equity interest of Haiyue was transferred to Ningbo Haoxin.

These transactions were between entities under common control, and therefore accounted for in a manner similar to the pooling of interest method. Under the pooling-of-interests method, combination between two businesses under common control is accounted for at carrying amounts with retrospective adjustment of prior period financial statements, and the equity accounts of the combining entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction (i.e., distribution to parent company). As opposed to the purchase method of accounting, no intangible assets are recognized in the transaction, and no goodwill is recognized as a result of the combination.

Since the Company and its subsidiaries are effectively controlled by the same controlling shareholder before and after the reorganization, they are considered under common control. The above-mentioned transactions were accounted for as a recapitalization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the unaudited interim condensed consolidated financial statements.

Note 2 – Summary of significant accounting policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position, its results of operations and its cash flows, as applicable, have been made. Interim results are not necessarily indicative of results to be expected for the full year.

Principles of consolidation

In the opinion of management, all adjustments (which include normal recurring adjustments) necessary to present a fair presentation of the Company’s financial position, its results of operations and its cash flows, as applicable, have been made. Interim results are not necessarily indicative of results to be expected for the full year. The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
Haoxin (BVI) Limited (“Haoxin BVI”)	● A British Virgin Islands company ● Incorporated on May 13, 2022 ● A holding company	100% owned by Company
Haoxin HongKong Limited (“Haoxin HK”)	● A Hong Kong company ● Incorporated on May 27, 2022 ● A holding company	100% owned by Haoxin BVI
Ningbo Haoxin International Logistics Co., Ltd. (“Ningbo Haoxin”)	● A PRC limited liability company ● Incorporated on March 18, 2013 ● Providing Temperature-Controlled Truckload Service	100% owned by Haoxin HK
Zhejiang Haoxin Logistics Co., Ltd. (“Zhejiang Haoxin”)	● A PRC limited liability company ● Incorporated on September 25, 2018 ● Providing Temperature-Controlled Truckload Service	100% owned by Ningbo Haoxin
Shenzhen Haiyue Freight Co., Ltd. (“Haiyue”)	● A PRC limited liability company ● Incorporated on July 10, 2003 ● Providing Urban Delivery Services	100% owned by Ningbo Haoxin
Shenzhen Longanda Freight Co., Ltd. (“Longanda”)	● A PRC limited liability company ● Incorporated on October 21, 2004 ● Providing Urban Delivery Services	100% owned by Haiyue

Use of estimates and assumptions

The preparation of  consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Foreign currency translation and transaction

The functional currencies of the Company are the local currency of the country in which the subsidiaries operate. The reporting currency of the Company is the United States Dollars (“U.S. dollar”). The results of operations and the unaudited interim condensed consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the unaudited interim condensed consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the unaudited interim condensed consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in unaudited interim condensed consolidated statements of changes in shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the unaudited interim condensed consolidated statement of income and comprehensive income.

The functional currency of Haoxin Cayman, Haoxin BVI and Haoxin HK is U.S. dollar. The Company’s subsidiaries with operations in PRC uses the local currency, Renminbi (“RMB”), as their functional currencies. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

For the purpose of presenting these financial statements of subsidiaries using RMB as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 6.6981 and 6.3726 as of June 30, 2022 and December 31, 2021, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 6.4791 and 6.4702 for the six months ended June 30, 2022 and 2021, respectively.

For the purpose of presenting these financial statements of the subsidiary using HKD as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 7.8472 and 7.7996 as of June 30, 2022 and December 31, 2021, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 7.8260 and 7.7617 for the six months ended June 30, 2022 and 2021, respectively.

Cash

Cash comprises of cash at banks and on hand. As of June 30, 2022 and December 31, 2021, the Company did not have any cash equivalents. Cash were held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies. In addition, these balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their creditworthiness. The Company and its subsidiaries have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

Restricted cash

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods. Earlier adoption is permitted. The amendments in this Update should be applied using a retrospective transition method to each period presented. On January 1, 2018, the Company adopted this guidance on a retrospective basis and have applied the changes to the unaudited interim condensed consolidated statement of cash flows starting from the year ended December 31, 2016.

Restricted cash balances as of June 30, 2022 and December 31, 2021 were $3,650 and $3,836. Restricted cash solely refers to the cash frozen in the bank account for the using of Electronic Toll Collection system.

Accounts receivable and allowance for doubtful accounts

Accounts receivables are stated and carried at original invoiced amount. Accounts are considered overdue after 180 days. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after all means of collection have been exhausted and that the likelihood of collection is not probable.

Prepayments and deposits

Prepayments are cash deposited or advanced to suppliers for purchasing goods or services that have not been received or provided and deposits made to the Company’s customers and landlord. This amount is refundable and bears no interest. Prepayment and deposit are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Other receivables

Other receivables primarily include short-term interest-free advances made to third parties, rental receivables and the insurance premium. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made.

Property and equipment, net

Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. Estimated useful lives are as follows:

Classification	Estimated Useful Life
Buildings and improvements	10 years
Computer and office equipment	3-5 years
Revenue equipment*	4-6 years

*	Revenue equipment are trucks and trailers only used for providing trucking services.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the unaudited interim condensed consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

We sell and lease back certain of our revenue equipment for obtaining working capital. As a result of our continued involvement, for accounting purposes in accordance with ASC 606-10-55-68, these sale and leaseback transactions are considered a financing rather than a sale. Therefore, for purposes of our Consolidated Balance Sheets, as of June 30, 2022 and December 31, 2021, $109,224 and $359,760 were recorded to “Current portion of capital lease and financing obligations”, $0 were recorded to “Long-term portion of capital lease and financing obligations”, respectively.

Leases

The Company accounts for all significant leases as either operating or capital. At lease inception, if the lease meets any of the following four criteria, the Company will classify it as a capital lease: (a) transfer of ownership to lessee at the end of the lease term, (b) bargain purchase option, (c) lease term is equal to 75% or more of the estimated economic life of the leased property, or (d) the present value of the minimum lease payments is 90% or more of the fair value of the leased asset. Otherwise, the lease will be treated as an operating lease.

Impairment of long-lived assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. No impairment of long-lived assets was recognized for the six months periods ended June 30, 2022 and 2021, respectively.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the unaudited interim condensed consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Interest rates that are currently available to the Company for issuance of long-term debt and capital lease with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The fair value of the Company’s long-term debt approximated the carrying value on June 30, 2022   and December 31, 2021, as the weighted average interest rate on these long-term debt approximates the market rate for similar debt.

Claims accruals

With respect to cargo loss and auto liability, the Company maintains insurance coverage to protect it from certain business risks. Claims accruals represent the uninsured portion of pending claims including estimates of adverse development of known claims, plus an estimated liability for incurred but not reported claims. Upon settling claims and expenses associated with claims where it has third party coverage, the Company is generally required to initially fund payment to the claimant and seek reimbursement from the insurer.

The Company shall be responsible for any loss or damages to the goods entrusted to it or any loss or damage or personal injury happened in the course of the Company’s provision of relevant trucking services. As at the date of this report the Company maintained an adequate insurance coverage in relation to the trucking services to be delivered to its customers and third-party liability. The Company has also maintained sufficient workers’ compensation for its employees.

Revenue Recognition

The Company elected to adopt Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective as of January 1, 2017. Accordingly, the unaudited interim condensed consolidated financial statements for the six months ended June 30, 2022 and 2021 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The adoption of ASC 606 did not have a material impact on the Company’s consolidated financial statements.

Revenues are mainly generated from provision of trucking services. For each trip, The Company has a single performance obligation, to transport its customer’s freight from a specified origin to a specified destination, with the transit period typically being less than four days.

The management have determined that revenue recognition over the transit period provides a reasonable estimate of the provision of services to its customers as its obligation is performed over the transit period. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time.

The Company subcontracts certain of its trucking services and other transportation services to external transportation companies, primarily to carry out trucking services for customers with demand of irregular delivery schedules. The Company also engages subcontractors when it is under capacity assuming its master service agreements with customers allow subcontracting. Revenue is generated from the same base of customers. The Company evaluates whether its performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. The Company’s evaluation determined that it is in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on its evaluation of the control model, the Company determined that all of its major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

The Company applies the practical expedient in Topic 606 that permits the Company to not disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included in purchased transportation costs.

The Company’s performance obligations represent the transaction price allocated to future reporting periods for freight services started but not completed at the reporting date. This includes the unbilled amounts and accrued freight costs for freight shipments in transit. As of June 30, 2022 and December 31, 2021, the Company had $552 and $287 of unbilled amounts recorded in accounts receivable, $420 and $212 of accrued freight costs recorded in accounts payable, respectively.

Disaggregated information of revenues by geographic locations are as follows:

	For the Six Months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
Huadong area	$7,593,657	$5,809,523
Huazhong area	257,036	936,608
Southwest area	147,284	-
Northwest area	48,350	-
Northeast area	72,015	-
Huanan area	3,690,926	3,680,138
Total revenues	$11,809,268	$10,426,269

Our revenue generated from temperature-controlled truckload services and urban delivery services, the disaggregated information of revenues by type of serves are as follows:

	For the Six Months ended June 30, 2022	For the Six Months ended June 30, 2021	Change	Change (%)
	(Unaudited)	(Unaudited)
Revenue
Temperature-controlled truckload services	$9,481,946	$6,878,016	$2,603,930	37.9%
Urban delivery services	2,327,322	3,548,253	(1,220,931)	-34.4%
Total revenue	$11,809,268	$10,426,269	$1,382,999	13.3%

Transportation costs

The transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repairs expenses, subcontractor fees, depreciation expenses and other expenses.

Sales and marketing expenses

Sales and marketing expenses mainly include sales staff salaries and travel and hotel expenses. Salaries incurred for the six months ended June 30, 2022 and 2021 were $35,186 and $55,124, respectively. Travel and hotel expenses incurred for the six months ended June 30, 2022 and 2021 were $15,005 and $2,208, respectively.

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $114,231 and $91,201 for the six months ended June 30, 2022 and 2021, respectively.

Value added taxes

The Company is subject to value added tax (“VAT”). Revenue from provision of trucking services is generally subject to VAT at the rate of 0%, 6% and 9% starting in April 2019, at the rate of 0% and 9% starting in May 2018 to March 2019 or at the rate of 0% and 11% in April 2018 and prior. The Company is entitled to a refund for VAT already paid on goods and services purchased. The VAT balance is recorded in tax payables on the unaudited interim condensed consolidated balance sheets. Revenues are presented net of applicable VAT.

Income taxes

The Company accounts for income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the unaudited interim condensed consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the six months ended June 30, 2022 and 2021, there were no dilutive shares.

Statutory reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Commitments and contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Segment reporting

The Company’s chief operating decision maker (“CODM”) has been identified as its CEO, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the PRC and all of the Company’s revenues are derived from the PRC.

Related party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that which might result in the absence of that relationship. A related party may be any of the followings: a) affiliate, a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) principle owner, the owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; d) other parties that has ability to significant influence the management or operating policies of the entity.

Liquidity

Our business requires substantial amounts of cash to cover operating expenses as well as to fund capital expenditures, working capital changes, principal and interest payments on our obligations, lease payments, to support tax payments when we generate taxable income.

As of June 30, 2022, the Company had $741,395 in cash. The Company’s working capital was $7,362,050 as of June 30, 2022. The Company’s principal sources of liquidity have been proceeds from providing temperature-controlled truckload services and urban delivery services. As reflected in the unaudited interim condensed consolidated financial statements, the Company had a net income of $1,387,116 and $980,941   of cash used in operating activities for the six months ended June 30, 2022. The Company will require a minimum of approximately $4.4 million over the next twelve months to operate at its current level, either from revenues or fundings from shareholders and banks.

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company may have to consider supplementing its available sources of funds through the following sources:

●	other available sources of financial institutions and banks, including unutilized line of credit;

●	financial support from the Company’s shareholders and related parties.

Based on the above considerations, the Company’s management is of the opinion that it has sufficient funds to meet the Company’s working capital requirements and debt obligations as they become due over the next twelve (12) months.

Recent issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes the guidance in ASC Topic 840, Leases. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via a right-of-use asset and lease liability, and additional qualitative and quantitative disclosures. In July 2018, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU No. 2016-02. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, in June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU No. 2016-02 for certain entities. This update is effective for the Group for annual reporting periods beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022. Early adoption is permitted. The Group does not plan to early adopt this guidance and is evaluating the impact of the new standard. Under the Jumpstart Our Business Startups Act of 2012, as amended (“the JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before June 30, 2022. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its unaudited interim condensed consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. In November 2019, the FASB issued ASU 2019-10 which defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of ASU 2016-13 on its unaudited interim condensed consolidated financial statements and related disclosures.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the unaudited interim condensed consolidated financial position, statements of operations and cash flows.

Concentrations of risks

(a)	Foreign currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in the Company’s business or results of operations. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As a result, the Company is exposed to foreign exchange risk as revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of RMB revenues, earnings and assets as expressed in U.S. dollar financial statements will decline. The Company has not entered into any hedging transactions in an effort to reduce its exposure to foreign exchange risk.

(b)	Concentration of Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and restricted cash. As of June 30, 2022 and December 31, 2021, substantially all of the Company’s cash and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to accounts receivable, the Company performs ongoing credit evaluations of its customers. The Company establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. The allowance amounts were immaterial for all periods presented.

(c)	Customer concentration risk

For the six months ended June 30, 2022, no customer accounted for more than 10% of the Company’s revenue. For the six months ended June 30, 2021, two customers accounted for 14.9% and 12.8% of the Company’s total revenues. No other customer accounted for more than 10% of the company’s revenue for the six months ended June 30, 2022 and 2021, respectively.

As of June 30, 2022 and December 31, 2021, there are no accounts receivable of single customer exceed 10% of the Company’s total balance of accounts receivable.

(d)	Vendor concentration risk

For the six months ended June 30, 2022, three subcontractors accounted for 14.1%, 11.4% and 10.4% of the Company’s total subcontracting costs. For the six months ended June 30, 2021, three subcontractors accounted for 51.2%, 25.5% and 11.3% of the Company’s total subcontracting costs. No other subcontractor accounts for more than 10% of the Company’s total subcontracting costs for the six months ended June 30, 2022 and 2021, respectively.

As of June 30, 2022, one subcontractor accounted for 12.3% of the total balance of accounts payable. No other subcontractor accounts for more than 10% of the Company’s accounts payable as of June 30, 2022. As of December 31, 2021, no subcontractor accounts for more than 10% of the Company’s total balance of accounts payable.

Note 3 – Accounts receivable, net

Accounts receivable, net consist of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)
Accounts receivable	$12,592,160	$14,128,813
Allowance for doubtful accounts	(331,736)	(63,125)
Total accounts receivable, net	$12,260,424	$14,065,688

Movements of allowance for doubtful accounts are as follows:

	June 30, 2022	December 31, 2021
	(Unaudited)
Beginning balance	$63,125	$837
Provision	271,670	61,514
Exchange rate effect	(3,059)	774
Ending balance	$331,736	$63,125

Provision for doubtful accounts were $271,670 and $22,600 for the six months ended June 30, 2022 and 2021, respectively.

Note 4 – Prepayments

Prepayments consist of the following:

	June 30, 2022	December 31, 2021
Prepayments	(Unaudited)
Prepayment – subcontractor costs	$4,376,059	$976,707
Prepayment – fuel expenses	240,433	143,703
Prepayment – insurance expenses	198,801	219,638
Prepayment – parts and spares costs	35,828	65,898
Prepayment – professional fees	124,163	155,179
Prepayment – others	75,736	38,697
Total prepayments	$5,051,020	$1,599,822

Note 5 – Other receivables

Other receivables consist of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)
Other receivables
Advances for operational purpose	$61,515	$13,078
Lending – non-interest-bearing	10,451	35,307
Others	404	62
Total other receivables	$72,370	$48,447

Note 6 – Property and equipment, net

Property and equipment, net consist of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)
Property and equipment
Computer and office equipment	$85,288	$80,112
Revenue equipment	7,737,471	8,115,167
Subtotal	7,822,759	8,195,279
Less: accumulated depreciation	(5,920,620)	(5,681,875)
Property and equipment, net	$1,902,139	$2,513,404

The net balance of computer and office equipment was $14,829 and $7,356 as of June 30, 2022 and December 31 2021, respectively. The net balance of revenue equipment was $1,887,310 and $2,506,048 as of June 30, 2022 and December 31, 2021, respectively.

Revenue equipment under capital leases

The Company leased its revenue equipment from third parties with terms of approximately 24 to 36 months and account for as a capital lease. As of June 30, 2022, original cost and accumulated depreciation of the assets under capital leases recorded by the Company were $1,122,143 and $514,926, respectively. As of December 31, 2021, original cost and accumulated depreciation of the assets under capital leases recorded by the Company were $1,361,795 and $609,793, respectively. Depreciation expenses for revenue equipment under capital leases were $92,498 and $117,329 for the six months ended June 30, 2022 and 2021, respectively.

Depreciation expenses for the six months ended June 30, 2022 and 2021 were $531,180 and $596,096, respectively. For the six months ended June 30, 2022, the Company had no disposal of revenue equipment. For the six months ended June 30, 2021, the Company had disposed revenue equipment   with cost of $140,642 with accumulated depreciation $129,161 for proceeds of $19,371 resulting in disposal gain of $7,752 to related parties. For the years ended December 31, 2021, the Company disposed revenue equipment with cost of $456,615 with accumulated depreciation $415,442 for proceeds of $260,128 resulting in disposal gain of $218,955.

Disaggregated information of revenue equipment by types and arrangements as of June 30, 2022 and December 31, 2021 are as follows:

	June 30, 2022
	Number of revenue equipment owned with no obligations	Number of revenue equipment owned under capital lease	Number of revenue equipment owned and pledged for borrowings	Total	Book value of revenue equipment owned with no obligations	Book value of revenue equipment owned under capital lease	Book value of revenue equipment owned and pledged for borrowings	Total
Tractors	38	20	18	76	$322,112	$459,042	$30,005	$811,159
Trailers	116	-	37	153	407,812	-	199,148	606,960
Vans	59	4	-	63	413,514	55,677	-	469,191
Total	213	24	55	292	$1,143,438	$514,719	$229,153	$1,887,310

	December 31, 2021
	Number of revenue equipment owned with no obligations	Number of revenue equipment owned under capital lease	Number of revenue equipment owned and pledged for borrowings	Total	Book value of revenue equipment owned with no obligations	Book value of revenue equipment owned under capital lease	Book value of revenue equipment owned and pledged for borrowings	Total
Tractors	31	20	25	76	$428,138	$568,165	$51,225	$1,047,528
Trailers	100	-	53	153	372,967	-	499,410	872,377
Vans	52	10	-	62	402,306	183,837	-	586,143
Total	183	30	78	291	$1,203,411	$752,002	$550,635	$2,506,048

Note 7 – Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)
Other payables and accrued liabilities
Borrowings – non-interest-bearing	$381,097	$744,332
Salary payables	100,395	119,072
Others	75,565	60,144
Receipt in advance	143,564	165,697
Commitments and contingencies	-	30,385
Total other payables and accrued liabilities	$700,621	$1,119,630

Borrowing mainly involves interest-free borrowing from third parties. Others mainly involve the Company’s security reserves and the withholding of employees’ social insurance premiums.

Note 8 – Credit facilities

Short-term bank borrowings

Outstanding balances of short-term bank borrowings as of June 30, 2022 and December 31, 2021 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	June 30, 2022	December 31, 2021
					(Unaudited)
Bank of China[5]	From March, 2021 to March 2022	Weighted average rate of 3.85%	Guarantee by Mr. Lihai Zhang, Ms. Hongyan Zhang and Mr. Chengzhi Zhao, pledges of accounts receivable and mortgages of real estate	March 8, 2022	$-	$1,098,453
Ping An Bank[1]	From July 2021 to July 2022	Weighted average rate of 6.50%	-	July 15, 2022	5,146	37,109
Ping An Bank[1]	From July 2021 to July 2022	Weighted average rate of 6.50%	-	July 27, 2022	2,583	18,554
Ping An Bank[1]	From August 2021 to August 2022	Weighted average rate of 6.50%	-	August 9, 2022	8,642	35,740
Ping An Bank[1]	From September 2021 to September 2022	Weighted average rate of 6.50%	-	September 18, 2022	4,206	13,050
Ping An Bank[1]	From October 2021 to October 2022	Weighted average rate of 6.50%	-	October 18, 2022	3,864	9,992
Ping An Bank[1]	From September 2021 to September 2022	Weighted average rate of 6.50%	-	September 22, 2022	3,578	11,101
Ping An Bank[1]	From November 2021 to September 2022	Weighted average rate of 6.50%	-	September 25, 2022	4,518	14,019
Ping An Bank[1]	From December, 2021 to September, 2022	Weighted average rate of 6.50%	-	September 24, 2022	5,563	17,220
Ping An Bank[1]	From January, 2022 to September, 2022	Weighted average rate of 6.50%	-	September 27, 2022	6,979	-
Ping An Bank[1]	From February 2022 to September 2022	Weighted average rate of 6.50%	-	September 23, 2022	8,925	-
Ping An Bank[1]	From March 2022 to September 2022	Weighted average rate of 3.90%	-	September 22, 2022	11,890	-
Bank of China[2]	From March 2022 to March 2023	Weighted average rate of 4.20%	Guarantee by Mr. Lihai Zhang, Ms. Zhang Hongyan and Mr. Chengzhi Zhao, pledges of accounts receivable and mortgages of real estate	-	1,045,072	-
Bank of China[3]	From March 2022 to March 2023	Weighted average rate of 4.20%	-	-	149,296	-
Industrial and Commercial Bank of China	From June 2022 to June 2023	Weighted average rate of 3.80%	-	-	344,874	-
China Construction Bank[4]	From May 2022 to May 2023	Weighted average rate of 4.05%	-	September 9, 2022	14,930	-
Total					$1,620,066	$1,255,085

1.	In September 2019, The Company entered into a 36 month of credit agreement with Ping An Bank pursuant to which we may borrow up to $143,641 (RMB 1,000,000). The line of credit agreement entitles us to enter into separate loan applications under such line of credit. The Company recorded these loans as short-term bank borrowings in the Company’s unaudited interim condensed consolidated financial statements. As of June 30, 2022 and December 31, 2021, the unutilized line of credit was $72 (RMB 482) and $95 (RMB 605), respectively.

2.	In March 2022, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to $1,045,072 (RMB 7,000,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $1,045,072 (RMB 7,000,000) in March 2022. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our unaudited interim condensed consolidated financial statements. As of June 30, 2022, the unutilized line of credit was $0 (RMB 0).

3.	In March 2022, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to $149,296 (RMB 1,000,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $149,296 (RMB 1,000,000) in March 2022. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our unaudited interim condensed consolidated financial statements. As of June 30, 2022, the unutilized line of credit was $0 (RMB 0).

4.	In May 2022, we rolled over into a one-year term line of credit agreement with China Construction Bank pursuant to which we may borrow up to $59,718 (RMB 400,000). The line of credit agreement entitles us to enter into separate loan applications under such line of credit. The Company recorded these loans as short-term bank borrowings in the Company’s unaudited interim condensed consolidated financial statements. As of June 30, 2022, the unutilized line of credit was $44,788 (RMB 300,000).

5.	In March 2021, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to $1,098,453 (RMB 7,000,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $1,098,453 (RMB 7,000,000) in March 2021. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our unaudited interim condensed consolidated financial statements. As of December 31, 2021, the unutilized line of credit was $0 (RMB 0).

Interest expense incurred from short-term bank borrowings were $45,284 and $35,002 for the six months ended June 30, 2022 and 2021, respectively.

Long-term bank borrowings

Outstanding balances of long-term bank borrowings as of June 30, 2022 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	June 30, 2022	December 31, 2021
					(Unaudited)
Shenzhen Qianhai Weizhong Bank Co., Ltd.	From July, 2021 to July, 2023	Weighted average rate of 9.00%	-	-	109,389	168,000
Shenzhen Qianhai Weizhong Bank Co., Ltd.	From October, 2021 to October, 2023	Weighted average rate of 11.34%	-	-	59,718	86,307
Less: current maturities					(145,763)	(153,183)
Non-current maturities					$23,344	$101,124

The maturities schedule of long-term bank borrowings is as follow:

	As of June 30, 2022	As of December 31, 2021
	(Unaudited)
Payments due by period
Less than 1 year	$145,763	$153,183
1-2 years	23,344	101,124
Total	$169,107	$254,307

In June 2021, we entered into a two-year term line of credit agreement with Shenzhen Qianhai Weizhong Bank Co., Ltd. pursuant to which we may borrow up to RMB 1,800,000 (approximately $282,459). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized RMB 1,183,540 (approximately $185,723) in July 2021 and RMB 600,000 (approximately $94,153). For such withdraw from the line of credit, a separate loan was entered into with a two-year term from the line of credit withdraw date and we recorded this loan as long-term bank borrowings in our unaudited interim condensed consolidated financial statements. As of June 30, 2022, the unutilized line of credit was $0. As of date of this prospectus, a total of $48,586 have been repaid.

Interest expense incurred from long-term bank borrowings were $10,859 and $433   for the six months ended June 30, 2022 and 2021, respectively.

Loans from other financial institutions

The Company sold some revenue equipment to other financial institutions and lease back from them who also provide the Company an option to repurchase the equipment. Because of the options to repurchase back the equipment, in accordance with ASC 606-10-55-68, these transactions are considered as a financing rather than a sales. Loans from other financial institutions also include loans pledged by the Company’s accounts receivables and owned vehicles. Accordingly, a total of $561,443 was recorded to “Current maturities of loans from other financial institutions” of the Unaudited Interim Condensed Consolidated Balance Sheets as of June 30, 2022. The total cash received from these transactions were $46,290 and $909,203 for the six months ended June 30, 2022 and 2021, respectively. Interest expense incurred loans from other financial institutions were $9,824 and $30,663 for the six months ended June 30, 2022 and 2021, respectively.

	As of June 30, 2022	As of December 31, 2021
	(Unaudited)
Payments due by period
Less than 1 year	$561,443	$689,006
1-2 years	-	143,070
2-3 years	-	-
Total	$561,443	$832,076

The outstanding balances and maturities schedule of loans from other financial institutions is as follow:

Outstanding balances of loans from other financial institutions as of June 30, 2022 and December 31, 2021 consisted of the following:

Non-financial institutions name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	June 30, 2022	December 31, 2021
					(Unaudited)
Hainan Donghong Investment Management Co., Ltd.	From March, 2019 to March, 2020	Weighted average rate of 20.40%	Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by the Company	February 28, 2022	$-	$25,107
Shanghai Yongsheng Financial Leasing Co., Ltd.	From October, 2021 to October, 2022	Weighted average rate of 18.00%	-	July 25, 2022	89,578	94,153
Qianhai Dicheng (Shenzhen) Commercial Factoring Co., Ltd.	From October, 2020 to February, 2021	-	-	February 28, 2022	-	26,159
Zhongli International Leasing Co., Ltd.	From November, 2019 to December, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	August 3, 2022	124,969	179,936
Shanghai Yongsheng Financial Leasing Co., Ltd.	From December, 2020 to December, 2022	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	12,441	16,844
Shanghai Yongsheng Financial Leasing Co., Ltd.	From January, 2021 to January, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	41,990	54,800
Shanghai Yongsheng Financial Leasing Co., Ltd.	From February, 2021 to February, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	247,673	339,869
Xinyuan Financial Leasing (Zhejiang) Co., Ltd.	From May, 2019 to October, 2022	Weighted average rate of 9.8%	pledge by vehicle owned by the Company	June 16, 2022	-	95,208
Shuanghui Commercial Factoring Co., Ltd.	From February, 2022 to February, 2023	Weighted average rate of 7.50%	Guarantee by Henan SME Investment Guarantee Co., Ltd, counter-warranties by Ms. Shasha Chen, pledge by accounts receivable by company	-	44,792	-
Total					$561,443	$832,076

Note 9 – Leases

The Company leases certain of its revenue equipment under capital lease agreements. The terms of the capital leases expire at various dates through 2022. The Company has option to purchase the revenue equipment for a nominal amount at the end of the lease term.

The Company has capital lease commitments for revenue equipment summarized for the following fiscal years:

	Minimum lease payments	Present value of minimum lease payments
	(Unaudited)
12 months ending June 30,
2023	$109,264	$109,224
Total	109,264	109,224
Less: amount representing interest	(40)	-
Present value of minimum lease payments	$109,224	109,224
Less: current maturities		(109,224)
Capital lease obligations, long-term		$-

The lease term of the Company’s capital lease obligations ranged from three years. Interest rates underlying the capital lease obligations ranged from 6.90% to 7.92% per annum for June 30, 2022 and December 31, 2021, respectively.

The Company’s pledged revenue equipment under capital lease are as follow:

Name of institution	Maturities	Interest rate	Carrying amount of pledged revenue equipment as of June 30, 2022	Carrying amount of pledged revenue equipment as of December 31, 2021
			(Unaudited)
FAW Leasing Co., Ltd.	From April 20, 2019 to March 20, 2022	7.92%	$459,042	$568,165
Dongfeng Motor Finance Co., Ltd.	From November 25, 2020 to November 10, 2022	6.90%	25,432	31,817
Dongfeng Motor Finance Co., Ltd.	From June 1, 2020 to June 10, 2022	6.90%	-	113,770
Dongfeng Motor Finance Co., Ltd.	From September 4, 2020 to September 10, 2022	6.90%	30,245	38,250
Total			$514,719	$752,002

The Company’s capital lease obligations are secured by the lessor’s title to the leased assets. As of June 30, 2022, certain of the Company’s obligation under finance lease was secured by Ningbo Lugangtong Automobile Sales Service Co., Ltd.

The Company entered into several lease for office space and warehouses located in Ningbo and Shenzhen:

Location of property	Approximate gross floor area	Monthly Rent	Term of Lease	Facility Usage
	(sq. meters)	(USD)
Room 329-1/329-2, Fintech Building, Ningbo Free Trade Zone East District, Ningbo, Zhejiang Province, PRC	513.91	2,823	One year (January 1, 2022 to January 1, 2023)	Office
Factory 301, Building C, Sheng He Xing Industrial Park, Baoan District, Shenzhen, PRC	150.75	1,046	27 Months (June 1, 2020 to August 31, 2022)	Warehouse
Room 6A06, 6 / F, International Commodity Exchange Building, No. 2051 Baoan North Road, Luohu District, Shenzhen, PRC	57.00	648	Six months (January 1, 2022 to June 30, 2022)	Office
Room 6A06, 6 / F, International Commodity Exchange Building, No. 2051 Baoan North Road, Luohu District, Shenzhen, PRC	57.00	719	One year (May 1, 2022 to April 30, 2023)	Office

The total future minimum lease payments under the non-cancellable operating lease with respect to the office June 30, 2022 are payable as follows:

12 months ending June 30,
2023	$25,900
Future minimum operating lease payments	$25,900

Rental expense of the Company for the six months ended June 30, 2022 and 2021 were $8,118 and $31,512, respectively.

Note 10 – Related party balances and transactions

Related party balances

The amount due from related parties consists of the following:

RP Name	Relationship	Nature	June 30, 2022	December 31, 2021
			(Unaudited)
Mr. Lihai Zhang	Senior Employee	Advances for operational purpose including subcontractor fees, purchases of equipment and other expenses	$-	$805,353
Zhejiang Zhoushan Yamei Container Transportation Co.	Mr. Zhengjun Tao holding 100% of the company’s shares	Advances for operational purpose including operating expenses and subcontractor fees	5,847	80,040
Shenzhen Longanda Environmental Protection Equipment Co., Ltd.	Mr. Chun Gao holds 50% of the shares of the company	Advances for operational purpose including parts and spares costs	82,393	86,587
Total			$88,240	$971,980

The amount due to related parties consists of the following:

RP Name	Relationship	Nature	June 30, 2022	December 31, 2021
			(Unaudited)
Mr. Zhengjun Tao	Chairman and Chief Executive Officer	Advances for operational purpose including drivers wages, operating expenses and other expenses	$1,333,816	$676,813
Ms. Shasha Chen	Spouse of Mr. Zhengjun Tao	Advances for operational purpose including drivers wages, highway bridge expenses, fuel expenses, professional fees, operating expenses and other expenses	321,328	654,047
Ms. Laidi Wei	Immediate family member of Mr. Zhengjun Tao	Advances for operational purpose including operating expenses	41,188	43,284
Mr. Chun Gao	Senior Employee	Advances for operational purpose including drivers wages, subcontractor fees and operating expenses	-	358,240
Ms. Xing Wang	Director	Advances for deferred offering costs	361,473	-
Total			$2,057,805	$1,732,384

Related party transactions

RP Name	Relationship	Nature	June 30, 2022	June 30, 2021
			(Unaudited)	(Unaudited)
Ms. Shasha Chen	Spouse of Mr. Zhengjun Tao	Disposal of revenue equipment offset	$-	$1,391
Mr. Lihai Zhang	Senior Employee	Disposal of revenue equipment offset	-	17,980
Total			$-	$19,371

Collateral and Guarantee

The collateral and guarantee made by related parties to the Company as of June 30, 2022 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of June 30, 2022
				(Unaudited)
Mr. Chun Gao as a co-borrower for bank borrowings	China Construction Bank	From May, 2022 to May, 2023	$59,718	$14,930
Guarantee by Henan SME Investment Guarantee Co., Ltd, counter-warranties by Ms. Shasha Chen, pledge by accounts receivable by company for non-financial institutions borrowings	Shuanghui Commercial Factoring Co., Ltd.	From February, 2022 to February, 2023	44,792	44,792
Guarantee by Mr. Lihai Zhang, Ms. Hongyan Zhang and Ms. Chengzhi, Zhao pledges of accounts receivable and mortgages of real estate for bank borrowings	Bank of China	From March, 2022 to March, 2023	1,045,072	1,045,072
Total			$1,149,582	$1,104,794

The collateral and guarantee made by related parties to the Company as of December 31, 2021 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2021
Mr. Chun Gao as a co-borrower for bank borrowings	China Construction Bank Co., Ltd.	From June, 2021 to June, 2022	$282,460	$-
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by company for non-financial institutions borrowings	Hainan Donghong Investment Management Co., Ltd.	From March, 2019 to March,2020	219,691	25,107
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen for non-financial institutions borrowings	Qianhai Emperor City (Shenzhen) Commercial Factoring Co., Ltd	From October, 2020 to February, 2021	101,999	26,159
Guarantee by Zhejiang Zhoushan Yamei Container Company, Mr. Zhengjun Tao and Ms. Shasha Chen provided for bank borrowings	Agricultural Bank of China	From March, 2020 to March, 2023	423,689	-
Guarantee by Mr. Lihai Zhang, Ms. Hongyan Zhang and Mr. Chengzhi Zhao, pledge by accounts receivable for bank borrowings	Bank of China	From March,2021 to March, 2022	1,098,453	1,098,453
Total			$2,126,292	$1,149,719

Note 11 – Employee benefits government plan

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the Company to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate based on the basic monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution.

Note 12 – Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

Haoxin BVI is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Haoxin HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Haoxin HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

The Ministry of Finance (“MOF”) and State Administration of Taxation (“SAT”) on April 2, 2021 jointly issued Announcement of State Administration of Taxation and Ministry of Finance 2021 No. 12, and in furtherance the above Announcement, the SAT issued the Announcement of State Administration of Taxation on Matters Relating to Implementation of Income Tax Incentives for Supporting Development of Small Meagre-profit Enterprises and Individually-owned Businesses (Announcement 2021 No. 8). These documents clarified that from January 1, 2021 to December 31, 2022, on the basis of the preferential policies stipulated in Article 2 of the Circular of the State Administration of Taxation and the Ministry of Finance on the Implementation of inclusive Tax Reduction and Exemption Policies for Small and Micro Enterprises (Finance and Taxation No. 13 2019), the enterprise income tax will be halved for the part of annual taxable income of small and micro enterprises that does not exceed RMB 1,000,000. So eligible small enterprises’ first RMB 1,000,000 of annual taxable income is eligible for 87.5% reduction on a rate of 20% (i.e., effective rate is 2.5%) and the income between RMB 1,000,000 and RMB 3,000,000 is eligible for 50% reduction on a rate of 20% (i.e. effective rate is 10%). For the six months ended June 30, 2022, Zhejiang Haoxin, Shenzhen Haiyue and Shenzhen Longanda was eligible to employ this policy.

Significant components of the income tax expense consisted of the following for the six months ended June 30,

	2022	2021
	(Unaudited)	(Unaudited)
Current income tax expense	$522,348	$389,564
Deferred income tax benefit	(64,508)	(13,026)
Total	$457,840	$376,538

The tax effects of temporary difference that give rise to the deferred tax assets as of June 30, 2022 and December 31, 2021 are $82,722 and $21,338, respectively. Deferred tax assets consist of as follow

	As of June 30, 2022	As of December 31, 2021
	(Unaudited)
Deferred tax assets:
Allowance for doubtful accounts	$82,722	$13,741
Contingent liabilities	-	7,597

Less valuation allowance	-	-
Total deferred tax assets	$82,722	$21,338

The Company evaluated the recoverable amounts of deferred tax assets and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets. The Company’s NOL was mainly from Haoxin Cayman’s cumulative net operating loss (“NOL”) of approximately $210,000 as of June 30, 2022. Because Haoxin Cayman does not pay income tax, net operating loss cannot be carried forward.

Reconciliation of effective income tax rate is as follows of June 30, 2022 and 2021:

	June 30, 2022	June 30, 2021
	(Unaudited)	(Unaudited)
PRC statutory tax rate	25.0%	25.0%
Effect of tax rate differential	-1.7%	-6.6%
Valuation allowance deferred tax	-%	-%
Non-deductible items*	1.5%	0.7%
Effective tax rate	24.8%	19.2%

*	Non-deductible items mainly arise from expenses not deductible for tax purposes primarily including professional fees in relation to capital market planning, amortization expenses of buildings and improvements.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of June 30, 2022, the Company was obliged to pay the income tax of $1,686,011 and the late fees of approximately $83,065 as the Company failed to pay the income tax for the year ended December 31, 2021 and 2020 by May 31, 2022, the deadline for making such tax payment. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from June 30, 2022.

Value added tax

For revenues that are earned by provision of trucking services and received in the PRC are subject to a Chinese VAT at the rate of 9% starting in April 2019, at the rate of 10% starting in May 2018 to March 2019, at the rate of 11% in April 2018 and prior of the gross proceed or at a rate approved by the Chinese local government. For revenues earned by provision of international transportation services and received in the PRC are subject to a Chinese VAT at the rate of 0% starting in May 2016.

Taxes payable consisted of the following:

	June 30, 2022	December 31, 2021
	(Unaudited)
VAT taxes payable	$721,856	$1,096,485
Income taxes payable	2,382,360	2,097,838
Other taxes payable	16,008	26,500
Total	$3,120,224	$3,220,823

Note 13 – Shareholders’ equity

Ordinary shares

Haoxin Cayman was established under the laws of Cayman Islands on April 24, 2022. The authorized number of ordinary shares was 500,000,000 shares with a par value of $0.0001 per ordinary share.

With the effect of resolutions passed by board of directors on April 26, 2022, 556 Class A ordinary shares were issued with a par value of $0.0001 and 444 Class B ordinary shares were issued with a par value of $0.0001. As of the date hereof, the authorized number of ordinary shares is 500,000,000 shares with a par value of $0.0001 and the total issued number of ordinary shares is 1,000.

The Company has retroactively restated all shares and per share data for all the periods presented pursuant to ASC 260. According to the above transactions, the Company has retroactively adjusted the shares and per share data for all periods presented.

Statutory reserves

In accordance with the relevant PRC laws and regulations, the Group’s subsidiaries in the PRC are required to provide for certain statutory reserves, which are appropriated from net profit as reported in accordance with PRC accounting standards. The Group’s subsidiaries in the PRC are required to allocate at least 10% of their after-tax profits to the statutory reserve until such reserve has reached 50% of their respective registered capital. Appropriations to other types of reserves in accordance with relevant PRC laws and regulations are to be made at the discretion of the shareholders of each of the Group’s subsidiaries in the PRC. The statutory reserves are restricted from being distributed as dividends under PRC laws and regulations. The statutory reserves recorded by the Group’s subsidiaries in the PRC were $616,761 and $475,809 as of June 30, 2022 and December 31, 2021, respectively.

Restricted assets

As a result of these PRC laws and regulations and the requirement that distributions by the Group’s subsidiaries in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s subsidiaries in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and the statutory reserves of the Group’s subsidiaries in the PRC. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Group’s subsidiaries in the PRC not available for distribution, was $3,574,061 and $3,433,109 as of June 30, 2022 and December 31, 2021, respectively.

Note 14 – Commitments and Contingencies

Lease Commitments

The Company entered into several lease for office space and warehouses located in Ningbo and Shenzhen with terms ended June 30, 2023. The Company’s minimum lease payment commitments under these operating leases as of June 30, 2022 are set forth in the “Note 9 - Leases” section.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and unasserted claims.

Ningbo Haoxin has been involved in an insurance claim dispute relating to damages of cargo transported by Ningbo Haoxin. According to the Civil Judgement issued by the Kunming Guandu District People’s Court on March 8, 2021, Ningbo Haoxin was ordered to pay the insurance indemnity of RMB 193,660 (approximately $30,389). Ningbo Haoxin submitted for second instance requesting to revoke the judgement of the first instance. According to the Civil Judgement issued by Kunming Intermediate People’s Court on October 29, 2021, the court ruled that Ningbo Haoxin should pay damages in the amount of RMB 193,660 (approximately $30,389) to plaintiff and rejected Ningbo Haoxin’s other claims. On March 21, 2022, Ningbo Haoxin paid a total amount of RMB 209,264 (approximately $32,838) and the case has been concluded.

Note 15 – Subsequent events

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to December 5, 2022, the date that the financial statements were available to be issued. Other than as described below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

In July 2022, the Company entered into a 12 months bank loan agreement with Linshang Bank. The Company received a fund of RMB 200,000 (approximately $31,380) with an annual interest rate of 6.09% to be due in July 2023. This bank borrowing is pledged by a property owned by Mr. Zhengjun Tao.

On January 19, 2023, the Company issued 528,000 Class A ordinary shares and 4,799,556 Class B ordinary shares of a par value of $0.0001 per share to TZJ Global (BVI) Limited and 6,671,444 Class A ordinary shares of a par value of $0.0001 per share to 15 investors.

Note 16 – Condensed financial information of the parent company

The Company performed a test on the restricted net assets of unaudited interim condensed consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the periods presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have other commitments, long-term obligations, or guarantees as of June 30, 2022 and December 31, 2021.

PARENT COMPANY BALANCE SHEETS

	June 30, 2022	December 31, 2021
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$-	$-
Other receivables	-	-
Total current assets	-	-

OTHER ASSETS
Investment in subsidiaries	10,007,155	8,894,042
Deferred offering costs	133,557	-
Total assets	$10,140,712	$8,894,042

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Amount due to related parties	$343,557	$-
Total current liabilities	343,557	-

LIABILITIES	$343,557	$-

COMMITMENTS AND CONTINGENCIES	$-	$-

SHAREHOLDERS’ EQUITY

Class A ordinary shares: $0.0001 par value, 400,000,000 shares authorized, 556 shares issued and outstanding as of June 30, 2022 and December 31, 2021*	-	-
Class B ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 444 shares issued and outstanding as of June 30, 2022 and December 31, 2021*	-	-
Additional paid-in capital	2,957,300	2,957,300
Statutory reserves	616,761	475,809
Retained earnings	6,428,877	5,182,713
Accumulated other comprehensive (loss) income	(205,783)	278,220
Total shareholders’ equity	9,797,155	8,894,042

Total liabilities and shareholders’ equity	$10,140,712	$8,894,042

*	Giving retroactive effect to the nominal issuance of shares effected on April 26, 2022.

PARENT COMPANY STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	For the six months ended June 30,
	2022	2021
	(Unaudited)	(Unaudited)
EQUITY INCOME OF SUBSIDIARIES	$1,597,116	1,587,573

COSTS AND EXPENSES
General and Administrative expenses	210,000	-
Total costs and expenses	210,000	-

INCOME FROM OPERATION	1,387,116	1,587,573

INCOME BEFORE INCOME TAXES	1,387,116	1,587,573

PROVISION FOR INCOME TAXES	-	-

NET INCOME	1,387,116	1,587,573

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	(484,003)	37,403
COMPREHENSIVE INCOME	$903,113	1,624,976

PARENT COMPANY STATEMENT OF CASH FLOWS

	For the six months ended June 30,
	2022	2021
Cash flows from operating activities:	(Unaudited)	(Unaudited)
Net income	$1,387,116	$1,587,573
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries	(1,597,116)	(1,587,573)
Net cash used in operating activities	(210,000)	-

Cash flows from investing activities:	-	-
Net cash provided by investing activities:	-	-

Cash flows from financing activities:
Amounts advanced from related parties	210,000	-
Net cash provided by financing activities	210,000	-

Effect of exchange rate change on cash	-	-

Net increase in cash	-	-

Cash at beginning of the period	-	-

Cash at end of the period	$-	$-

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Haoxin Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Haoxin Holdings Limited and subsidiaries (collectively, the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Friedman LLP

We have served as the Company’s auditor from 2021 through 2022.

New York, New York

September 9, 2022

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2021	As of December 31, 2020
	USD	USD
ASSETS
CURRENT ASSETS
Cash	$776,892	$209,265
Restricted cash	3,836	3,748
Accounts receivable, net	14,065,688	6,289,190
Prepayments	1,599,822	665,678
Other receivables	48,447	310,501
Amount due from related parties	971,980	1,288,575
Total Current Assets	17,466,665	8,766,957

PROPERTY AND EQUIPMENT, NET	2,513,404	3,479,662

OTHER ASSETS
Deferred tax assets	21,338	100
Deposits	392,006	383,626
Total other assets	413,344	383,726
Total assets	$20,393,413	$12,630,345

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term bank borrowings	$1,255,085	$1,151,660
Accounts payable	2,725,306	2,111,135
Other payables and accrued liabilities	1,119,630	766,358
Amount due to related parties	1,732,384	1,699,815
Tax payable	3,220,823	723,495
Current maturities of long-term bank borrowings	153,183	63,668
Current portion of capital lease and financing obligations	359,760	983,325
Current maturities of loans from other financial institutions	689,006	1,011,463
Total current liabilities	11,255,177	8,510,919

OTHER LIABILITIES
Long-term bank borrowings	101,124	-
Long-term portion of capital lease and financing obligations	-	351,506
Long-term loans from other financial institutions	143,070	287,971
Total other liabilities	244,194	639,477
Total liabilities	11,499,371	9,150,396

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Class A ordinary shares: $0.0001 par value, 400,000,000 shares authorized, 556 shares issued and outstanding as of December 31, 2021 and 2020	-	-
Class B ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 444 shares issued and outstanding as of December 31, 2021 and 2020	-	-
Additional paid-in capital	2,957,300	2,957,300
Statutory reserves	475,809	77,480
Retained earnings	5,182,713	311,594
Accumulated other comprehensive income	278,220	133,575
Total shareholders’ equity	8,894,042	3,479,949
Total liabilities and shareholders’ equity	$20,393,413	$12,630,345

*	Giving retroactive effect to the nominal issuance of shares effected on April 26, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2021	2020
	USD	USD
REVENUES	$29,925,498	$13,950,545

COSTS AND EXPENSES
Transportation costs	22,100,784	11,135,437
General and administrative expenses	506,867	425,855
Sales and marketing expenses	173,002	203,853
Total costs and expenses	22,780,653	11,765,145

INCOME FROM OPERATIONS	7,144,845	2,185,400

OTHER (EXPENSES) INCOME
Interest expense	(254,329)	(361,974)
Other expenses	(115,003)	(72,939)
Other income	227,502	157,248
Total other expenses, net	(141,830)	(277,665)

INCOME BEFORE INCOME TAXES	7,003,015	1,907,735

PROVISION FOR INCOME TAXES	1,733,567	352,847

NET INCOME	5,269,448	1,554,888

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	144,645	209,569
COMPREHENSIVE INCOME	$5,414,093	$1,764,457

Weighted average shares used in computation:
Basic and diluted*	1,000	1,000

EARNINGS PER SHARE – BASIC AND DILUTED*	$5,269	$1,555

*	Giving retroactive effect to the nominal issuance of shares effected on April 26, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

								Accumulated
								Other
	Ordinary Shares					Retained Earnings		Comprehensive
	Class A		Class B		Additional	Statutory		Income
	Shares *	Amount	Shares	Amount	Paid-in	Reserve	Unrestricted	(Loss)	Total
		USD		USD	USD	USD	USD	USD	USD
BALANCE, December 31, 2019	556	$-	444	$-	$2,957,300	$-	$(1,165,814)	$(75,994)	$1,715,492

Net income for the year	-	-	-	-	-	-	1,554,888	-	1,554,888
Foreign currency translation adjustment	-	-	-	-	-	-	-	209,569	209,569
Appropriation to statutory reserves	-	-	-	-	-	77,480	(77,480)	-	-
BALANCE, December 31, 2020	556	$-	444	$-	$2,957,300	$77,480	$311,594	$133,575	$3,479,949

Net income for the year	-	-	-	-	-	-	5,269,448	-	5,269,448
Foreign currency translation adjustment	-	-	-	-	-	-	-	144,645	144,645
Appropriation to statutory reserves	-	-	-	-	-	398,329	(398,329)	-	-
BALANCE, December 31, 2021	556	$-	444	$-	$2,957,300	$475,809	$5,182,713	$278,220	$8,894,042

*	Giving retroactive effect to the nominal issuance of shares effected on April 26, 2022.

The accompanying notes are an integral part of these consolidated financial statements.

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2021	2020
	USD	USD
Cash flows from operating activities:
Net income	$5,269,448	$1,554,888
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on disposals of equipment	(218,955)	(286,903)
Provision for doubtful accounts	61,514	791
Amortization of deferred financing fees	67,150	35,800
Depreciation for property and equipment	1,281,742	1,338,564
Deferred income tax benefit	(20,978)	(95)
Changes in operating assets and liabilities
Accounts receivable	(7,597,939)	(1,070,979)
Prepayments	(907,389)	61,203
Other receivables	266,086	176,893
Deposits	620	91,456
Accounts payable	557,757	(87,618)
Other payables and accrued liabilities	329,568	(7,352)
Tax payables	2,450,302	655,522
Net cash provided by operating activities	1,538,926	2,462,170

Cash flows from investing activities:
Purchases of equipment	(287,633)	(652,080)
Proceeds from disposal of equipment	78	347,179
Net cash used in by investing activities	(287,555)	(304,901)

Cash flows from financing activities:
Proceeds from short-term bank borrowings	1,895,030	1,679,535
Repayment of short-term bank borrowings	(1,753,790)	(898,214)
Proceeds from long-term bank borrowings	275,900	-
Repayment of long-term bank borrowings	(50,970)	(199,016)
Loans from other financial institution	840,875	278,740
Repayments of loans from other financial institutions	(1,332,739)	(1,483,814)
Repayments of obligations under capital leases	(1,165,221)	(201,217)
Amounts advanced from related parties	762,327	7,165
Repayments to related parties	(166,883)	(1,620,107)
Net cash used in financing activities	(695,471)	(2,436,928)

Effect of exchange rate change on cash	11,815	15,795

Net increase (decrease) in cash and restricted cash	567,715	(263,864)

Cash and restricted cash at beginning of the year	213,013	476,877

Cash and restricted cash at end of the year	$780,728	$213,013

Supplemental disclosure of cash flow information:
Interest paid	$254,361	$362,034
Income tax paid	$90,217	$8,822
Supplemental non-cash investing and financing information:
Disposal of revenue equipment offset by amount due to related parties	$260,051	$2,462

Reconciliation to amounts on consolidated balance sheets:
Cash	$776,892	$209,265
Restricted cash	3,836	3,748
Total	$780,728	$213,013

The accompanying notes are an integral part of these consolidated financial statements.

HAOXIN HOLDINGS LIMITED AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(In U.S. Dollars, unless stated otherwise)

Note 1 – Nature of business and organization

Haoxin Holdings Limited and its consolidated subsidiaries (collectively referred to as the “Group” or the “Company”) primarily provide trucking and delivery services using its own truckload fleet and subcontractors to meet its customers’ diverse transportation needs across different provinces or within Guangdong in the People’s Republic of China (the “PRC” or “China”).

Haoxin Holdings Limited (“Haoxin Cayman”) is a holding company incorporated in the Cayman Islands on April 26, 2022 under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of Haoxin (BVI) Limited (“Haoxin BVI”) established under the laws of the British Virgin Islands on May 13, 2022. Haoxin BVI is also a holding company holding all of the outstanding equity of Haoxin HongKong Limited (“Haoxin HK”) which was incorporated in Hong Kong on May 27, 2022.

Reorganization

A reorganization of the Company’s legal structure was completed on August 4, 2022. The reorganization involved the incorporation of Haoxin Cayman, and its wholly-owned subsidiaries, Haoxin BVI, and Haoxin HK; and the transfer of all equity ownership of Ningbo Haoxin International Logistics Co., Ltd. (“Ningbo Haoxin”) to Haoxin HK from the former shareholders of Ningbo Haoxin.

On August 4, 2022, the former shareholders transferred their 100% ownership interest in Ningbo Haoxin to Haoxin HK, which is 100% owned by Haoxin Cayman through Haoxin BVI. After the reorganization, Haoxin Cayman owns 100% equity interests of Haoxin BVI, Haoxin HK and Ningbo Haoxin. The controlling shareholder of Haoxin Cayman is same as of Ningbo Haoxin prior to the reorganization.

Ningbo Haoxin was incorporated on March 18, 2013 in Ningbo, Zhejiang under the laws of the PRC. Zhejiang Haoxin Logistics Co., Ltd. (“Zhejiang Haoxin”), a company providing temperature-controlled truckload service, was incorporated on September 25, 2018 in Ningbo, Zhejiang under the laws of the PRC. Prior to the reorganization, Ningbo Haoxin and Zhejiang Haoxin were under common control. On January 18, 2022, for the purpose of reorganization so that the business of the Company could be rearranged to be under a common holding company, the entire equity interest of Zhejiang Haoxin was transferred to Ningbo Haoxin.

Shenzhen Haiyue Freight Co., Ltd. (“Haiyue”), a company providing urban delivery services, was incorporated on July 10, 2003 in Shenzhen, Guangdong under the laws of the PRC. Shenzhen Longanda Freight Co., Ltd. (“Longanda”), a Haiyue wholly-owned subsidiary providing urban delivery services, was incorporated on October 21, 2004. Prior to the reorganization, Ningbo Haoxin, Haiyue and Longanda were under common control. On April 14, 2022, for the purpose of reorganization so that the business of the Company could be rearranged to be under a common holding company, the entire equity interest of Haiyue was transferred to Ningbo Haoxin.

These transactions were between entities under common control, and therefore accounted for in a manner similar to the pooling of interest method. Under the pooling-of-interests method, combination between two businesses under common control is accounted for at carrying amounts with retrospective adjustment of prior period financial statements, and the equity accounts of the combining entities are combined and the difference between the consideration paid and the net assets acquired is reflected as an equity transaction (i.e., distribution to parent company). As opposed to the purchase method of accounting, no intangible assets are recognized in the transaction, and no goodwill is recognized as a result of the combination.

Since the Company and its subsidiaries are effectively controlled by the same controlling shareholder before and after the reorganization, they are considered under common control. The above-mentioned transactions were accounted for as a recapitalization. The consolidation of the Company and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the aforementioned transactions had become effective as of the beginning of the first period presented in the consolidated financial statements.

Note 2 – Summary of significant accounting policies

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances between the Company and its subsidiaries are eliminated upon consolidation.

Subsidiaries are those entities in which the Company, directly or indirectly, controls more than one half of the voting power; or has the power to govern the financial and operating policies, to appoint or remove the majority of the members of the board of directors, or to cast a majority of votes at the meeting of directors.

The accompanying consolidated financial statements reflect the activities of the Company and each of the following entities:

Name	Background	Ownership
Haoxin (BVI) Limited (“Haoxin BVI”)	● A British Virgin Islands company ● Incorporated on May 13, 2022 ● A holding company	100% owned by Company
Haoxin HongKong Limited (“Haoxin HK”)	● A Hong Kong company ● Incorporated on May 27, 2022 ● A holding company	100% owned by Haoxin BVI
Ningbo Haoxin International Logistics Co., Ltd. (“Ningbo Haoxin”)	● A PRC limited liability company ● Incorporated on March 18, 2013 ● Providing Temperature-Controlled Truckload Service	100% owned by Haoxin HK
Zhejiang Haoxin Logistics Co., Ltd. (“Zhejiang Haoxin”)	● A PRC limited liability company ● Incorporated on September 25, 2018 ● Providing Temperature-Controlled Truckload Service	100% owned by Haoxin
Shenzhen Haiyue Freight Co., Ltd. (“Haiyue”)	● A PRC limited liability company ● Incorporated on July 10, 2003 ● Providing Urban Delivery Services	100% owned by Haoxin
Shenzhen Longanda Freight Co., Ltd. (“Longanda”)	● A PRC limited liability company ● Incorporated on October 21, 2004 ● Providing Urban Delivery Services	100% owned by Haiyue

Use of estimates and assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives of property and equipment, impairment of long-lived assets, allowance for doubtful accounts, provision for contingent liabilities, revenue recognition, deferred taxes and uncertain tax position. Actual results could differ from these estimates.

Foreign currency translation and transaction

The functional currencies of the Company are the local currency of the country in which the subsidiaries operate. The reporting currency of the Company is the United States Dollars (“U.S. dollar”). The results of operations and the consolidated statements of cash flows denominated in foreign currencies are translated at the average rates of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currencies is translated at the historical rates of exchange at the time of capital contributions. Because cash flows are translated based on the average translation rates, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in consolidated statements of changes in shareholders’ equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency in the consolidated statement of income and comprehensive income.

The functional currency of Haoxin Cayman, Haoxin BVI and Haoxin HK is U.S. dollar. The Company’s subsidiaries with operations in PRC uses the local currency, Renminbi (“RMB”), as their functional currencies. An entity’s functional currency is the currency of the primary economic environment in which it operates, normally that is the currency of the environment in which the entity primarily generates and expends cash. Management’s judgment is essential to determine the functional currency by assessing various indicators, such as cash flows, sales price and market, expenses, financing and inter-company transactions and arrangements.

For the purpose of presenting these financial statements of subsidiaries using RMB as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 6.3726 and 6.5250 as of December 31, 2021 and 2020, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 6.4508 and 6.9042 for the years ended December 31, 2021 and 2020, respectively.

For the purpose of presenting these financial statements of the subsidiary using HKD as functional currency, the Company’s assets and liabilities are expressed in U.S. dollar at the exchange rate on the balance sheet date, which is 7.7996 and 7.7534 as of December 31, 2021 and 2020, respectively; shareholders’ equity accounts are translated at historical rates, and income and expense items are translated at the average exchange rate during the period, which is 7.7727 and 7.7559 for the years ended December 31, 2021 and 2020, respectively.

Cash

Cash comprises of cash at banks and on hand. As of December 31, 2021 and 2020, the Company did not have any cash equivalents. Cash were held in accounts at financial institutions located in the PRC‚ which is not freely convertible into foreign currencies. In addition, these balances are not covered by insurance. While management believes that these financial institutions are of high credit quality, it also continually monitors their creditworthiness. The Company and its subsidiaries have not experienced any losses in such accounts and do not believe the cash is exposed to any significant risk.

Restricted cash

Cash balances that have restrictions as to withdrawal or usage are considered restricted cash. Restricted cash that will be released to cash within the next 12 months is classified as current asset, while the balance restricted for use longer than one year is classified as non-current asset on the consolidated balance sheet.

Restricted cash balances as of December 31, 2021 and 2020 were $3,836 and $3,748. Restricted cash solely refers to the cash frozen in the bank account for the using of Electronic Toll Collection system.

Accounts Receivable and allowance for doubtful accounts

Accounts receivables are stated and carried at original invoiced amount. Accounts are considered overdue after 180 days. In establishing the required allowance for doubtful accounts, management considers historical collection experience, aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers. Management reviews its receivables on a regular basis to determine if the bad debt allowance is adequate and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after all means of collection have been exhausted and that the likelihood of collection is not probable.

Prepayments and Deposits

Prepayments are cash deposited or advanced to suppliers for purchasing goods or services that have not been received or provided and deposits made to the Company’s customers and landlord. This amount is refundable and bears no interest. Prepayment and deposit are classified as either current or non-current based on the terms of the respective agreements. These advances are unsecured and are reviewed periodically to determine whether their carrying value has become impaired.

Other receivables

Other receivables primarily include short-term interest-free advances made to third parties, rental receivables and the insurance premium. Management regularly reviews the aging of receivables and changes in payment trends and records allowances when management believes collection of amounts due are at risk. Accounts considered uncollectable are written off against allowances after exhaustive efforts at collection are made.

Property and equipment, net

Property and equipment are stated at cost net of accumulated depreciation and impairment. Depreciation is provided over the estimated useful lives of the assets using the straight-line method from the time the assets are placed in service, after considering the estimated residual value which is 5% of costs. Estimated useful lives are as follows:

Classification	Estimated Useful Life
Buildings and improvements	10 years
Computer and office equipment	3-5 years
Revenue equipment*	4-6 years

*	Revenue equipment are trucks and trailers only used for providing trucking services.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income. Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized. The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

We sell and lease back certain of our revenue equipment for obtaining working capital. As a result of our continued involvement, for accounting purposes in accordance with ASC 606-10-55-68, these sale and leaseback transactions are considered a financing rather than a sale. Therefore, for purposes of our Consolidated Balance Sheets, as of December 31, 2021, a $359,760 was recorded to “Current portion of capital lease and financing obligations” and a $0 was recorded to “Long-term portion of capital lease and financing obligations”.

Leases

The Company accounts for all significant leases as either operating or capital. At lease inception, if the lease meets any of the following four criteria, the Company will classify it as a capital lease: (a) transfer of ownership to lessee at the end of the lease term, (b) bargain purchase option, (c) lease term is equal to 75% or more of the estimated economic life of the leased property, or (d) the present value of the minimum lease payments is 90% or more of the fair value of the leased asset. Otherwise, the lease will be treated as an operating lease.

Impairment of long-lived assets

Long-lived assets, including property and equipment are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company will reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the years ended December 31, 2021 and 2020, no impairment of long-lived assets was recognized.

Fair Value Measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels of the fair value hierarchy are as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

Financial instruments included in current assets and current liabilities are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Interest rates that are currently available to the Company for issuance of long-term debt and capital lease with similar terms and remaining maturities are used to estimate the fair value of the Company’s long-term debt. The fair value of the Company’s long-term debt approximated the carrying value on December 31, 2021 and 2020, as the weighted average interest rate on these long-term debt approximates the market rate for similar debt.

Claims accruals

With respect to cargo loss and auto liability, the Company maintains insurance coverage to protect it from certain business risks. Claims accruals represent the uninsured portion of pending claims including estimates of adverse development of known claims, plus an estimated liability for incurred but not reported claims. Upon settling claims and expenses associated with claims where it has third party coverage, the Company is generally required to initially fund payment to the claimant and seek reimbursement from the insurer.

The Company shall be responsible for any loss or damages to the goods entrusted to it or any loss or damage or personal injury happened in the course of the Company’s provision of relevant trucking services. As at the date of this report the Company maintained an adequate insurance coverage in relation to the trucking services to be delivered to its customers and third-party liability. The Company has also maintained sufficient workers’ compensation for its employees.

Revenue Recognition

The Company elected to adopt Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606), effective as of January 1, 2017. Accordingly, the consolidated financial statements for the years ended December 31, 2021 and 2020 are presented under ASC 606. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The Company elected the modified retrospective method which required a cumulative adjustment to retained earnings instead of retrospectively adjusting prior periods. The adoption of ASC 606 did not have a material impact on the Company’s consolidated financial statements.

Revenues are mainly generated from provision of trucking services. For each trip, The Company has a single performance obligation, to transport its customer’s freight from a specified origin to a specified destination, with the transit period typically being less than four days.

The management have determined that revenue recognition over the transit period provides a reasonable estimate of the provision of services to its customers as its obligation is performed over the transit period. For loads picked up during the reporting period, but delivered in a subsequent reporting period, revenue is allocated to each period based on the transit time in each period as a percentage of total transit time.

The Company subcontracts certain of its trucking services and other transportation services to external transportation companies, primarily to carry out trucking services for customers with demand of irregular delivery schedules. The Company also engages subcontractors when it is under capacity assuming its master service agreements with customers allow subcontracting. Revenue is generated from the same base of customers. The Company evaluates whether its performance obligation is a promise to transfer services to the customer (as the principal) or to arrange for services to be provided by another party (as the agent) using a control model. The Company’s evaluation determined that it is in control of establishing the transaction price, managing all aspects of the shipments process and taking the risk of loss for delivery, collection, and returns. Based on its evaluation of the control model, the Company determined that all of its major businesses act as the principal rather than the agent within their revenue arrangements and such revenues are reported on a gross basis.

The Company applies the practical expedient in Topic 606 that permits the Company to not disclose the aggregate amount of transaction price allocated to performance obligations that are unsatisfied as of the end of the period as the Company’s contracts have an expected length of one year or less. The Company also applies the practical expedient in Topic 606 that permits the recognition of incremental costs of obtaining contracts as an expense when incurred if the amortization period of such costs is one year or less. These costs are included in purchased transportation costs.

The Company’s performance obligations represent the transaction price allocated to future reporting periods for freight services started but not completed at the reporting date. This includes the unbilled amounts and accrued freight costs for freight shipments in transit. As of December 31, 2021, the Company had $287 of unbilled amounts recorded in accounts receivable and $212 of accrued freight costs recorded in accounts payable.

Disaggregated information of revenues by geographic locations are as follows:

	For the year ended December 31
	2021	2020
Huadong area	$20,381,526	$6,221,339
Huazhong area	1,122,502	324,248
Southwest area	-	25,400
Northwest area	27,826	18,670
Northeast area	-	5,210
Huanan area	8,393,644	7,355,678
Total revenues	$29,925,498	$13,950,545

Our revenue generated from temperature-controlled truckload services and urban delivery services, the disaggregated information of revenues by type of serves are as follows:

	For the year ended December 31, 2021	For the year ended December 31, 2020	Change	Change (%)
Revenue
Temperature-controlled truckload services	$22,598,116	$7,550,248	$15,047,868	199.3%
Urban delivery services	7,327,382	6,400,297	927,085	14.5%
Total revenue	$29,925,498	$13,950,545	$15,974,953	114.5%

Transportation costs

The transportation costs primarily consist of fuel expenses, highway bridge expenses, insurance expenses, drivers’ wages, maintenance and repairs expenses, subcontractor fees, depreciation expenses and other expenses.

Sales and marketing expenses

Sales and marketing expenses mainly include sales staff salaries and travel and hotel expenses. Salaries incurred for years ended December 31, 2021 and 2020 were $96,457 and $133,069, respectively. Travel and hotel expenses incurred for years ended December 31, 2021 and 2020 were $41,415 and $14,267, respectively.

Employee benefit

The full-time employees of the Company are entitled to staff welfare benefits including medical care, housing fund, pension benefits, unemployment insurance and other welfare, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expenses for the plans were $218,348 and $69,830 for the years ended December 31, 2021 and 2020, respectively.

Value added taxes

The Company is subject to value added tax (“VAT”). Revenue from provision of trucking services is generally subject to VAT at the rate of 0%, 6% and 9% starting in April 2019, at the rate of 0% and 9% starting in May 2018 to March 2019 or at the rate of 0% and 11% in April 2018 and prior. The Company is entitled to a refund for VAT already paid on goods and services purchased. The VAT balance is recorded in tax payables on the unaudited interim condensed consolidated balance sheets. Revenues are presented net of applicable VAT.

Income taxes

The Company accounts for income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized, or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Comprehensive income (loss)

Comprehensive income (loss) consists of two components, net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of a foreign currency translation adjustment resulting from the Company not using the U.S. dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income divided by the weighted average ordinary shares outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. For the years ended December 31, 2021 and 2020, there were no dilutive shares.

Statutory Reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, including legal proceedings and claims arising out of the business that relate to a wide range of matters, such as government investigations and tax matters. The Company recognizes a liability for such contingency if it determines it is probable that a loss has occurred, and a reasonable estimate of the loss can be made. The Company may consider many factors in making these assessments including historical and the specific facts and circumstances of each matter.

Segment Reporting

The Company’s chief operating decision maker (“CODM”) has been identified as its CEO, who reviews the consolidated results when making decisions about allocating resources and assessing performance of the Company as a whole and hence, the Company has only one reportable segment. The Company does not distinguish between markets or segments for the purpose of internal reporting. The Company’s long-lived assets are substantially all located in the PRC and all of the Company’s revenues are derived from the PRC.

Related Party

In general, related parties exist when there is a relationship that offers the potential for transactions at less than arm’s-length, favorable treatment, or the ability to influence the outcome of events different from that which might result in the absence of that relationship. A related party may be any of the followings: a) affiliate, a party that directly or indirectly controls, is controlled by, or is under common control with another party; b) principle owner, the owner of record or known beneficial owner of more than 10% of the voting interest of an entity; c) management, persons having responsibility for achieving objectives of the entity and requisite authority to make decision; d) immediate family of management or principal owners; e) a parent company and its subsidiaries; d) other parties that has ability to significant influence the management or operating policies of the entity.

Liquidity

Our business requires substantial amounts of cash to cover operating expenses as well as to fund capital expenditures, working capital changes, principal and interest payments on our obligations, lease payments, to support tax payments when we generate taxable income.

As of December 31, 2021, the Company had $776,892 in cash. The Company’s working capital was $6,211,488 as of December 31, 2021. The Company’s principal sources of liquidity have been proceeds from providing temperature-controlled truckload services and urban delivery service. As reflected in the consolidated financial statements, the Company had a net income of $5,269,448 and generated $1,538,926 of cash from operation activities for the year ended December 31, 2021. The Company will require a minimum of approximately $8.0 million over the next twelve months to operate at its current level, either from revenues or fundings from shareholders and banks.

If the Company is unable to realize its assets within the normal operating cycle of a twelve (12) month period, the Company may have to consider supplementing its available sources of funds through the following sources:

●	other available sources of financial institutions and banks, including unutilized line of credit; and

●	financial support from the Company’s shareholders and related parties.

Based on the above considerations, the Company’s management is of the opinion that it has sufficient funds to meet the Company’s working capital requirements and debt obligations as they become due over the next twelve (12) months.

Recent issued Accounting Pronouncements

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which supersedes the guidance in ASC Topic 840, Leases. ASU 2016-02 requires, among other changes to the lease accounting guidance, lessees to recognize most leases on-balance sheet via a right-of-use asset and lease liability, and additional qualitative and quantitative disclosures. In July 2018, ASU No. 2018-10, Codification Improvements to Topic 842, Leases, was issued to provide more detailed guidance and additional clarification for implementing ASU No. 2016-02. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements, which provides an optional transition method in addition to the existing modified retrospective transition method by allowing a cumulative effect adjustment to the opening balance of retained earnings in the period of adoption. Furthermore, in June 2020, the FASB issued ASU No. 2020-05, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842): Effective Dates for Certain Entities, which defers the effective date of ASU No. 2016-02 for certain entities. This update is effective for the Group for annual reporting periods beginning after December 15, 2021 and interim periods within annual periods beginning after December 15, 2022. Early adoption is permitted. The Group does not plan to early adopt this guidance and is evaluating the impact of the new standard. Under the Jumpstart Our Business Startups Act of 2012, as amended (“the JOBS Act”), the Company meets the definition of an emerging growth company, or EGC, and has elected the extended transition period for complying with new or revised accounting standards, which delays the adoption of these accounting standards until they would apply to private companies. Consequently, financial information will not be updated and the disclosures required under the new standard will not be provided for dates and periods before January 1, 2022. The Company is currently evaluating the impact of the adoption of ASU 2016-02 on its consolidated financial statements and related disclosures.

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), which requires entities to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. This replaces the existing incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost. This guidance is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. In November 2019, the FASB issued ASU 2019-10 which defers the effective date of ASU 2016-13 for SEC filers that are eligible to be smaller reporting companies, non-SEC filers, and all other companies to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact of the adoption of ASU 2016-13 on its consolidated financial statements and related disclosures.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the consolidated financial position, statements of operations and cash flows.

Concentrations of Risks

(a)	Foreign currency risk

A majority of the Company’s expense transactions are denominated in RMB and a significant portion of the Company and its subsidiaries’ assets and liabilities are denominated in RMB. RMB is not freely convertible into foreign currencies. In the PRC, certain foreign exchange transactions are required by law to be transacted only by authorized financial institutions at exchange rates set by the People’s Bank of China (“PBOC”). It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the U.S. dollar in the future. The change in the value of the RMB relative to the U.S. dollar may affect the Company’s financial results reported in the U.S. dollar terms without giving effect to any underlying changes in the Company’s business or results of operations. Remittances in currencies other than RMB by the Company in China must be processed through the PBOC or other China foreign exchange regulatory bodies which require certain supporting documentation in order to affect the remittance.

As a result, the Company is exposed to foreign exchange risk as revenues and results of operations may be affected by fluctuations in the exchange rate between the U.S. dollar and RMB. If the RMB depreciates against the U.S. dollar, the value of RMB revenues, earnings and assets as expressed in U.S. dollar financial statements will decline. The Company has not entered into any hedging transactions in an effort to reduce its exposure to foreign exchange risk.

(b)	Concentration of Credit risk

Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and restricted cash. As of December 31, 2021, and 2020, substantially all of the Company’s cash and restricted cash were held by major financial institutions located in the PRC, which management believes are of high credit quality.

For the credit risk related to accounts receivable, the Company performs ongoing credit evaluations of its customers. The Company establishes an allowance for doubtful accounts based upon estimates, factors surrounding the credit risk of specific customers and other information. The allowance amounts were immaterial for all periods presented.

(c)	Customer concentration risk

For the year ended December 31, 2021, no customer accounted for more than 10% of the Company’s revenue. The two customers accounted for 18.4% and 13.7% of the company’s total revenue in the year ended December 31, 2020. No other customer accounted for more than 10% of the company’s revenue for the years ended December 31, 2020.

As of December 31, 2021, there is no accounts receivable of single customer exceed 10% of the Company’s total balance of accounts receivable. As of December 31, 2020, the two customers accounted for 21.4% and 11.3% of the total accounts receivable balance. Accounts receivable from other customers did not exceed 10% of the Company as of December 31, 2020.

(d)	Vendor concentration risk

As of December 31, 2021, two subcontractor accounted for 40.2% and 10.1% of the Company’s total subcontracting costs. As of December 31, 2020, three subcontractors accounted for 25.8%, 15% and 13.6% of the Company’s total subcontracting costs. No other subcontractor accounts for more than 10% of the Company’s total subcontracting costs for the years ended December 31, 2021 and 2020, respectively.

As of December 31, 2021, no subcontractor accounts for more than 10% of the Company’s total balance of accounts payable. As of December 31, 2020, three subcontractors accounted for 21.8% of the total balance of accounts payable. No other subcontractor accounts for more than 10% of the Company’s accounts payable as of December 31, 2021 and 2020, respectively.

Note 3 – Accounts receivable, net

Accounts receivable, net consist of the following:

	December 31, 2021	December 31, 2020

Accounts receivable	$14,128,813	$6,290,027
Allowance for doubtful accounts	(63,125)	(837)
Total accounts receivable, net	$14,065,688	$6,289,190

Movements of allowance for doubtful accounts are as follows:

	December 31, 2021	December 31, 2020

Beginning balance	$837	$-
Provision	61,514	791
Exchange rate effect	774	46
Ending balance	$63,125	$837

Note 4 – Prepayments

Prepayments consist of the following:

	December 31, 2021	December 31, 2020
Prepayments
Prepayment – subcontractor costs	$976,707	$285,647
Prepayment – fuel expenses	143,703	112,055
Prepayment – insurance expenses	219,638	240,941
Prepayment – Parts and spares costs	65,898	19,908
Prepayment – professional fees	155,179	531
Prepayment – others	38,697	6,596
Total prepayments	$1,599,822	$665,678

Note 5 – Other receivables

Other receivables consist of the following:

	December 31, 2021	December 31, 2020
Other receivables
Advances for operational purpose	$13,078	$299,739
Lending – non-interest-bearing	35,307	10,728
Others	62	34
Total Other receivables	$48,447	$310,501

Note 6 – Property and equipment, net

Property and equipment, net consist of the following:

	December 31, 2021	December 31, 2020
Property and equipment
Computer and office equipment	$80,112	$74,420
Revenue equipment	8,115,167	8,094,974
Subtotal	8,195,279	8,169,394
Less: accumulated depreciation	(5,681,875)	(4,689,732)
Property and equipment, net	$2,513,404	$3,479,662

The net balance of computer and office equipment was $7,356 and $18,750 as of December 31, 2021 and 2020, respectively. The net balance of revenue equipment was $2,506,048 and $3,460,912 as of December 31, 2021 and 2020, respectively.

Revenue equipment under capital leases

The Company leased its revenue equipment from third parties with terms of approximately 24 to 36 months and account for as a capital lease. As of December 31, 2021, original cost and accumulated depreciation of the assets under capital leases recorded by the Company were $1,361,795 and $609,793, respectively. As of December 31, 2020, original cost and accumulated depreciation of the revenue equipment under capital leases recorded by the Company were $1,940,934 and $672,463, respectively. Depreciation expenses for revenue equipment under capital leases were $37,308 and $332,735 for the years ended December 31, 2021 and 2020, respectively.

Depreciation expenses for the years ended December 31, 2021 and 2020 was $1,281,742 and $1,338,564, respectively. For the years ended December 31, 2021, the Company disposed revenue equipment with cost of $456,615 with accumulated depreciation $415,442 for proceeds of $260,128 resulting in disposal gain of $218,955. For the years ended December 31, 2020, the Company disposed revenue equipment with cost of $1,212,163 with accumulated depreciation $1,161,727 for proceeds of $349,640 resulting in disposal gain of $286,903.

Disaggregated information of revenue equipment by types and arrangements as of December 31, 2021 and 2020 are as follows:

	December 31, 2021
	Number of revenue equipment owned with no obligations	Number of revenue equipment owned under capital lease	Number of revenue equipment owned and pledged for borrowings	Total	Book value of revenue equipment owned with no obligations	Book value of revenue equipment owned under capital lease	Book value of revenue equipment owned and pledged for borrowings	Total
Tractors	31	20	25	76	$428,138	$568,165	$51,225	$1,047,528
Trailers	100	-	53	153	372,967	-	499,410	872,377
Vans	52	10	-	62	402,306	183,837	-	586,143
Total	183	30	79	291	$1,203,411	$752,002	$550,635	$2,506,048

	December 31, 2020
	Number of revenue equipment owned with no obligations	Number of revenue equipment owned under capital lease	Number of revenue equipment owned and pledged for borrowings	Total	Book value of revenue equipment owned with no obligations	Book value of revenue equipment owned under capital lease	Book value of revenue equipment owned and pledged for borrowings	Total
Tractors	7	32	32	71	$144,694	$1,024,077	$81,293	$1,250,064
Trailers	98	-	62	160	897,632	-	564,816	1,462,448
Vans	62	10	-	72	504,006	244,394	-	748,400
Total	167	42	94	303	$1,546,332	$1,268,471	$646,109	$3,460,912

Note 7 – Other payables and accrued liabilities

Other payables and accrued liabilities consist of the following:

	December 31, 2021	December 31, 2020
Other payables and accrued liabilities
Borrowings – non-interest-bearing	$744,332	$309,628
Salary payables	119,072	146,912
Others	60,144	100,376
Receipt in advance	165,697	209,442
Commitments and contingencies	30,385
Total other payables and accrued liabilities	$1,119,630	$766,358

Borrowing mainly involves interest-free borrowing from third parties and employees. Others mainly involve the Company’s security reserves and the withholding of employees’ social insurance premiums.

Note 8 – Credit facilities

Short-term bank borrowings

Outstanding balances of Short-term bank borrowings as of December 31, 2021 and 2020 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2021	December 31, 2020
Ningbo Beilun Rural Commercial Bank	From March, 2020 to March, 2021	Weighted average rate of 3.05%	-	March 16, 2021	$-	$306,513
Agricultural Bank of China	From March 2020 to March, 2021	Weighted average rate of 3.05%	Guarantee by Zhejiang Zhoushan Yamei Container Transportation Co., Ltd., Mr. Zhengjun Tao and Ms. Shasha Chen	April 28, 2021	-	182,275
Ping An Bank[1]	From October, 2020 to January, 2021	Weighted average rate of 9.00%	-	January 7, 2021	-	29,885
Ping An Bank[1]	From October, 2020 to January, 2021	Weighted average rate of 9.00%	-	January 8, 2021	-	31,418
Ping An Bank[1]	From October, 2020 to January, 2021	Weighted average rate of 9.00%	-	January 11, 2021	-	29,119
Ping An Bank[1]	From October, 2020 to January, 2021	Weighted average rate of 9.00%	-	January 11, 2021	-	15,326
Ping An Bank[1]	From December, 2020 to March, 2021	Weighted average rate of 6.50%		March 22, 2021	-	30,651
Shenzhen Qianhai Weizhong Bank Co., Ltd.[2]	From July, 2020 to July, 2021	Weighted average rate of 9.45%	Guarantee by Mr. Lihai Zhang	June 15, 2021	-	90,421
China Construction Bank[3]	From October, 2020 to October, 2021	Weighted average rate of 3.85%	-	October 12, 2021	-	428,389
China Construction Bank[4]	From December, 2020 to April, 2021	Weighted average rate of 4.10%	-	January 4, 2021	-	7,663
Bank of China[5]	From March, 2021 to March, 2022	Weighted average rate of 3.85%	Guarantee by Mr. Lihai Zhang, Ms. Hongyan Zhang and Mr. Chengzhi Zhao, pledges of accounts receivable and mortgages of real estate	March 8, 2022	1,098,453	-
Ping An Bank[1]	From July, 2021 to July, 2022	Weighted average rate of 6.50%	-	July 15, 2022	37,109	-
Ping An Bank[1]	From July, 2021 to July, 2022	Weighted average rate of 6.50%	-	July 27, 2022	18,554	-
Ping An Bank[1]	From August, 2021 to August, 2022	Weighted average rate of 6.50%	-	August 9, 2022	35,740	-
Ping An Bank[1]	From September,2021 to September, 2022	Weighted average rate of 6.50%	-	-	13,050	-
Ping An Bank[1]	From October,2021 to October, 2022	Weighted average rate of 6.50%	-	-	9,992	-
Ping An Bank[1]	From September, 2021 to September, 2022	Weighted average rate of 6.50%	-	-	11,101	-
Ping An Bank[1]	From November, 2021 to September, 2022	Weighted average rate of 6.50%	-	-	14,019	-
Ping An Bank[1]	From December, 2021 to September, 2022	Weighted average rate of 6.50%	-	-	17,220	-
Total					$1,255,085	$1,151,660

1.	In September 2019, The Company entered into a 36 month of credit agreement with Ping An Bank pursuant to which we may borrow up to $143,641 (RMB 1,000,000). The line of credit agreement entitles us to enter into separate loan applications under such line of credit. As of December 31, 2021 and 2020, the unutilized line of credit was $95 (RMB 605) and $16,858 (RMB 110,000), respectively.

2.	In July 2020, we rolled over into a one-year term line of credit agreement with Shenzhen Qianhai Weizhong Bank Co., Ltd. pursuant to which we may borrow up to $91,954 (RMB 600,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $90,421 (RMB 590,000) in July 2020. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2020, the unutilized line of credit was $1,533 (RMB 10,000).

3.	In September 2020, we rolled over into a one-year term line of credit agreement with China Construction Bank pursuant to which we may borrow up to $428,389 (RMB 2,792,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $428,389 (RMB 2,792,000) in September 2020. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2020 the unutilized line of credit was $0 (RMB 0).

4.	In April 2020, we rolled over into a one-year term line of credit agreement with China Construction Bank pursuant to which we may borrow up to $275,862 (RMB 1,800,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $7,663 (RMB 50,000) in December 2020. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2020, the unutilized line of credit was $268,199 (RMB 1,750,000).

5.	In March 2021, we rolled over into a one-year term line of credit agreement with Bank of China pursuant to which we may borrow up to $1,098,453 (RMB 7,000,000). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized $1,098,453 (RMB 7,000,000) in March 2021. For each withdraw from the line of credit, a separate loan was entered into with a one-year term from the credit line withdraw date and we recorded these loans as short-term bank borrowings in our consolidated financial statements. As of December 31, 2021, the unutilized line of credit was $0 (RMB 0).

Interest expense incurred from short-term bank borrowings were $78,798 and $40,545 for the years ended December 31, 2021 and 2020, respectively.

Long-term bank borrowings

Outstanding balances of long-term bank borrowings as of December 31, 2021 consisted of the following:

Bank name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2021	December 31, 2020
Ningbo Yinzhou Rural Commercial Bank	From February, 2019 to February, 2021	Weighted average rate of 7.80%	Guarantee by Ningbo Yanyong Automobile Trading Co., Ltd.	February 25, 2020	$-	$1,482
Ningbo Yinzhou Rural Commercial Bank	From April, 2019 to April, 2021	Weighted average rate of 7.20%	-	April 15, 2020	-	62,186
Shenzhen Qianhai Weizhong Bank Co., Ltd.	From July, 2021 to July, 2023	Weighted average rate of 9.00%	-	-	168,000	-
Shenzhen Qianhai Weizhong Bank Co., Ltd.	From October, 2021 to October, 2023	Weighted average rate of 11.34%	-	-	86,307	-
Less: current maturities					(153,183)	(63,668)
Non-current maturities					$101,124	$-

The maturities schedule of long-term bank borrowings is as follow:

	As of December 31, 2021	As of December 31, 2020
Payments due by period
Less than 1 year	$153,183	$63,668
1-2 years	101,124	-
Total	$254,307	$63,668

In Jun 2021, we entered into a two-year term line of credit agreement with Shenzhen Qianhai Weizhong Bank Co., Ltd. pursuant to which we may borrow up to RMB 1,800,000 (approximately $282,459). The line of credit agreement entitles us to enter into separate loan contracts under such line of credit. We utilized RMB 1,183,540 (approximately $185,723) in July 2021 and RMB 600,000 (approximately $94,153). For such withdraw from the line of credit, a separate loan was entered into with a two-year term from the line of credit withdraw date and we recorded this loan as long-term bank borrowings in our consolidated financial statements. As of December 31, 2021, the unutilized line of credit was $2,582. As of date of this prospectus, a total of $102,673 have been repaid.

Interest expense incurred from long-term bank borrowings were $4,712 and $12,720 for the years ended December 31, 2021 and 2020, respectively.

Loans from other financial institutions

The Company sold some revenue equipment to other financial institutions and lease back from them who also provide the Company an option to repurchase the equipment. Because of the options to repurchase back the equipment, in accordance with ASC 606-10-55-68, these transactions are considered as a financing rather than a sales. Loans from other financial institutions also include loans pledged by the Company’s accounts receivables and owned vehicles. Accordingly, a total of $689,006 was recorded to “Current maturities of loans from other financial institutions” and $143,070 was recorded to “Long-term loans from other financial institutions” of the Consolidated Balance Sheets as of December 31, 2021. The total cash received from these transactions were $840,875 and $278,740 for the year ended December 31, 2021 and 2020. Interest expense incurred long-term loans from other financial institutions were $72,280 and $180,751 for the years ended December 31, 2021 and 2020, respectively.

	As of December 31, 2021	As of December 31, 2020
Payments due by period
Less than 1 year	$689,006	$1,011,463
1-2 years	143,070	208,906
2-3 years	-	79,065
Total	$832,076	$1,299,434

The outstanding balances and maturities schedule of loans from other financial institutions is as follow:

Outstanding balances of loans from other financial institutions as of December 31, 2021 and 2020 consisted of the following:

Non-financial institutions name	Term	Interest rate	Collateral/ Guarantee	Date of paid off	December 31, 2021	December 31, 2020
Shenzhen Qianhai Rongda Commercial Factoring Co., Ltd.	From October, 2020 to January, 2021	Weighted average rate of 14.4%	Guarantee by Ms. Shasha Chen, pledge by accounts receivable by the Company	January 14, 2021	$-	$22,989
Shenzhen Qianhai Rongda Commercial Factoring Co., Ltd.	From December, 2020 to March, 2021	Weighted average rate of 14.40%	Guarantee by Ms. Shasha Chen, pledge by accounts receivable by the Company	March 15, 2021	-	30,651
Shanghai Yinghong Industrial Co., Ltd.	From March, 2019 to March, 2020	Weighted average rate of 20.40%	Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by the Company for non-financial institutions borrowings	February 26, 2021	-	165,517
Hainan Donghong Investment Management Co., Ltd.	From March, 2019 to March, 2020	Weighted average rate of 20.40%	Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by the Company	February 28, 2022	25,107	214,559
Shanghai Yongsheng Financial Leasing Co., Ltd.	From October, 2021 to October, 2022	Weighted average rate of 18.00%	-	July 25, 2022	-	91,954
Shanghai Yongsheng Financial Leasing Co., Ltd.	From October, 2021 to October, 2022	Weighted average rate of 18.00%	-	July 25, 2022	94,153	-
Qianhai Dicheng (Shenzhen) Commercial Factoring Co., Ltd.	From October, 2020 to February, 2021	-	-	February 28, 2022	26,159	79,188
Zhongli International Leasing Co., Ltd.	From November, 2019 to December, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	August 3, 2022	179,936	282,856
Donghai Financial Leasing Co., Ltd.	From September, 2019 to September, 2021	Weighted average rate of 10.61%	pledge by vehicle owned by the Company	September 15, 2021	-	96,937
Shanghai Yongsheng Financial Leasing Co., Ltd.	From December, 2019 to November, 2021	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	December 27, 2021	-	98,380
Shanghai Yongsheng Financial Leasing Co., Ltd.	From December, 2020 to December, 2022	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	16,844	38,352
Shanghai Yongsheng Financial Leasing Co., Ltd.	From January, 2021 to January, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	54,800	-
Shanghai Yongsheng Financial Leasing Co., Ltd.	From February, 2021 to February, 2023	Weighted average rate of 7.00%	pledge by vehicle owned by the Company	-	339,869	-
Xinyuan Financial Leasing (Zhejiang) Co., Ltd.	From May, 2019 to October, 2022	Weighted average rate of 9.8%	pledge by vehicle owned by the Company	June 16, 2022	95,208	178,051
Total					$832,076	$299,434

Note 9 – Leases

The Company leases certain of its revenue equipment under capital lease agreements. The terms of the capital leases expire at various dates through 2022. The Company has option to purchase the revenue equipment for a nominal amount at the end of the lease term.

The Company has capital lease commitments for revenue equipment summarized for the following fiscal years:

	Minimum lease payments	Present value of minimum lease payments
12 months ending December 31,
2022	$360,214	$359,760
Total	360,214	359,760
Less: amount representing interest	(454)	-
Present value of minimum lease payments	$359,760	359,760
Less: current maturities		(359,760)
Capital lease obligations, long-term		$-

The lease term of the Company’s capital lease obligations ranged from three years. Interest rates underlying the capital lease obligations ranged from 6.90% to 7.92% per annum for the years ended December 31, 2021 and 2020, respectively.

The Company’s pledged revenue equipment under capital lease are as follow:

Name of institution	Maturities	Interest rate	Carrying amount of pledged revenue equipment as of December 31, 2021	Carrying amount of pledged revenue equipment as of December 31, 2020
FAW Leasing Co., Ltd.	From April 20, 2019 to March 20, 2022	7.92%	$568,165	$1,024,077
Dongfeng Motor Finance Co., Ltd.	From November 25, 2020 to November 10, 2022	6.90%	31,817	41,014
Dongfeng Motor Finance Co., Ltd.	From June 1, 2020 to June 10, 2022	6.90%	113,770	153,406
Dongfeng Motor Finance Co., Ltd.	From September 4, 2020 to September 10, 2022	6.90%	38,250	49,974
Total			$752,002	$1,268,471

The Company’s capital lease obligations are secured by the lessor’s title to the leased assets. As of December 31, 2021, certain of the Company’s obligation under finance lease was secured by Ningbo Lugangtong Automobile Sales Service Co., Ltd.

The Company entered into several lease for office space and warehouses located in Ningbo and Shenzhen:

Location of property	Approximate gross floor area	Monthly Rent	Term of Lease	Facility Usage
	(sq. meters)	(USD)
2-128A, Xingnong Building, Ningbo Free Trade Zone East District, Ningbo, Zhejiang Province, PRC	103.00	204	One year (May 1, 2021 to April 30, 2022)	Office
2-128B, Xingnong Building, Ningbo Free Trade Zone East District, Ningbo, Zhejiang Province, PRC	103.00	204	One year (May 1, 2021 to April 30, 2022)	Office
Room 6A06, 6 / F, International Commodity Exchange Building, No. 2051 Baoan North Road, Luohu District, Shenzhen, PRC	57.00	659	Six months (July 1, 2021 to December 31, 2021)	Office
No. 4A020/4A021, 4th Floor, Building C, No. 164 Pingxin North Road, Longgang District, Shenzhen, PRC	65.50	621	One year (February 15, 2020 to February 15, 2021)	Warehouse
Room 329-1/329-2, Fintech Building, Ningbo Free Trade Zone East District, Ningbo, Zhejiang Province, PRC	513.91	2,823	One year (January 1, 2022 to January 1, 2023)	Office
Factory 301, Building C, Sheng He Xing Industrial Park, Baoan District, Shenzhen, PRC	150.75	1,046	27 Months (June 1, 2020 to August 31, 2022)	Warehouse
Floor 3, Building C, Yidaichu Shenzhen No.3 Yard, Liyuan Road, Baoan District, Shenzhen, PRC	150.75	884	Nine months (September 1, 2019 to May 31, 2020)	Warehouse

The total future minimum lease payments under the non-cancellable operating lease with respect to the office December 31, 2022 are payable as follows:

12 months ending December 31,
2022	$37,366
Future minimum operating lease payments	$37,366

Rental expense of the Company for the years ended December 31, 2021 and 2020 were $29,986 and $19,822, respectively.

Note 10 – Related party balances and transactions

Related party balances

The amount due from related parties consists of the following:

RP Name	Relationship	Nature	December 31, 2021	December 31, 2020
Mr. Lihai Zhang	Senior Employee	Advances for operational purpose including subcontractor fees, purchases of equipment and other expenses	$805,353	$511,350
Zhejiang Zhoushan Yamei Container Transportation Co.	Mr. Zhengjun Tao holding 100% of the company’s shares	Advances for operational purpose including operating expenses and subcontractor fees	80,040	-
Shenzhen Longanda Environmental Protection Equipment Co., Ltd.	Mr. Chun Gao holds 50% of the shares of the company	Advances for operational purpose including parts and spares costs	86,587	4,932
Mr. Zhengjun Tao	Chairman and Chief Executive Officer	Advances for operational purpose including Subcontractor fees, drivers wages, purchases of equipment, operating expenses and other expenses	-	772,293
Total			$971,980	$1,288,575

The amount due to related parties consists of the following:

RP Name	Relationship	Nature	December 31, 2021	December 31, 2020
Mr. Zhengjun Tao	Chairman and Chief Executive Officer	Advances for operational purpose including drivers wages, operating expenses and other expenses	$676,813	$-
Ms. Shasha Chen	Spouse of Mr. Zhengjun Tao	Advances for operational purpose including drivers wages, highway bridge expenses, fuel expenses, professional fees, operating expenses and other expenses	654,047	668,693
Ms. Laidi Wei	Immediate family member of Mr. Zhengjun Tao	Advances for operational purpose including operating expenses	43,284	40,145
Mr. Chun Gao	Senior Employee	Advances for operational purpose including drivers wages, subcontractor fees and operating expenses	358,240	235,896
Zhejiang Zhoushan Yamei Container Transportation Co., Ltd.	Mr. Zhengjun Tao holding 100% of the company’s shares	Payable of subcontractor fees	-	755,081
Total			$1,732,384	$1,699,815

Collateral and Guarantee

The collateral and guarantee made by related parties to the Company as of December 31, 2021 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2021
Mr. Chun Gao as a co-borrower for bank borrowings	China Construction Bank Co., Ltd.	From June, 2021 to June, 2022	$282,460	$-
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by company for non-financial institutions borrowings	Hainan Donghong Investment Management Co., Ltd.	From March, 2019 to March,2020	219,691	25,107
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen for non-financial institutions borrowings	Qianhai Emperor City (Shenzhen) Commercial Factoring Co., Ltd	From October, 2020 to February,2021	101,999	26,159
Guarantee by Zhejiang Zhoushan Yamei Container Company, Mr. Zhengjun Tao and Ms. Shasha Chen provided for bank borrowings	Agricultural Bank of China	From March, 2020 to March,2023	423,689	-
Guarantee by Mr. Lihai Zhang, Ms. Hongyan Zhang and Mr. Chengzhi Zhao, pledge by accounts receivable for bank borrowings	Bank of China	From March,2021 to March,2022	1,098,453	1,098,453
			$2,126,292	$1,149,719

The collateral and guarantee made by related parties to the Company as of December 31, 2020 consists of the following:

Related Parties	Institution Name	Term	Aggregated Principal	Carrying Amount as of December 31, 2020
Mr. Chun Gao as a co-borrower for bank borrowings	China Construction Bank	From April, 2020 to April, 2021	$275,862	$7,663
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by company for non-financial institutions borrowings	Hainan Donghong Investment Management Co., Ltd.	From March, 2019 to March, 2020	214,559	214,559
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen, pledge by vehicle owned by company for non-financial institutions borrowings	Shanghai Rongsheng Investment Management Co., Ltd.	From March, 2019 to March, 2020	459,770	165,517
Guarantee by Ms. Shasha Chen, pledge by accounts receivable by company for non-financial institutions borrowings	Shenzhen Qianhai Rongda Commercial Factoring Co., Ltd.	From October, 2020 to January, 2021	22,989	$22,989
Guarantee by Ms. Shasha Chen, pledge by accounts receivable by company for non-financial institutions borrowings	Shenzhen Qianhai Rongda Commercial Factoring Co., Ltd.	From December, 2020 to March, 2021	30,651	30,651
Guarantee by Mr. Zhengjun Tao and Ms. Shasha Chen for non-financial institutions borrowings	Qianhai Emperor City (Shenzhen) Commercial Factoring Co., Ltd.	From October, 2020 to February, 2021	99,617	79,188
Guarantee by Zhejiang Zhoushan Yamei Container Transportation Company, Mr. Zhengjun Tao and Ms. Shasha Chen provided for bank borrowings	Agricultural Bank of China	From March, 2020 to March, 2023	413,793	182,275
Guarantee by Mr. Lihai Zhang for bank borrowings	Shenzhen Qianhai Weizhong Bank Co., Ltd.	From July, 2020 to July, 2021	459,770	90,421
			$1,977,011	$793,263

Note 11 – Employee benefits government plan

The Company participates in a government-mandated multi-employer defined contribution plan pursuant to which certain retirement, medical and other welfare benefits are provided to employees. PRC labor regulations require the Company to pay to the local labor bureau a monthly contribution calculated at a stated contribution rate based on the basic monthly compensation of qualified employees. The relevant local labor bureau is responsible for meeting all retirement benefit obligations; the Company has no further commitments beyond its monthly contribution.

Note 12 – Income taxes

Cayman Islands

The Company was incorporated in the Cayman Islands and is not subject to tax on income or capital gains under the laws of Cayman Islands. Additionally, the Cayman Islands does not impose a withholding tax on payments of dividends to shareholders.

British Virgin Islands

Haoxin BVI is incorporated in the British Virgin Islands and is not subject to tax on income or capital gains under current British Virgin Islands law. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

Hong Kong

Haoxin HK is incorporated in Hong Kong and is subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Haoxin HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

The PRC subsidiaries are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

The Ministry of Finance (“MOF”) and State Administration of Taxation (“SAT”) on April 2, 2021 jointly issued Announcement of State Administration of Taxation and Ministry of Finance 2021 No. 12, and in furtherance the above Announcement, the SAT issued the Announcement of State Administration of Taxation on Matters Relating to Implementation of Income Tax Incentives for Supporting Development of Small Meagre-profit Enterprises and Individually-owned Businesses (Announcement 2021 No. 8). These documents clarified that from January 1, 2021 to December 31, 2022, on the basis of the preferential policies stipulated in Article 2 of the Circular of the State Administration of Taxation and the Ministry of Finance on the Implementation of inclusive Tax Reduction and Exemption Policies for Small and Micro Enterprises (Finance and Taxation No. 13 2019), the enterprise income tax will be halved for the part of annual taxable income of small and micro enterprises that does not exceed RMB 1,000,000. So eligible small enterprises’ first RMB 1,000,000 of annual taxable income is eligible for 87.5% reduction on a rate of 20% (i.e., effective rate is 2.5%) and the income between RMB 1,000,000 and RMB 3,000,000 is eligible for 50% reduction on a rate of 20% (i.e. effective rate is 10%). For the twelve months ended December 31, 2021, Zhejiang Haoxin was eligible to employ this policy.

Significant components of the income tax expense consisted of the following for the years ended December 31,

	2021	2020
Current income tax expense	$1,754,545	$352,942
Deferred income tax benefit	(20,978)	(95)
Total	$1,733,567	$352,847

The tax effects of temporary difference that give rise to the deferred tax assets as of December 31, 2021 and December 31, 2020 are $13,741 and $100, respectively. Deferred tax assets consist of as follow

	As of December 31, 2021	As of December 31, 2020
Deferred tax assets:
Allowance for doubtful accounts	$13,741	$100
Contingent liabilities	7,597	-

Less valuation allowance	-	-
Total deferred tax assets	$21,338	$100

The Company evaluated the recoverable amounts of deferred tax assets and provided a valuation allowance to the extent that future taxable profits will be available against which the net operating loss and temporary difference can be utilized. The Company considers both positive and negative factors when assessing the future realization of the deferred tax assets and applied weigh to the relative impact of the evidences to the extent it could be objectively verified. Management considers projected future losses outweighs other factors and made a full allowance of related deferred tax assets.

Reconciliation of effective income tax rate is as follows for the years ended December 31:

	December 31, 2021	December 31, 2020
PRC statutory tax rate	25.0%	25.0%
Effect of tax rate differential	-0.8%	-7.1%
Valuation allowance deferred tax	-0.3%	0.3%
Non-deductible items*	0.8%	0.9%
Effective tax rate	24.8%	18.5%

*	Non-deductible items mainly arise from expenses not deductible for tax purposes primarily including professional fees in relation to capital market planning, amortization expenses of buildings and improvements.

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of December 31, 2021, the Company was obliged to pay the income tax of $2,097,838 and the late fees of approximately $34,055 as the Company failed to pay the income tax for the year ended December 31, 2020 by May 31, 2021, the deadline for making such tax payment. The Company does not anticipate any significant increases or decreases in unrecognized tax benefits in the next twelve months from December 31, 2021.

Value added tax

For revenues that are earned by provision of trucking services and received in the PRC are subject to a Chinese VAT at the rate of 9% starting in April 2019, at the rate of 10% starting in May 2018 to March 2019, at the rate of 11% in April 2018 and prior of the gross proceed or at a rate approved by the Chinese local government. For revenues earned by provision of international transportation services and received in the PRC are subject to a Chinese VAT at the rate of 0% starting in May 2016.

Taxes payable consisted of the following:

	December 31, 2021	December 31, 2020
VAT taxes payable	$1,096,485	$344,841
Income taxes payable	2,097,838	368,805
Other taxes payable	26,500	9,849
Total	$3,220,823	$723,495

Note 13 – Shareholders’ equity

Ordinary shares

Haoxin Cayman was established under the laws of Cayman Islands on April 24, 2022. The authorized number of ordinary shares was 500,000,000 shares with a par value of $0.0001 per ordinary share.

With the effect of resolutions passed by board of directors on April 26, 2022, 556 Class A ordinary shares were issued with a par value of $0.0001 and 444 Class B ordinary shares were issued with a par value of $0.0001. As of the date hereof, the authorized number of ordinary shares is 500,000,000 shares with a par value of $0.0001 and the total issued number of ordinary shares is 1,000.

The holders of Class B ordinary shares are entitled to 20 votes per share and each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. The right to convert shall be exercisable by the holder of the Class B ordinary shares delivering a written notice to the Company that such holder elects to convert a specified number of Class B ordinary shares into Class A ordinary share. In no event shall Class A ordinary shares be convertible into Class B ordinary shares.

The Company has retroactively restated all shares and per share data for all the periods presented pursuant to ASC 260. According to the above transactions, the Company has retroactively adjusted the shares and per share data for all periods presented.

Statutory reserves

In accordance with the relevant PRC laws and regulations, the Group’s subsidiaries in the PRC are required to provide for certain statutory reserves, which are appropriated from net profit as reported in accordance with PRC accounting standards. The Group’s subsidiaries in the PRC are required to allocate at least 10% of their after-tax profits to the statutory reserve until such reserve has reached 50% of their respective registered capital. Appropriations to other types of reserves in accordance with relevant PRC laws and regulations are to be made at the discretion of the shareholders of each of the Group’s subsidiaries in the PRC. The statutory reserves are restricted from being distributed as dividends under PRC laws and regulations. The statutory reserves recorded by the Group’s subsidiaries in the PRC were $475,809 and $77,480 as of December 31, 2021 and 2020, respectively.

Restricted assets

As a result of these PRC laws and regulations and the requirement that distributions by the Group’s subsidiaries in the PRC can only be paid out of distributable profits reported in accordance with PRC accounting standards, the Group’s subsidiaries in the PRC are restricted from transferring a portion of their net assets to the Company. The restricted amounts include the paid-in capital and the statutory reserves of the Group’s subsidiaries in the PRC. The aggregate amount of paid-in capital and statutory reserves, which represented the amount of net assets of the Group’s subsidiaries in the PRC not available for distribution, was $3,433,109 and $3,034,780 as of December 31, 2021 and 2020, respectively.

Note 14 – Commitments and Contingencies

Lease Commitments

The Company entered into several lease for office space and warehouses located in Ningbo and Shenzhen with terms ended January 1, 2023. The Company’s minimum lease payment commitments under these operating leases as of December 31, 2021 are set forth in the “Note 9 - Leases” section.

Contingencies

From time to time, the Company is party to certain legal proceedings, as well as certain asserted and unasserted claims.

Ningbo Haoxin has been involved in an insurance claim dispute relating to damages of cargo transported by Ningbo Haoxin. According to the Civil Judgement issued by the Kunming Guandu District People’s Court on March 8, 2021, Ningbo Haoxin was ordered to pay the insurance indemnity of RMB 193,660 (approximately $30,389). Ningbo Haoxin submitted for second instance requesting to revoke the judgement of the first instance. According to the Civil Judgement issued by Kunming Intermediate People’s Court on October 29, 2021, the court ruled that Ningbo Haoxin should pay damages in the amount of RMB 193,660 (approximately $30,389) to plaintiff and rejected Ningbo Haoxin’s other claims. On March 21, 2022, Ningbo Haoxin paid a total amount of RMB 209,264 (approximately $32,838) and the case has been concluded.

Ningbo Haoxin has been involved in disputes over financial loan contracts with Ningbo Yinzhou Rural Commercial Bank Co. Ltd.. According to the Civil Judgement issued by the Ningbo Yinzhou District People’s Court on November 30, 2020, Ningbo Haoxin was imposed to a freeze order in a total amount of RMB 605,973 (approximately $95,090) from its bank account. On January 18, 2021, Ningbo Yinzhou Rural Commercial Bank Co. Ltd., applied for lawsuit withdrawal as Ningbo Haoxin has fulfilled the repayment obligation, the case has since been concluded.

On March 11, 2020, Zhongli International Leasing Co., Ltd. submitted a civil complaint to the Ningbo Fenghua People’s Court against Ningbo Haoxin to request Ningbo Haoxin to pay a total of RMB 2,139,000 (approximately $335,656) in rent owed. According to the settlement order issued by Ningbo Fenghua People’s Court on March 20, 2020, Zhongli International Leasing Co., Ltd. and Ningbo Haoxin agreed on the settlement to: a) pay up the amount of lease by schedule; b) if Ningbo Haoxin fails to perform any part of the obligation, Zhongli International Leasing Co., Ltd. has the right to apply to the court for compulsory execution of the unpaid portion of lease; c) Zhejiang Zhoushan Yamei Container Transportation Co., Ltd., Shasha Chen and Zhengjun Tao shall assume joint and several guarantee liability for the above-mentioned monetary judgment. The case has been concluded.

On September 18, 2020, Ningbo Haishu District People’s Court accepted civil complaint submitted by Donghai Finance Lease Co. Ltd. against Ningbo Haoxin. The complaint requests Ningbo Haoxin to pay a total of RMB 752,375 (approximately $118,064) in rent owed under a lease. According to the settlement order issued by Ningbo Haishu District People’s Court on November 2, 2020, Zhongli International Leasing Co., Ltd. and Ningbo Haoxin agreed on the settlement to: a) pay up the amount of lease and relating interests; b) Zhejiang Zhoushan Yamei Container Transportation Co., Ltd., Shasha Chen and Zhengjun Tao shall assume joint and several guarantee liability for the above-mentioned monetary judgment. The case has been concluded.

Note 15 – Subsequent events

In February 2022, the Company entered into a 12 months accounts receivable factoring agreement with Shuanghui Commercial Factoring Co. Ltd. By executing the factoring agreement, Company received a fund of RMB 300,000 (approximately $47,077) with an annual interest rate of 7.50% to be due in February 2023. This factoring is guaranteed by the accounts receivables solely from Luohe Shuanghui Logistics Investment Co., Ltd.

In March 2022, the Company entered into two one-year term line of credit agreement with Bank of China pursuant to which the Company may borrow up to RMB 1,000,000 (approximately $156,900) and RMB 7,000,000 (approximately $1,098,300). The line of credit agreement entitles the Company to enter into separate loan contracts under such line of credit. The Company utilized RMB 1,000,000 (approximately $156,900) and RMB 7,000,000 (approximately $1,098,300) in March 2022 with an annual interest rate of 4.2% and 3.9% separately.

By the end of May 2022, the Company had paid up borrowings from the Ping An Bank in the amount of RMB 556,572 (approximately $87,338), and applied for new borrowings in January, February and March 2022 in a total amount of RMB 419,000 (approximately $66,000) with an annual interest rate of 6.50% to be due in September 2022.

In June 2022, the Company entered into a 12 months operating loan agreement with Industrial and Commercial Bank of China. The Company received a fund of RMB 2,310,000 (approximately $362,439) with an annual interest rate of 3.8% to be due in June 2023.

In July 2022, the Company entered into a 12 months bank loan agreement with Linshang Bank. The Company received a fund of RMB 200,000 (approximately $31,380) with an annual interest rate of 6.09% to be due in July 2023. This bank borrowing is pledged by a property owned by Mr. Zhengjun Tao.

Note 16 – Condensed financial information of the parent company (unaudited)

The Company performed a test on the restricted net assets of consolidated subsidiary in accordance with Securities and Exchange Commission Regulation S-X Rule 4-08 (3), “General Notes to Financial Statements” and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The subsidiary did not pay any dividend to the Company for the years presented. For the purpose of presenting parent only financial information, the Company records its investment in its subsidiary under the equity method of accounting. Such investment is presented on the separate condensed balance sheets of the Company as “Investment in subsidiary” and the income of the subsidiary is presented as “share of income of subsidiary”. Certain information and footnote disclosures generally included in financial statements prepared in accordance with U.S. GAAP have been condensed and omitted.

The Company did not have other commitments, long-term obligations, or guarantees as of December 31, 2021 and 2020.

PARENT COMPANY BALANCE SHEETS

	December 31, 2021	December 31, 2020
ASSETS
CURRENT ASSETS:
Cash	$-	$-
Other receivables	-	-
Total current assets	-	-

OTHER ASSETS
Investment in subsidiaries	8,894,042	3,479,949
Total assets	$8,894,042	$3,479,949

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES	$-	$-

COMMITMENTS AND CONTINGENCIES	$-	$-

SHAREHOLDERS’ EQUITY

Class A ordinary shares, $0.0001 par value, 400,000,000 shares authorized, 556 shares issued and outstanding as of December 31, 2021 and 2020	-	-
Class B ordinary shares, $0.0001 par value, 100,000,000 shares authorized, 444 shares issued and outstanding as of December 31, 2021 and 2020	-	-
Additional paid-in capital	2,957,300	2,957,300
Statutory reserves	475,809	77,480
Retained earnings	5,182,713	311,594
Accumulated other comprehensive (loss) income	278,220	133,575
Total shareholders’ equity	8,894,042	3,479,949

Total liabilities and shareholders’ equity	$8,894,042	$3,479,949

*	Giving retroactive effect to the nominal issuance of shares effected on February 12, 2020.

PARENT COMPANY STATEMENT OF INCOME AND COMPREHENSIVE INCOME

	For the year ended December 31,
	2021	2020
EQUITY INCOME OF SUBSIDIARIES	$5,269,448	1,554,888

COSTS AND EXPENSES	-

INCOME FROM OPERATION	5,269,448	1,554,888

INCOME BEFORE INCOME TAXES	5,269,448	1,554,888

PROVISION FOR INCOME TAXES	-

NET INCOME	5,269,448	1,554,888

OTHER COMPREHENSIVE INCOME (LOSS)
Foreign currency translation adjustment	144,645	209,569
COMPREHENSIVE INCOME	$5,414,093	1,764,457

PARENT COMPANY STATEMENT OF CASH FLOWS

For the Year Ended December 31,
	2021	2020
Cash flows from operating activities:
Net income	$5,269,448	1,554,888
Adjustments to reconcile net income to cash used in operating activities:
Equity income of subsidiaries	(5,269,448)	(1,554,888)
Net cash used in operating activities	-	-

Cash flows from investing activities:	-	-
Net cash provided by investing activities:	-	-

Cash flows from financing activities:	-	-
Net cash provided by financing activities	-	-

Effect of exchange rate change on cash	-	-

Net increase in cash

Cash at beginning of the year	-	-

Cash at end of the year	$-	-

Until             , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in an addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

3,000,000 Class A Ordinary Shares

Haoxin Holdings Limited

                     , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our M&A provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses or liabilities incurred by the existing or former secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former secretary or any of our officers in respect of any matter identified in above on condition that the secretary or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the secretary or that officer for those legal costs.

The Underwriting Agreement, the form of which has been filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

Upon incorporation of the Company on April 26, 2022, we have an authorized share capital of $50,000 divided into 500,000,000 ordinary shares, of which 400,000,000 are classified as Class A ordinary shares of a par value of $0.0001 per share and 100,000,000 are classified as Class B ordinary shares of a par value of $0.0001 per share.

On April 26, 2022, we issued an aggregate of 444 Class B ordinary shares of a par value of $0.0001 per share in the Company to TZJ Global (BVI) Limited at par value. On April 26, 2022, we issued an aggregate of 556 Class A ordinary shares to 15 investors. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act.

On January 19, 2023, the Company issued 528,000 Class A ordinary shares and 4,799,556 Class B ordinary shares of a par value of $0.0001 per share to TZJ Global (BVI) Limited and 6,671,444 Class A ordinary shares of a par value of $0.0001 per share to the same 15 investors. These shares were issued in reliance on the exemption under Section 4(a)(2) and/or Regulation S of the Securities Act.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-5 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes to file post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering

(3) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ningbo, on March 7, 2023.

Haoxin Holdings Limited

By:	/s/ Zhengjun Tao
Zhengjun Tao
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Zhengjun Tao as attorney-in-fact with full power of substitution, for him in any and all capacities, to do any and all acts and all things and to execute any and all instruments which said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations, and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of the ordinary shares of the registrant, including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zhengjun Tao	Chief Executive Officer and Chairman of the Board of Director	March 7, 2023
Name: Zhengjun Tao	(Principal Executive Officer)

/s/ Yuhan Zhao	Chief Financial Officer	March 7, 2023
Name: Yuhan Zhao	(Principal Accounting and Financial Officer)

/s/ Xing Wang	Executive Director	March 7, 2023
Name: Xing Wang

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in New York, NY on March 7, 2023.

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1*	Memorandum and Articles of Association
5.1**	Opinion of Ogier regarding the validity of the ordinary share being registered
8.1*	Opinion of PacGate Law Group regarding certain PRC tax matters (included in Exhibit 99.2)
10.1**	Employment Agreement between the Company and Zhengjun Tao dated October 8, 2022
10.2**	Employment Agreement between the Company and Xing Wang dated October 8, 2022
10.3**	Employment Agreement between the Company and Yuhan Zhao dated October 8, 2022
10.4**	Independent Director Offer Letter to Yun Fai Wong dated October 8, 2022
10.5**	Independent Director Offer Letter to To Wai Suen dated October 8, 2022
10.6**	Independent Director Offer Letter to Mikael Charette dated October 8, 2022
10.7*	Form of Network Cargo Transport Service Agreement
10.8*	Form A of Service Agreement as Carrier
10.9*	Form B of Service Agreement as Carrier
10.10*	Form of Service Agreement as Shipper
10.11*	Haiyue and Bank of China Limited Shenzhen Buji Subbranch
16.1*	Letter of Friedman LLP Regarding Change in Certifying Accountant
21.1*	List of Subsidiaries
23.1*	Consent of Friedman LLP
23.2**	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of PacGate Law Group (included in Exhibit 99.2)
24.1*	Powers of Attorney (included on signature page)
99.1*	Code of Business Conduct and Ethics of the Registrant
99.2*	Opinion of PacGate Law Group
99.3*	Audit Committee Charter
99.4*	Nominating Committee Charter
99.5*	Compensation Committee Charter
99.6*	Consent of To Wai Suen
99.7*	Consent of Mikael Charette
99.8*	Consent of Yun Fai Wong
99.9**	Consent of Frost & Sullivan
107*	Filing Fee table

*	Previously filed

**	Filed herewith